Exhibit 10.11

ABL CREDIT AGREEMENT
among
CUMULUS MEDIA INTERMEDIATE INC.,
CUMULUS MEDIA NEW HOLDINGS INC.,
as a Borrower,
THE SUBSIDIARIES OF CUMULUS MEDIA NEW HOLDINGS INC.
PARTY HERETO,
as Borrowers,
CERTAIN LENDERS,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent, Issuing Bank and Swing Line Lender

Dated as of August 17, 2018

DEUTSCHE BANK SECURITIES INC., as sole Lead Arranger and Bookrunner and FIFTH THIRD BANK, as Documentation Agent

TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS 1

1.1	Defined Terms 1

1.2	Other Definitional Provisions 46

SECTION 2.	AMOUNT AND TERMS OF CREDIT 47

2.1	Amount and Terms of the Commitments 47

2.2	Minimum Amount of Each Borrowing 64

2.3	Notice of Borrowing 64

2.4	Disbursement of Funds 65

2.5	Incremental Revolving Loan Commitments 66

2.6	Cash Receipts 68

SECTION 3.	REDUCTION OR TERMINATION OF COMMITMENTS 70

SECTION 4.	OTHER PROVISIONS APPLICABLE TO REVOLVING LOANS 71

4.1	[Reserved] 71

4.2	Repayment of Loans; Evidence of Debt 71

4.3	Conversion Options 73

4.4	[Reserved] 73

4.5	Optional Prepayments 73

4.6	Mandatory Prepayments 74

4.7	Interest Rates and Payment Dates 76

4.8	Computation of Interest and Fees 77

4.9	[Reserved] 77

4.10	Certain Fees 77

4.11	[Reserved] 79

4.12	[Reserved] 79

4.13	[Reserved] 79

4.14	[Reserved] 79

4.15	Inability to Determine Interest Rate for Eurodollar Loans 79

4.16	Pro Rata Treatment and Payments 80

4.17	Illegality 81

4.18	Requirements of Law 81

4.19	Indemnity 83

4.20	Taxes 83

4.21	[Reserved] 87

4.22	Mitigation; Replacement of Lenders; Defaulting Lenders 88

4.23	[Reserved] 91

4.24	Extension Offers 91

4.25	Borrower Agent 94

SECTION 5.	REPRESENTATIONS AND WARRANTIES 94

i

AMERICAS 94977503

5.1	Financial Condition 94

5.2	Corporate Existence; Compliance with Law 95

5.3	Corporate Power; Authorization 95

5.4	Enforceable Obligations 95

5.5	No Legal Bar 96

5.6	No Material Litigation 96

5.7	Investment Company Act 96

5.8	Federal Regulation 96

5.9	No Default or Breach 96

5.10	Taxes 96

5.11	Subsidiaries; Loan Parties 97

5.12	Ownership of Property; Liens; Licenses 97

5.13	Intellectual Property 97

5.14	Labor Matters 97

5.15	ERISA 98

5.16	Environmental Matters 98

5.17	Disclosure 99

5.18	Security Documents 99

5.19	Solvency 100

5.20	[Reserved] 100

5.21	Patriot Act 100

5.22	Anti-Corruption Laws and Sanctions 100

5.23	Plan Assets; Prohibited Transactions 100

5.24	Borrowing Base Certificate 101

SECTION 6.	CONDITIONS PRECEDENT 101

6.1	Conditions Precedent to Effectiveness 101

6.2	Conditions Precedent to all Credit Extensions 104

SECTION 7.	AFFIRMATIVE COVENANTS 105

7.1	Financial Statements 105

7.2	Certificates; Other Information 107

7.3	Payment of Obligations 109

7.4	Conduct of Business; Maintenance of Existence; Compliance 109

7.5	Maintenance of Property; Insurance 109

7.6	Inspection of Property; Books and Records; Discussions; Annual Meetings 110

7.7	Notices 111

7.8	Environmental Laws 112

7.9	[Reserved] 113

7.10	Additional Loan Parties; Additional Collateral, etc. 113

7.11	Broadcast License Subsidiaries 115

7.12	[Reserved] 115

7.13	Ratings 115

7.14	[Reserved] 115

7.15	Anti-Corruption Laws and Sanctions 115

SECTION 8.	NEGATIVE COVENANTS 115

8.1	[Reserved] 116

8.2	Indebtedness 116

8.3	Limitation on Liens 118

8.4	Limitation on Contingent Obligations 121

8.5	Prohibition of Fundamental Changes 122

8.6	Prohibition on Sale of Assets 123

8.7	Limitation on Investments, Loans and Advances 126

8.8	Limitation on Restricted Payments 130

8.9	Transactions with Affiliates 132

8.10	Limitation on Sales and Leasebacks 132

8.11	Fiscal Year 133

8.12	Negative Pledge Clauses 133

8.13	Clauses Restricting Subsidiary Distributions 133

8.14	FCC Licenses 134

8.15	Certain Payments of Indebtedness 134

8.16	Amendment of Material Documents 135

8.17	Restrictions on Intermediate Holdings 135

8.18	Financial Covenant 135

8.19	Prohibition on Division/Series Transactions 135

SECTION 9.	EVENTS OF DEFAULT 137

SECTION 10.	THE ADMINISTRATIVE AGENT 140

10.1	Authorization and Action 140

10.2	Administrative Agent’s Reliance, Indemnification, Etc. 143

10.3	Posting of Communications 145

10.4	The Administrative Agent Individually 147

10.5	Successor Administrative Agent 147

10.6	Acknowledgements of Lenders 149

10.7	Collateral Matters 149

10.8	Credit Bidding 150

10.9	Certain ERISA Matters 151

10.10	Indemnification 153

SECTION 11.	MISCELLANEOUS 153

11.1	Amendments and Waivers 153

11.2	Notices 155

11.3	No Waiver; Cumulative Remedies 157

11.4	Survival of Representations and Warranties 157

11.5	Payment of Expenses 157

11.6	Successors and Assigns; Participations; Purchasing Lenders 159

11.7	Adjustments; Set-off 164

11.8	Counterparts 165

11.9	Integration 165

11.10	GOVERNING LAW; NO THIRD PARTY RIGHTS 165

11.11	SUBMISSION TO JURISDICTION; WAIVERS 166

11.12	Acknowledgements 167

11.13	Releases of Guarantees and Liens 167

11.14	Joint and Several Liability 168

11.15	Confidentiality 169

11.16	Usury Savings 170

11.17	Severability 170

11.18	Patriot Act 170

11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 170

11.20	Conditional Restrictions on Parent 171

11.21	Secured Swap Agreements and Secured Cash Management Agreements 171

v

AMERICAS 94977503

i

AMERICAS 94977503

SCHEDULES:
Schedule 1.1A        Lenders and Initial Revolving Loan Commitments
Schedule 1.1B        Mortgaged Properties
Schedule 1.1C        Excluded Accounts
Schedule 1.1D    LC     Commitments
Schedule 2.6(a)    DDAs
Schedule 2.6(b)    Blocked Accounts
Schedule 5.6        Litigation
Schedule 5.9        No Default
Schedule 5.11(a)    Domestic Subsidiaries
Schedule 5.11(b)    Foreign Subsidiaries
Schedule 5.11(c)    Loan Parties
Schedule 5.12        FCC Licenses
Schedule 5.16        Environmental Matters
Schedule 5.18        Financing Statements and Other Filings
Schedule 7.11        FCC Licenses
Schedule 8.2        Existing Indebtedness
Schedule 8.3        Existing Liens
Schedule 8.4        Existing Contingent Obligations
Schedule 8.6(g)    Stations in Trust
Schedule 8.6(y)    Permitted Dispositions
Schedule 8.7        Existing Investments, Loans and Advances
Schedule 8.9        Transactions with Affiliates
EXHIBITS:
Exhibit A        Form of Guarantee and Collateral Agreement
Exhibit B-1        Form of Intermediate Holdings Closing Certificate
Exhibit B-2        Form of New Holdings Closing Certificate
Exhibit B-3        Form of Effective Date Subsidiary Borrower Closing Certificate
Exhibit C        Form of Conversion/Continuation Notice
Exhibit D        Form of Assignment and Assumption
Exhibit E        Form of Borrowing Base Certificate
Exhibit F        Form of U.S. Tax Compliance Certificates
Exhibit G        [Reserved]

Exhibit H        [Reserved]
Exhibit I        [Reserved]
Exhibit J        Form of Solvency Certificate
Exhibit K        Form of Joinder Agreement
Exhibit L        Form of Mortgage
Exhibit M        Form of Compliance Certificate
Exhibit N        Form of Notice of Borrowing
Exhibit O        Form of LC Request
Exhibit P-1        Form of Revolving Note
Exhibit P-2        Form of Swing Line Note

172

AMERICAS 94977503

AMERICAS 94977503

CREDIT AGREEMENT (this “Agreement”), dated as of August 17, 2018, among CUMULUS MEDIA INTERMEDIATE INC., a Delaware corporation (“Intermediate Holdings”), CUMULUS MEDIA NEW HOLDINGS INC., a Delaware corporation (“New Holdings” or the “Borrower Agent”), each of the Subsidiaries (as hereinafter defined) of New Holdings that, as of the Effective Date (as hereinafter defined), is signatory hereto as a “Borrower” (each, a “Closing Date Subsidiary Borrower”), each of the Subsidiaries of New Holdings that, in accordance with Section 7.10(a), becomes a borrower hereunder after the Effective Date (together with New Holdings and the Closing Date Subsidiary Borrowers, each a “Borrower” and, collectively, the “Borrowers”), the Lenders (as hereinafter defined) from time to time party hereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent for the Lenders and collateral agent for the Secured Parties (as hereinafter defined) and solely for purposes of Section 11.20, CUMULUS MEDIA INC., a Delaware corporation (“Parent”).
WHEREAS, the Borrowers have requested that the Lenders extend Initial Revolving Loans at any time and from time to the time prior to the Initial Maturity Date, in an aggregate amount not in excess of $50,000,000 (which shall include a Swing Line Loan sub-facility not in excess of $5,000,000) and the Borrowers have requested that the Issuing Bank issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $10,000,000, in each case, pursuant to the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:
SECTION 1.DEFINITIONS
1.Defined Terms
. As used in this Agreement, the terms defined in the preamble or recitals hereto shall have the meanings set forth therein, and the following terms shall have the following meanings:
“30-Day Excess Availability”: the quotient obtained by dividing (i) the sum of each day’s Excess Availability during the thirty-consecutive day period immediately preceding the proposed transaction by (ii) thirty.
“ABL Priority Collateral”: “Revolving Facility First Lien Collateral” as defined in the ABL/Term Loan Intercreditor Agreement.
“ABL/Term Loan Intercreditor Agreement”: that certain ABL/Term Loan Intercreditor Agreement, dated as of the date hereof, among the Revolving Facility Security Agent, the Term Loan Security Agent and the Loan Parties (as the same may be amended, restated, supplemented, waived, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof).
“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Eurodollar Screen Rate at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, on the immediately preceding Business Day). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively.
“ABR Loans”: (a) each Swing Line Loan, (b) each Protective Advance and (c) each Revolving Loan whose interest rate is based on the ABR.
“Account”: as defined in the Guarantee and Collateral Agreement.
“Account Debtor”: any Person obligated on an Account.
“Act”: as defined in Section 11.18.
“Additional Incremental Lender”: as defined in Section 2.5(c).
“Administrative Agent”: DBNY, in its capacity as administrative agent for the Lenders and as collateral agent for the Secured Parties hereunder, and its successors in such capacity as provided in Section 10. The Administrative Agent may, from time to time, designate one or more of its Affiliates or branches to perform the functions of the Administrative Agent, in which case references herein to the “Administrative Agent” shall include any Affiliate or branch so designated.
“Administrative Agent’s Account”: the account designated from time to time in writing as the “Administrative Agent’s Account” by the Administrative Agent to the other parties hereto.
“Administrative Indemnitee”: as defined Section 10.10.
“Administrative Questionnaire”: an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.
“Affiliate”: of any Person (a) any Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.

AMERICAS 94977503

“Agreement”: as defined in the preamble hereto.
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to New Holdings or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Commitment Fee Percentage”: (a) for the period from the Effective Date to the last day of the first full fiscal quarter ended after the Effective Date, 0.50% and (b) for each subsequent period of calculation (i) if the Average Utilization is greater than or equal to 50%, 0.25%, or (ii) if the Average Utilization is less than 50%, 0.375%. Notwithstanding the foregoing, the Applicable Commitment Fee Percentage in respect of any Class of Extended Revolving Commitments, or Revolving Loans or Swing Line Loans made pursuant to any Extended Revolving Commitments, shall be the applicable percentages per annum set forth in the relevant Extension.
“Applicable Margin”: at any date (a) from the Effective Date until the delivery of the first Quarterly Pricing Certificate in accordance with Section 7.2(i), (i) 1.50% for Eurodollar Loans and (ii) 0.50% for ABR Loans and (b) thereafter, each day following delivery of the most recent Quarterly Pricing Certificate delivered in accordance with Section 7.2(i) (each, a “Start Date”) to and including the applicable End Date described below, with respect to any Initial Revolving Loans that are Eurodollar Loans or ABR Loans, the applicable rate per annum set forth below under the caption “Eurodollar Rate Margin” or “ABR Margin”, as the case may be, the Applicable Margin for such Type of Loans shall be as set forth below opposite the Historical Excess Availability indicated to have been achieved in the applicable Quarterly Pricing Certificate delivered in accordance with Section 7.2(i):

Level	Historical Excess Availability	Eurodollar Rate Margin	ABR Margin
I	Greater than 66.66% of the Line Cap	1.25%	0.25%
II	Greater than 33.33% but less than or equal to 66.66% of the Line Cap	1.50%	0.50%
III	Less than or equal to 33.33% of the Line Cap	1.75%	0.75%

The Historical Excess Availability used in a determination of Applicable Margin shall be determined based on the delivery of a certificate of a Responsible Officer of New Holdings (each, a “Quarterly Pricing Certificate”) to the Administrative Agent in accordance with Section 7.2(i). The Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent and (y) the date which is ten Business Days following the last day of the fiscal quarter of New Holdings in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent (and thus commencing a new Start Date), the Applicable Margins shall be those that correspond to an Historical Excess Availability at Level III above and such Applicable

AMERICAS 94977503

Margins that correspond to an Historical Excess Availability at Level III shall apply until a Quarterly Pricing Certificate is delivered to the Administrative Agent (and thus commencing a new Start Date). Notwithstanding anything to the contrary contained above in this definition, (i) if a Default or Event of Default shall have occurred and be continuing at any time that a reduction in the Applicable Margin would otherwise be implemented, then no such reduction shall be implemented until the date on which such Default or Event of Default shall no longer be continuing, (ii) from and after the effectiveness of the most recent Incremental Amendment pursuant to which the Applicable Margins have been increased above the Applicable Margins in effect immediately prior to the effectiveness of such Incremental Amendment, each of the Applicable Margins shall be increased to those respective percentages per annum set forth in the applicable Incremental Amendment, and (iii) from and after any Extension, with respect to any Extended Revolving Loans or Extended Revolving Commitments, the Applicable Margins specified for such Extended Revolving Loans and Extended Revolving Commitments shall be those specified in the applicable definitive documentation thereof.

“Approved Electronic Platform”: as defined in Section 10.3(a).
“Approved Fund”: as defined in Section 11.6(c).
“Arranger”: DBSI, as sole lead arranger and bookrunner in respect of the credit facilities established hereby.
“ASC”: the FASB Accounting Standards Codification.
“Asset Sale”: any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by any Group Member of any of its property or assets (except sales, assignments, conveyances, transfers and other dispositions permitted by Section 8.6 (other than clauses (e), (f), (g), (p), (w) and (y) thereof)).
“Assignee”: as defined in Section 11.6(c).
“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit D hereto or any other form reasonably approved by the Administrative Agent.
“Auto‑Renewal Letter of Credit”: as defined in Section 2.1(d)(iii).

“Average Total Commitment”: as defined in Section 4.10(b)(i).
“Average Utilization”: as defined in Section 4.10(b)(ii).
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

AMERICAS 94977503

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code”: the United States Bankruptcy Code, as now or hereafter in effect, or any successor statute.
“Bankruptcy Court”: the United States Bankruptcy Court for the Southern District of New York.
“Bankruptcy Plan”: a reorganization or plan of liquidation pursuant to any Debtor Relief Laws.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefited Lender”: as defined in Section 11.7 hereof.
“Blocked Account Agreement”: as defined in Section 2.6(b).

“Blocked Accounts”: as defined in Section 2.6(b).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” or “Borrowers”: as defined in the preamble hereto.
“Borrower Agent”: as defined in the preamble hereto.
“Borrower Materials”: as defined in Section 10.3(g).
“Borrowing”: the borrowing of (i) one Loan of the same Class and Type, made or continued on the same date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans, the same Interest Period, (ii) a Swing Line Loan or (iii) a Protective Advance.

“Borrowing Base”: as at any date of calculation, an amount equal to:

AMERICAS 94977503

(a)85% of the book value of the Eligible Accounts; minus
(b)the then applicable amount of all Reserves.
    The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.2(h), or, prior to the delivery of the Borrowing Base Certificate delivered pursuant to Section 6.1(d) on or prior to the Effective Date, in each case, as adjusted to give effect to Reserves that have been established from time to time following such delivery; provided that such Reserves shall not be established or changed except upon not less than three Business Days’ notice to the Borrower Agent (during which period the Administrative Agent shall be available to discuss any such proposed Reserve or change with the Borrower Agent and the Borrower Agent may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent; provided that during such period, no Borrowings shall be permitted against newly proposed Reserves); provided, further, that no such prior notice shall be required for changes to any Reserves during the continuance of any Event of Default to the extent such changes result solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized.
“Borrowing Base Certificate: a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit E hereto, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower Agent and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“Breakage Event”: as defined in Section 4.19 hereof.
“Broadcast Assets”: all or substantially all the assets used and useful in the operation of a Station pursuant to an FCC License, including such FCC License.
“Broadcast Cash Flow”: for any period, Consolidated EBITDA for such period plus, to the extent deducted in calculating such Consolidated EBITDA, corporate level general and administrative expenses of the Borrowers and the Subsidiary Guarantors for such period (calculated in a manner consistent with the calculation of such expenses in the consolidated financial statements of New Holdings for such period).
“Broadcast License Subsidiary”: a wholly-owned Subsidiary of New Holdings that (a) owns or holds no material assets other than FCC Licenses and related rights and (b) has no material liabilities other than (i) trade payables incurred in the ordinary course of business and (ii) tax liabilities, other governmental charges and other liabilities incidental to the ownership or holding of such licenses and related rights.
“Business Acquisition”: any Permitted Acquisition and any other acquisition permitted under Section 8.7 pursuant to which a Borrower or any of its Subsidiaries acquires any business, division or line of business or all or substantially all of the outstanding Capital

AMERICAS 94977503

Stock of any corporation or other entity (other than any director’s qualifying shares or any options for equity interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) or any Station and Broadcast Assets related thereto.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
“Capital Expenditures”: for any period, all amounts (other than those arising from the acquisition or lease of businesses and assets which are permitted by Section 8.7) which are set forth on the consolidated statement of cash flows of New Holdings for such period as “capital expenditures” in accordance with GAAP.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Effective Date that would become or be treated as a capital lease solely as a result of a change in GAAP after the Effective Date shall always be treated as an operating lease for all purposes and at all times under this Agreement.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that any instrument evidencing Indebtedness convertible or exchangeable for Capital Stock shall not be deemed to be Capital Stock, unless and until any such instrument is so converted or exchanged.
“Case” or “Cases”: each case arising from the voluntary petitions of each Chapter 11 Debtor with the Bankruptcy Court for relief under Chapter 11 of the Bankruptcy Code filed on November 29, 2017.
“Cash Collateral”: as defined in the definition of “Cash Collateralize”.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Bank and the Lenders, as collateral for the LC Obligations, cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable Issuing Bank) or deposit account balances in Dollars (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders).

AMERICAS 94977503

“Cash Dominion Event: at any time, (a) an Event of Default has occurred and is continuing or (b) Excess Availability at such time is less than the greater of (A) 12.5% of the Total Revolving Commitments at such time and (B) $5,000,000. The occurrence of a Cash Dominion Event shall be deemed to exist and to be continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until (i) in the case of a Cash Dominion Event existing as a result of clause (a) of the preceding sentence, no Event of Default exists and (ii) in the case of a Cash Dominion Event existing as a result of clause (b) of the preceding sentence, Excess Availability shall have been at least the greater of (A) 12.5% Total Revolving Commitments and (B) $5,000,000, for thirty consecutive calendar days, in which event a Cash Dominion Event shall no longer be deemed to exist or be continuing.

“Cash Equivalents”:
(c)Dollars;
(d)securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(e)certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $300,0000,000;
(f)repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above and in Dollars;
(g)commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof, in Dollars;
(h)marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and in Dollars;
(i)investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (f) above;
(j)readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
(k)Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition and in each case in Dollars;

AMERICAS 94977503

(l)Investments with weighted average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in Dollars; and
(m)credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on New Holdings’ balance sheet.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than Dollars; provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Cash Management Agreement”: any agreement for the provision of Cash Management Services.
“Cash Management Obligations”: any and all obligations, including guarantees thereof, of any Loan Party to a bank or other financial institution providing Cash Management Services.
“Cash Management Services”: (a) cash management services, including disbursement services, treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (b) commercial credit or debit card and merchant card services, in each case, provided to any Loan Party by the Administrative Agent, a Lender or any of their respective Affiliates.
“Change in Control”: (a) the acquisition (whether through a merger transaction or otherwise) of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date), of Capital Stock representing more than 50% of the aggregate ordinary active voting power represented by the issued and outstanding Capital Stock of Parent, (b) the failure of Parent to own, directly and of record, 100% of the Capital Stock of Intermediate Holdings or (c) the failure of Intermediate Holdings to own, directly and of record, 100% of the Capital Stock of New Holdings.
“Change in Law”: with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of Section 4.17 or 4.18, any corporation controlling such Lender; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case

AMERICAS 94977503

pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Chapter 11 Debtor” or “Chapter 11 Debtors”: Cumulus Media Holdings Inc., Parent, and each of their subsidiaries which filed voluntary petitions with the Bankruptcy Court for relief under Chapter 11 of the Bankruptcy Code on November 29, 2017.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans, Swing Line Loans or Protective Advances; when used in reference to any Commitment, refers to whether such Commitment is an Initial Revolving Loan Commitment, a Commitment with respect to any Incremental Revolving Facility and Extended Revolving Commitments; and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Revolving Loans and Extended Revolving Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes.

“Closing Date Subsidiary Borrower”: as defined in the preamble hereto.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Commitment”: with respect to each Lender, (i) the Initial Revolving Loan Commitment (including any Swing Line Commitments) of such Lender and (ii) any Commitments of such Lender in respect of the Incremental Revolving Facilities, if any, issued after the Effective Date pursuant to Section 2.5, as each may be modified pursuant to Section 4.24 or terminated or reduced in accordance with the terms thereof. The aggregate amount of the Commitments as of the Effective Date (all of which are Initial Revolving Loan Commitments) is $50,000,000.
“Communications”: as defined in Section 10.3(c).
“Communications Act”: the Communications Act of 1934, as amended, 47 U.S.C. §151 et seq.
“Compliance Certificate”: a certificate substantially in the form of Exhibit M.
“Compliance Event”: at any time, the period commencing on the day that Excess Availability is less than the greater of (a) 12.5% of the Total Revolving Commitments and (b) $5,000,000 at such time and continuing until Excess Availability has exceeded the greater of (A) 12.5% of the Total Revolving Commitments and (B) $5,000,000 for thirty consecutive days, in which case a Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement.

AMERICAS 94977503

“Concentration Account”: as defined in in Section 2.6(c).
“Consolidated Cash Interest Expense”: for any period, total interest expense for such period (net of interest income for such period) of the Group Members, calculated on a consolidated basis in accordance with GAAP but excluding (a) any amount not paid in cash or not payable in cash during such period, (b) amortization of deferred financing costs, (c) Transaction Costs, (d) all costs relating to entering into hedging arrangements or the unwinding of hedging arrangements, (e) any annual agency fees with respect to any Indebtedness and (f) without duplication of any amount included (a) through (e) above, all non-recurring transactional costs and any fees or expenses incurred or paid by New Holdings or any of its Subsidiaries in connection with any Permitted Acquisition, any Investment, the disposition of assets, the amendment or modification of any debt instrument, the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) and the issuance of any Capital Stock (in each case, whether or not successful) permitted to be issued by this Agreement (in each case, whether or not consummated), in each of clauses (a) through (f) above, to the extent such expense was included in calculating such total interest expense.
“Consolidated EBITDA”: for any period of New Holdings and its Subsidiaries, the consolidated net income (i) including net income and losses from discontinued operations, (ii) excluding all income tax expense or benefit to the extent that the effect of such item has entered into the determination of consolidated net income whether based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations, (iii) excluding extraordinary items, as well as unusual gains, losses and charges and gains and losses arising from the proposed or actual disposition of material assets (what constitutes material assets to be reasonably determined by New Holdings in good faith) whether such losses or gains are classified as discontinued operations, continuing operations or extraordinary items; provided, that the aggregate amount of all cash losses or charges added back pursuant to this clause (iii) shall not exceed $20,000,000 for any four consecutive fiscal quarter period, (iv) excluding minority interest and (v) excluding to the extent reflected in the statement of consolidated net income for such period (or, solely in the case of clause (m), plus), the sum of (a) interest expense (net of interest income), including costs recognized from interest rate hedges, amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges owed with respect to letters of credit, (b) depreciation and amortization expenses whether such expenses are classified as discontinued operations or continuing operations including acceleration thereof and including the amortization of the increase in inventory, if any, resulting from the application of ASC 805, “Business Combinations” for transactions contemplated by this Agreement (including any Business Acquisitions), (c) any impairment expense or write-off with respect to goodwill, other intangible assets, long-lived asset, joint ventures, assets held for sale, variable interest entities resulting from the application of ASC 810, “Consolidation,” and investment in debt and equity securities pursuant to GAAP, (d) compensation expenses arising from the sale of stock, the granting of stock options, restricted stock, restricted stock units, dividends on unvested shares, the granting of stock appreciation rights, termination of stock based rewards in connection with the Plan and similar stock based arrangements, (e) the excess of the expense in respect of post-retirement benefits and

AMERICAS 94977503

post-employment benefits accrued under ASC 715, “Compensation-Retirement Benefits” and ASC 712, “Compensation-Nonretirement Postemployment Benefits” over the cash expense in respect of such post-retirement benefits and post-employment benefits, (f) all non-cash gains or losses incurred in connection with the disposition of assets, (g) all costs relating to hedging arrangements or the unwinding of hedging arrangements, (h) other non-cash expenses or charges, including asset retirement obligations and supplemental executive retirement obligations, (i) non-recurring expenses recognized for restructuring costs, including but not limited to severance costs, relocation costs, integration and facilities costs, signing, retention or completion bonuses, transition costs and litigation expenses (including judgment and settlement amounts relating to any Business Acquisition), provided that any restructuring costs added back pursuant to this clause (i) (1) shall not exceed $5,000,000 in the aggregate for any four consecutive fiscal quarter period and (2) in respect of litigation expenses shall not exceed $3,000,000 in the aggregate during the term of this Agreement, (j) to the extent reducing consolidated net income of New Holdings, taxes payable pursuant to the Transfer Agreement, (k) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption, (l) all non-recurring transactional costs and any fees or expenses incurred or paid by New Holdings or any of its Subsidiaries in connection with this Agreement and the other Loan Documents, the Term Loan Documents, the Restructuring Transactions, any Business Acquisition, any Investment, the disposition of material assets, the amendment or modification of any debt instrument, the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) and the issuance of any Capital Stock (in each case, whether or not successful) permitted to be issued by this Agreement, (m) cost-savings and synergies that are reasonably identifiable, factually supportable and projected by New Holdings in good faith to be realized as a result of mergers and other business combinations, Permitted Acquisitions, divestitures, insourcing initiatives, cost savings initiatives and other similar initiatives consummated after the Effective Date, in each case permitted by this Agreement (calculated on a pro forma basis as though such costs savings and synergies had been realized on the first day of the relevant Test Period), net of the amount of actual benefits realized in respect thereof, provided that (1) actions in respect of such cost-savings and synergies have been taken and (2) the aggregate amount of cost-savings and synergies added back pursuant to this clause (m) shall not exceed $20,000,000 for any four consecutive fiscal quarter period; provided further that no cost savings and synergies shall be added back pursuant to this clause (m) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period or duplicative of amounts previously added to Consolidated EBITDA for other periods, (n) the aggregate amount of unpaid administrative costs and unpaid professional fees incurred in such period in connection with the Cases, (o) [reserved], and (p) any charges, expenses and write-offs deducted in calculating consolidated net income for such period for purchase accounting adjustments; provided that Consolidated EBITDA shall be decreased by the amount of any dividends or distributions made to Intermediate Holdings or Parent (but without duplication) to pay expenses that otherwise would have been expenses of New Holdings; provided further that Consolidated EBITDA for any such period shall exclude

AMERICAS 94977503

the cumulative effect of changes in GAAP or accounting principle(s) subsequent to the Effective Date.
The financial results of joint ventures and variable interest entities shall be excluded in calculating “Consolidated EBITDA” except that Consolidated EBITDA for any period shall be increased by the amount of cash dividends paid by such joint ventures and variable interest entities to New Holdings or any of its wholly-owned Subsidiaries.
For the purposes of calculating Consolidated EBITDA for any Test Period pursuant to any determination (i) if at any time during such Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, New Holdings or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, New Holdings or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Test Period. As used in this Agreement, “Material Acquisition” means the acquisition of any separate asset, business or lines of business for a purchase price (or in the case of a Permitted Asset Swap, the value of the assets subject to such Permitted Asset Swap) in excess of $25,000,000; and “Material Disposition” means any sale or other disposition of property or series of related sales or dispositions of property that yields gross proceeds to New Holdings or any of its Subsidiaries in excess of $25,000,000.
Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining Consolidated EBITDA under this Agreement (a) for the fiscal quarter ending on December 31, 2017, Consolidated EBITDA shall be deemed to be $47,105,000, (b) for the fiscal quarter ending March 31, 2018, Consolidated EBITDA shall be deemed to be $39,162,000 and (c) for the fiscal quarter ending June 30, 2018, Consolidated EBITDA shall be deemed to be $69,695,000.
“Consolidated First Lien Debt”: at any date, Consolidated Total Indebtedness that is secured by a first priority Lien on any of the assets of New Holdings or any of its Subsidiaries.
“Consolidated First Lien Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated First Lien Debt (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) less the aggregate amount of Unrestricted Cash up to a maximum amount of $75,000,000, in each case as of such date, to (b) Consolidated EBITDA for the Test Period most recently ended.

AMERICAS 94977503

“Consolidated Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (A)(i) Consolidated EBITDA for the Test Period most recently ended, minus (ii) the aggregate amount of all Capital Expenditures made by the Group Members during such period (other than Capital Expenditures to the extent financed with the proceeds of any sale or issuance of Capital Stock, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business), the proceeds of any Recovery Event and the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans), but including Capital Expenditures to the extent financed with proceeds of Revolving Loans), minus (iii) the aggregate amount of all cash payments made by the Group Members in respect of federal, state, or income taxes (net of cash tax refunds) during such period (including Restricted Payments paid in respect of income tax liabilities pursuant to Section 8.8(d)), minus (iv) without duplication of any amounts included in clause (iii) above, the aggregate amount of all Restricted Payments in the form of dividends paid by any Group Member to any Person (other than any other Group Member) as permitted under Section 8.8(b) or (l) for such period to (B) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges”: for any period, the sum of (i) Consolidated Cash Interest Expense for such period, plus (ii) any amortization or other scheduled principal payments paid or payable in cash during such period on all Indebtedness of the Group Members (as the same may be reduced from time to time as a result of any voluntary or mandatory prepayments with respect thereto), but excluding (x) Indebtedness of any Group Member to any other Group Member and (y) reimbursement obligations in respect of trade letters of credit and payments of Indebtedness at the maturity thereof). Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining Consolidated Fixed Charges under this Agreement (a) for the fiscal quarter ending on December 31, 2017, Consolidated Fixed Charges shall be deemed to be $27,882,000, (b) for the fiscal quarter ending March 31, 2018, Consolidated Fixed Charges shall be deemed to be $22,131,000 and (c) for the fiscal quarter ending June 30, 2018, Consolidated Fixed Charges shall be deemed to be $21,549,000.
“Consolidated Total Indebtedness”: as of any date of determination, all Indebtedness of New Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of any letter of credit or bank guaranty except to the extent of any unreimbursed amounts thereunder.
“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Indebtedness (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.
“Consolidated Total Net Leverage Ratio”: as of any date of determination, the ratio of:

AMERICAS 94977503

(n)Consolidated Total Indebtedness (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) less the aggregate amount of Unrestricted Cash up to a maximum amount of $75,000,000, in each case as of such date, to
(o)Consolidated EBITDA for the Test Period most recently ended.
“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by New Holdings in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by New Holdings in good faith.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.
“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion/Continuation Notice”: a Conversion/Continuation Notice substantially in the form of Exhibit C.
“DBNY”: as defined in the preamble hereto.
“DBSI”: Deutsche Bank Securities Inc.
“DDAs”: any checking or other demand deposit account maintained by the Loan Parties other than Excluded Accounts. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the

AMERICAS 94977503

Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the ABL/Term Loan Intercreditor Agreement.
“Debtor Relief Laws”: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, compromise, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: any Lender that (a) has failed (which failure has not been cured) to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Line Loans or Protective Advances) within two Business Days of the date when due, (b) has notified the Borrower Agent, the Administrative Agent, each Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed (which failure has not been cured), within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority)

AMERICAS 94977503

to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower Agent, each Issuing Bank, the Swing Line Lender and each other Lender promptly following such determination.

“Disqualified Lenders”: those Persons whose primary business consists of broadcasting, local media and advertising who are identified in writing by the Borrower Agent to the Administrative Agent prior to the Effective Date, as such list may be supplemented after the Effective Date by written notice from the Borrower Agent to the Administrative Agent. For the avoidance of doubt (i) the Administrative Agent may, and shall be permitted to, upon request, provide such list of Disqualified Lenders to, any of the Lenders and prospective Lenders, (ii) any addition to the list of Disqualified Lenders will not become effective until three Business Days after such addition is posted to the Lenders and (iii) no retroactive disqualification of the Lenders that later become Disqualified Lenders shall be permitted.
“Disqualified Person”: as defined in the definition of “Eligible Assignee”.
“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 180 days after the Maturity Date (or, if later, the maturity date of any Extended Revolving Loans); provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Divestiture Trust”: a trust (a) created by or on behalf of New Holdings or any Subsidiary to hold and ultimately sell assets in conjunction with any Business Acquisition or any sale or other disposition pursuant to Section 8.6(e) or (g) hereof to ensure compliance with the Communications Act or FCC rules and policies and (b) that is independently owned and managed by a Person unaffiliated with New Holdings or any Subsidiary.
“Division/Series Transaction”: with respect to any Loan Party and/or any of its Subsidiaries that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware.

AMERICAS 94977503

“Documentation Agent”: Fifth Third Bank, as documentation agent in respect of the credit facilities established hereby.
“Dollar Equivalent”: on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in a Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Foreign Currency at the time in effect for such amount.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Domestic Subsidiary”: any Subsidiary of New Holdings other than a Foreign Subsidiary.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date”: the date on which each of the conditions precedent to the effectiveness of this Agreement contained in Section 6.1 were satisfied, which date is August 17, 2018.
“Eligible Accounts”: as of any date of determination thereof, the aggregate amount of all Accounts (net of unapplied cash) due to any Loan Party, except to the extent that (determined without duplication):
(p)except as provided in clause (g) of this definition, such Account does not arise from the sale of goods, advertising, or the performance of services by a Loan Party in the ordinary course of its business;
(q)(i) such Loan Party’s right to receive payment is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;
(r)any defense, counterclaim, setoff or dispute exists as to such Account, but only to the extent of such defense, counterclaim, setoff or dispute;

AMERICAS 94977503

(s)such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods or advertising to or services rendered for the applicable Account Debtor;
(t)an invoice, in form and substance consistent with the credit and collection policies of the Loan Parties, or otherwise reasonably acceptable to the Administrative Agent (it being understood that the forms used by the Loan Parties on the Effective Date are satisfactory to the Administrative Agent), has not been prepared and sent to the applicable Account Debtor in respect of such Account prior to being reported to the Administrative Agent as Collateral (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);
(u)such Account (i) is not owned by a Loan Party or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to clauses (a), (c), (q), (r) and (u) of Section 8.3;
(v)such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of a Loan Party (other than Accounts arising from the sale of goods, advertising, or provision of services delivered to such Account Debtor in the ordinary course of business), (ii) a natural person who is purchasing for personal, family or household purposes, (iii) only if such Account obligation has not been incurred in the ordinary course or on arms’ length terms, any entity that has any common officer or director with a Loan Party and (iv) without limiting clauses (i) through (iii) above, a subsidiary of the Parent;
(w)[Reserved];
(x)such Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to such Loan Party but only to the extent of the potential offset;
(y)with credit balances over 90 days past the original invoice date;
(z)which is owing by an Account Debtor for which more than 50.0% of Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (j) above;
(aa)upon the occurrence of any of the following with respect to such Account:
(i)      the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;
(ii)    any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; or
(iii)    with respect to which Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has

AMERICAS 94977503

been received, presented for payment, and returned uncollected for any reason;
(ab)such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 15% of all Eligible Accounts (but only the extent of such excess);
(ac)such Account is one as to which the Administrative Agent’s Lien thereon, on behalf of itself and the Secured Parties, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to clauses (a), (c), (q), (r) and (u) of Section 8.3;
(ad)any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);
(ae)such Account is evidenced by a judgment, Instrument or Chattel Paper (each such term as defined in the Uniform Commercial Code) (other than Instruments or Chattel Paper that are held by a Loan Party or that have been delivered to the Administrative Agent);
(af)such Account is payable in any currency other than Dollars;
(ag)Accounts with respect to which the Account Debtor is a Person unless: (i) the Account Debtor’s billing address is in the United States or (ii) the Account Debtor is organized under the laws of the United States, any state thereof or the District of Columbia;
(ah)such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof;
(ai)Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;
(aj)such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by a Loan Party in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;
(ak)such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit the applicable Loan Party to seek judicial enforcement in such state of payment of such Account, unless such Loan Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;
(al)such Accounts were acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person,

AMERICAS 94977503

which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof);
(am)Accounts which are subject to a credit that has been earned but not taken, subject to reduction as a result of an unapplied deferred revenue account, or a chargeback, to the extent of such rebate, deferred revenue account or chargeback; or
(an)that represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, cash on delivery, or other repurchase or return basis;
(ao)such Account with respect to which the services giving rise to such Account have not been invoiced and/or billed for a period greater than 30 days from the date on which such services were performed;
(ap)such Account is otherwise unacceptable to the Administrative Agent in its Permitted Discretion; or
(aq)such Account was generated by a Person that was a Loan Party at the time such Account was generated but has since been sold or divested.
“Eligible Assignee”: (a) a Lender, (b) a Lender Affiliate, (c) an Approved Fund and (d) any other Person (other than Parent or any Subsidiary thereof); provided that “Eligible Assignee” shall not in any event include (i) a natural person, (ii) a Disqualified Lender or (iii) any holding company, trust or investment vehicle for the primary benefit of a natural person (including relatives of such person), other than any such entity that (w) has not been formed for the primary purpose of acquiring Loans under this Agreement, (x) is managed by a professional adviser (other than such natural person or any such relatives) having significant experience in the business of making or purchasing commercial loans, (y) has assets of greater than $25,000,000 and (z) has significant business activities that consist of making or purchasing (by assignment as principal) commercial loans and similar extensions of credit (any of the Persons described in clauses (i) through (iii) above, a “Disqualified Person”).
“End Date: as defined in the definition of “Applicable Margin”.
“Engagement Letter”: that certain Engagement Letter, dated as of August 14, 2018, among New Holdings, the Administrative Agent and the Arranger.
“Environmental Laws”: any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health or the protection of the environment, including Materials of Environmental Concern, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code.

AMERICAS 94977503

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Reserve Requirements”: for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements current on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, the Eurodollar Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Eurodollar Lending Office”: the office of each Lender which shall be maintaining its Eurodollar Loans.
“Eurodollar Loans”: Revolving Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirement
“Eurodollar Screen Rate”: for any day and time, with respect to any Eurodollar Loans for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on the applicable Bloomberg page that displays such rate (or such other commercially available source providing such quotations as may be designated by the Administrative Agent, in consultation with the Required Lenders, from time to time); provided that if the Eurodollar Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excess Availability”: at any time, an amount equal to (a) the Line Cap, minus (b) the aggregate Revolving Exposures of all Lenders at such time.

AMERICAS 94977503

“Exchange Rate”: with respect to any currency, the sell rate of exchange for such currency set forth from time to time by the Administrative Agent (or if the Administrative Agent does not maintain an exchange rate for the applicable currency, any spot rate of exchange selected by the Administrative Agent in its reasonable discretion from time to time) on the date which is two (2) Business Days before the applicable date of determination.
“Excluded Accounts”: (a) any deposit account used solely for funding payroll or segregating payroll taxes or funding other employee wage or benefit payments in the ordinary course of business, (b) any fiduciary or trust account, (c) any restricted account listed on Schedule 1.1C to the extent such account (i) solely contains cash collateral securing letters of credit (other than any Letters of Credit) otherwise permitted to be incurred pursuant to this Agreement, (ii) is a cash escrow account solely holding deposits with respect to a director and officer insurance policy, credit card program(s) and terminated lockbox arrangements (so long as such account does not receive a contribution by the Loan Parties of additional funds with respect to such terminated lockbox arrangements after the Effective Date), in each case as in effect on the Effective Date, (iii) is the Professional Fee Escrow Account (as defined in the Plan of Reorganization) or (iv) in the case of the deposit account of Westwood One, LLC (f/k/a Westwood One, Inc.) (Account No. 8605513) maintained at Brand Bank, solely to the extent such deposit account secures lease obligations and does not receive a contribution by the Loan Parties of additional funds after the Effective Date and (d) any other deposit account or securities account with an average monthly balance of not more than $500,000; provided, that the aggregate average monthly balance of all deposit accounts and securities accounts constituting Excluded Accounts under this clause (d) shall not exceed $2,000,000.
“Excluded Swap Obligations”: as defined in the Guarantee and Collateral Agreement.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent or a Lender or required to be withheld or deducted from a payment to the Administrative Agent or a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan pursuant to a Requirement of Law in effect on the date on which (i) such Lender acquires such interest in the Revolving Loan (other than pursuant to an assignment request by the Borrower Agent under Section 4.22(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the Administrative Agent’s or such

AMERICAS 94977503

Lender’s failure to comply with Section 4.20(g) and (d) any withholding Taxes imposed under FATCA.
“Expiring Revolving Credit Commitment”: as defined in Section 2.1(c)(vii).
“Extended Revolving Commitments”: as defined in Section 4.24(a)(i).
“Extended Revolving Loans”: as defined in Section 4.24(a)(i).
“Extending Revolving Loan Lender”: as defined in Section 4.24(a)(i).
“Extension”: as defined in Section 4.24(a).
“Extension Offer”: as defined in Section 4.24(a).
“FASB”: the Financial Accounting Standards Board.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCC”: the Federal Communications Commission or any Governmental Authority succeeding to the Federal Communications Commission.
“FCC Licenses”: a license issued by the FCC under Part 73 of Title 47 of the Code of Federal Regulations and held by New Holdings or any Subsidiary.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Fees”: all amounts payable pursuant to or referred to in Section 4.10.

“Fixed Charge Condition”: with respect to any action or proposed action, 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated on a pro-forma basis after giving effect the action or proposed action, any increase in the Borrowing Base in connection therewith and Borrowing of any Loans or issuance of any Letters of Credit (and assuming that such increase in Borrowing Base or has occurred and such Loans and Letters of Credit had been made on the first day of the applicable 30-day period for which 30-Day Excess Availability is to be determined)) is no

AMERICAS 94977503

less than the greater of (i) in the case of Permitted Acquisitions, other Investments and the sale, lease, assignment, transfer or other disposition of assets, (A) 17.5% of the Total Revolving Commitments and (B) $7,500,000 and (ii) in the case of Restricted Payments and prepayments of Indebtedness, (A) 20% of the Total Revolving Commitments and (B) $9,000,000.

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender”: any Lender that is not a U.S. Person.
“Foreign Subsidiary”: any Subsidiary of New Holdings (a) which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code), or (b) whose principal assets consist of Capital Stock or other equity interests of one or more Persons which conduct the major portion of their business outside the United States (within the meaning of Section 7701(a)(9) of the Code).
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Required Lenders agree, upon the request of the Borrower Agent or the Administrative Agent, respectively, to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. In the event a request for an amendment has been made pursuant to the prior sentence, until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
“Gleiser Note”: the promissory note dated as of November 21, 2003, made by Gleiser Communications, LLC, as the same may be amended or otherwise modified prior to and after the Effective Date.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government (including the FCC).
“Group Members”: collectively, New Holdings and any of its Subsidiaries.

AMERICAS 94977503

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by Intermediate Holdings, each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Guarantee and Collateral Agreement shall not require the pledge of (x) any of the outstanding Capital Stock of, or other equity interests in, any Subsidiary of New Holdings which is owned by a Foreign Subsidiary of New Holdings or (y) more than 66% of the outstanding voting stock of any “first tier” Foreign Subsidiary of New Holdings).
“Guarantors”: as defined in the Guarantee and Collateral Agreement.
“Historical Excess Availability”: for the purposes of the definition of Applicable Margin, in the case of each Start Date, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended fiscal quarter divided by (y) the number of days in such fiscal quarter.
“Incremental Amendment”: as defined in Section 2.5(c).
“Incremental Revolving Facility”: as defined in Section 2.5(a).
“Incremental Revolving Loans”: as defined in Section 2.5(a).
“Indebtedness”: of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (b) all obligations with respect to all letters of credit or bank guarantees issued for the account of such Person, (c) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) Capital Lease Obligations of such Person, (e) all indebtedness of such Person arising under bankers’ acceptance facilities, (f) all obligations of such Person in respect of Disqualified Stock and (g) for the purposes of Section 9(e) only, all obligations of such Person in respect of Swap Agreements; but, in each case, excluding (w) any net working capital adjustments or earnouts in connection with any permitted Investment under Section 8.7 or disposition of assets permitted under Section 8.6, (x) customer deposits and interest payable thereon in the ordinary course of business, (y) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (x) and (y) above, which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person and (z) Indebtedness that has been defeased or satisfied and discharged in accordance with the terms of the documents governing such Indebtedness. The amount of any net obligations under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (c) shall

AMERICAS 94977503

be deemed to be equal to the lesser of (i) the aggregate amount of the applicable liabilities and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee”: as defined in Section 11.5(d).
“Initial Maturity Date”: the date occurring on the fifth anniversary of the Effective Date; provided, that if any Indebtedness for borrowed money of a Group Member with an aggregate principal amount in excess of $35,000,000 is outstanding on the date that is 90 days prior to the stated maturity of such Indebtedness (each such date, a “Springing Maturity Date”), then the Initial Maturity Date shall instead be such Springing Maturity Date.
“Initial Revolving Loan Commitment”: for each Lender, the amount set forth opposite such Lender’s name on Schedule 1.1A.
“Insolvent”: with respect to a Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
“Interest Period”: shall mean, for each Eurodollar Loan, each one (1), two (2), three (3), or six (6) month period, as selected by a Borrower pursuant to Section 2.3(a), during which the applicable Eurodollar Rate (but not the Applicable Margin) shall remain unchanged. Notwithstanding the foregoing, however, (a) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any applicable Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall

AMERICAS 94977503

(subject to clause (a) above) end on the last day of such calendar month; and (c) no Interest Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrowers hereunder.
“Intermediate Holdings”: as defined in the preamble hereto.
“Internally Generated Cash”: cash generated from the operations of the business of New Holdings and its Subsidiaries; provided that, notwithstanding the forgoing, “Internally Generated Cash” shall not include (i) the proceeds of any long-term Indebtedness (other than revolving indebtedness), (ii) the proceeds of the issuance of any Capital Stock, (iii) the proceeds of any Reinvestment Deferred Amount or (iv) solely to the extent not increasing consolidated net income of New Holdings during the applicable period, the proceeds of any insurance, indemnification or other payments from non-Loan Party Affiliates.
“Investments”: as defined in Section 8.7.
“IRS”: the U.S. Internal Revenue Service.
“Issuing Bank”: as the context may require, (a) any of (x) DBNY and/or (y) any other Lender that (i) has customary operational capacity to issue or arrange to be issued Letters of Credit, (ii) is reasonably acceptable to the Borrower Agent and (iii) agrees to issue Letters of Credit hereunder, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Section 2.1(d)(x) and 2.1(d)(xi) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing. Any Issuing Bank may, at its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and each such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents). In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.
“Joinder Agreement”: a Joinder Agreement substantially in the form of Exhibit K hereto.
“JV Holding Company”: a Borrower or a Subsidiary Guarantor, (i) the sole assets of which are the equity interests of one or more joint ventures and (ii) that does not have any indebtedness or material liabilities, other than the Obligations.
“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment at such time under this Agreement, any Incremental Amendment, or any Extension.

“LC Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced.

AMERICAS 94977503

“LC Commitment”: as to each Issuing Bank on the Effective Date, its LC Commitment set forth on Schedule 1.1D, as may be adjusted from time to time in connection with an assignment in accordance with the terms hereof, or as set forth in any Assignment and Assumption Agreement executed following the Effective Date.

“LC Disbursement”: a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure”: at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Lender at any time shall equal the sum of its participations in outstanding Letters of Credit (and any unpaid Reimbursement Obligations) acquired in accordance with the relevant provisions of Section 2.1(d) at such time.

“LC Extension”: as defined in Section 2.1(d)(iii).

“LC Obligations”: as at any date of determination, the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all outstanding Reimbursement Obligations, including all LC Borrowings.

“LC Participation Fee”: as defined in Section 4.10(c).

“LC Request”: a request by the Borrower in accordance with the terms of Section 2.1(d)(ii) and substantially in the form of Exhibit O, or such other form as shall be approved by the Administrative Agent.

“LC Sublimit”: $10,000,000.

“Lease Obligations”: of New Holdings and its Subsidiaries, as of the date of any determination thereof, the rental commitments of New Holdings and its Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding Capital Lease Obligations.
“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.
“Lenders”: the financial institutions named on Schedule 1.1A (as amended or supplemented from time to time) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

AMERICAS 94977503

“Letter of Credit”: any standby letter of credit or similar instrument issued or to be issued pursuant to this Agreement, which, for the avoidance of doubt, shall not include any documentary letter of credit or other letter of credit that is issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services by any Person in the ordinary course of business of such Person.

“Letter of Credit Expiration Date”: the date that is five Business Days prior to the then Latest Maturity Date, or such later date to the extent such Letter of Credit has been Cash Collateralized in an amount equal to 103% of the LC Exposure or backstopped in a manner reasonably acceptable to the applicable Issuing Bank with another letter of credit for the period after the then Latest Maturity Date in a manner to be mutually and reasonably agreed between the applicable Issuing Bank and the Borrower, but in no event later than one year after the then Latest Maturity Date.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).
“Line Cap”: the lesser of (i) the Total Revolving Commitments at such time and (ii) the Borrowing Base.

“Loan Documents”: the collective reference to this Agreement, the Notes, the Guarantee and Collateral Agreement, the ABL/Term Loan Intercreditor Agreement, each Incremental Amendment, each Extension Amendment and any other amendment or modification entered into in connection with any Extension, the Blocked Account Agreements, any Mortgage or other security document executed and delivered pursuant to the terms of Section 7.10, any amendment or joinder to this Agreement and any other document executed and delivered in conjunction with this Agreement from to time and designated as a “Loan Document”. For the avoidance of doubt, Cash Management Agreements and Secured Swap Agreements do not constitute Loan Documents under this Agreement.
“Loan Parties”: Intermediate Holdings and each of its Subsidiaries that is a party, or which at any time becomes a party, to a Loan Document.
“Loans”: the Revolving Loans, the Swing Line Loans, the Protective Advances and any other loans created pursuant to an Extension.
“Material Acquisition”: as defined in the definition of “Consolidated EBITDA”.
“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, results of operations, property or financial condition of New Holdings and its Subsidiaries taken

AMERICAS 94977503

as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Disposition”: as defined in the definition of “Consolidated EBITDA”.
“Material Real Property”: any fee interest in any real property located in the United States owned by a Loan Party and having a Real Property Value of a least $500,000.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in, or which form the basis of liability under, any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials.
“Maturity Date”: with respect to the relevant Tranche of Loans, the Initial Maturity Date or the final maturity date in any Extension, as the case may be.
“Merlin Asset Purchase Agreement”: that certain Asset Purchase Agreement dated April 3, 2018 by and among Merlin Media, LLC and Merlin Media License, LLC as sellers and Radio License Holdings LLC and Chicago FM Radio Assets, LLC as buyers.
“Minimum Borrowing Amount”: at any time, (i) for Revolving Loans of a given Class, the lesser of $250,000 and the aggregate unutilized Commitments of such Class at such time and (ii) for Swing Line Loans, $100,000.

“Minimum Extension Condition”: as defined in Section 4.24(b).
“Moody’s”: Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgaged Properties”: (i) the Properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages and (ii) any other Property that is required to be subject to a Mortgage in favor of the Administrative Agent pursuant to Section 7.10(c).
“Mortgages”: each of the mortgages and deeds of trust (if any) made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit L hereto or in any other form reasonably satisfactory to the Administrative Agent and the Required Lenders.
“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate has (or within the past 6 years has had) an obligation to contribute pursuant to a collective bargaining agreement to which such Loan Party or ERISA Affiliate is a party.
“Net Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds

AMERICAS 94977503

received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually received by any Group Member, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), any reserves required to be maintained in connection therewith in accordance with GAAP and other customary fees, expenses and out-of-pocket closing costs actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account (i) any available tax credits or deductions that would not otherwise have been utilized during the taxable period during which such Asset Sale or Recovery Event occurs and (ii) any tax sharing arrangements with a Person other than Parent or any of its Subsidiaries) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the proceeds thereof in the form of cash and Cash Equivalents received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“New Holdings”: as defined in the preamble hereto.
“Non-Broadcast Assets”: as defined in Section 8.6(e).
“Non-Consenting Lender”: as defined in Section 11.1.

“Non‑Defaulting Lenders”: includes each Lender, other than a Defaulting Lender.

“Non-Expiring Revolving Credit Commitment”: as defined in Section 2.1(c)(vii).

“Non-Significant Subsidiary”: at any time, any Subsidiary (other than any Broadcast License Subsidiary) which (i) at such time has total assets (including the total assets of any of its Subsidiaries), together with the total assets of any other Subsidiaries that are Non-Significant Subsidiaries, of less than 5% of the total assets of New Holdings and its Subsidiaries and (ii) has accrued revenues (including the accrued revenues of any of its Subsidiaries), together with the accrued revenues of any other Subsidiaries that are Non-Significant Subsidiaries, for the most recently ended twelve-month period of less than 5% of the total revenues of New Holdings and its Subsidiaries.
“Notes”: Revolving Notes, Swing Line Notes any other promissory notes evidencing any other Loans hereunder.
“Notice of Borrowing”: as defined in Section 2.3(a).

“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for

AMERICAS 94977503

any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations”: (i) the unpaid principal of and interest on the Loans (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers or any Guarantor, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding), (ii) each payment required to be made by the Borrowers or any other Guarantor under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations with respect to Letters of Credit, interest thereon (including interest accruing after the maturity thereof and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers or any Guarantor or whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and obligations to provide Cash Collateral with respect thereto and (iii) all other obligations and liabilities of the Borrowers or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender, any Swing Line Lender, any Issuing Bank, the Arranger and any other Secured Party (including any Secured Party providing Secured Cash Management Obligations) and any Qualified Counterparty party to a Secured Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Secured Swap Agreement or any document relating to any Secured Cash Management Obligations, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Arranger, the Administrative Agent, any Swing Line Lender, any Issuing Bank or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant to any Loan Document), guarantee obligations or otherwise. Notwithstanding anything to the contrary herein, Obligations of any Loan Party shall not include any Excluded Swap Obligations.

“Other Connection Taxes”: with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender, as applicable, and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

AMERICAS 94977503

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.22(b)).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Rate borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent”: as defined in the preamble hereto.
“Participant Register”: as defined in Section 11.6(b).
“Participants”: as defined in Section 11.6(b).
“Payment Conditions”: at any time of determination,

(ar)no Event of Default exists or would arise immediately after the action or proposed action;
(as)30-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated on a pro-forma basis after giving effect the action or proposed action, any increase in the Borrowing Base in connection therewith and Borrowing of any Loans or issuance of any Letters of Credit (and assuming that such increase in Borrowing Base or has occurred and such Loans and Letters of Credit had been made on the first day of the applicable 30-day period for which 30-Day Excess Availability is to be determined)) is no less than the greater of (i) in the case of Permitted Acquisitions, other Investments and the sale, lease, assignment, transfer or other disposition of assets, (A) 12.5% of the Total Revolving Commitments and (B) $5,000,000 and (ii) in the case of Restricted Payments and prepayments of Indebtedness, (A) 15% of the Total Revolving Commitments and (B) $6,500,000;
(at)unless the Fixed Charge Condition is satisfied at such time, the Consolidated Fixed Charge Coverage Ratio is not less than 1.00:1.00 for the Test Period most recently ended on a pro-forma basis as if such action or proposed action had occurred on the first day of such Test Period; and
(au)in the case of any action or proposed action, (i) that involves aggregate consideration in excess of $5,000,000 and (ii) where each of 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (calculated on a pro-forma basis after giving effect the action or proposed action, any increase in the Borrowing Base in connection therewith and Borrowing of any Loans or issuance of any Letters of Credit (and assuming that such increase in Borrowing Base or has occurred and such Loans and Letters of Credit had been

AMERICAS 94977503

made on the first day of the applicable 30-day period for which 30-Day Excess Availability is to be determined)) is less than 50.0% of the Total Revolving Commitments, the Borrower Agent shall have delivered a certificate of a Responsible Officer to the Administrative Agent certifying as to compliance with the requirements of the immediately preceding clauses (a) through (c) with respect to such action, in reasonable detail and including reasonably detailed information and calculations.
“Payment Office”: the office of the Administrative Agent located at 60 Wall St, New York, NY, 10005, Attn: Michael Strobel or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Acquisition”: any acquisition permitted by Section 8.7(k).
“Permitted Asset Swap”: as defined in Section 8.6(q).
“Permitted Discretion”: a determination made in good faith and in the exercise of reasonable credit judgment (from the perspective of a secured asset-based lender) in accordance with customary business practices for comparable asset-based lending transactions.
“Permitted Refinancing”: with respect to all or any portion of any Indebtedness, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided that (i) the principal amount thereof does not exceed the principal amount of the Indebtedness so modified, refinanced, refunded, renewed or extended (plus any accrued but unpaid interest, fees and redemption premiums payable by the terms of such Indebtedness thereon and reasonable expenses incurred in connection therewith), (ii) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 8.2(j), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) the terms and conditions of any such modified, refinanced, refunded, renewed or extended Indebtedness are market terms on the date of issuance (as determined in good faith by New Holdings) or are not, taken as a whole, materially more restrictive than the covenants and Events of Default contained in this Agreement (as determined in good faith by New Holdings), (v) such modification, refinancing, refunding, renewal or extension shall not be incurred by a Person who is not a Borrower or Subsidiary Guarantor (unless such Indebtedness being refinanced was originally incurred or guaranteed by a Person who was not a Borrower or Subsidiary

AMERICAS 94977503

Guarantor), (vi) at the time thereof, no Default or Event of Default shall have occurred and be continuing, (vii) to the extent that the Liens securing the Indebtedness being refinanced are subordinated to the Liens securing the Obligations, any Lien securing such refinancing Indebtedness is subordinated to the Liens securing the Obligations on terms at least as favorable (when taken as a whole) to the Lenders as those contained in the applicable subordination language (if any) for the Indebtedness being refinanced and (viii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modified, refinanced, refunded, renewed or extended Indebtedness shall also be unsecured.
“Permitted Reinvestment”: as defined in the Term Loan Credit Agreement.
“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Loan Party or any ERISA Affiliate is, or if such Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be, an “employer” (as defined in Section 3(5) of ERISA).
“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Plan of Reorganization”: the chapter 11 plan of reorganization of the Chapter 11 Debtors substantially in the form of the First Amended Joint Plan of Reorganization of Cumulus Media Inc. and its Debtor Affiliates pursuant to Chapter 11 of the Bankruptcy Code filed on February 12, 2018.
“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.
“Preferred Stock”: any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.
“Prepetition Parent”: as defined in the Term Loan Credit Agreement.
“Prime Rate”: the rate of interest per annum which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Administrative Agent may select in consultation with the Required Lenders). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.
“Projections”: as defined in Section 5.17.

AMERICAS 94977503

“Properties”: each parcel of real property currently or previously owned or operated by any Group Member.

“Pro Rata Percentage”: of any Lender at any time , the percentage of the Total Revolving Commitments of all Lenders represented by such Lender’s Commitments; provided that for purposes of Section 4.22(d), “Pro Rata Percentage” shall mean the percentage of the Total Revolving Commitments (disregarding the Commitment of any Defaulting Lender to the extent its LC Exposure, Swing Line Exposure and its participations in outstanding Protective Advances acquired in accordance with the relevant provisions in Section 2.1(e) at such time is reallocated to the Non-Defaulting Lenders) represented by such Lender’s Commitment. If the Commitments of any Class or Classes have terminated or expired after the making of the respective Protective Advance, Swing Line Loan or issuance of the respective Letter of Credit, the Pro Rata Percentage shall be determined based upon the Commitments most recently in effect prior thereto, after giving effect to any assignments, but subject to adjustment as expressly provided in Section 2.1(c)(vii) and/or Section 2.1(d)(iv)(B).
“Protective Advance”: as defined in forth in Section 2.1(e).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender”: as defined in Section 10.3(g).
“Qualified Counterparty”: with respect to any Secured Swap Agreement, any counterparty thereto that, at the time such Secured Swap Agreement was entered into, was the Administrative Agent, the Arranger or a Lender at such time or an Affiliate of the Administrative Agent, the Arranger or a Lender at such time.

“Quarterly Pricing Certificate”: as defined in the definition of “Applicable Margin”.

“Rating Agencies”: Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower Agent which shall be substituted for Moody’s or S&P or both, as the case may be.
“Real Property Value”: with (a) respect to any real property owned by a Loan Party on the Effective Date, the value of such real property (together with improvements thereon) on the Effective Date and (b) with respect to any real property acquired by a Loan Party after the Effective Date, the value of such real property (together with improvements thereon) at the time of the acquisition of such real property by such Loan Party, in each case as reasonably determined by New Holdings in good faith.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

AMERICAS 94977503

“Register”: as defined in Section 11.6(d).
“Regulation U”: Regulation U of the Board, as from time to time in effect.
“Reimbursement Obligations”: the Borrowers’ obligations under Section 2.1(d)(v) to reimburse LC Disbursements.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Proceeds received by New Holdings or any Subsidiary in connection therewith that are not applied to prepay the Term Loans pursuant to Section 4.6(b) of the Term Loan Credit Agreement.
“Reinvestment Event”: as defined in the Term Loan Credit Agreement.
“Reinvestment Rights”: as defined in the Term Loan Credit Agreement.
“Related Parties”: with respect to any specified Person (a) such Person’s Affiliates, (b) the respective directors, officers, employees, agents, advisors and other representatives of such Person and such Person’s Affiliates and (c) the successors and permitted assigns of such Person and such Person’s Affiliates.
“Reorganization”: with respect to a Multiemployer Plan, the condition that such plan is in reorganization as such term is used in Section 4241 of ERISA.
“Reportable Event”: any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Single Employer Plan, other than those events as to which the 30-day notice period has been waived pursuant to applicable regulations as in effect on the Effective Date.
“Reports”: a report or reports prepared by the Administrative Agent or another Person showing the results of field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 11.15.

“Required Lenders”: as of any date of determination, the Lenders (other than Defaulting Lenders) having more than 50% of the sum of the (a) total aggregate Revolving Exposures of all Lenders and (b) aggregate unused Total Revolving Commitment; provided that at any time there are two (2) or more Lenders that are not Affiliates of one another, “Required Lenders” shall consist of not less than two (2) such unaffiliated Lenders.
“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including Environmental Laws) or determination of an arbitrator or a

AMERICAS 94977503

court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves”: as at any date of calculation, all reserves against the Borrowing Base established by the Administrative Agent in its Permitted Discretion, including without limitation (but without duplication) (a) potential dilution reserves related to Accounts (provided, that no Reserves shall be imposed on the first 5% of dilution of Accounts and, thereafter, no dilution Reserve shall exceed 1% for each incremental whole percentage in dilution over 5%) and (b) reserves to reflect (i) the impediments to the Administrative Agents’ ability to realize upon the Collateral, (ii) claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral and (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Secured Parties hereunder or thereunder. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Accounts, or any other Reserve then established.

“Responsible Officer”: the chief executive officer or the chief operating officer of New Holdings or, with respect to financial matters, the chief financial officer of New Holdings.
“Restricted Payments”: as defined in Section 8.8.
“Restructuring Transactions”: (i) the Restructuring Transactions and the transactions described by the Description of Transaction Steps (as defined in the Plan of Reorganization and the Plan Supplement (as defined in the Plan of Reorganization), as applicable), (ii) the transactions and payments contemplated by that certain equity and asset transfer agreement, by and among Parent, Cumulus Media Holdings Inc. and New Holdings dated as of the Effective Date (the “Transfer Agreement”) and (iii) the dissolution and winding up of Parent and Cumulus Media Holdings Inc. (including the making of certain tax elections and filing of tax returns).
“Revolving Availability Period”: with respect to any Commitments, the period from and including the Effective Date to but excluding the earlier of (i) the Business Day preceding the applicable Maturity Date and (ii) the date of termination of the applicable Commitments.

“Revolving Borrowing”: a Borrowing comprised of Revolving Loans.

“Revolving Exposure”: with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swing Line Exposure and any such Lender’s participations in outstanding Protective Advances acquired in accordance with the relevant provisions in Section 2.1(e) at such time. When used with respect to a given Class of Commitments, Revolving Exposure shall be calculated as provided above but giving effect only to the Revolving Loans of, and

AMERICAS 94977503

the LC Exposure and Swing Line Exposure and the participations in outstanding Protective Advances allocated to, the respective such Class.

“Revolving Facility”: any Tranche (or all Tranches) of Commitments (and related Revolving Exposure), as the context may require.

“Revolving Facility Security Agent”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Revolving Loan”: a Loan made by Lenders to the Borrower pursuant to Section 2.1(a) or (b), including, unless the context shall otherwise require, any Incremental Revolving Loans made pursuant to Section 2.5 after the Effective Date, as each may be modified pursuant to Section 4.24 after the Effective Date.

“Revolving Note”: as defined in Section 4.2(b).

“S&P”: Standard & Poor’s Financial Services LLC and any successor to its rating agency business.
“Sanctioned Country”: at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“SEC”: the Securities and Exchange Commission of the United States of America.
“SEC Filings”: any public filings that Parent has made on form 10K, 10Q or 8K pursuant to the U.S. federal securities statutes, rules or regulations prior to the Effective Date.
“Secured Cash Management Agreement”: as defined in Section 11.21.
“Secured Cash Management Obligations”: Cash Management Obligations with respect to any Secured Cash Management Agreement.
“Secured Parties: as defined in the Guarantee and Collateral Agreement.
“Secured Swap Agreement”: as defined in Section 11.21.

AMERICAS 94977503

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Blocked Account Agreements and all other security documents hereafter delivered to the Administrative Agent granting to the Administrative Agent a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Single Employer Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) “present fair saleable value” and “liabilities of such Person, contingent or otherwise” shall, in each case, be determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.
“Specified Equity Contribution”: as defined in Section 8.18(b).
Start Date”: as defined in the definition of “Applicable Margin” hereto.
“Station”: a broadcast radio station operated pursuant to an FCC License.
“Subordinated Indebtedness”: any Indebtedness of New Holdings or its Subsidiaries which is subordinated in right of payment to the Obligations.
“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of Capital Stock or other equity interests having ordinary voting power (other than Capital Stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise Controlled, directly or indirectly, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of New Holdings.

AMERICAS 94977503

“Subsidiary Guarantor”: any Subsidiary which is designated as a “Subsidiary Guarantor” pursuant to Section 7.10(a) and enters into the Guarantee and Collateral Agreement pursuant to Section 7.10(a) (it being understood and agreed that no Foreign Subsidiary, Non-Significant Subsidiary or Broadcast License Subsidiary of New Holdings shall, in any case, be designated as a “Subsidiary Guarantor” or enter into the Guarantee and Collateral Agreement pursuant to Section 7.10(a)).
“Super Majority Lenders”: as of any date of determination, the Lenders (other than Defaulting Lenders) having more than 66-2/3% of the sum of the (a) total aggregate Revolving Exposures of all Lenders and (b) aggregate unused Total Revolving Commitment; provided that at any time there are two (2) or more Lenders that are not Affiliates of one another, “Super Majority Lenders” shall consist of not less than two (2) such unaffiliated Lenders.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of New Holdings or any of its Subsidiaries shall be a “Swap Agreement”.
“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
“Swing Line Commitment”: the commitment of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.1(c), as the same may be reduced from time to time pursuant to Section 3. The aggregate principal amount of the Swing Line Commitment shall be $5,000,000 on the Effective Date, and the Swing Line Commitment shall in no event exceed the Commitment.

“Swing Line Exposure”: at any time the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Lender at any time shall equal the sum of its participations in outstanding Swing Line Loans acquired in accordance with the relevant provisions in Section 2.1(c) at such time.

“Swing Line Lender”: each in its capacity as Swing Line Lender hereunder, DBNY or, upon the resignation of DBNY as Swing Line Lender hereunder (as provided in Section

AMERICAS 94977503

2.1(c)(v) or 10.5(c) hereof), or any replacement Swing Line Lender appointed as provided in Section 2.1(c)(v).

“Swing Line Loan”: any loan made by the Swing Line Lender pursuant to Section 2.1(c).

“Swing Line Note”: as defined in Section 4.2(b).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Credit Agreement”: as defined in the ABL/Term Loan Intercreditor Agreement.
“Term Loan Documents”: as defined in in the ABL/Term Loan Intercreditor Agreement.
“Term Loan Security Agent”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Term Loan Security Documents”: as defined in the ABL/Term Loan Intercreditor Agreement
“Term Loans”: as defined in the Term Loan Credit Agreement.
“Test Period”; at any time the most recent period of four consecutive fiscal quarters of the Borrowers ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or required to have been) delivered pursuant to Sections 6.1(v), 7.1(a) or 7.1(b), as applicable.
“Total Revolving Commitment”: at any time, the sum of the Commitments of each of the Lenders at such time.

“Tranche”: the respective facility and commitments utilized in making Revolving Loans hereunder, with there being one Tranche on the Effective Date, i.e., Initial Revolving Loans. Each Class of Loans or Commitments shall constitute a separate Tranche hereunder.

“Transaction Costs”: all fees, commissions and expenses incurred by a Group Member in connection with the Transactions.
“Transactions”: the collective reference to (a) the entering into by the Borrowers and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the Borrowing of Revolving Loans, the use of the proceeds thereof and the issuance of Letters of Credit and (b) the entering into by the Borrowers and each other Loan Party of the Term Loan Credit Agreement and the Term Loan Documents required to

AMERICAS 94977503

be delivered under and pursuant to the Term Loan Credit Agreement, the Borrowing of the Term Loans thereunder, the use of proceeds thereof, (c) the Restructuring Transactions and (d) the payment of the Transaction Costs.
“Transfer Agreement”: as defined in the definition of Restructuring Transactions.
“Transferee”: as defined in Section 11.6(e).
“Type”: as to any Revolving Loan, its nature as an ABR Loan or a Eurodollar Loan.
“U.S. Borrower”: any Borrower that is a U.S. Person.
“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“UCC”: the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Unrestricted Cash”: at any time, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers and the Subsidiary Guarantors at such time that are subject to a first priority perfected Lien in favor of the Term Loan Security Agent (or, in the event such unrestricted cash and Cash Equivalents constitute ABL Priority Collateral, a second priority perfected Lien in favor of the Term Loan Security Agent).
“Unused Commitment Fee”: as defined in Section 4.10(b).
“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete withdrawal or a partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Working Day”: any Business Day which is a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yield”: with respect to any Loan, Commitment, or other applicable transaction, as the case may be, on any date of determination as reasonably calculated by the Administrative Agent, any interest rate and margin.

AMERICAS 94977503

2.Other Definitional Provisions
. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.
(a)As used herein and in the Notes, any other Loan Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to New Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under ASC 825 “Financial Instruments” (or any other ASC having a similar result or effect) to value any Indebtedness or other liabilities of Intermediate Holdings, New Holdings or any Subsidiary at “fair value”, as defined therein.
(b)The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, Section, schedule and exhibit references are to this Agreement unless otherwise specified.
(c)(i) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
(d)The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.
SECTION 2.AMOUNT AND TERMS OF CREDIT
1.Amount and Terms of the Commitments
.
(a)Initial Revolving Loans. Subject to and upon the terms and conditions set forth herein and, after the Effective Date, in any Incremental Amendment applicable to the Tranche of Loans then being made pursuant to this clause (a), each Lender with a Commitment with respect to such Tranche of Loans severally agrees to make (x) a revolving loan or revolving loans (each, an “Initial Revolving Loan” and, collectively, the “Initial Revolving Loans”) to the Borrowers in Dollars, at any time and from time to time in accordance with the terms hereof and (y) Incremental Revolving Loans made after the Effective Date pursuant to Section 2.5, as each may be modified after the Effective Date pursuant to Section 4.24, in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Exposure attributable to the Initial Revolving Loan Commitment exceeding such Lender’s Initial Revolving Loan Commitment and (ii) the total

AMERICAS 94977503

aggregate Revolving Exposures of all Lenders exceeding the Line Cap. Revolving Loans under each such Tranche (i) shall be incurred in multiple drawings incurred during the Revolving Availability Period, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower Agent, be incurred and maintained as, and/or converted into, ABR Loans, or Eurodollar Loans, provided that (i) except as otherwise specifically provided in Section 4.18(c), all Loans (other than Protective Advances) under a Tranche comprising the same Borrowing shall at all times be of the same Type and (ii) except with respect to Swing Line Loans or Protective Advances, shall be made by each such Lender in an aggregate principal amount such that the Revolving Exposure of such Lender does not exceed the amount of such Commitment under such Tranche on the date of incurrence thereof. Within the limits set forth in this clause (a) and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans.
(b)Revolving Loans. Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Agent may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)Swing Line Loans.
(i)Swing Line Commitment. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.1(c), agrees to make Swing Line Loans to the Borrowers from time to time on any Business Day during the Revolving Availability Period, in Dollars in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swing Line Loans, the Borrower Agent shall be deemed to represent and warrant to the Lenders that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swing Line Loans exceeding the Swing Line Commitment, (ii) the sum of the total Revolving Exposures exceeding the Total Revolving Commitments or (iii) the total Revolving Exposures of any Class of Commitments exceeding the aggregate Commitments of such Class; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance, in whole or in part, an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Swing Line Loans. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Percentage times the amount of such Swing Line Loan (it being understood that no Lender shall acquire a risk participation in a Swing Line Loan attributable to any Commitment which expired or was terminated prior to the date of the making of such Swing Line Loan).
(ii)Swing Line Loans. To request a Swing Line Loan, the Borrower Agent shall deliver, by hand delivery, email through a “pdf” copy or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent and the Swing Line

AMERICAS 94977503

Lender), a duly completed and executed Notice of Borrowing to the Administrative Agent and the Swing Line Lender, not later than 12:00 noon, New York City time (or such later time as the Administrative Agent may agree in its sole discretion), on the Business Day of a proposed Swing Line Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swing Line Loan. Each Swing Line Loan shall be an ABR Loan (and may not be converted into a Eurodollar Loan). The Swing Line Lender shall make each Swing Line Loan available to the relevant Borrower by means of a credit to the general deposit account of the relevant Borrower with the Swing Line Lender, if any, or otherwise to an account as directed by the Borrower Agent in the applicable Notice of Borrowing (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as expressly permitted herein, by remittance to the Issuing Bank). The Swing Line Lender shall endeavor to fund each Swing Line Loan by 3:00 p.m., New York City time and shall in all events fund each Swing Line Loan validly requested in accordance with the terms hereof by no later than 5:00 p.m., New York City time, on the requested date of such Swing Line Loan. The Borrower Agent shall not request a Swing Line Loan if at the time of or immediately after giving effect to the Borrowing contemplated by such request a Default or Event of Default has occurred and is continuing or would immediately thereafter result therefrom. Swing Line Loans shall be made in minimum amounts of $100,000 and integral multiples of $100,000 above such amount. Without in any way limiting the obligation of the Borrower Agent to confirm in writing any telephonic notice of any Borrowing or prepayment of Swing Line Loans, the Administrative Agent or the Swing Line Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swing Line Lender, as the case may be, in good faith to be from a Responsible Officer of the Borrower Agent, prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s or the Swing Line Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Swing Line Loans, as the case may be, absent manifest error.
(iii)Prepayment. The Borrowers shall have the right at any time and from time to time to repay, without prepayment or penalty, any Swing Line Loan, in whole or in part, upon the Borrower Agent giving written notice to the Swing Line Lender and the Administrative Agent before 1:00 p.m., New York City time, on the proposed date of repayment.
(iv)Participations. The Swing Line Lender may at any time in its discretion, and shall on at least a weekly basis, when any Swing Line Loan is outstanding, by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swing Line Lender and the Administrative Agent are the same entity) not later than 12:00 noon, New York City time, on the next succeeding Business Day following such notice require the Lenders to fund their participations on such Business Day in all or a portion of the Swing Line Loans then outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Lenders will fund their participation. Promptly upon receipt of such

AMERICAS 94977503

notice (if required), the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Percentage (calculated without regard to any reduction thereof is a result of an exercise of remedies pursuant to Section 9 or any termination of Commitments after the incurrence of such Swing Line Loan as a result of the occurrence of the Maturity Date with respective Class of Commitments, except the extent otherwise provided in clause (vii) below) of such Swing Line Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Percentage (calculated as provided above) of such Swing Line Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (but not limited to) the occurrence and continuance of a Default or Event of Default or a reduction or termination of Commitments (except as otherwise expressly provided in clause (vii) below), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.4 with respect to Loans made by such Lender (and Section 2.4 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Lenders; provided that the Lender who is the Swing Line Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent shall notify the Borrower Agent of any funding of participations in any Swing Line Loan by the Lenders pursuant to this paragraph, and thereafter (and to such extent) payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a funding of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
(v)Resignation and Replacement of the Swing Line Lender. The Swing Line Lender may resign as Swing Line Lender hereunder at any time (x) upon at least thirty days’ prior written notice to the Lenders, the Administrative Agent and the Borrower Agent or (y) as provided in Section 10.5(c). Following such notice of resignation from the Swing Line Lender, the Swing Line Lender may be replaced (with a Lender or Administrative Agent who agrees to act as Swing Line Lender at any time by written agreement among the Borrower Agent (with the Borrower Agent’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the successor Swing Line Lender. The Administrative

AMERICAS 94977503

Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees and interest accrued for the account of the replaced Swing Line Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swing Line Lender shall have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lenders, or to such successor and all previous Swing Line Lenders, as the context shall require. After the resignation or replacement of the Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swing Line Loans.
(vi)Payments of Principal and Interest. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower Agent for interest on the Swing Line Loans. Until each Lender funds its ABR Loan or risk participation pursuant to this Section 2.1(c) to refinance such Lender’s Pro Rata Percentage of any Swing Line Loan, interest in respect of such Pro Rata Percentage shall be solely for the account of the Swing Line Lender.
(vii)Provisions related to Expiring Commitments when one or more Classes of Commitments with longer Maturity Dates will remain Outstanding; and Non-Pro Rata Reductions to Classes of Commitments.
(A)If the Maturity Date shall have occurred in respect of any Class of Commitments (the “Expiring Revolving Credit Commitment”) at a time when another Class or Classes of Commitments is or are in effect with a longer Maturity Date (each, a “Non‑Expiring Revolving Credit Commitment” and collectively, the “Non‑Expiring Revolving Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring Maturity Date such Swing Line Loan shall be deemed reallocated to the Class or Classes of the Non‑Expiring Revolving Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate Revolving Exposure of any Class of Non-Expiring Revolving Credit Commitments to exceed the aggregate amount of such Non‑Expiring Revolving Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid in cash and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrowers shall still be obligated to pay Swing Line Loans allocated to the Lenders holding the Expiring Revolving Credit Commitments at the Maturity Date of the Expiring Revolving Credit Commitment or if the respective Loans of such Class have been accelerated prior to the Maturity Date of the Expiring

AMERICAS 94977503

Revolving Credit Commitments. Commencing with the Maturity Date of any Class of Commitments, the sublimit for Swing Line Loans shall be agreed solely with the Swing Line Lender.
(B)If at any time there are outstanding Commitments of more than one Class, and at such time any reduction to outstanding Commitments pursuant to (and in accordance with) Section 3 occurs, then concurrently therewith there shall be deemed to occur (automatically) an adjustment to the participations of the Lenders in all outstanding Swing Line Loans so that each Lender participates therein (on a prospective basis) to reflect its new Pro Rata Percentage after giving effect to such reduction to Commitments.
(d)Letters of Credit.
(i)General. Subject to the terms and conditions set forth herein, the Borrower Agent may request each Issuing Bank, and each Issuing Bank agrees, to issue Letters of Credit for the account of any Borrower in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time at any time prior to the Letter of Credit Expiration Date as then in effect. No Issuing Bank shall have any obligation to issue, and the Borrower Agent shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance (w) the LC Exposure would exceed the LC Sublimit or the LC Exposure of any Issuing Bank would exceed its LC Commitment, (x) the total Revolving Exposure of all Lenders would exceed the Total Revolving Commitments, (y) the total Revolving Exposure of all applicable Lenders attributable to any Class of Commitments would exceed the aggregate amount of such Commitments or (z) in the case of any Letter of Credit which will mature after the Maturity Date of one or more Classes of Commitments but before the Maturity Date of one or more other Classes of Commitments, the aggregate LC Exposure attributable to Letters of Credit which will mature after such Maturity Dates shall not exceed the Commitments attributable to later maturing Classes which will remain in effect after such Maturity Dates excluding any LC Exposure which has been backstopped or Cash Collateralized in a manner reasonably acceptable to the applicable Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Agent to, or entered into by any Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower Agent shall deliver by hand or email through a “pdf” copy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank), an LC Request to the applicable Issuing Bank and the Administrative Agent not later than 12:00 noon New York City time on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the applicable Issuing Bank).

AMERICAS 94977503

A request for an initial issuance of a Letter of Credit shall specify, in form and detail reasonably satisfactory to the applicable Issuing Bank:

(A)the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);
(B)the stated or “face” amount thereof;
(C)the expiry date thereof (which shall not be later than the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit and (y) the Letter of Credit Expiration Date or as otherwise extended pursuant to the LC Extension; provided that such expiry date may extend beyond the Letter of Credit Expiration Date in the case of any Letter of Credit which has been backstopped or Cash Collateralized in a manner reasonably acceptable to the applicable Issuing Bank);
(D)the name and address of the beneficiary thereof;
(E)whether the Letter of Credit shall be for the benefit of Intermediate Holdings, any Borrower or one or more of each of their respective Subsidiaries;
(F)the documents to be presented by such beneficiary in connection with any drawing thereunder;
(G)the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and
(H)such other matters as the Issuing Bank may reasonably require.
A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank:

(C)the Letter of Credit to be amended, renewed or extended;
(I)the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);
(J)the expiry date thereof (which shall not be later than the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit and (y) the Letter of Credit Expiration Date or as otherwise extended pursuant to the LC Extension);
(K)the nature of the proposed amendment, renewal or extension; and
(L)such other customary matters as the Issuing Bank reasonably may require.
If requested by the applicable Issuing Bank, the Borrower Agent also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower Agent shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or

AMERICAS 94977503

extension, (i) the amount of the LC Exposure shall not exceed the LC Sublimit and the amount of the LC Exposure of each Issuing Bank shall not exceed its LC Commitment, (ii) the total Revolving Exposures shall not exceed the Total Revolving Commitments and the total Revolving Exposures shall not exceed the Line Cap, (iii) the total Revolving Exposure attributable to any Class of Commitments would exceed the aggregate amount of such Commitments, (iv) in the case of any Letter of Credit which will mature but after the Maturity Date of one or more Classes of Commitments but before the Maturity Date of one or more other Classes of Commitments, the aggregate LC Exposure attributable to Letters of Credit which will mature after such Maturity Dates shall not exceed the Commitments attributable to later maturing Classes which will remain in effect after such Maturity Dates and (v) the conditions set forth in Section 6.2 in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the applicable Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000 or, with respect to Letters of Credit denominated in Canadian Dollars, the Dollar Equivalent amount thereof.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the Administrative Agent shall promptly notify each Lender thereof), which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the notice to each Lender shall include a copy of such Letter of Credit also and the Dollar Equivalent amount of each such Lender’s respective participation in such Letter of Credit pursuant to Section 2.1(d)(iv)).

(iii)Expiration Date.
(A)Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided, however, an Issuing Bank, in its sole discretion, may agree to extend such Letter of Credit beyond such date (the “LC Extension”) upon the Borrowers either (i) providing such Issuing Bank funds equal to 103% of the LC Exposure with respect to such Letter of Credit for deposit in a Cash Collateral account which Cash Collateral account will be held by the Issuing Bank as a pledged Cash Collateral account and applied to reimbursement of all drafts submitted under such outstanding Letter of Credit or (ii) delivering to such Issuing Bank one or more letters of credit for the benefit of the Issuing Bank, issued by a bank reasonably acceptable to the Issuing Bank in its sole discretion, each in form and substance reasonably acceptable to the Issuing Bank in its sole discretion.

AMERICAS 94977503

(B)If the Borrower Agent so requests in any LC Request, an Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto‑Renewal Letter of Credit”); provided that any such Auto‑Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower Agent shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto‑Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date, unless otherwise extended pursuant to the LC Extension; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.1(d)(xiii) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.2 are not then satisfied.
(iv)Participations.
(A)By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, an Issuing Bank hereby irrevocably grants to each Lender with a Commitment then in effect, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Percentage (determined at the time of issuance or increase to the respective Letter of Credit, adjusted for assignments and as may be further adjusted pursuant to following clause (B)) of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.1(d), or of any reimbursement payment required to be refunded to the relevant Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be

AMERICAS 94977503

affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, or expiration, termination or Cash Collateralization of any Letter of Credit and that each such payment shall be made in the same currency as the applicable Letter of Credit, without any offset, abatement, withholding or reduction whatsoever.
(B)Provisions Related to Expiring Commitments when one or more Classes of Commitments with Longer Maturity Dates will Remain Outstanding; and Non-Pro Rata Reductions to Classes of Commitments.
(1)If the Maturity Date shall have occurred in respect to any Class of Expiring Revolving Credit Commitments at a time one or more Non-Expiring Revolving Credit Commitments remain in effect, then with respect to each outstanding Letter of Credit, on the earliest occurring Maturity Date the participations in such Letter of Credit previously attributable to the respective Expiring Revolving Credit Commitments shall be deemed reallocated to the Class or Classes of Non-Expiring Revolving Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate Revolving Exposure of any Class of Non-Expiring Revolving Credit Commitments to exceed the aggregate amount of such Non-Expiring Revolving Credit Commitments, such reallocation shall not occur and the respective such exposure shall be required to be Cash Collateralized as otherwise provided in Section 2.1(d)(iii)(A) and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, no such reallocation shall occur and the Borrowers shall be required to Cash Collateralize such Letter of Credit (to the extent participated in by Lenders with Expiring Revolving Credit Commitments) as otherwise provided in Section 2.1(d)(iii)(A).
(2)If at any time there are outstanding Commitments of more than one Class, and at such time any reduction to outstanding Commitments pursuant to (and in accordance with) Section 3 occurs, then concurrently therewith there shall be deemed to occur (automatically) an adjustment to the participations of the Lenders in all outstanding Letters of Credit so that each Lender participates therein (on a prospective basis) to reflect its new Pro Rata Percentage after giving effect to such reduction to Commitments.
(v)Reimbursement.
(A)If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall, in each case in the same currency as the applicable Letter of Credit, reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that is one Business Day immediately following the date that such LC Disbursement is made if the

AMERICAS 94977503

Borrower Agent shall have received notice of such LC Disbursement prior to 3:00 p.m., New York City time, on such date when such LC Disbursement was made, or, if such notice has not been received by the Borrower Agent prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower Agent receives such notice; provided that the Borrower Agent may, subject to the conditions to Borrowing set forth herein, request that such payment be financed with Revolving Loans that are ABR Loans in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Loans that are ABR Loans.
(B)If the Borrowers fail to make such payment when due, such Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the amount of the payment then due from the Borrowers in respect thereof and such Lender’s Pro Rata Percentage thereof. Each Lender shall be irrevocably and unconditionally obligated to pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of the Dollar Equivalent of the unreimbursed LC Disbursement in the same manner as provided in Section 2.4 with respect to Revolving Loans made by such Lender, and the Administrative Agent will promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders; provided, that if the Issuing Bank is also a Lender, such Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrowers pursuant to the above paragraph prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrowers thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as appropriate.
(C)If any Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Lender and the Borrowers, jointly and severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrowers, the rate per annum set forth in (viii) below and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the

AMERICAS 94977503

Administrative Agent in accordance with banking industry rules or practices on interbank compensation.
(vi)Obligations Absolute. The Reimbursement Obligation of the Borrowers as provided in Section 2.1(d)(v) shall be joint and several, absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of: (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to strictly comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.1, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder; (v) the fact that a Default or Event of Default shall have occurred and be continuing; (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Intermediate Holdings and its Subsidiaries; or (vii) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their respective Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Requirements of Law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction (which determination is not subject to appeal)), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make

AMERICAS 94977503

payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(vii)Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly give written notice to the Administrative Agent and the Borrower Agent of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder and the currency thereof; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its Reimbursement Obligation to the Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of payment of such Reimbursement Obligation set forth in Section 2.1(d)(v)).
(viii)Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the ABR plus the Applicable Margin for Revolving Loans maintained as ABR Loans for a period of three Business Days from the date of such LC Disbursement, and at the rate per annum determined pursuant to Section 4.7(c) thereafter. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.1(d)(v) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(ix)Cash Collateralization. If (1) any Event of Default shall occur and be continuing, on the Business Day that the Borrower Agent receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, or (2) as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding, in each case, the Borrowers shall immediately deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Dollar Equivalent of 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence and during the continuance of any Event of Default under Section 9(f). In addition to the forgoing requirements, on any Maturity Date which is not the Letter of Credit Expiration Date, if any LC Obligation remains outstanding which is participated in by Lenders whose Commitments have terminated (without a full reallocation of such participation to later maturing Commitments as provided in clause (B) or Section 2.1(d)(iv)) the Borrowers shall immediately deposit on terms and in accounts satisfactory to the Administrative Agent an amount in cash equal to 103% of the LC Exposure as of such date which is participated in by Lenders whose

AMERICAS 94977503

Commitments have terminated (without reallocation to later maturing Commitments) plus any accrued and unpaid interest thereon. Funds so deposited shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrowers under this Agreement; provided that funds deposited pursuant to the immediately preceding sentence shall be applied to only those reimbursement Obligations participated in by the respective Lenders described in the immediately preceding sentence until such time as such Lenders have no further participation in outstanding Letters of Credit (unless otherwise consented to by such Lenders). If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the existence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the relevant Borrowers within five Business Days after all Events of Default have been cured or waived.
(x)Additional Issuing Banks. The Borrower Agent may, at any time and from time to time, designate one or more additional Lenders or Affiliates of Lenders to act as an Issuing Bank with respect to Letters of Credit under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Issuing Bank; provided, that any such Lender may accept or decline such designation in its sole discretion. Any Lender designated as an Issuing Bank with respect to Letters of Credit pursuant to this paragraph (x) shall have all the rights and obligations of an Issuing Bank under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as the Issuing Bank, as the context shall require. If at any time there is more than one Issuing Bank hereunder, the Borrower Agent may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.
(xi)Resignation or Removal of the Issuing Bank. An Issuing Bank may resign as Issuing Bank hereunder at any time upon at least thirty days’ prior written notice to the Lenders, the Administrative Agent and the Borrower Agent. An Issuing Bank may be replaced or removed at any time by the Borrower by written notice to the Administrative Agent and the replaced or removed Issuing Bank (and, in the case of a replacement, with the agreement of the replacement Issuing Bank). The Administrative Agent shall notify the Lenders of any such resignation, replacement or removal of such Issuing Bank or any such additional Issuing Bank. At the time any such resignation, replacement or removal shall become effective, the Borrower Agent shall pay all unpaid fees accrued for the account of the resigning, replaced or removed Issuing Bank pursuant to Section 4.10(c). From and after the effective date of any such resignation, replacement or removal, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter

AMERICAS 94977503

and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.
(xii)Issuing Bank. Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 10.2 with respect to any acts taken or omissions suffered by any Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 10 included each Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank. Each Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(xiii)Other. An Issuing Bank shall be under no obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it; or
(B)the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.
No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(e)Protective Advances.
(i)Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 6.2), the Administrative Agent is authorized by

AMERICAS 94977503

the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion in the exercise of its commercially reasonable judgment (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders at any time that any condition precedent set forth in Section 6. 2 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 11.5) and other sums, in each case to the extent due and payable (and not in dispute by the Borrower (acting in good faith)) under the Loan Documents (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Exposure to exceed the Line Cap; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed 10% of the Line Cap as determined on the date of such proposed Protective Advance; and provided, further, that the aggregate amount of Borrowings (including the aggregate amount of outstanding Protective Advances) shall not exceed the Total Revolving Commitment. No Protective Advance may remain outstanding for more than thirty days without the consent of the Required Lenders unless a liquidation is taking place. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 6.2 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1(e)(ii).
(ii)Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Percentage of all payments of principal and interest and all

AMERICAS 94977503

proceeds of Collateral (if any) received by the Administrative Agent in respect of such Protective Advance.

2.Minimum Amount of Each Borrowing
. The aggregate principal amount of each Borrowing of Loans under a respective Class shall not be less than the Minimum Borrowing Amount applicable to such Class. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten (or such greater number as may be agreed by the Administrative Agent) Borrowings of Eurodollar Loans in the aggregate for all Classes of Loans
3.Notice of Borrowing
.
(a)If any Borrower desires to incur the Loans (or portions thereof) as (x) Eurodollar Loans hereunder, the Borrower Agent shall give the Administrative Agent at least three Business Days (or, with respect to Eurodollar Loans to be made on the Effective Date, such shorter period as shall be acceptable to the Administrative Agent) prior notice of the Eurodollar Loans to be incurred hereunder, (y) ABR Loans hereunder (excluding Swing Line Loans, which notice shall be delivered in accordance with Section 2.1(c)(ii)), the Borrower Agent shall give the Administrative Agent at least one Business Day’s (or, with respect to ABR Loans to be made on the Effective Date, such shorter period as shall be acceptable to the Administrative Agent) prior notice of the ABR Loans to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) on such day. Each such notice (the “Notice of Borrowing”), shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, substantially in the form of Exhibit N, appropriately completed to specify: (i) the aggregate principal amount of such Borrowing, (ii) the Class of the Loans to be incurred pursuant to such Borrowing, (iii) the date of such Borrowing (which shall be a Business Day), (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as ABR Loans or, to the extent permitted hereunder, Eurodollar Loans or and, if Eurodollar Loans, the initial Interest Period to be applicable thereto and (v) the applicable account details for the applicable Borrower. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Class specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
(b)Without in any way limiting the obligation of the Borrower Agent to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swing Line Lender may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or such Swing Line Lender in good faith to be from a Responsible Officer of the Borrower Agent, prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s or Swing Line Lender’s, as applicable, record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

AMERICAS 94977503

(c)Notwithstanding any other provision of this Agreement, the Borrower Agent shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Latest Maturity Date.
4.Disbursement of Funds
. No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (or in the case of Swing Line Loans, as provided in Section 2.1(c)(ii)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 4.16) of each such Borrowing requested to be made on such date (or in the case of Swing Line Loans, the Swing Line Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing to the Administrative Agent, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans, there are LC Disbursements or Swing Line Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such LC Disbursements with respect to Letters of Credit, second, to the payment in full of any Swing Line Loans and third, to the Borrower as otherwise provided above; provided further, that a Protective Advance shall be retained by the Administrative Agent to be applied as contemplated by Section 2.1(e) (and the Administrative Agent shall deliver to the Borrower Agent a reasonably detailed accounting of such application). Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Agent and the Borrower Agent shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower Agent, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to any of the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the Overnight Bank Funding Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 4.7 and 4.8. Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Loans hereunder.
5.Incremental Revolving Loan Commitments
.

AMERICAS 94977503

(a)At any time and from time to time prior to the Latest Maturity Date, subject to the terms and conditions set forth herein, the Borrower Agent may by no less than three (3) Business Days’ prior notice to the Administrative Agent (or such lesser number of days as may be reasonably acceptable to the Administrative Agent), request one or more increases of the amount of the Commitments under the then existing Revolving Facility (including increases of the amount of the LC Commitments and/or the LC Sublimit, if agreed to by each Issuing Bank in its sole discretion) (each such increase, an “Incremental Revolving Facility”) denominated in Dollars (the revolving loans extended thereunder, the “Incremental Revolving Loans”), or a combination thereof; provided that:
(i)immediately before and after giving effect to each Incremental Amendment and the applicable Incremental Revolving Facility, no Event of Default has occurred and is continuing or would result therefrom and the representations and warranties in Section 5 shall be true and correct in all material respects (except that (x) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects and (y) any representation and warranty which expressly relates to an earlier date shall be true and correct in all material respects as of such earlier date); provided that (A) to the extent the proceeds of any Incremental Revolving Facility are intended to be applied to finance a Permitted Acquisition or other Investment permitted under Section 8.7 that constitutes the acquisition by New Holdings and/or its Subsidiaries of the outstanding Capital Stock of any Person, or of all or substantially all of the assets of any Person or of a division or line of business of any Persons, if agreed to by the Additional Incremental Lenders providing such Incremental Revolving Facility, (x) the only representations and warranties that will be required to be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of the applicable closing date for such Incremental Revolving Facility shall be customary “specified representations” (as determined by the Borrower Agent and Additional Incremental Lenders) and such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition or other agreement as are material to the interests of the Lenders, but only to the extent that New Holdings or the applicable Subsidiary has the right to terminate its obligations under such acquisition or other agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement) and (y) the only condition with respect to absence of a Default or Event of Default shall be the absence of an Event of Default at the time such acquisition or similar agreement is entered into;
(ii)the aggregate amount of Incremental Revolving Facilities outstanding on any date shall not exceed $50,000,000;
(iii)in the event that the Yield for any Incremental Revolving Facility incurred is higher than the Yield for the Initial Revolving Loans, then the Applicable Margin for the Initial Revolving Loans shall be increased to the extent necessary so that the Yield for the Initial Revolving Loans is equal to the Yield for such Incremental Revolving Facility; and

AMERICAS 94977503

(iv) each Incremental Revolving Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $5,000,000, provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Revolving Facilities set forth above. Any Lenders participating in an Incremental Revolving Facility, unless then a Lender, shall be reasonably acceptable to the Swing Line Lender and each Issuing Bank.
(b)Each Incremental Revolving Facility:
(i)shall be Obligations under this Agreement and the other applicable Loan Documents and shall rank pari passu in right of payment and in respect of the Collateral and with the Obligations in respect of the Commitments made available to the Borrowers, and shall not benefit from any guarantees other than from the Guarantors under the Revolving Facility or be secured by any asset other than the Collateral; provided that, notwithstanding the foregoing or anything else in this Agreement or any other Loan Document to the contrary, all amounts owing to the Swing Line Lender and each Issuing Bank with respect to any Swing Line Loans or Letters of Credit participated in by Lenders holding Commitments as described above shall rank pari passu with all such amounts owing to the Swing Line Lender or Issuing Bank with respect to the Initial Revolving Loan Commitments and any other Commitments secured equally and ratably therewith;
(ii)for purposes of prepayments, Incremental Revolving Facilities (A) shall be treated in the same manner as the Initial Revolving Loans and (B) shall be subject to customary “waterfall” provisions;
(iii)all other terms of such Incremental Revolving Facilities shall be on the same terms applicable to the existing Revolving Facility (including the maturity date in respect thereof) and pursuant to the same documentation applicable to the existing Revolving Facility (other than the relevant Incremental Amendment); provided that, notwithstanding the foregoing, if the Borrower Agent determines to increase the interest rate or fees payable in respect of Incremental Revolving Facilities or Incremental Revolving Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Commitments or Revolving Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Facilities or Incremental Revolving Loans and other extensions of credit made thereunder, as the case may be.
(c)Each notice from the Borrower Agent pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Revolving Facility. Any additional bank, financial institution, existing Lender or other Person that elects to provide Commitments under an Incremental Revolving Facility shall be reasonably satisfactory to the Borrower Agent, the Administrative Agent, each Issuing Bank and the Swing Line Lender, such consent of each Issuing Bank and Swing Line Lender to be required, in each case, to the extent required under Section 11.6(c) (in each case, such consent not to be unreasonably withheld, conditioned or delayed) (any such bank, financial institution, existing Lender or other Person being called an “Additional Incremental Lender”) and, if

AMERICAS 94977503

not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, the Borrowers, such Additional Incremental Lender (in the case of this Agreement and, as appropriate, any other Loan Document, as applicable) and the Administrative Agent. No Lender shall be obligated to provide any Commitments under an Incremental Revolving Facility, unless it so agrees (and any Lender that does not respond shall be conclusively presumed not to agree to provide additional Commitments). Commitments in respect of any Incremental Revolving Facilities shall become Commitments under this Agreement. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Incremental Lenders comparable to the provisions of Section 11.1). The proceeds of any Loans under an Incremental Revolving Facility will be used, directly or indirectly, for working capital and/or general corporate purposes and/or any other purposes not prohibited hereunder (including, without limitation, Restricted Payments and acquisitions).
(d)Each Lender in respect of any Incremental Revolving Facility shall be an Eligible Assignee.
(e)This Section 2.5 shall supersede any provisions in Section 4.16 or 11.1 to the contrary
6.Cash Receipts
.
(a)Attached hereto as Schedule 2.6(a) is a schedule of all DDAs, that are maintained by the Loan Parties, which Schedule includes, with respect to each depository, (i) the account number(s) maintained with such depository, (ii) the name of the depository and (iii) the name of the Loan Party that maintains such DDA.
(b)Within ninety (90) days after the Effective Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), each applicable Loan Party will enter into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Administrative Agent, with respect to the DDAs existing as of the Effective Date listed on Schedule 2.6(b) attached hereto, other than any such account that is an Excluded Account (collectively, the “Blocked Accounts”). After entering into the Blocked Account Agreement, there shall be at all times thereafter at least one Blocked Account.
(c)Each Blocked Account Agreement entered into by a Loan Party shall, subject to the ABL/Term Loan Intercreditor Agreement, permit the Administrative Agent to instruct the depository, after the occurrence and during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent), to transfer on each Business Day of all available cash receipts to a concentration account maintained in the name of the Administrative Agent (the “Concentration Account”), from:
(i)the sale of Collateral;
(ii)all proceeds of collections of Accounts; and
(iii)each Blocked Account (including all cash deposited therein from each DDA).
If, at any time during the continuance of a Cash Dominion Event, any cash or Cash

AMERICAS 94977503

Equivalents that are ABL Priority Collateral (or proceeds thereof) owned by any Loan Party are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (other than Excluded Accounts), the Administrative Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement. In addition to the foregoing, during the continuance of a Cash Dominion Event, at the request of the Administrative Agent, the Loan Parties shall provide the Administrative Agent with an accounting of the contents of the Blocked Accounts, which shall identify, to the reasonable satisfaction of the Administrative Agent, the proceeds from the ABL Priority Collateral which were deposited into a Blocked Account and swept to the Concentration Account.

(d)The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements (except with respect to Excluded Accounts) consistent with and to the extent required by the provisions of this Section 2.6 and otherwise reasonably satisfactory to the Administrative Agent. The Borrower Agent shall provide the Administrative Agent with prior written notice of its intention to open or close a Blocked Account and the Administrative Agent shall promptly notify the Borrower Agent as to whether the Administrative Agent shall require a Blocked Account Agreement with the Person with whom any such new account will be maintained (it being understood that the Administrative Agent shall not require a Blocked Account Agreement with respect to any Excluded Account).
(e)The Loan Parties may also maintain one or more disbursement accounts to be used by the Loan Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.
(f)The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 2.6, during the continuation of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections related to Collateral, such proceeds and collections shall, subject to the ABL/Term Loan Intercreditor Agreement, be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.
(g)So long as no Cash Dominion Event has occurred and is continuing, the Loan Parties may, subject to the ABL/Term Loan Intercreditor Agreement, direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.
(h)Subject to Section 4.6(b), any amounts received in the Concentration Account at any time when all of the Obligations then due have been and remain fully repaid shall, subject

AMERICAS 94977503

to the ABL/Term Loan Intercreditor Agreement, be remitted to the operating account of the Loan Parties.
SECTION 3.REDUCTION OR TERMINATION OF COMMITMENTS
(a)At its option, the Borrower Agent may at any time terminate, or from time to time, without premium or penalty (except as provided in Section 4.19), and permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an integral multiple of $500,000 and be in an amount that is not less than $1,000,000, (ii) the Commitments of any Class shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 4.5 (and any adjustment of participations in then outstanding Swing Line Loans and Letters of Credit in accordance with the provisions of Section 2.1(c) and/or (d) as applicable), the aggregate amount of the Revolving Exposures of such Class would exceed the aggregate amount of Commitments of such Class, and (iii) if, after giving effect to any reduction of the Commitments, the LC Sublimit or the Swing Line Commitment exceeds the aggregate amount of the Commitments or the LC Commitment of any Issuing Bank exceeds its Commitment, such sublimit shall be automatically reduced by the amount of such excess, and (iv) each such reduction shall apply pro rata to all Classes of Commitments (except to the extent a Class has expressly agreed to accept a less than pro rata reduction in accordance with the terms hereof).
(b)The Borrower Agent shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 3(a) not later than 2:00 p.m. one Business Day (or, in the case of a prepayment of Eurodollar Loans, three Business Days or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Agent pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of any such other credit facilities or the closing of any such securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower Agent (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering, the Borrower Agent may extend the date of termination at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
(c)The total Commitments of each Class shall terminate on the Maturity Date applicable thereto.
SECTION 4.OTHER PROVISIONS APPLICABLE TO REVOLVING LOANS
1.[Reserved]
.
2.Repayment of Loans; Evidence of Debt
. (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent (i) for the account of each Lender the then unpaid principal amount of each Loan of such Lender (other than

AMERICAS 94977503

Incremental Revolving Loans and Extended Revolving Loans), which in the case of (A) the Initial Revolving Loans, shall be repaid on the Initial Maturity Date and (B) the Swing Line Loans, shall be repaid on the earlier of the first Maturity Date after the making thereof and the fifth Business Day after such Swing Line Loan is made (provided that on each such date that a Revolving Borrowing is made, the Borrowers shall repay all Swing Line Loans that are outstanding on the date such Borrowing is requested), (ii) for the account of each Additional Incremental Lender, the then unpaid principal amount of any Incremental Revolving Loans made by each Additional Incremental Lender (A) in the currency in which the relevant Incremental Revolving Loan was made, subject to the requirements of Section 2.5 and (B) to the extent not previously paid, which shall be due and payable on the Initial Maturity Date and (iii) for the account of each applicable Lender, the then unpaid principal amount of any Extended Revolving Loan of such Lender, (1) in accordance with the relevant Extension, subject to the requirements of Section 4.24 and (2) to the extent not previously paid, which shall be due and payable on the Maturity Date applicable to such Extended Revolving Loan as provided in the relevant Extension, or, in each of clauses (i) through (iii) above, the then unpaid principal amount of any or all (or a portion thereof) of the Initial Revolving Loans, Swing Line Loans, Incremental Revolving Loans or Extended Revolving Loans, on the date that any or all (or a portion thereof) of the Initial Revolving Loans, Swing Line Loans, Incremental Revolving Loans or Extended Revolving Loans, as applicable, become due and payable pursuant to Section 9. The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.7.
(a)The Borrower’s obligation to pay the principal of, and interest on, the Loans of any Class under a Tranche made by a Lender shall, if requested by such Lender, be evidenced by a promissory note duly executed and promptly delivered by the Borrowers substantially in the form of Exhibit P-1 (in the case of Revolving Loans, each a “Revolving Note” and, collectively, the “Revolving Notes”) or Exhibit P-2 (in the case of Swing Line Loans, each a “Swing Line Note” and, collectively, the “Swing Line Notes”), as the case may be.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of any Class under a Tranche made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)The Administrative Agent shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type and Class thereof and each Interest Period applicable thereto, (ii) any Notes issued in respect thereof and (vi) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.
(d)The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.2(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that (i) the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers

AMERICAS 94977503

to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement and (ii) in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(e)Notwithstanding anything to the contrary contained above in this Section 2.5 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans under a Tranche to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Loans under such Tranche (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in Section 4.2(c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans under a Tranche, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
3.Conversion Options
. The Borrower Agent may elect from time to time to convert Eurodollar Loans into ABR Loans by giving the Administrative Agent irrevocable written notice of such election in the form of a Conversion/Continuation Notice, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, provided that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Borrower Agent may elect from time to time to convert all or a portion of the ABR Loans then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable written notice of such election in the form of a Conversion/Continuation Notice, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Working Day, on the next succeeding Working Day. Upon receipt of any Conversion/Continuation Notice pursuant to this Section 4.3, the Administrative Agent shall promptly, but in any event by 4:00 P.M., New York City time, notify each Lender thereof. All or any part of the outstanding Loans may be converted as provided herein, provided that (i) partial conversions of Loans shall be in the aggregate principal amount of $1,000,000, or a whole multiple of $1,000,000 in excess thereof, (ii) the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (iii) no more than seven (7) Interest Periods shall be in effect at any one time with respect to Eurodollar Loans.
4.[Reserved]
.
5.Optional Prepayments
. (a) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, upon at least one Business Days’ irrevocable written notice from the Borrower Agent to the Administrative Agent in the case of ABR Loans and two Working Days’ irrevocable written notice from the Borrower Agent to the Administrative Agent in the case of Eurodollar Loans and specifying

AMERICAS 94977503

the date, the amount of prepayment, the Class and the Tranche of the prepayment of Loans; provided that Eurodollar Loans prepaid on other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of Section 4.19. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on any Notes or on the amount of any Loans paid in full pursuant to this Section 4.5 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the date of such partial prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $1,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the Loans, as the case may be.
(a)[Reserved].
(b)Notwithstanding anything to the contrary contained in this Agreement, the Borrower Agent may rescind any notice of prepayment under this Section 4.5 if such prepayment would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.
6.Mandatory Prepayments
.
(a)In the event and on each Business Day on which the total Revolving Exposure exceeds 100% of the Line Cap, the Borrowers shall without notice or demand, first, repay or prepay any outstanding Swing Line Loans, second, repay or prepay any Protective Advances, third, repay or prepay other Borrowings, and fourth, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank outstanding Letters of Credit in an aggregate amount sufficient to eliminate such excess; provided that at any time Protective Advances are outstanding and the total Revolving Exposure at such time (excluding such Protective Advances) is less than 100% of the Line Cap at such time, the Borrowers shall only be required to make such repayments or prepayments to the extent (x) the aggregate principal amount of such outstanding Protective Advances exceeds 10% of the Line Cap or (y) the total Revolving Exposure exceeds the Total Revolving Commitments at such time.
(b)After the occurrence and during the continuance of a Cash Dominion Event and notification thereof by the Administrative Agent to the Borrower Agent which notification shall be delivered three Business Days following the occurrence of such Cash Dominion Event (subject to the terms of the Guaranty and Collateral Agreement), on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall, subject to the ABL/Term Loan Intercreditor Agreement, apply all immediately available funds credited to the Administrative Agent’s Account or otherwise received by Administrative Agent for application to the Obligations, first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent, the Issuing Banks and the Lenders constituting Obligations, pro rata, second, to prepay the principal and interest of any Swing Line Loans that may be outstanding, pro rata, third, to prepay the principal and interest of any Protective Advances that may be outstanding, pro rata, fourth, to pay interest due and payable in respect of any other Loans that may be outstanding, pro rata, fifth, to prepay the

AMERICAS 94977503

principal of any other Loans that may be outstanding and to Cash Collateralize the aggregate face amount of outstanding LC Exposure, pro rata, sixth, to pay or prepay any other Obligations (other than Obligations in connection with Secured Cash Management Obligations or Secured Swap Agreements and contingent indemnification obligations for which no claim has yet been made) whether or not then due, in such order and manner as the Administrative Agent determines; seventh, to pay or prepay Obligations in connection with Secured Cash Management Obligations and/or Secured Swap Agreements, pro rata, and eighth, as the Borrower Agent may direct.
(c)[Reserved];
(d)In the event of any partial reduction of the Commitments of any Class permitted in accordance with the terms hereof, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower Agent and the Lenders of the sum of the Revolving Exposures of such Class after giving effect thereto and (y) if the sum of the Revolving Exposures of such Class would exceed the aggregate amount of Commitments of such Class after giving effect to such reduction, then the Borrowers shall on the date of such reduction, first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Borrowings of such Class, and third, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank outstanding Letters of Credit, in an aggregate amount sufficient to eliminate such excess.
(e)In the event that the sum of all the Revolving Exposures of all Lenders of a given Class exceeds the Commitments of such Class then in effect, the Borrowers shall, without notice or demand, immediately first, repay or prepay any outstanding Swing Line Loans, second, repay or prepay Revolving Borrowings of such Class, and third, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank outstanding Letters of Credit in accordance with the procedures, in an aggregate amount sufficient to eliminate such excess.
(f)In the event that the aggregate LC Exposure exceeds the LC Sublimit then in effect or the aggregate LC Exposure of any Issuing Bank exceeds its LC Commitment then in effect, the Borrower shall, without notice or demand, immediately, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop outstanding Letters of Credit, in an aggregate amount sufficient to eliminate such excess.
(g)Amounts to be applied in connection with prepayments made pursuant to clauses (a) and (b) of this Section 4.6 shall be applied without premium or penalty to outstanding Loans under each Tranche of Loans on a pro rata basis, provided that no permanent reduction in Commitments shall result therefrom (or, in each case, if agreed to in writing by the Required Lenders of a Tranche of Loans, in a manner that provides for more favorable prepayment treatment of other Tranches of Loans, so long as each other such Tranche receives its pro rata share of any amount to be applied more favorably, except to the extent otherwise agreed by the Required Lenders of each Tranche receiving less than such pro rata share). All amounts to be applied as required by clauses (e) through (g) of this Section 4.6 shall be applied as provided therein, with all payments to any Class of Commitments to be applied on a pro rata basis to such Class.
(h)[Reserved].
(i)With respect to each repayment of Loans required by this Section 4.6, the Borrower Agent may designate, within each respective Class to be repaid, the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were

AMERICAS 94977503

made, provided that: (i) unless the Borrower Agent complies with the provisions of Section 4.19, repayments of Eurodollar Loans pursuant to this Section 4.6 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all ABR Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of ABR Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. Notwithstanding the foregoing, at the election of the Borrower Agent, and after all ABR Loans, Eurodollar Loans with Interest Periods ended on such date of the respective Class have been paid in full, the amount of any prepayment of Loans required under this Section 4.6 may be deposited in an escrow account on terms reasonably satisfactory to the Administrative Agent and applied to the prepayment of Eurodollar Loans upon the expiration of the applicable Interest Periods (in direct order of maturity for the respective Class); provided, that if an Event of Default has occurred and is continuing, the Administrative Agent may, and upon the written direction from the Required Lenders, shall, apply any or all of such amounts then on deposit in such escrow account to the payment of the respective Class of such Loans, together with any amounts owing to the Lenders in accordance with the provisions of Section 4.19. In the absence of a designation by the Borrower Agent as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.
(j)[Reserved]
(k)New Holdings and its Subsidiaries will undertake to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation set forth in clause (j) above and/or minimize any such costs of prepayment to make the relevant prepayment, even if the Borrowers do not intend to actually repatriate such cash.
7.Interest Rates and Payment Dates
. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.
(a)ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.
(b)Upon the occurrence of an Event of Default under Section 9(f) or, at the election of the Required Lenders, if all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon or any fees or other amounts, shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any overdue amount under the Loan Documents shall (to the extent otherwise bearing interest hereunder), without limiting the rights of the Lenders under Section 9, bear interest at a rate per annum which is (x) in the case of overdue principal, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section or (y) in the case of overdue interest, fees and other amounts that otherwise bear interest hereunder, 2% above the rate described in paragraph (b) of this Section, in each case, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

AMERICAS 94977503

(c)Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.
8.Computation of Interest and Fees
.
(a)     Except as expressly provided herein to the contrary, Interest in respect of ABR Loans at any time the ABR is calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Eurodollar Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Agent and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Agent and the Lenders of the effective date and the amount of each such change.
(a)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the written request of the Borrower Agent, deliver to the Borrower Agent a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.
9.[Reserved]
.
10.Certain Fees
.
(a)Administrative Agent’s Fees. The Borrowers shall pay to the Administrative Agent, for its own account, the fees set forth in the Engagement Letter at the times and in the amounts specified therein. Such fees shall be fully earned when due and shall not be refundable for any reason whatsoever and will be in addition to the reimbursement of the Administrative Agent’s out-of-pocket expenses in accordance with Section 11.5.
(b)Unused Commitment Fee. The Borrowers shall pay to the Administrative Agent a fee (the “Unused Commitment Fee”) for the account of each Lender in an amount equal to:
(i)the average daily balance of the Commitment of such Lender during the respective period for which the Unused Commitment Fee is being determined (the “Average Total Commitment”), less
(ii)the sum of, without duplication, (x) the average daily balance of all Loans held by such Lender (provided, that the aggregate amount of Swing Line Loans outstanding shall be deemed to be zero for purposes of calculating the Unused Commitment Fee) plus (y) the average daily amount of LC Obligations held by such Lender, in each case, during the respective period for which the Unused Commitment

AMERICAS 94977503

Fee is being determined (the Average Total Commitment less the amount provided in this clause (ii) above, the “Average Utilization”);
(iii)multiplied by the Applicable Commitment Fee Percentage;
provided, that (x) to the extent the foregoing relate to any Commitments other than Initial Revolving Loan Commitments (and related outstandings), the Applicable Commitment Fee Percentage applicable thereto shall be subject to modification as agreed by the respective Lenders providing such Commitments and as notified by them to the Administrative Agent at the time of the establishment thereof, and (y) no Unused Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
The total fee paid by the Borrowers under this Section 4.10(b) will be equal to the sum of all of the fees due to the Lenders. Such fee shall be payable quarterly in arrears on the last Business Day of the first calendar quarter ended following the date hereof and the last Business Day of each calendar quarter thereafter. The Unused Commitment Fee provided in this Section 4.10(b) shall accrue at all times from and after the Effective Date.
(c)LC Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (excluding any Defaulting Lender) a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin applicable to Eurodollar Loans under the Commitments then in effect on the actual daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided that during any period during which default rate interest is applicable under Section 4.7(c), the percentage referred to in preceding clause (i) shall be the Applicable Margin applicable to Eurodollar Loans under the Commitments then in effect, plus 2% per annum, and (ii) to each Issuing Bank a fronting fee (“Fronting Fee”) with respect to each Letter of Credit issued by it for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, which shall accrue at an amount to be agreed but in any event not to exceed 0.125% on the Dollar Equivalent of the actual daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of each calendar quarter of each year, commencing on the first such date to occur after the Effective Date, and (ii) on the date on which the Commitments terminate and, if later, on the date upon which all Letters of Credit issued by such Issuing Bank have expired. Any such fees accruing after the date on which the Commitments terminate shall be payable promptly on written demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten Business Days after written demand therefor. All LC Participation Fees and Fronting Fees shall be

AMERICAS 94977503

computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d)Effective Date Fees. The Borrower agrees to pay on the Effective Date to the Arranger, the Lenders and the Administrative Agent the fees required to be paid on such date pursuant to the Engagement Letter. In furtherance thereof (and without duplication of the foregoing), the Borrower agrees to pay to each Lender an initial yield payment equal to the sum of 0.25% of its Initial Revolving Loan Commitment on the Effective Date, with such payment to be earned by, and payable to, each such Lender on the Effective Date.
11.[Reserved]
.
12.[Reserved]
.
13.[Reserved]
.
14.[Reserved]
.
15.Inability to Determine Interest Rate for Eurodollar Loans
.
(a)In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period (including because the Eurodollar Screen Rate is not available or published on a current basis) with respect to (x) any Eurodollar Loans that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (y) the continuation of any Eurodollar Loan as such for an additional Interest Period, (ii) the Required Lenders shall have determined (and notify the Administrative Agent in writing of such determination) (which determination shall be conclusive and binding upon the Borrowers) that the Eurodollar Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to Lenders constituting the Required Lenders of maintaining their affected Eurodollar Loans during such Interest Period by reason of circumstances affecting the interbank eurodollar market generally or (iii) the Required Lenders shall have determined (and notify the Administrative Agent in writing of such determination) (which determination shall be conclusive and binding upon the Borrowers) that dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not available to any of the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar market, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Borrower Agent and the Lenders at least one day prior to, as the case may be, the conversion date or the last day of such Interest Period. If such notice is given, (A) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (B) any outstanding Eurodollar Loans shall be converted,

AMERICAS 94977503

on the last day of the then current Interest Period applicable thereto, into ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no ABR Loans shall be converted to Eurodollar Loans.
(b)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor or the administrator of the Eurodollar Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrowers shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 11.1, such amendment shall become effective without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 4.15(b), only to the extent the Eurodollar Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any requested Eurodollar Loans shall be made as ABR Loans, (y) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans.
16.Pro Rata Treatment and Payments
. (a) Except in the case of a Borrowing comprised of Swing Line Loans and subject to the reallocation rules set forth in Section 4.24(c) and (d), each payment by the Borrowers on account of any fee hereunder in respect of a Tranche of Loans (other than as set forth in Section 4.10) shall be made pro rata to the Lenders according to their Pro Rata Percentage in respect of such Tranche. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Loans of a particular Tranche (other than as set forth in Sections 4.6, 4.17, 4.18 and 4.19) shall be made pro rata to the Lenders according to their Pro Rata Percentage in respect of such Tranche. All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, to the Administrative Agent’s Account, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into

AMERICAS 94977503

another calendar month in which event such payment shall be made on the immediately preceding Working Day.

(a)[Reserved].
(b)[Reserved].
(c)All payments and prepayments (other than mandatory prepayments as set forth in Section 4.6 and other than prepayments as set forth in Section 4.18 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $1,000,000 in excess thereof.
17.Illegality
. Notwithstanding any other provisions herein, if any Change in Law occurring after the date that any Person becomes a Lender party to this Agreement shall make it unlawful for such Lender to maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of ABR Loans into Eurodollar Loans shall forthwith be cancelled and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Lender so requests in writing to the Administrative Agent and the Borrower Agent, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Eurodollar Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s ABR Loans. The Borrowers hereby agree promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 4.17 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender’s notice of such costs, as certified to the Borrower Agent through the Administrative Agent, to be conclusive absent manifest error).
18.Requirements of Law
. (a) In the event that, at any time after the Effective Date any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:
(i)does or shall subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, liquidity requirement or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended

AMERICAS 94977503

by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or
(iii)does or shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), to such Lender or the Administrative Agent) of converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans or, in the case of (i), any Loans, then, in any such case, the Borrowers shall promptly pay such Lender (or, in the case of (i), such Lender or the Administrative Agent), on demand, any additional amounts necessary to compensate such Lender (or, in the case of (i), such Lender or the Administrative Agent) for such additional cost or reduced amount receivable which such Lender (or, in the case of (i), such Lender or the Administrative Agent) deems to be material as determined by such Lender (or, in the case of (i), such Lender or the Administrative Agent) with respect to such Eurodollar Loans or, in the case of (i), any Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin.
(a)In the event that at any time after the Effective Date any Change in Law with respect to any Lender shall, in the opinion of such Lender, have the effect of reducing the rate of return on such Lender’s capital as a consequence of the obligations of such Lender hereunder to a level below that which such Lender could have achieved but for such Change in Law (taking into account such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrower Agent of such Change in Law as provided in paragraph (c) of this Section 4.18, within 15 days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender on an after-Tax basis for such reduction.
(b)If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.18, it shall promptly notify the Borrower Agent through the Administrative Agent, of the event by reason of which it has become so entitled. If any Lender has notified the Borrower Agent through the Administrative Agent of any increased costs pursuant to paragraph (a) of this Section 4.18, the Borrowers at any time thereafter may, upon at least two Working Days’ notice to the Administrative Agent from the Borrower Agent (which shall promptly notify the Lenders thereof), and subject to Section 4.19, prepay or convert into ABR Loans all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this Section 4.18 or entitling a Lender to receive additional amounts under paragraph (b) or (c) of Section 4.20 with respect to such Lender, it will, if requested by the Borrower Agent, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs, reduction in payments, or payment of additional amounts resulting from such event (including endeavoring to change its Eurodollar Lending Office or any other lending office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.
(c)A certificate submitted by such Lender, through the Administrative Agent, to the Borrower Agent shall be conclusive in the absence of manifest error. The covenants contained

AMERICAS 94977503

in this Section 4.18 shall survive the termination of this Agreement and repayment of the outstanding Loans.
19.Indemnity
. The Borrowers agree, jointly and severally, to compensate and indemnify each Lender and each Issuing Bank and to hold such Lender or such Issuing Bank, as the case may be, harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Borrowers in making a conversion of ABR Loans to Eurodollar Loans after the Borrower Agent has given notice in accordance with Section 4.3 or in continuing Eurodollar Loans for an additional Interest Period after the Borrower Agent has given a notice in accordance with Section 2.3(a), (c) default by the Borrowers in making any prepayment of Eurodollar Loans after the Borrower Agent has given a notice in accordance with Section 4.3 or (d) a payment or prepayment of a Eurodollar Loan or conversion of any Eurodollar Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto (any of the events referred to in clauses (b), (c) or (d), a “Breakage Event”). In the case of a Breakage Event, such loss or expense shall include an amount equal to the excess, as reasonably determined by such Lender of (i) the cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period, but such loss or expense shall not, in any event, include any lost profit or loss of Applicable Margin. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.
20.Taxes
.
(a)Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

AMERICAS 94977503

(c)Payment of Other Taxes by Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Borrowers. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and any Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or the applicable Lender or required to be withheld or deducted from a payment to the Administrative Agent or the applicable Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two

AMERICAS 94977503

sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that each Borrower is a U.S. Borrower,
(A) any Lender that is a U.S. Person shall deliver to the Borrower Agent and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio

AMERICAS 94977503

interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the

AMERICAS 94977503

contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.
21.[Reserved]
.
22.Mitigation; Replacement of Lenders; Defaulting Lenders
. (a) If any Lender requests compensation under Section 4.18, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.18 or Section 4.20, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(a)If any Lender requests compensation under Section 4.18, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.20, then the Borrowers may, at their sole expense and effort, upon notice by the Borrower Agent to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (A) (i) the Borrower Agent shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) the Borrowers or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.6(d) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 4.18 or payments required to be made pursuant to

AMERICAS 94977503

Section 4.20, such assignment will result in a material reduction in such compensation or payments and (B) substantially concurrently with satisfaction of the requirements set forth in clause (A) of this proviso, such Lender shall be deemed to have assigned and delegated its interests, rights and obligations under this Agreement and such Lender shall not be required to execute the Assignment and Assumption in connection therewith. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
(b)(x) If any Lender becomes a Defaulting Lender, the Borrower Agent shall have the right, if no Event of Default then exists or would exist after giving effect to such replacement, by written notice, to terminate all Commitments of such Lender and repay all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any termination of one or more Commitments of one or more Lenders, participations in then outstanding Swing Line Loans, Protective Advances and Letters of Credit shall be reallocated based on the revised Pro Rata Percentages of the various Lenders; provided, further, that a termination pursuant to this clause (I) shall not be permitted if, after giving effect to any reallocation of participations pursuant to the immediately preceding proviso the Revolving Exposure under any Class of Commitments would exceed the aggregate remaining Commitments of such Class.
(c)if any Swing Line Exposure, Protective Advance or LC Exposure exists at the time a Lender becomes a Defaulting Lender then, for so long as such Lender is a Defaulting Lender:
(i)all or any part of such Defaulting Lender’s participation in Swing Line Exposure, Protective Advances and LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, but only to the extent that (x) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitments and (y) to the extent requested in writing by the Administrative Agent, the Borrower Agent shall confirm that the conditions set forth in Section 6.2 are satisfied at the time of such reallocation and if the Borrower cannot confirm such conditions have been satisfied (which shall not constitute a Default or an Event of Default) and such conditions have not otherwise been waived by the Required Lenders, then clause (ii) below shall apply;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, (a) prepay such Swing Line Exposure and participations in Protective Advances of such Defaulting Lender and (b) Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank the “uncovered” portion of such Defaulting Lender’s LC Exposure in an amount equal to the Dollar Equivalent of 103% of the maximum stated amount of such “uncovered” portion of such Letter of Credit for so long as such LC Exposure is outstanding;
(iii)if any portion of such Defaulting Lender’s LC Exposure is Cash Collateralized pursuant to clause (ii) above, the Borrower shall not be required to

AMERICAS 94977503

pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is Cash Collateralized;
(iv)if any portion of such Defaulting Lender’s LC Exposure is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Pro Rata Percentages (as adjusted to exclude Defaulting Lenders’ Pro Rata Percentages);
(v)if any portion of such Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 4.22(d), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the respective Issuing Banks until such LC Exposure is Cash Collateralized and/or reallocated;
(vi)so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied in its sole discretion that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or Cash Collateralized in accordance with this Section 4.22(d) and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (as adjusted to exclude Defaulting Lenders’ Pro Rata Percentages) (and Defaulting Lenders shall not participate therein); and
(vii)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to this Section 4.22) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding or Cash Collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such an account as Cash Collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower, any Issuing Bank, the Swing Line Lender or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Issuing Bank, the Swing Line Lender or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a

AMERICAS 94977503

prepayment of the principal amount of any Revolving Loans or Swing Line Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded in respect of its participation obligations and (y) made at a time when the conditions set forth in Section 6.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Swing Line Loans (where participations have been funded) and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Loans, or and Swing Line Loans (where participations have been funded) or Reimbursement Obligations owed to, any Defaulting Lender.
(d)Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the Unused Commitment Fee and any LC Participation Fee (subject to preceding clause (d)(v) and except to the extent reallocated to Non-Defaulting Lenders) shall cease to accrue for the benefit of such Lender so long as it is a Defaulting Lender and such Defaulting Lender shall not be entitled to receive any Unused Commitment Fee pursuant to Section 4.10(b) or any LC Participation Fees.
23.[Reserved]
.
24.Extension Offers
.
(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Extension Offer”) made from time to time by the Borrower Agent to all Lenders of Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such Commitments with a like maturity date, as the case may be) and offered on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments and otherwise modify the terms of such Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate, premiums or fees payable in respect of such Commitments (and related outstandings)) (each, an “Extension”, and each group of Commitments as so extended, as well as the Initial Revolving Loan Commitments (in each case not so extended), being a separate Class; any Extended Revolving Commitments shall constitute a separate Class of Commitments from the Class of Commitments from which they were converted), so long as the following terms are satisfied:
(i)the Commitment of any Lender that agrees to an Extension with respect to such Commitment (an “Extending Revolving Loan Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment” and the loans made pursuant thereto, the “Extended Revolving Loans”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) which shall be extended pursuant to an Extension Offer and shall have terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Loan Lenders, as the original Commitments except as to interest rates, fees, final maturity and, after the Latest Maturity Date that is in effect on the effective date of such Extended

AMERICAS 94977503

Revolving Commitments or Extended Revolving Loans (immediately prior to the establishment of such Extended Revolving Commitments or Extended Revolving Loans) with respect to Loans, any other covenants and provisions (which shall be determined by the Borrower Agent and the Extending Revolving Loan Lenders and set forth in the relevant Extension Offer); provided that (1) no Extended Revolving Loans shall have a final maturity date earlier than the Latest Maturity Date then in effect in respect of the then existing Revolving Facilities (and at no time shall there be Classes of Commitments hereunder with more than five different maturity dates), (2) the Borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extended Commitments and (C) repayments made in connection with a permanent repayment and termination of Commitments (subject to clause (3) below) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, (2) all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Commitments, (3) such Extended Revolving Loans (and the Liens securing the same) shall be subject to the terms of any Intercreditor Agreement then in effect and (4) the permanent repayment of Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, except that the Borrowers shall be permitted to permanently repay and terminate Commitments of any such Class on a non-pro rata basis as compared to any other Class with a later maturity date than such Class,
(ii)[Reserved],
(iii)if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by the Borrowers pursuant to such Extension Offer, then the Loans of such Lenders, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer,
(iv)all documentation in respect of such Extension shall be consistent with the foregoing, and
(v)any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower Agent.
(b)With respect to all Extensions consummated by the Borrower pursuant to this Section 4.24, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.5 or 4.6 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Agent’s sole discretion and may be waived by the Borrower Agent) of Commitments of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the consummation of the

AMERICAS 94977503

transactions contemplated by this Section 4.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 4.24.
(c)No consent of any Lender or any Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Commitments (or a portion thereof), (ii) with respect to any Extension of the Commitments, the consent of each Issuing Bank and the Swing Line Lender (except to the extent such Swing Line Loan has been terminated by the Borrower Agent) and (iii) to the extent affecting the rights or increasing the obligations of the Administrative Agent beyond those of the type already required to perform under the Loan Documents, the Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided, the Borrower Agent will promptly notify the Administrative Agent of any such Extensions. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrower Agent and other Loan Parties as may be necessary in order to establish new Classes in respect of Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Agent in connection with the establishment of such new Classes, in each case on terms consistent with this Section 4.24, and the effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 6.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. No Lender shall be required to participate in any Extension.
(d)In connection with any Extension, the Borrower Agent shall provide the Administrative Agent at least five Business Days’ and not more than thirty Business Days’ (or such other period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 4.24.
This Section 4.24 shall supersede any provisions in Section 4.16 or 11.1 to the contrary and no conversion of Loans pursuant to any Extension in accordance with this Section 4.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement
25.Borrower Agent
. Each Borrower hereby irrevocably designates the Borrower Agent as its representative and agent for all purposes under the Loan Documents, including selection of interest rate options, delivery or

AMERICAS 94977503

receipt of communications (including requesting a Borrowing and/or Letters of Credit), receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender. The Borrower Agent hereby irrevocably accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by the Borrower Agent on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice to or communication with a Borrower or other Loan Party hereunder to the Borrower Agent on behalf of such Borrower or other Loan Party. Each of the Administrative Agent and each Lender shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under this Agreement. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Agent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
SECTION 5.REPRESENTATIONS AND WARRANTIES
Each Borrower hereby represents and warrants to each Lender and the Administrative Agent on the Effective Date, on every date thereafter on which an extension of credit occurs, and on every date thereafter on which the representations and warranties set forth below are deemed to made pursuant to the terms hereof that:
1.Financial Condition
. (a) (i) The audited consolidated balance sheet of Parent and its Subsidiaries at December 31, 2017 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended on such dates, reported on by certified public accountants of nationally recognized standing and (ii) the unaudited consolidated balance sheet of Parent and its Subsidiaries at March 31, 2018 and the related consolidated statements of operations and cash flows for the fiscal period ended on such date, fairly present in all material respects (except, with respect to interim reports, for normal year-end adjustments and the absence of footnotes) the consolidated financial position of Parent and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal periods then ended and, in the case of the statements referred to in the foregoing clause (ii), the portion of the fiscal year through March 31, 2018, in each case, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein).
(a)No Change. Since the Effective Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
2.Corporate Existence; Compliance with Law
. Each Group Member (a) is a Person duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the requisite power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such power and authority and such legal right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification,

AMERICAS 94977503

except where the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including occupational safety and health, health care, pension, certificate of need, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Materials of Environmental Concern), except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.
3.Corporate Power; Authorization
. (a) Each Loan Party has the requisite power and authority and the legal right to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit made or deemed made hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and in case of the Borrowers, to authorize the extensions of credit made or deemed made hereunder on the terms and conditions of this Agreement.
(a)No consent or authorization of, or filing with, notice to or other act by or in respect of, any Person (including any Governmental Authority) is required in connection with the extensions of credit made or deemed made hereunder or with the execution, delivery, performance by any Loan Party, validity or enforceability of this Agreement or any Loan Document to the extent that it is a party thereto, or the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) those consents, authorizations, filings and notices, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.Enforceable Obligations
. Each of the Loan Documents has been duly executed and delivered on behalf of each Loan Party thereto and each of such Loan Documents constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
5.No Legal Bar
. The execution, delivery and performance of each Loan Document and the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon any Group Member or any of its properties or assets, which violations, individually or in the aggregate, would have a Material Adverse Effect, and will not result in the creation or imposition (or the obligation to create or impose) of any Lien (other than any Liens created pursuant to the Loan Documents) on any of its or their respective properties or assets.
6.No Material Litigation

AMERICAS 94977503

. Except as disclosed in the SEC Filings or on Schedule 5.6, no litigation or investigation known to any Borrower through receipt of written notice or proceeding of or by any Governmental Authority or any other Person is pending against any Group Member, (a) with respect to the validity, binding effect or enforceability of any Loan Document, or with respect to the Loans made hereunder, or (b) which would have a Material Adverse Effect.
7.Investment Company Act
. No Group Member is required to be registered as an “investment company” (as the quoted term is defined or used in the Investment Company Act of 1940, as amended).
8.Federal Regulation
. No extensions of credit hereunder will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. No Group Member is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.
9.No Default or Breach
. Except as set forth in the SEC Filings made prior to the Effective Date or on Schedule 5.9, no Group Member is in default or breach (i) in the payment or performance of any of its Contractual Obligations (other than Indebtedness) in any respect which would have a Material Adverse Effect, or (ii) under any condition, term or requirement of any FCC License or any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or by which any of its properties or assets may be bound or affected in any respect which would have a Material Adverse Effect.
10.Taxes
. Each Group Member has paid all Taxes shown to be due and payable on its Tax returns or extension requests or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of such Group Member), except any such Taxes, fees or charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect; and, to the knowledge of the Borrowers, no claims are being asserted with respect to any such Taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the applicable Group Member), except as to any such Taxes, fees or other charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect.
11.Subsidiaries; Loan Parties
. As of the Effective Date, (a) the Subsidiaries of Intermediate Holdings listed on Schedule 5.11(a) constitute all of the Domestic Subsidiaries of Intermediate Holdings, (b) the Subsidiaries listed on Schedule 5.11(b) constitute all of the Foreign Subsidiaries of Intermediate Holdings and (c) the Loan Parties listed on Schedule 5.11(c) constitute all of the Loan Parties. As of the Effective Date, Schedule 5.11(a) identifies all of the Broadcast License Subsidiaries.

AMERICAS 94977503

12.Ownership of Property; Liens; Licenses
. (a) Except as disclosed in Schedule 8.3 hereof, each Group Member has good and marketable title to, or valid and subsisting leasehold interests in, all its real property used by such Group Member in the operation of its business, and good title to all its respective other owned property, except where the failure to have such title or interest would not have a Material Adverse Effect. All such real property and other owned property is free and clear of any Liens, other than Liens permitted by Section 8.3.
(a)As of the Effective Date, Schedule 5.12 sets forth all FCC Licenses held by any Group Member (and the respective holders of such FCC Licenses) and all other licenses and permits issued by any Governmental Authority which are held by any Group Member that are in effect as of the Effective Date and are material to the business of the Group Members. Each of the foregoing FCC Licenses, and each other license or permit from a Governmental Authority that is material to the business of the Group Members, is valid and in full force and effect, and except as disclosed on Schedule 5.12, the Group Members are in compliance in all material respects with the terms and conditions thereof and any requirements under applicable FCC regulation.
13.Intellectual Property
. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No claim that could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Group Members does not infringe on the rights of any Person in a manner that could reasonably be expected to have a Material Adverse Effect.
14.Labor Matters
. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of insurance coverage, other contributions or liabilities associated with employee health and welfare benefit plans have been paid or accrued as a liability on the books of such Group Member.
15.ERISA
. Except as would not have a Material Adverse Effect: (i) each Loan Party and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and of the Code relating to Plans; (ii) no Reportable Event or non-exempt Prohibited Transaction has occurred or is reasonably expected to occur with respect to any Plan; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) no Lien in favor of the PBGC or any Single Employer Plan has been imposed upon any Loan Party or any ERISA Affiliate that remains unsatisfied; (v) no Loan Party and no

AMERICAS 94977503

ERISA Affiliate has received from the PBGC or a plan administrator any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan under Section 4042 of ERISA; (vi) no Loan Party and no ERISA Affiliate has incurred any Withdrawal Liability that remains unsatisfied; and (vii) no Loan Party and no ERISA Affiliate has received any notice concerning the imposition of Withdrawal Liability or any determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).
16.Environmental Matters
. (a) Except as disclosed in the SEC Filings or on Schedule 5.16, to the knowledge of the Borrowers, the Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect.
(a)The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that would not have a Material Adverse Effect, and there is no contamination at, under or about the Properties that would have a Material Adverse Effect.
(b)No Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that would have a Material Adverse Effect, nor does any Borrower have knowledge that any such action is being contemplated, considered or threatened.
(c)There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties that would have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that would have a Material Adverse Effect.
17.Disclosure
(a). (a) None of the written reports, financial statements, certificates or other written information (other than projections, budgets or other estimates or forward-looking statements or information of a general economic or industry nature or reports or studies prepared by third parties that were not expressly commissioned by a Group Member (collectively, the “Projections”)), taken as a whole, furnished by or on behalf of any Group Member to the Administrative Agent or any Lender prior to the Effective Date in connection with the transactions contemplated by this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the Effective Date) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to Projections, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed by the Borrowers to be reasonable at the time such Projections were prepared, it being understood that Projections by their nature are uncertain and no assurance is given that the results reflected in such Projections will be achieved.

AMERICAS 94977503

(b)As of the Effective Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.
18.Security Documents
. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). In the case of the Pledged Stock that are Securities (as defined in the UCC) described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Term Loan Security Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral in which a security interest can be perfected under the relevant UCC by filing a UCC financing statement and described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.18 in appropriate form are filed in the offices specified on Schedule 5.18, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case, prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3 and, in the case of Collateral consisting of Pledged Stock, inchoate Liens permitted by Section 8.3(a) and/or (b) arising by operation of law) (subject to the terms of the ABL/Term Loan Intercreditor Agreement and the Liens granted under the Term Loan Security Documents).
(a)Each of the Mortgages upon proper filing is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a valid and enforceable Lien with record notice to third parties on all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that that the Lien created in the Mortgaged Properties may be subject to the Liens permitted by Section 8.3).
19.Solvency
. As of the Effective Date and after giving effect to the Transactions, New Holdings and its Subsidiaries, on a consolidated basis, are Solvent.
20.[Reserved]
.
21.Patriot Act

AMERICAS 94977503

. To the extent applicable, each Group Member is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
22.Anti-Corruption Laws and Sanctions
. Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of such Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of any Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

23.Plan Assets; Prohibited Transactions
. None of New Holdings or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the Loans made hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The representation in this Section 5.23 is based on the assumption that none of the Lenders is, or is acting on behalf of, a benefit plan investor as defined in section 3(42) of ERISA.

24.Borrowing Base Certificate
. The information set forth in each Borrowing Base Certificate is true and correct in all material respects for the period covered by such Borrowing Base Certificate.

SECTION 6.CONDITIONS PRECEDENT
1.Conditions Precedent to Effectiveness
. This Agreement shall become effective on the first date on which each of the following conditions is satisfied:
(a)Loan Documents. The Administrative Agent and the Required Lenders shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Intermediate Holdings and the Borrowers, (ii) executed counterparts of the Guarantee and Collateral Agreement, and (iii) the ABL/Term Loan Intercreditor Agreement, executed and delivered by each party to it.
(b)Term Loan Credit Agreement. The Administrative Agent shall have received a full and conformed executed copy of the Term Loan Agreement.

AMERICAS 94977503

(c)Field Examinations. The Borrower Agent shall have provided to the Administrative Agent a collateral examination of the Accounts and related accounts, in scope, and from a third-party consultant reasonably satisfactory to the Administrative Agent, and the results of such collateral examination shall be in form and substance reasonably satisfactory to the Administrative Agent.
(d)Borrowing Base Certificate. The Administrative Agent shall have received prior to the Effective Date a Borrowing Base Certificate which calculates the Borrowing Base as of June 30, 2018.
(e)Fees. The Borrowers shall have paid all fees payable on or prior to the Effective Date required by this Agreement, the Engagement Letter or any other Loan Documents or otherwise required to be paid on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket fees and expenses (including all reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party and all fees and expenses required to be paid hereunder.
(f)Legal Opinion. The Administrative Agent and the Required Lenders shall have received, dated the Effective Date and addressed to the Administrative Agent and the Lenders, (i) an opinion of Jones Day, special counsel to the Loan Parties, and (ii) opinions of local counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
(g)Closing Certificates. The Administrative Agent and the Required Lenders shall have received a closing certificate of Intermediate Holdings, New Holdings and each Effective Date Subsidiary Borrower, dated the Effective Date, substantially in the form of Exhibits B-1, B-2 and B-3 hereto, respectively, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders and their counsel, executed by the Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of Intermediate Holdings, each Borrower and each Subsidiary Guarantor respectively.
(h)Organizational Documents. The Administrative Agent and the Required Lenders shall have received true and correct copies of the certificate of incorporation or certificate of formation and by-laws or operating agreement of each Loan Party, certified as to authenticity by the Secretary or Assistant Secretary of each such Loan Party.
(i)Corporate Documents. The Administrative Agent and the Required Lenders shall have received copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing the good standing or existence of each Loan Party in its jurisdiction of incorporation or organization.
(j)Other Certifications. The Administrative Agent and the Required Lenders shall have received, in respect of each Loan Party (i) true and complete copies of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrowers, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (ii) incumbency and specimen signatures of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, in each case, certified as to authenticity by the Secretary or Assistant Secretary of such Loan Party.
(k)Filings. All necessary or advisable filings shall have been duly made or made available to the Administrative Agent or its counsel to create a perfected first priority Lien (subject

AMERICAS 94977503

to the terms of the ABL/Term Loan Intercreditor Agreement and to Liens permitted under Section 8.3) on and security interest in all Collateral in which a security interest can be perfected by filing a UCC-1 financing statement, and all such Collateral shall be free and clear of all Liens, except Liens permitted by Section 8.3.
(l)Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 8.3 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent and the Required Lenders.
(m)Representations and Warranties. Each of the representations and warranties made in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date (unless (i) such representation or warranty is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representation or warranty shall be true and correct in all respects as of the Effective Date after giving effect to such qualification or (ii) such representation or warranty is stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects (or in all respects if such representation or warranty is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language) as of such earlier date).
(n)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to this Agreement and the loans deemed to be made hereunder on the Effective Date.
(o)Plan of Reorganization. The final order confirming the Plan of Reorganization shall not be subject to a stay or have been reversed, modified or amended (other than as otherwise agreed to by the Administrative Agent and the Required Lenders), all conditions precedent to the effectiveness or consummation thereof shall have been satisfied, and the Plan of Reorganization shall have been consummated.
(p)Corporate Ratings. The Borrowers shall have used commercially reasonable efforts to maintain a corporate family and/or corporate credit rating, as applicable, from each of S&P and Moody’s.
(q)Patriot Act.
(i)Upon the reasonable request of any Lender made at least ten days prior to the Effective Date, the Borrowers shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Effective Date.
(ii)At least five days prior to the Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.
(r)Solvency Certificate. The Administrative Agent and the Required Lenders shall have received a solvency certificate in substantially the form attached hereto as Exhibit J from the Chief Financial Officer of New Holdings that shall certify as to the solvency of New Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

AMERICAS 94977503

(s)Notes. The Administrative Agent shall have received a Note executed by the Borrowers in favor of each Lender requesting a Note.
(t)Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.
(u)Intellectual Property Security Agreements. Patent, trademark and copyright security agreements, in form and substance reasonably satisfactory to the Required Lenders, covering the registered Intellectual Property listed on the applicable schedules to the Guarantee and Collateral Agreement, duly executed by the Borrowers and each other Loan Party, shall have been received by the Administrative Agent.
(v)Historical Financial Statements. The Administrative Agent and the Required Lenders shall have received the financial statements referenced in Section 5.1.
(w)Other Indebtedness. The Required Lenders shall be reasonably satisfied that, on the Effective Date, immediately after giving effect to the making of the Loans on the Effective Date and any other transactions to occur on the Effective Date, the Loan Parties and their Subsidiaries shall have outstanding no indebtedness for borrowed money, other than Indebtedness outstanding under the Loan Documents and Indebtedness permitted under Section 8.2.
Without limiting the generality of the provisions of Section 10.2(b), for purposes of determining compliance with the conditions specified in this Section 6.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

2.Conditions Precedent to all Credit Extensions
. The obligations of each Lender and each Issuing Bank to make any extension of credit on and after the Effective Date shall be subject to the satisfaction, or waiver, of each of the conditions precedent set forth below:
(a)Notice. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.3 (or such notice shall have been deemed given in accordance with Section 2.3) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.1(d)(ii) or, in the case of the Borrowing of a Swing Line Loan, the Swing Line Lender and the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.1(c)(ii).
(b)No Default. At the time of and immediately after giving effect to such extension of credit, no Default or Event of Default shall have occurred and be continuing on such date.
(c)Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Section 5 hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as

AMERICAS 94977503

to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such extension of credit with the same effect as though made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
(d)Line Cap. After giving effect to any Borrowing or the issuance, amendment, modification, renewal or extension of any Letter of Credit, (other than an amendment, modification, renewal or extension of a Letter of Credit without any increase in the state amount of such Letter of Credit), the Revolving Exposure of all Lenders at such time then outstanding shall not exceed the Line Cap.
Each of the delivery of a Notice of Borrowing or an LC Request by the Borrower Agent and the acceptance by the applicable Borrower of the proceeds of such extension of credit shall constitute a representation and warranty by the Borrower Agent and each other Loan Party that on the date of such extension of credit (both immediately before and after giving effect to such extensions of credit) the conditions contained in this Section 6 (other than, with respect to the Initial Revolving Loans and other extensions of credit made on the Effective Date, Sections 6.2(b) and (c)) have been satisfied on and as of such date (or waived in accordance with Section 11.1).

SECTION 7.AFFIRMATIVE COVENANTS
From and after the Effective Date, so long as any Loan or Note remains outstanding and unpaid or any other amount is owing to any Lender (other than indemnities and other contingent liabilities not then due and payable that survive repayment of the Loans) or the Administrative Agent hereunder, each Borrower hereby agrees that it shall, and, in the case of the agreements contained in Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 cause each of its Subsidiaries to, and Intermediate Holdings hereby agrees (solely with respect to Section 7.10) that it shall and shall cause each of its Subsidiaries to:
1.Financial Statements
. Furnish to the Administrative Agent (with sufficient copies for each Lender) or otherwise make available as described in the last sentence of Section 7.2:
(a)as soon as available, but in any event within 90 days after the end of each fiscal year of New Holdings, a copy of the consolidated balance sheet of New Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year (or, with respect to the fiscal year ending December 31, 2018, (i) a consolidated balance sheet of New Holdings and its consolidated Subsidiaries as at the end of such fiscal year, (ii) the related consolidated statements of operations, stockholders’ equity and cash flows of New Holdings and its consolidated subsidiaries for the period from June 1, 2018 to December 31, 2018 and (iii) the related consolidated statements of operations, stockholders’ equity and cash flows of Prepetition Parent and its consolidated subsidiaries for the period from January 1, 2018 to May 31, 2018), setting forth in each case in comparative form the figures for the previous year (which in the case of the fiscal year ending December 31, 2018, shall contain in comparative form figures of Prepetition Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2017), reported on without a “going concern” or like

AMERICAS 94977503

qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent; and
(b)as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of New Holdings, the unaudited consolidated balance sheet of New Holdings and its consolidated Subsidiaries at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of New Holdings and its consolidated Subsidiaries for such applicable period (or, with respect to the fiscal quarter ending June 30, 2018, (i) an unaudited consolidated balance sheet of New Holdings and its consolidated Subsidiaries as at the end of such fiscal quarter (ii) the related consolidated statements of operations, stockholders’ equity and cash flows of New Holdings and its consolidated subsidiaries for the period from June 1, 2018 to June 30, 2018 and (iii) the related consolidated statements of operations, stockholders’ equity and cash flows of Prepetition Parent and its consolidated subsidiaries for the period from April 1, 2018 to May 31, 2018), and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).
All financial statements shall be prepared in reasonable detail in accordance with GAAP (provided, that interim statements may be condensed and may exclude footnote disclosure and are subject to year-end adjustment) applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in ASC 360, “Property, Plant and Equipment”) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period).
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 7.1 may be satisfied by furnishing the applicable financial statements of Parent and its consolidated Subsidiaries within the time periods specified in such paragraphs; provided that (i) (w) Parent directly holds all of the Capital Stock of Intermediate Holdings, (x) Intermediate Holdings directly holds all of the Capital Stock of New Holdings, (y) Intermediate Holdings is in compliance with Section 8.17 and (z) Parent is in compliance with Section 11.20, (ii) to the extent such financial statements relate to Parent and its consolidated Subsidiaries, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent and any other entity (other than New Holdings and its consolidated Subsidiaries), on the one hand, and the information relating to New Holdings and its consolidated Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer either Parent or of New Holdings as having been fairly presented in all material respects and (iii) to the extent such financial statements are in lieu of the financial statements required to be provided under Section 7.1(a), such financial statements shall be accompanied by a report of PricewaterhouseCoopers LLP or other certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent, which report shall not be subject to a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit. New Holdings hereby represents, warrants and covenants that, in the event that the obligations in paragraphs (a) or (b) of this Section 7.1 are satisfied by furnishing the applicable financial statements of Parent

AMERICAS 94977503

and its consolidated Subsidiaries pursuant to this paragraph, each of the conditions set forth in this paragraph shall have been satisfied.
Documents required to be delivered pursuant to this Section 7.1 and Section 7.2 below (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or New Holdings posts such documents, or provides a link thereto, on Parent’s or New Holdings’ website on the Internet at www.cumulus.com or (ii) on which such documents are posted on Parent’s or New Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or public third-party website or whether sponsored by the Administrative Agent (including the website of the SEC at http://www.sec.gov)); provided that (x) in each case, other than with respect to regular periodic reporting, the Borrower Agent shall notify the Administrative Agent of the posting of any such documents and (y) in the case of documents required to be delivered pursuant to Section 7.2, at the request of the Administrative Agent, the Borrower Agent shall furnish to the Administrative Agent a hard copy of such document. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
2.Certificates; Other Information
. Furnish to the Administrative Agent or otherwise make available as described in the last sentence of Section 7.2:
(a)[reserved];
(b)concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate of the Responsible Officer of New Holdings in the form attached as Exhibit M hereto (i) stating that, to the best of such officer’s knowledge, such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) setting forth, in reasonable detail the calculations required to establish whether New Holdings and its Subsidiaries were in compliance with Section 8.18(a) as at the end of the Test Period most recently ended (setting forth, for the purposes of such certificate, calculations of the Consolidated Fixed Charge Coverage Ratio for the Test Period most recently ended, irrespective of whether a Compliance Event exists at such time) at the end of such fiscal quarter or fiscal year, as the case may be, and (iii) certifying any updates and/or supplements to the information set forth in the schedules to this Agreement and/or the Guarantee and Collateral Agreement that are necessary to ensure that each of the representations and warranties in this Agreement and the Guarantee and Collateral Agreement that reference any such schedules are accurate as of the date of the delivery of such Compliance Certificate (it being understood and agreed that each amended and/or supplemented schedule to this Agreement and/or the Guarantee and Collateral Agreement, as applicable, that is delivered by New Holdings pursuant to this Section 7.2(b) shall constitute an amended schedule to this Agreement and/or the Guarantee and Collateral Agreement, as applicable, for all purposes hereof and thereof);
(c)promptly upon receipt thereof, copies of all final reports submitted to any Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of such Borrower made by such accountants, including any final comment letter submitted by such accountants to management in connection with their annual audit;

AMERICAS 94977503

(d)promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Parent or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;
(e)concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a management summary describing and analyzing the performance of New Holdings and its Subsidiaries during the periods covered by such financial statements; provided, however, that such management summary need not be furnished so long as Parent or New Holdings is a reporting company under the Securities Exchange Act of 1934, as amended;
(f)concurrently with the delivery of the consolidated financial statements referred to in Section 7.1(a), but in any event within 90 days after the beginning of each fiscal year of New Holdings to which such budget relates, an annual operating budget of New Holdings and its Subsidiaries, on a consolidated basis, which budget shall include projected Excess Availability during such annual period and shall otherwise be in form reasonably satisfactory to the Administrative Agent;
(g)promptly following any request by the Administrative Agent or the Required Lenders (through the Administrative Agent) therefor, copies of any documents or notices described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of an applicable Multiemployer Plan, then Borrowers shall cause the Loan Parties and/or their ERISA Affiliates to promptly make a request for such documents or notices from the administrator or sponsor of such Multiemployer Plan and Borrower Agent shall provide copies of such documents and notices promptly after receipt thereof;
(h)on or prior to the fifteenth Business Day after the last day of each calendar month ended on or after June, 2018, a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month, together with such supporting information in connection therewith as the Administrative Agent may reasonably request; provided that (1) upon the occurrence and during the continuance of a Cash Dominion Event, the Borrower shall deliver a Borrowing Base Certificate and such supporting information on a weekly basis on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday and (2) any Borrowing Base Certificate delivered other than with respect to month’s end may be based on such estimates by the Borrower Agent of shrink and other amounts as the Borrower Agent may deem necessary; provided, further, that a revised Borrowing Base Certificate based on the Borrowing Base Certificate most recently delivered shall be delivered within five Business Days after the consummation of a sale or other disposition (or merger, consolidation or amalgamation that constitutes a sale or disposition) of ABL Priority Collateral that is included in the Borrowing Base at such time to the extent such ABL Priority Collateral has an aggregate value for all such dispositions since the delivery of the most recent Borrowing Base Certificate in excess of 10% of the Borrowing Base reflected in the most recently delivered Borrowing Base Certificate, together with such supporting information as may be reasonably requested by the Administrative Agent;
(i)within ten Business Days after the last day of each fiscal quarter, a Quarterly Pricing Certificate signed and certified by a Responsible Officer of New Holdings, setting forth, in

AMERICAS 94977503

reasonable detail, the calculation of Historical Excess Availability as at the last day of the fiscal quarter ended immediately prior to the relevant Start Date; and
(j)promptly, such additional financial and other information as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
The requirements of Sections 7.1 and 7.2 above shall be deemed to be satisfied if Parent or New Holdings shall have made such materials available to the Administrative Agent, including by electronic transmission, within the time periods specified therefor and pursuant to procedures approved by the Administrative Agent, or, to the extent any such materials are included in materials otherwise filed with the SEC), by filing (or having Parent file) such materials by electronic transmission with the SEC, in which case “delivery” of such statements for purposes of Sections 7.1(a) and 7.1(b) shall mean making such statements available in such fashion.
3.Payment of Obligations
. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Group Member, as the case may be and (b) to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.
4.Conduct of Business; Maintenance of Existence; Compliance
. Continue to engage in business conducted or proposed to be conducted by New Holdings and its Subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, including without limitation in broadcasting and other media businesses, and preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted by this Agreement; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.
5.Maintenance of Property; Insurance
. (a) Except if the failure to do so could not reasonably be expected to result in a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted).
(a)Maintain with financially sound and reputable insurance companies (provided that if any such insurance company shall at any time cease to be financially sound and reputable, there shall be no breach of this provision in the event that the Borrowers promptly (and in any event within forty-five (45) days of such date) obtain insurance from

AMERICAS 94977503

an alternative insurance carrier that is financially sound and reputable) insurance with respect to its properties in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as New Holdings and its Subsidiaries in the same geographic locales) and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or similar business.
(b)Maintain casualty and property insurance for which the Borrowers shall (i) use commercially reasonable efforts to cause such insurance to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as insured party or loss payee.
(c)Upon request by the Administrative Agent or the Required Lenders (through the Administrative Agent), the Borrower Agent shall deliver to the Administrative Agent information in reasonable detail as to the insurance maintained by the Group Members.
(d)No later than thirty (30) days after the Effective Date (or such later date as reasonably agreed by the Administrative Agent at the direction of the Required Lenders), deliver to the Administrative Agent in form and substance reasonably satisfactory to the Required Lenders (i) an additional insured endorsement with respect to the liability insurance certificate delivered pursuant to Section 6.1(t) and (ii) a lender loss payee endorsement with respect to the property insurance certificate delivered pursuant to Section 6.1(t).
6.Inspection of Property; Books and Records; Discussions; Annual Meetings
. (a) Keep proper books of record and account in which full, true and correct in all material respects entries are made of all material dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Administrative Agent (or any designee thereof) upon reasonable notice to visit and inspect any of its Properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired upon reasonable notice (but no more than once per annum unless an Event of Default has occurred and is continuing), and to discuss the business, operations, properties and financial and other condition of Parent and its Subsidiaries with officers and employees thereof and with their independent certified public accountants (with, at the option of the Borrower Agent, an officer of the Borrower Agent present) upon reasonable advance notice to the Borrower Agent.
(a)Within 120 days after the end of each fiscal year of New Holdings, at the request of the Administrative Agent or the Required Lenders (through the Administrative Agent), hold a meeting at a mutually agreeable location, venue and time or, at the option of the Administrative Agent or the Required Lenders (through the Administrative Agent), by conference call (the reasonable costs of such venue or call to be paid by the Borrowers) with all Lenders who choose to attend such meeting at which meeting shall be reviewed, to the extent permitted by applicable Requirements of Law (including applicable national security laws, directives, policies, rules, regulations and procedures), the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the operating budget presented for the current fiscal year of New Holdings.
(b)At reasonable times during normal business hours, with reasonable coordination and upon reasonable prior notice that the Administrative Agent requests, independently

AMERICAS 94977503

of or in connection with the visits and inspections provided for in clause (a) above, Intermediate Holdings and its Subsidiaries will grant access to the Administrative Agent (including employees of Administrative Agent or any consultants and accountants retained by the Administrative Agent) to such Person’s books, records, Accounts and other accounts so that the Administrative Agent or consultants retained by the Administrative Agent may conduct field examinations subject to the terms and conditions set forth below in this clause (c); provided that, the Administrative Agent (i) shall only be permitted to conduct, in each consecutive twelve-month period after the date of this Agreement (x) one field examination with respect to the Collateral and (y) one additional field examination (in addition to the field examination set forth in preceding clause (i)(x)) with respect to the Collateral during such time in which Excess Availability is less than the greater of (A) 15.0% of the Total Revolving Commitments and (B) $6,500,000, and (ii) without limiting clause (i) above, may conduct such other field examinations at any time upon the occurrence and during the continuance of an any Event of Default, in each case, in a form and from a third party consultant, reasonably satisfactory to the Administrative Agent. The Loan Parties shall pay the reasonable and documented fees and out-of-pocket expenses of the Administrative Agent and such professionals with respect to field examinations conducted in accordance with this Section 7.6(c), and the Administrative Agent shall provide the Borrower Agent with a reasonably detailed accounting of all such expenses. The Loan Parties acknowledge that the Administrative Agent, after such rights of inspection, (x) may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 11.15 hereof and (y) shall promptly distribute copies of any final reports from a third party consultant delivered in connection with any field exam to the Lenders.
7.Notices
. Promptly give notice to the Administrative Agent (who shall deliver to each Lender) upon a Responsible Officer obtaining knowledge of:
(a)the occurrence of any Default or Event of Default;
(b)any default or event of default under the Term Loan Facility;
(c)any litigation, investigation or proceeding which may exist at any time between Intermediate Holdings and any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against Intermediate Holdings or any of its Subsidiaries by any Governmental Authority, which in any such case would reasonably be expected to have a Material Adverse Effect;
(d)any litigation or proceeding affecting Intermediate Holdings or any of its Subsidiaries (i) in which more than $35,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would reasonably be expected to have a Material Adverse Effect;
(e)the occurrence of any Reportable Event that, alone or together with any other Reportable Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of the Responsible Officer of the Borrower Agent setting forth details as to such Reportable Event and the action that the Loan Party or ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or (B) any notice delivered by the PBGC in connection with such Reportable Event;

AMERICAS 94977503

(f)the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created by the Guarantee and Collateral Agreement;
(g)any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and
(h)any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
Each notice pursuant to this Section 7.7 shall be accompanied by a statement of the Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (f)) stating what action the Borrowers propose to take with respect thereto.
8.Environmental Laws
. Except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)Comply with, and take commercially reasonable steps to cause all tenants and subtenants, if any, to comply with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to cause all tenants and subtenants to obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b)Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions to the extent required under Environmental Laws and promptly comply with all legally binding lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
9.[Reserved]
.
10.Additional Loan Parties; Additional Collateral, etc.
(a) With respect to any new wholly-owned Subsidiary of Intermediate Holdings (other than a Foreign Subsidiary, a Non-Significant Subsidiary, a Broadcast License Subsidiary, or any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, determined in consultation with the Borrower Agent, the burden, cost or consequences (including any material adverse tax consequences) of such Subsidiary becoming a Borrower or providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom) created or acquired after the Effective Date (including as a result of the consummation of any Business Acquisition) (which, for purposes of this clause (a) shall include any existing wholly-owned Subsidiary that ceases to be a Foreign Subsidiary, a Non-Significant Subsidiary or a Broadcast License Subsidiary), promptly (i) notify the Administrative Agent in writing whether such new Subsidiary shall be designated a “Borrower” or “Subsidiary Guarantor” under this Agreement and the other Loan Documents (which determination of such designation shall be in the sole discretion of the Borrowers) and (ii) cause such Subsidiary to (x) in the event it has been designated a “Borrower” pursuant the written notice referred to in the immediately preceding clause (i), become

AMERICAS 94977503

a party to (A) this Agreement by executing a Joinder Agreement and (B) the Guarantee and Collateral Agreement, which shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent or the Required Lenders or (y) in the event it is designated a “Subsidiary Guarantor” pursuant the written notice referred to in the immediately preceding clause (i), become a party to the Guarantee and Collateral Agreement, which shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent or the Required Lenders.
(a)(i) Pledge the Capital Stock, or other equity interests and intercompany indebtedness, owned by any Loan Party that is created or acquired after the Effective Date pursuant to the Guarantee and Collateral Agreement (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, this Section 7.10(b) shall not require any Loan Party to pledge more than 66% of the outstanding voting stock of any of its Foreign Subsidiaries) and (ii) with regard to any property acquired by any Loan Party after the Effective Date (other than with respect to voting stock of any Foreign Subsidiaries described in preceding clause (b)(i) or Material Real Property described in clause (c) below) (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent or the Required Lenders deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property in accordance with the Guarantee and Collateral Agreement and (y) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to the terms of the ABL/Term Loan Intercreditor Agreement and to Liens permitted under Section 8.3) in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent or the Required Lenders.
(b)With respect to any Material Real Property owned by any Loan Party (unless subject to a Lien permitted under Sections 8.3(f) or 8.3(h)), promptly (but in any event not later than (x) in the case of any Material Real Property existing on the Effective Date, 180 days after the Effective Date and (y) in the case of any Material Real Property acquired after the Effective Date, 90 days after the date of such acquisition, which date, in each case, may be extended by the Administrative Agent): (i) execute and deliver a first priority Mortgage (subject to the terms of the ABL/Term Loan Intercreditor Agreement) in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent or the Required Lenders, provide the Lenders with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent or the Required Lenders) as well as a current ALTA survey or the equivalent (including, without limitation, ExpressMaps) thereof, together with a surveyor’s certificate, in each case, if available, (iii) deliver (A) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property and (B) in the event such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, deliver (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower Agent, (y) evidence of flood insurance with a financially sound and reputable insurer,

AMERICAS 94977503

naming the Administrative Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and (iii) if requested by the Administrative Agent or the Required Lenders, deliver to the Administrative Agent customary legal opinions, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Required Lenders; provided that, in addition to the requirements set forth in this clause (c) with respect to Material Real Properties, at all times on and after the date that is 180 days after the Effective Date, the aggregate Real Property Values of all real properties located in the United States and owned in fee by one or more Loan Parties that are not subject to Mortgages in favor of the Administrative Agent and in which the other items specified in this clause (c) have not been provided, shall not at any time exceed $25,000,000 (it being agreed, however, that if any real property is acquired by a Loan Party after the Effective Date and as a result of such acquisition such $25,000,000 limitation is exceeded, the Loan Parties shall have 90 days after the date of such acquisition (or such later date as reasonably agreed by the Administrative Agent) to provide Mortgages and the other items specified in this clause (c) on one or more real properties that will result in the Loan Parties being in compliance with such $25,000,000 limitation). Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, for so long as Term Loans or any Permitted Refinancings thereof are outstanding, the Loan Parties shall only be required to grant Mortgages, or deliver title insurance and/or surveys to the extent required under the Term Loan Credit Agreement.
(c)With respect to any joint venture formed or acquired by any Loan Party after the Effective Date, pledge to the Administrative Agent, for the benefit of the Secured Parties, all the Capital Stock or other equity interests owned by any Loan Party in such joint venture pursuant to the Guarantee and Collateral Agreement; provided, that if and only if such Loan Party is not permitted to pledge such Capital Stock or other equity interests under the limited liability company agreement, limited partnership agreement, joint venture agreement, general partnership agreement or other applicable organizational documents of such joint venture, the applicable Borrower or other applicable Loan Party shall use commercially reasonable efforts to have such Capital Stock or other equity interests held at all times by a JV Holding Company.
(d)[Reserved].
11.Broadcast License Subsidiaries
. (a) Unless the Borrowers shall reasonably determine with the consent of the Administrative Agent (such consent not to be unreasonably delayed, conditioned or withheld) that doing so would cause undue expense or effort for New Holdings or its Subsidiaries, and except with respect to the FCC Licenses listed on Schedule 7.11, cause all FCC Licenses for all Stations owned by New Holdings or its Subsidiaries (other than any Station which New Holdings or any Subsidiary has placed in a Divestiture Trust) to be held at all times by one or more Broadcast License Subsidiaries; provided, that with regard to any FCC Licenses for Stations acquired by New Holdings or its Subsidiaries after the Effective Date, the foregoing requirement shall be deemed satisfied if such FCC Licenses are, promptly following the acquisition of the respective Stations, assigned to and subsequently held by one or more Broadcast License Subsidiaries.
(a)Ensure that each Broadcast License Subsidiary engages only in the business of holding FCC Licenses and rights and activities related thereto.

AMERICAS 94977503

(b)Ensure that the property of each Broadcast License Subsidiary is not commingled with the property of Parent, Intermediate Holdings, New Holdings or any Subsidiary other than Broadcast License Subsidiaries or otherwise remains clearly identifiable.
(c)Ensure that no Broadcast License Subsidiary has any Indebtedness, guarantees or other liabilities except for the liabilities expressly permitted to be incurred in accordance with the definition of “Broadcast License Subsidiary”.
(d)Ensure that no Broadcast License Subsidiary creates, incurs, assumes or suffers to exist any Liens upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except non-consensual Liens arising by operation of law.
12.[Reserved]
.
13.Ratings
. Use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, from each of S&P and Moody’s.
14.[Reserved]
.
15.Anti-Corruption Laws and Sanctions
. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 8.NEGATIVE COVENANTS
.
From and after the Effective Date, each Borrower hereby agrees that it shall not, and shall not permit any of its Subsidiaries to (and Intermediate Holdings hereby agrees, solely with respect to Sections 8.17 and 8.19, that it shall not), directly or indirectly so long as any Loan or Note remains outstanding and unpaid, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been backstopped or Cash Collateralized in a manner reasonably acceptable to the applicable Issuing Bank) or any other amount is owing to any Lender (other than indemnities and other contingent liabilities not then due and payable that survive repayment of the Loans) or the Administrative Agent hereunder:
1.[Reserved]
.
2.Indebtedness
. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness of the Loan Parties under this Agreement and the other Loan Documents (including Indebtedness under any Incremental Revolving Facility and Extended Revolving Commitments and including obligations in respect of Letters of Credit hereunder);

AMERICAS 94977503

(b)Indebtedness of New Holdings to any Subsidiary and of any Subsidiary to any other Subsidiary; provided that (i) any such Indebtedness owed by a Loan Party to a Person that is not a Loan Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations on terms reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) and (ii) Indebtedness of Subsidiaries that are not Borrowers or Subsidiary Guarantors to any Borrower or any Subsidiary Guarantor must also be permitted under Section 8.7;
(c)Indebtedness of New Holdings or any of its Subsidiaries in respect of any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than any such contracts, arrangements or transactions entered into by New Holdings or any of its Subsidiaries for speculative purposes;
(d)Indebtedness of New Holdings or any of its Subsidiaries consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds, in each case required in the ordinary course of business or in connection with the enforcement of rights or claims of New Holdings and its Subsidiaries, and letters of credit obtained in support thereof in the ordinary course of business;
(e)existing Indebtedness of New Holdings or any of its Subsidiaries listed on Schedule 8.2 hereto including any extension or renewals or refinancing thereof, provided the principal amount thereof is not increased;
(f)(i) any Indebtedness of any Person that becomes a Subsidiary in connection with a Permitted Acquisition after the Effective Date, (ii) any Indebtedness of any Person that is assumed by a Subsidiary in connection with an acquisition of assets by such Subsidiary in connection with a Permitted Acquisition after the Effective Date, and (iii) any Permitted Refinancing in respect of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that (x) in the case of clauses (i) and (ii) such Indebtedness exists at the time of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition, (y) the aggregate principal amount of all Indebtedness of Subsidiaries that are not Borrowers or Subsidiary Guarantors outstanding under this clause (f) shall not exceed $25,000,000 at any time and (z) no Group Member (other than such Person that becomes a Subsidiary of New Holdings or the Subsidiary, as the case may be, that so assumes such Person’s Indebtedness) shall guarantee or otherwise become liable for the payment of such Indebtedness;
(g)[Reserved];
(h)[Reserved];
(i)Indebtedness consisting of promissory notes issued by New Holdings and its Subsidiaries to current or former directors, officers, employees, members of management or consultants of such person (or their respective estate, heirs, family members, spouse or former spouse) to finance the repurchase of shares of Parent permitted by Section 8.8;
(j)(i) Indebtedness of New Holdings or any Subsidiary (including Capital Lease Obligations) incurred to finance the acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets (or the purchase of the Capital Stock of any Person owning such assets) in an amount not to exceed $25,000,000 at any time outstanding; provided that such Indebtedness is incurred prior to or within 365 days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Indebtedness arising out of sale-leaseback transactions permitted hereunder and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

AMERICAS 94977503

(k)Cash Management Obligations and other Indebtedness of New Holdings and any Subsidiaries in respect of netting services, overdraft protections, employee credit card programs, automatic clearing house arrangements and other similar arrangements in each case in connection with deposit accounts;
(l)unsecured Indebtedness arising from agreements of New Holdings and its Subsidiaries providing for seller financing, deferred purchase price, contingent liabilities in respect of any indemnification obligations, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with any Business Acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of New Holdings or any of its Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)), (ii) with respect to a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by New Holdings and its Subsidiaries in connection with such disposition and (iii) as of the date of incurrence of any Indebtedness under this clause (l), the Consolidated Total Net Leverage Ratio (determined (i) on a pro forma basis, after giving effect to the incurrence of such Indebtedness, and (ii) excluding the proceeds of such Indebtedness in the calculation of Unrestricted Cash) of the Borrowers and the Subsidiary Guarantors as of such date) is less than or equal to 6.25 to 1.00;
(m)Indebtedness of New Holdings or any of its Subsidiaries consisting of (i) financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(n)Indebtedness of New Holdings or any of its Subsidiaries incurred under and pursuant to the Term Loan Documents, and any Refinancing (as defined in the ABL/Term Loan Intercreditor Agreement) thereof to the extent not prohibited under the ABL/Term Loan Intercreditor Agreement; provided that the aggregate amount of Indebtedness incurred thereunder (inclusive of any unused commitments) shall not at any time exceed $1,560,000,000 at any time outstanding (which principal amount may be increased, in the case of any Refinancing, by any accrued but unpaid interest, fees and redemption premiums payable thereon under the terms of the Term Loan Documents and reasonable expenses incurred in connection therewith);
(o)Indebtedness of New Holdings or any of its Subsidiaries in an aggregate amount outstanding not to exceed $10,000,000 at any time; provided, that to the extent such Indebtedness is secured, such Indebtedness is secured in compliance with Section 8.3(z); and
(p)unsecured Indebtedness of New Holdings or any of its Subsidiaries in an aggregate principal amount not to exceed, at any time, the greater of (i) $50,000,000 and (ii) such amount that would not cause, after giving effect to the incurrence thereof, on a pro forma basis the Consolidated Total Leverage Ratio to exceed 5.50:1.00 as of the last day of the Test Period most recently ended; and
(q)Indebtedness so long as immediately before and after giving effect thereto, the Payment Conditions shall be satisfied.
3.Limitation on Liens
. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

AMERICAS 94977503

(a)Liens for Taxes, assessments or other governmental charges not yet overdue by more than 30 days or not yet payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of New Holdings or the applicable Subsidiary, as the case may be, in accordance with GAAP;
(b)carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising by operation of law, in each case in the ordinary course of business in respect of obligations which are not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of New Holdings or the applicable Subsidiary, as the case may be, in accordance with GAAP;
(c)pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation and/or securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to New Holdings or any Subsidiary;
(d)(i) easements, right-of-way, zoning, other land use regulations and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which, in the aggregate do not materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of New Holdings and its Subsidiaries taken as a whole and (ii) any exceptions set forth in any title policies with respect to Mortgaged Properties;
(e)Liens pursuant to the Loan Documents;
(f)Liens on assets of entities or Persons which become Subsidiaries of New Holdings after the Effective Date; provided that such Liens exist at the time such entities or Persons become Subsidiaries and are not created in anticipation thereof;
(g)Liens on documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;
(h)Liens securing any Indebtedness permitted under Section 8.2(j); provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing, leasing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of New Holdings or any Subsidiary (other than proceeds and products thereof); provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender on customary terms;
(i)existing Liens described in Schedule 8.3 and renewals thereof; provided that no such Lien is spread to cover any additional property after the Effective Date other than proceeds and products thereof and that the amount secured thereby is not increased;
(j)Liens securing arrangements permitted by the first proviso contained in Section 8.10;
(k)deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

AMERICAS 94977503

(l)Liens securing Indebtedness owing to any Borrower or any Subsidiary Guarantor under Section 8.2(b);
(m)any Lien existing on any property or asset prior to the acquisition thereof by New Holdings or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary (including in connection with any acquisition permitted under Section 8.7); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of New Holdings or any Subsidiary (other than proceeds or products thereof) and other than after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(n)Liens securing Indebtedness incurred pursuant to Section 8.2(n); provided that such Liens are at all times subject to the ABL/Term Loan Intercreditor Agreement;
(o)Liens securing any Permitted Refinancing permitted under Section 8.2; provided that such security interests shall not apply to any property or assets that were not collateral for the Indebtedness being refinanced;
(p)Liens on assets or property securing obligations of New Holdings or any Subsidiary incurred in the ordinary course of business in an aggregate amount not to exceed $10,000,000 at any time;
(q)Liens on assets or property securing judgments for the payment of money not constituting an Event of Default under Section 9(h);
(r)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of New Holdings or any of its Subsidiaries;
(s)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking or other financial institution arising as a matter of law or granted in the ordinary course of business and under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; provided that, in the case of this clause (ii), unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;
(t)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 8.7(c), 8.7(k), 8.7(r), 8.7(t) or 8.7(u) to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 8.6, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(u)purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into by New Holdings or any of its Subsidiaries in the ordinary course of business;

AMERICAS 94977503

(v)any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense arrangement (including software and other technology licenses) entered into by New Holdings or any of its Subsidiaries in the ordinary course of its business and which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;
(w)[Reserved];
(x)Liens solely on any cash earnest money deposits made by New Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;
(y)Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder; and
(z)Liens on assets or property securing Indebtedness of New Holdings or any Subsidiary incurred pursuant to Section 8.2(o); provided that the Liens securing such Indebtedness are subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement which shall be customary for transactions of this type and otherwise on terms and conditions reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).
4.Limitation on Contingent Obligations
. Create, incur, assume or suffer to exist any Contingent Obligation except:
(a)guarantees by New Holdings or any Subsidiaries of obligations to third parties made in the ordinary course of business in connection with relocation of employees of New Holdings or any of its Subsidiaries;
(b)guarantees by New Holdings and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $30,000,000 at any one time;
(c)existing Contingent Obligations described in Schedule 8.4 including any extensions or renewals thereof;
(d)Contingent Obligations of New Holdings or any of its Subsidiaries in respect of any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than any such contracts, arrangements or transactions entered into by New Holdings or any of its Subsidiaries for speculative purposes;
(e)Contingent Obligations of any Subsidiary Guarantor pursuant to the Guarantee and Collateral Agreement;
(f)guarantees by New Holdings and its Subsidiaries of (i) Indebtedness of New Holdings and its Subsidiaries permitted under Section 8.2 (other than clause (f) thereof) and (ii) obligations (other than Indebtedness) of New Holdings and its Subsidiaries not prohibited hereunder; provided that (i) any guarantee by New Holdings or a Subsidiary of Indebtedness of a Subsidiary that is not a Borrower or Subsidiary Guarantor shall only be permitted to the extent permitted by Section 8.7(b) and (ii) with respect to any guarantee by a Borrower or a Subsidiary Guarantor, if the Indebtedness so guaranteed is subordinated in right of payment to the Obligations, such guarantee shall be subordinated in right of payment to the guarantee of the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being guaranteed;
(g)[Reserved]; and

AMERICAS 94977503

(h)guarantees by New Holdings or any Subsidiary of Indebtedness permitted under Section 8.2(f), so long as such guarantee is Indebtedness that is permitted by the terms of such Section.
5.Prohibition of Fundamental Changes
. Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of Intermediate Holdings or any of its Subsidiaries), or transfer all or substantially all of its assets to any Person that is not a Borrower or a Subsidiary Guarantor, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any business other than business conducted or proposed to be conducted by New Holdings and its Subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, including without limitation in broadcasting and other media businesses, except for (a) the transactions otherwise permitted pursuant to Sections 8.6 and 8.7; provided that New Holdings may not merge, consolidate or amalgamate with any Person unless New Holdings is the continuing or surviving Person, (b) the liquidation or dissolution of any Subsidiary if New Holdings determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders, (c)(i) any Subsidiary may merge, amalgamate or consolidate with or into any other Subsidiary (provided that in any such transaction involving a Borrower or Subsidiary Guarantor, a Borrower or Subsidiary Guarantor must be the continuing or surviving Person) and (ii) New Holdings or any Subsidiary may change its legal form if New Holdings determines in good faith that such action is in the best interest of New Holdings and its Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Borrower or Subsidiary Guarantor will remain a Borrower or Subsidiary Guarantor, as applicable, unless such Borrower or Subsidiary Guarantor is otherwise permitted to cease being a Borrower or Subsidiary Guarantor, as applicable, hereunder), (d) any Subsidiary may transfer or dispose of any or all of its assets to New Holdings or to another Subsidiary (upon voluntary liquidation or otherwise); provided that if the transferor in such a transaction is a Borrower or Subsidiary Guarantor, then (i) the transferee or assignee must be a Subsidiary Guarantor or a Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary that is not a Borrower or Subsidiary Guarantor in accordance with Sections 8.2 and 8.7 respectively or pursuant to a disposition permitted by Section 8.6 and (e) the Restructuring Transactions.
6.Prohibition on Sale of Assets
. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired except:
(a)the sale or other disposition by New Holdings or any of its Subsidiaries of any personal property that, in the reasonable judgment of New Holdings, has become uneconomic, obsolete or worn out or no longer used or useful in the conduct of the business of New Holdings or any Subsidiaries, and which is disposed of in the ordinary course of business;
(b)sales of inventory by New Holdings or any of its Subsidiaries made in the ordinary course of business;
(c)any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or Subsidiary Guarantor that is

AMERICAS 94977503

a wholly-owned Domestic Subsidiary of New Holdings (including by way of merging such Subsidiary into a Borrower or Subsidiary Guarantor that is a wholly-owned Domestic Subsidiary of New Holdings or into New Holdings) or make any investment permitted by Section 8.7, and any Subsidiary may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock of any Subsidiary to New Holdings, to a wholly-owned Borrower or Subsidiary Guarantor that is a Domestic Subsidiary of New Holdings or to any other Subsidiary to the extent such transfer constitutes an investment permitted by Section 8.7; provided that in either case such transfer shall not cause such wholly-owned Borrower or Subsidiary Guarantor that is a Domestic Subsidiary to become a Foreign Subsidiary and provided further that no such transaction may be effected if it would result in the transfer of any assets of, or any Capital Stock of, a Subsidiary to another Subsidiary whose Capital Stock has not been pledged to the Administrative Agent or which has pledged a lesser percentage of its Capital Stock to the Administrative Agent than was pledged by the transferor Subsidiary unless, in any such case, after giving effect to such transaction, the Capital Stock of such other Subsidiary is not required to be pledged under the definition of Guarantee and Collateral Agreement or under Section 7.10(b);
(d)any Foreign Subsidiary of New Holdings may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to New Holdings or a wholly-owned Subsidiary and any Foreign Subsidiary of New Holdings may sell or otherwise dispose of, or part control of any or all of, the Capital Stock of, or other equity interests in, any Foreign Subsidiary of New Holdings to a wholly-owned Subsidiary; provided that in either case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;
(e)the sale or other disposition by New Holdings or any of its Subsidiaries of other assets consummated after the Effective Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) with respect to the sale or other disposition of Broadcast Assets, if the consideration for such sale or other disposition exceeds $10,000,000, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents (provided that to the extent the consideration for all such sales or other dispositions made in reliance on this clause (e) of Broadcast Assets for which the consideration was $10,000,000 or less exceeds $50,000,000 in the aggregate, the consideration for any sale or other disposition of a Broadcast Asset made thereafter in reliance on this clause (e) shall consist of at least 75% in cash and Cash Equivalents) and (iii) with respect to the sale or other disposition of assets that are not Broadcast Assets (“Non-Broadcast Assets”), to the extent the aggregate consideration for all such sales or other dispositions of Non-Broadcast Assets made in reliance on this clause (e) exceeds $25,000,000 in the aggregate, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents;
(f)the one-time sale or other disposition by New Holdings or any of its Subsidiaries of a Non-Broadcast Asset, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) the Consolidated EBITDA of New Holdings and its Subsidiaries generated by such Non-Broadcast Asset for the Test Period most recently ended represents less than 5% of the Consolidated EBITDA of New Holdings and its Subsidiaries for such Test Period, (iii) [reserved] and (iv) substantially concurrently with the consummation of such sale or other disposition, the Borrower Agent shall provide the Administrative Agent with a certificate of a Responsible Officer certifying that such sale or other disposition is being effected pursuant to this clause (f) and that such sale or other disposition complies with the provisions of this clause (f);

AMERICAS 94977503

(g)the sale or other disposition by New Holdings or any of its Subsidiaries (or a Divestiture Trust which holds assets) of (x) Stations (and related Broadcast Assets) listed on Schedule 8.6(g) or (y) Stations (and related Broadcast Assets) or other assets acquired in any acquisition permitted under Section 8.7, in each case to the extent such sale or other disposition is required by applicable law or rule, regulation or order of the FCC; provided that (except in the case of dispositions to a Divestiture Trust) (i) any such sale or other disposition shall be made for fair value on an arms’ length basis and (ii) if the consideration for such sale or other disposition exceeds $15,000,000, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents;
(h)dispositions by New Holdings or any of its Subsidiaries of past due accounts receivable in connection with the collection, write down or compromise thereof;
(i)leases, subleases, or sublicenses of property by New Holdings or any of its Subsidiaries, and dispositions of Intellectual Property by New Holdings or any of its Subsidiaries in the ordinary course of business, in each case that do not materially interfere with the business of New Holdings and its Subsidiaries, and dispositions of Intellectual Property under a research or development agreement in which the other party receives a license to Intellectual Property that results from such agreement;
(j)transfers by New Holdings or any of its Subsidiaries of property subject to any casualty event, including any condemnation, taking or similar event and any destruction, damage or any other casualty loss;
(k)dispositions by New Holdings or any of its Subsidiaries in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of New Holdings or any of its Subsidiaries, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;
(l)sales by New Holdings or any of its Subsidiaries of immaterial non-core assets acquired in connection with a Business Acquisition which are not used in the business of New Holdings and its Subsidiaries;
(m)any disposition by New Holdings or any of its Subsidiaries of real property to a Governmental Authority as a result of a condemnation of such real property;
(n)exclusive or non-exclusive licenses or similar agreements entered into by New Holdings or any of its Subsidiaries in respect of Intellectual Property;
(o)(i) any Non-Significant Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary that is not a Loan Party (including by way of merging such Non-Significant Subsidiary into another Subsidiary), (ii) any Broadcast License Subsidiary may transfer a FCC License to another Broadcast License Subsidiary, and (iii) any Borrower or any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of assets to a Subsidiary that is not a Loan Party; provided, that the aggregate fair market value (as determined in good faith by New Holdings) of all assets sold, leased, transferred or otherwise disposed of in reliance on clause (o)(iii) shall not exceed $10,000,000 in any fiscal year of New Holdings;
(p)(p)    the sale of the real property owned by DC Radio Assets, LLC and located at 7115 Greentree Road, Bethesda, Maryland; provided that (i) such sale shall be made for fair value on an arm’s-length basis and (ii) the consideration for such sale consists of at least 75% in cash and Cash Equivalents;

AMERICAS 94977503

(q)substantially concurrent sales, transfers and other dispositions by New Holdings or any of its Subsidiaries of business assets (other than Accounts) to the extent the assets provided by New Holdings or the applicable Subsidiary, as the case may be, are exchanged substantially simultaneously for business assets of comparable or greater usefulness to the business of the Borrowers, provided that (i) no more than 30% of any consideration given by New Holdings or its Subsidiaries for such asset swap consists of cash or Cash Equivalents and (ii) New Holdings or such Subsidiary receives consideration at least equal to the fair market value (as determined in good faith by New Holdings) of the assets sold, transferred or otherwise disposed of (each such asset swap, a “Permitted Asset Swap”);
(r)to the extent constituting dispositions, mergers, consolidations and liquidations permitted by Section 8.5, Restricted Payments permitted by Section 8.8, Investments permitted by Section 8.7 (other than Section 8.7(i)) and Liens permitted by Section 8.3;
(s)dispositions by New Holdings or any of its Subsidiaries of cash and Cash Equivalents;
(t)dispositions by New Holdings or any of its Subsidiaries of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(u)the unwinding by New Holdings or any of its Subsidiaries of any Swap Agreement in accordance with its terms;
(v)terminations of leases, subleases, licenses and sublicenses by New Holdings or any of its Subsidiaries in the ordinary course of business;
(w)sale leasebacks by New Holdings or any of its Subsidiaries permitted by Section 8.10;
(x)[Reserved];
(y)the sale by New Holdings or any of its Subsidiaries of the real property and assets listed on Schedule 8.6(y); provided that (i) such sale shall be made for fair value on an arm’s-length basis, (ii) the consideration for such sale consists of at least 75% in cash and Cash Equivalents and (iii) at the time of such sale (other than any such sale made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such sale;
(z)any disposition, assignment or writedown by New Holdings or any of its Subsidiaries of the Gleiser Note;
(aa)sales and other dispositions contemplated by the Restructuring Transactions; and
(ab)sales, transfers or dispositions so long as immediately before and after giving effect thereto, the Payment Conditions shall be satisfied.
7.Limitation on Investments, Loans and Advances
. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)(i) loans or advances by New Holdings or any of its Subsidiaries in respect of intercompany accounts attributable to the operation of the Borrowers’ cash management system and (ii) loans or advances by New Holdings or any of its Subsidiaries

AMERICAS 94977503

to a Borrower or Subsidiary Guarantor (or a Subsidiary that would be a Borrower or Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Borrower or Subsidiary Guarantor);
(b)Investments by New Holdings and its Subsidiaries in Subsidiaries of New Holdings that are not Borrowers or Subsidiary Guarantors; provided that at all times the aggregate amount of all such Investments at any time outstanding, together with any guarantees by New Holdings and its Subsidiaries of Indebtedness of a Subsidiary that is not a Borrower or Subsidiary Guarantor, shall not exceed $10,000,000;
(c)Investments by New Holdings and the Subsidiaries, not otherwise described in this Section 8.7, in Borrowers or in Subsidiary Guarantors (or a Subsidiary that would be a Borrower or Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Borrower or Subsidiary Guarantor) that otherwise are not prohibited under the terms of this Agreement;
(d)any Subsidiary of New Holdings may make Investments in New Holdings (by way of capital contribution or otherwise);
(e)New Holdings and its Subsidiaries may invest in, acquire and hold (i) Cash Equivalents and cash and (ii) other cash equivalents invested in or held with any financial institutions to the extent such amounts under this clause (ii) do not exceed $5,000,000 per individual institution and $25,000,000 in the aggregate at any one time;
(f)New Holdings or any of its Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of New Holdings or any such Subsidiary not to exceed $10,000,000 in the aggregate at any one time;
(g)New Holdings or any of its Subsidiaries may make payroll advances in the ordinary course of business;
(h)New Holdings or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause shall prevent New Holdings or any Subsidiary from offering such concessionary trade terms, or from receiving such investments or any other investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);
(i)New Holdings and its Subsidiaries may make Investments in connection with Asset Sales permitted by Section 8.6(e), (f) or (g) or to which the Required Lenders consent;
(j)existing Investments described in Schedule 8.7;
(k)New Holdings and its Subsidiaries may in a single transaction or series of related transactions, make acquisitions (by merger, purchase, lease (including any lease that contains up-front payments and/or buyout options) or otherwise) of any business, division or line of business or all or substantially all of the outstanding Capital Stock of any corporation or other entity (other than any director’s qualifying shares or any options for equity interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) or any Station and Broadcast Assets related thereto as long as (i) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (provided that this clause (i) shall not apply with respect to any acquisition made pursuant to a legally binding commitment entered into at a time when no Default existed or would result

AMERICAS 94977503

from the making of such acquisition), (ii) as of the date of such acquisition, the Consolidated First Lien Net Leverage Ratio (determined on a pro forma basis, after giving effect to such acquisition and any incurrence of Indebtedness in connection therewith (but excluding the proceeds of any such Indebtedness in the calculation of Unrestricted Cash)) is less than or equal to the greater of (A) the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended fiscal quarter and (B) 5.00 to 1.00, (iii) all actions required to be taken with respect to any acquired assets or acquired or newly formed Subsidiary under Section 7.10 shall be taken substantially simultaneously with consummation of such acquisition (or such longer period of time as provided under Section 7.10 or as the Administrative Agent shall agree), (iv) any such newly acquired Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 8.2 and (v) with respect to any such acquisition that involves aggregate consideration in excess of $20,000,000, the Borrower Agent has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (i) through (iv) above, together with all relevant financial information for the Person or assets to be acquired; provided that the aggregate consideration (whether cash or property, as valued in good faith by the board of directors of New Holdings) given by New Holdings and its Subsidiaries for all acquisitions consummated after the Effective Date in reliance on this clause (k) shall not exceed $75,000,000;
(l)(i) Investments by New Holdings and any Subsidiaries in any business, division, line of business or Person acquired pursuant to a Permitted Acquisition so long as the conditions to the making of any Permitted Acquisition set forth in Section 8.7(k) are satisfied mutatis mutandis with respect to the making of such Investment and (ii) Investments of any Person in existence at the time such Person becomes a Subsidiary pursuant to a Business Acquisition (provided that such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary);
(m)New Holdings and its Subsidiaries may make loans or advances to, or acquisitions or other Investments in, other Persons (exclusive of Persons which are, or become, Foreign Subsidiaries) that constitute or are in connection with joint ventures, provided (i) the amount of such Investments shall not exceed in the aggregate $30,000,000 at any time outstanding for Investments made with cash or Cash Equivalents and $20,000,000 at any time outstanding for other Investments and (ii) any such joint venture formed or acquired after the Effective Date shall comply with Section 7.10(d);
(n)New Holdings and its Subsidiaries may make loans or advances to, or other Investments in, or otherwise transfer funds (including by way of repayment of loans or advances) to, Foreign Subsidiaries; provided the amount of such Investments shall not exceed in the aggregate $5,000,000 at any time outstanding;
(o)New Holdings or any of its Subsidiaries may acquire obligations of one or more directors, officers, employees, members or management or consultants of any of New Holdings or its Subsidiaries in connection with such person’s acquisition of shares of the Parent, so long as no cash is actually advanced by New Holdings or any of its Subsidiaries to such persons in connection with the acquisition of any such obligations;
(p)New Holdings and its Subsidiaries may acquire assets constituting a Permitted Reinvestment with the Net Proceeds from Asset Sales in accordance with the reinvestment rights provided under Section 4.6(b) of the Term Loan Credit Agreement;
(q)New Holdings and its Subsidiaries may acquire assets under a Permitted Asset Swap;

AMERICAS 94977503

(r)New Holdings and its Subsidiaries may make Investments so long as immediately before and after making such Investment, the Payment Conditions shall be satisfied;
(s)New Holdings and its Subsidiaries may consummate the transactions contemplated by the Merlin Asset Purchase Agreement;
(t)New Holdings and its Subsidiaries may make Investments to the extent the consideration paid therefor consists solely of (i) Capital Stock, which is not Disqualified Stock, of the Parent or (ii) the Net Proceeds of any substantially concurrent issuance of Capital Stock, which is not Disqualified Stock, by Parent (other than any issuance the proceeds of which have been applied for Restricted Payments under Section 8.8(c) or Section 8.8(h) or have been applied for prepayments of Indebtedness under Section 8.15(b)(iii)); provided that, (x) immediately before and after making such Investment, no Default or Event of Default shall have occurred and be continuing, (y) in the case of clause (ii) in respect of an issuance by Parent, the proceeds thereof have been contributed by Parent in cash as common equity to New Holdings or such Subsidiary and (z) in the case of clause (ii), such issuance is to a Person other than a Group Member;
(u)New Holdings and its Subsidiaries may make other Investments not to exceed at any time outstanding, together with all other Investments made in reliance on this clause (u), $50,000,000;
(v)[Reserved]; and
(w)New Holdings and its Subsidiaries may make the Investments contemplated by the Restructuring Transactions.
For purposes of calculating the amount of any Investment, such amount shall equal (x) the amount actually invested less (y) any repayments, interest, returns, profits, dividends, distributions, income and similar amounts actually received in cash from such Investment (from dispositions or otherwise) (which amount referred to in this clause (y) shall not exceed the amount of such Investment at the time such Investment was made). The amount of any consideration paid for any Investment consisting of the provision of services or the transfer of non-cash assets shall be equal to the fair market value of such services or non-cash assets, as the case may be, as determined by New Holdings in good faith.
8.Limitation on Restricted Payments
. Declare or make any dividends or distributions on any Capital Stock of any Group Member, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of New Holdings or any of its Subsidiaries (all of the foregoing being referred to herein as “Restricted Payments”); except that:
(a)(i) any Group Member may declare or pay dividends to any Borrower or any Subsidiary Guarantor, (ii) any Group Member that is not a Loan Party may declare or pay dividends to any other Group Member that is not a Loan Party and (iii) any Subsidiary may declare and pay dividends ratably with respect to its Capital Stock;
(b)so long as no Default or Event of Default then exists or would result therefrom, New Holdings may make Restricted Payments in an amount not to exceed $10,000,000 in the aggregate in any fiscal year of New Holdings;

AMERICAS 94977503

(c)so long as no Default or Event of Default then exists or would result therefrom, New Holdings may, or may pay dividends or make distributions to Intermediate Holdings (who shall in turn make a dividend or distribution to Parent in such amount received from New Holdings) to permit Parent to (and which are used by Parent to), purchase its common stock or common stock options from former officers or employees of Parent, Intermediate Holdings or any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments made after the Effective Date under this clause (c), together with the aggregate amount of payments made after the Effective Date under Section 8.8(d), shall not exceed $5,000,000 in the aggregate in any fiscal year of New Holdings (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any fiscal year of New Holdings); provided further that such amount in any fiscal year may be increased by an amount not to exceed (i) the Net Proceeds from the sale of Capital Stock (other than Disqualified Stock) of Parent to any employee, member or the board of directors or consultant of any Group Member that occurs after the Effective Date, solely to the extent such Net Proceeds (x) have been contributed by Parent in cash as common equity to New Holdings and (y) have not been (A) applied for Investments under Section 8.7(t) or Restricted Payments under Section 8.8(h) or (B) applied to make a prepayment of Indebtedness under Section 8.15(b)(iii); plus (ii) the cash proceeds of key man life insurance policies received by New Holdings or its Subsidiaries after the Effective Date; less (iii) the amount of any payments previously made with the cash proceeds described in clauses (i) and (ii);
(d)so long as no Default or Event of Default then exists or would result therefrom, New Holdings may, or may pay dividends or make distributions to Intermediate Holdings (who shall in turn make a dividend or distribution to Parent in such amount received from New Holdings) to permit Parent to (and which are used by Parent to), make payments and/or net shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto, make payments in respect of or purchase restricted stock units and similar stock based awards thereunder and to settle employees’ and directors’ federal, state and income tax liabilities (if any) related thereto, provided that the aggregate amount of such payments made by New Holdings under this clause (d) after the Effective Date, together with the aggregate amount of payments made under Section 8.8(c) after the Effective Date, shall not exceed $5,000,000 in any fiscal year of New Holdings (with unused amounts in any fiscal year of New Holdings being carried over to succeeding fiscal years subject to a maximum of $10,000,000 in any fiscal year);
(e)[Reserved];
(f)so long as no Default or Event of Default then exists or would result therefrom, any Group Member may make dividends or distributions within 60 days after the date of declaration thereof, if at the date of declaration, such payment would have complied with provisions of this Agreement;
(g)so long as no Default or Event of Default then exists or would result therefrom, New Holdings and its Subsidiaries may, directly (in the case of New Holdings) or indirectly (in the case of any Subsidiaries), make distributions to Intermediate Holdings (who shall in turn make a dividend or distribution to Parent in such amount received from New Holdings) to permit Parent to make (and which are used by Parent to make) cash payments in lieu of the issuance of fractional shares or interests in connection with the exercise of warrants, options or other rights or securities convertible into or exchangeable for Capital Stock of Parent; provided that any such cash payment shall not be for the purpose of evading the limitations of this covenant;

AMERICAS 94977503

(h)New Holdings may redeem, repurchase, retire or acquire any Capital Stock of Parent in exchange for, or out of the Net Proceeds of, the substantially concurrent sale or issuance (other than to any Group Member) of Capital Stock (other than any Disqualified Stock) of Parent, solely to the extent such Net Proceeds (i) have been contributed by Parent in cash as common equity to New Holdings and (ii) have not been (A) applied for Restricted Payments under Section 8.8(c) or applied for Investments under Section 8.7(t) or (B) applied to a prepayment of Indebtedness under Section 8.15(b)(iii);
(i)[Reserved];
(j)New Holdings and its Subsidiaries may make the Restricted Payments contemplated by the Restructuring Transactions; and
(k)New Holdings may pay dividends or make distributions, directly or indirectly, to Intermediate Holdings or Parent (i) that are used by Intermediate Holdings or Parent, as applicable, to pay corporate overhead expenses incurred in the ordinary course of business (provided, that, with respect to Parent, (x) such corporate overhead expenses  do not relate solely to, and were not incurred solely in connection with, Parent’s ownership of any Person other than  Intermediate Holdings and its Subsidiaries and (y) to the extent Parent owns Capital Stock in any Person other than Intermediate Holdings and its Subsidiaries, the amount of such dividends and distributions made to Parent for corporate overhead expenses shall not exceed the portion of such corporate overhead expenses allocated to Intermediate Holdings and its Subsidiaries (as determined by Parent in good faith)) and (ii) that are used by Intermediate Holdings or Parent, as applicable, to pay, or to distribute to Parent’s direct or indirect parent, amounts required for Intermediate Holdings or Parent or such direct or indirect parent of Parent, as applicable, to pay federal, state and local income Taxes imposed directly on Intermediate Holdings, Parent, or such direct or indirect parent of Parent, to the extent such Taxes are attributable to the income of New Holdings and its Subsidiaries (including, without limitation, by virtue of Intermediate Holdings, Parent or such direct or indirect parent of Parent being the common parent of a consolidated or combined Tax group of which New Holdings and/or its Subsidiaries are members); provided that the amount of any such dividends or distributions (plus any Taxes payable directly by New Holdings and its Subsidiaries) shall not exceed the amount of such Taxes that would have been payable directly by New Holdings and/or its Subsidiaries had New Holdings been the common parent of a separate Tax group that included only New Holdings and its Subsidiaries.
(l)New Holdings and its Subsidiaries may make any Restricted Payment so long as, as of the date of such Restricted Payment and after giving effect thereto, the Payment Conditions shall be satisfied.
9.Transactions with Affiliates
. Enter into after the Effective Date any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than any Borrower or any Subsidiary Guarantor) except (a) for transactions which are otherwise not prohibited under this Agreement and which are upon fair and reasonable terms no less favorable in any material respect to such Borrower or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, (b) [reserved], (c) the reasonable and customary fees payable to the directors of the Group Members and reimbursement of reasonable out-of-pocket costs of the directors of the Group Members, (d) the payment of reasonable and customary indemnities to the directors, officers and employees of the Group Members in the ordinary course of business, (e) as permitted under Section 8.2(b), Section 8.3(l), Sections 8.4(a) and (f), Section

AMERICAS 94977503

8.5 (other than clause (a) thereof), Sections 8.6(c), (d), and (o), Sections 8.7(c), (d), (n), and (o) and Section 8.8, (f) for the Restructuring Transactions or (g) as set forth on Schedule 8.9.
10.Limitation on Sales and Leasebacks
. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property which has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, provided that New Holdings or any of its Subsidiaries may enter into such arrangements covering property with an aggregate fair market value not exceeding $150,000,000 during the term of this Agreement if the Net Proceeds from such sale leaseback arrangements are applied to the prepayment of Term Loans in accordance with the provisions of Section 4.6(b) of the Term Loan Credit Agreement; provided further, that the Reinvestment Rights provided in Section 4.6(b) of the Term Loan Credit Agreement shall not be available with respect to such Net Proceeds.
11.Fiscal Year
. Permit the fiscal year for financial reporting purposes of the Borrowers to end on a day other than December 31, unless the Borrower Agent shall have given at least 45 days prior written notice to the Administrative Agent.
12.Negative Pledge Clauses
. Enter into or suffer to exist or become effective any agreement that prohibits or limits (other than a dollar limit, provided that such dollar limit is sufficient in amount to allow at all times the Liens to secure the Obligations) the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents (and any agreement governing any Permitted Refinancing in respect of the Loans, so long as any such prohibition or limitation contained in such refinancing agreement is not materially less favorable to the Lenders that that which exists as of the Effective Date), (b) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (d) pursuant to applicable law, (e) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be), (f) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale or sale-leaseback of any property permitted under this Agreement, (g) documents, agreements or constituent documents governing joint ventures, (h) any agreement in effect at the time a Subsidiary becomes a Subsidiary as long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (i) agreements permitted under Section 8.10, (j) restrictions arising in connection with cash or other deposits permitted under Sections 8.3 and 8.7 and limited to such cash or deposits and (k) customary non-assignment provisions in contracts entered into in the ordinary course of business.

AMERICAS 94977503

13.Clauses Restricting Subsidiary Distributions
. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, New Holdings or any other Subsidiary, (b) make loans or advances to, or other Investments in, New Holdings or any other Subsidiary or (c) transfer any of its assets to New Holdings or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents (or any agreement governing any Permitted Refinancing in respect of the Loans, so long as any such restriction contained in such refinancing agreement is not materially less favorable to the Lenders than that which exists as of the Effective Date), (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or all or substantially all of the assets of such Subsidiary, (iii) applicable law, (iv) restrictions in effect on the Effective Date contained in the agreements governing the Indebtedness in effect on the Effective Date and in any agreements governing any refinancing thereof if such restrictions are no more restrictive than those contained in the agreements as in effect on the Effective Date governing the Indebtedness being renewed, extended or refinanced, (v) customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by New Holdings or any of its Subsidiaries, in each case entered into in the ordinary course of business, (vi) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, (vii) Liens permitted under Section 8.3 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens; (viii) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by New Holdings and outstanding on such date as long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (ix) any customary restriction on cash or other deposits imposed under agreements entered into in the ordinary course of business or net worth provisions in leases and other agreements entered into in the ordinary course of business, (x) provisions with respect to dividends, the disposition or distribution of assets or property in joint venture agreements, license agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; (xi) restrictions on deposits imposed under contracts entered into in the ordinary course of business; and (xii) any restrictions under any Indebtedness permitted by Section 8.2 if such restrictions are no more restrictive to New Holdings and its Subsidiaries than those contained under this Agreement.
14.FCC Licenses
. Cause any of the FCC Licenses to be held at any time by any Person other than New Holdings or any of its wholly-owned Subsidiaries that are Domestic Subsidiaries (with an exception for those Stations held in a Divestiture Trust pursuant to rule, regulation or order of the FCC).
15.Certain Payments of Indebtedness
. (a) Make any payment in violation of any of the subordination provisions of any Subordinated Indebtedness or any payment of regularly scheduled interest or principal on any Subordinated Indebtedness at any time after the occurrence and during the continuation of an Event of Default

AMERICAS 94977503

under Section 9(a); or (b) make any payment or prepayment (including payments as a result of acceleration thereof) on any Subordinated Indebtedness or redeem or otherwise acquire, purchase or defease any Subordinated Indebtedness, except that (i) any Group Member may make any such payment in connection with any refinancing of any Subordinated Indebtedness permitted pursuant to the terms hereof; (ii) any Group Member may make (x) payments in respect of regularly scheduled interest or principal in respect of Subordinated Indebtedness, and any other mandatory prepayments as and when due and (y) other payments or prepayments in respect of any Subordinated Indebtedness, so long as, as of the date of such payment, after giving effect to prepayment of any Subordinated Indebtedness and any Indebtedness incurred in connection with such prepayment, the Payment Conditions shall be satisfied; (iii) any Group Member may prepay any Subordinated Indebtedness out of the Net Proceeds of the substantially concurrent sale or issuance (other than to any Group Member) of Capital Stock (other than any Disqualified Stock) of Parent, solely to the extent such Net Proceeds (x) have been contributed by Parent in cash as common equity to New Holdings and (y) have not been applied for Restricted Payments under Section 8.8(c) or 8.8(h) or applied for Investments under Section 8.7(t); (iv) New Holdings and its Subsidiaries may convert or exchange all or any portion of any Subordinated Indebtedness to Capital Stock (other than Disqualified Stock) of Parent and (v) (A) any Loan Party may make payments in respect of Indebtedness owing to another Loan Party, (B) any Subsidiary that is not a Loan Party may make payments in respect of Indebtedness owing to any Loan Party and (C) any Subsidiary that is not a Loan Party may make payments in respect of Indebtedness owing to any other Subsidiary that is not a Loan Party.
16.Amendment of Material Documents
. Amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to (a) its certificate of incorporation, by-laws or other organizational documents, (b) any indenture, credit agreement or other document entered into to evidence or govern the terms of any Indebtedness identified on Schedule 8.2 or permitted to be created, incurred or assumed pursuant to Section 8.2 and, in each case, any indenture, credit agreement or other document entered into with respect to any extension, renewal, replacement or refinancing thereof or (c) any document entered into to evidence or govern the terms of any Preferred Stock, in each case except for any such amendment, modification or waiver that, (i) would not, in any material respect, adversely affect the interests of the Lenders and (ii) would otherwise not be prohibited hereunder. For purposes of clarification, any amendment, modification, waiver, consent or change to or in respect of this Agreement and the other Loan Documents shall be governed solely by Section 11.1.
17.Restrictions on Intermediate Holdings
. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, permit Intermediate Holdings to (a) own any material property other than the Capital Stock in New Holdings and cash and Cash Equivalents received from distributions from New Holdings permitted by Section 8.8, (b) have any material liabilities other than (i) obligations under the Loan Documents, Term Loan Documents, documents evidencing the Restructuring Transactions and contracts and agreements (including with respect to indemnities) with its officers, directors, consultants and employees relating to their employment, services or directorships, (ii) tax liabilities in the ordinary course of business and (iii) corporate, administrative and operating expenses incurred in the ordinary course of business or (c) engage in any business other than (i) owning the Capital Stock in New

AMERICAS 94977503

Holdings, and activities incidental or related thereto and (ii) performing its obligations under the Loan Documents, Term Loan Documents, documents evidencing the Restructuring Transactions and contracts and agreements (including with respect to indemnities) with its officers, directors, consultants and employees relating to their employment, services or directorships.
18.Financial Covenant
(a)
(b)During the continuance of any Compliance Event, subject to clause (b) below, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00:1.00, tested immediately upon the occurrence of a Compliance Event and as of the last day of the most recent Test Period during the continuance of a Compliance Event.
(c)Notwithstanding anything to the contrary contained in Section 9, in the event of any Event of Default occurring as a result of a breach of the covenant set forth in Section 8.18(a), until the expiration of the tenth day after the date on which the financial statements are required to be delivered pursuant to Section 7.1(a) or (b), as applicable, with respect to any fiscal quarter hereunder, Intermediate Holdings may issue equity (provided such equity issuance does not result in a Change in Control and constitutes common equity or which is not Disqualified Stock) and contribute the net cash proceeds received therefrom to the capital of New Holdings as cash common equity (a “Specified Equity Contribution”)) in order to remediate any Event of Default that has occurred with respect to Section 8.18(a) for such fiscal quarter. Upon receipt of such Specified Equity Contribution in accordance with the immediately preceding sentence, the amount of the proceeds thereof shall, solely for the purposes (and subject to the limitations) hereinafter described in this Section 8.18(b), increase Consolidated EBITDA with respect to such applicable fiscal quarter (and any subsequent period of four consecutive fiscal quarters that includes such fiscal quarter) and if, after giving effect to such increase in Consolidated EBITDA, New Holdings and its Subsidiaries shall then be in compliance with the requirements of Section 8.18(a), New Holdings shall be deemed to have satisfied the requirements set forth therein as of the relevant four fiscal quarter period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default that had occurred shall be deemed cured for purposes of this Agreement; provided that such net cash proceeds (i) are actually received by New Holdings (through a capital contribution of such proceeds by Intermediate Holdings to New Holdings) no later than ten days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 8.18(a) for such period. The parties hereto acknowledge that a given Specified Equity Contribution may not be counted as having been made in more than one fiscal quarter. The parties hereby acknowledge that this Section 8.18(b) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 8.18(a) and shall not be included for purposes of determining pricing, fees or any financial ratio-based conditions (including, without limitation, compliance with any covenant or condition other than Section 8.18(a) itself which requires a determination of whether the financial covenant in Section 8.18(a) is satisfied, whether or not same would otherwise be applicable) or any baskets with respect to the covenants or conditions contained in this Agreement. There shall be no pro forma or other reduction in Indebtedness with the proceeds of any Specified Equity Contribution (including by way of netting) for purposes of determining compliance with Section 8.18(a) in the

AMERICAS 94977503

fiscal quarter in which a Specified Equity Contribution is made; provided that such Specified Equity Contribution may reduce Indebtedness in a subsequent fiscal quarter.
(i)In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure set forth in Section 8.18(b) is made. In addition, any reduction in Indebtedness (or increase in cash for netting purposes) with the proceeds of any Specified Equity Contribution made pursuant to Section 8.18(b) shall be ignored for purposes of determining compliance with the covenant set forth in Section 8.18(a), except for determinations, including increases in cash for netting purposes, made pursuant to Section 8.18(a) for fiscal quarters after the respective fiscal quarter in which such Event of Default is remediated by such Specified Equity Contribution.
(ii)There shall be no more than five cures under Section 8.18(a) from the date hereof through the Latest Maturity Date.
(iii)If notice has been delivered to the Administrative Agent of a Specified Equity Contribution (such notice to be delivered on or prior to the date on which the applicable financial statements are required to be delivered and containing reasonable detail on the terms and conditions of the Specified Equity Contribution), then from the last day of the fiscal quarter related to such cure notice until the required date for receipt of the Specified Equity Contribution, no Default or Event of Default shall have occurred under the Loan Documents with respect to any default under Section 8.18(a) for which such cure notice was delivered unless the fifteen day period set forth in clause (a) above has expired without the Specified Equity Contribution having been received; provided that until the occurrence of the satisfaction of the conditions in Section 6.2 and the receipt of such Specified Equity Contribution, no Lender shall be obligated to make any Revolving Loan, no Swing Line Loans shall be made and no Issuing Bank shall issue any Letter of Credit.
19.Prohibition on Division/Series Transactions. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Section 8 or any other provision in this Agreement or any other Loan Document, (a) no Loan Party shall enter into (or agree to enter into) any Division/Series Transaction, or permit any of its Subsidiaries to enter into (or agree to enter into), any Division/Series Transaction and (b) none of the provisions in this Section 8 nor any other provision in this Agreement nor any other Loan Document, shall be deemed to permit any Division/Series Transaction, in the case of each of preceding clauses (a) and/or (b), without the prior written consent of the Lenders obtained in compliance with Section 11.1.
SECTION 9.EVENTS OF DEFAULT
.
Upon the occurrence of any of the following events:
(a)The Borrowers shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or (ii) pay any interest on any Loan or any other amount payable hereunder or under the Engagement Letter within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

AMERICAS 94977503

(b)Any representation or warranty made or deemed made by any Loan Party in any Loan Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
(c)Any Loan Party shall default in the observance or performance of any agreement contained in Section 2.6, 7.7(a), 7.10(c) (solely with respect to real properties owned by the Loan Parties on the Effective Date) or Section 8 of this Agreement; provided, that an Event of Default under Section 8.18(a) is subject to cure pursuant to Section 8.18(b); or
(d)Any Loan Party shall (i) fail to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 7.2(h) within three Business Days of the date such Borrowing Base Certificate is required to be delivered, (ii) default in the observance or performance of (i) Section 7.10(c) (with respect to real properties acquired by the Loan Parties after the Effective Date) and such default shall continue unremedied for a period of 10 days after the earlier of (x) a Responsible Officer obtaining knowledge of such default or (y) written notice thereof from the Administrative Agent to the Borrower Agent or (ii) any other agreement contained in any Loan Document, and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower Agent; or
(e)Intermediate Holdings or any of its Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans and any intercompany debt) or in the payment of any Contingent Obligation (other than in respect of the Loans or any intercompany debt) in respect of Indebtedness, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or such Contingent Obligation was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation in respect of Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired, provided that the aggregate principal amount of all such Indebtedness and Contingent Obligations (without duplication of any Indebtedness and Contingent Obligations in respect thereof) which would then become due or payable as described in this Section 9(e) would equal or exceed $35,000,000; or
(f)(i) Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or a material portion of its assets, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) any case, proceeding or other action

AMERICAS 94977503

of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)(i) A Reportable Event shall have occurred; (ii) any Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (iii) a non-exempt Prohibited Transaction shall have occurred with respect to any Plan; (iv) any Loan Party or any ERISA Affiliate shall have failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or a required contribution to a Multiemployer Plan, in either case whether or not waived; (v) a determination shall have been made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) any Loan Party or any ERISA Affiliate shall have incurred any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (vii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Loan Party or ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (viii) any Loan Party or any ERISA Affiliate shall have received from the sponsor of a Multiemployer Plan a determination that such Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions if any, would result in a Material Adverse Effect; or
(h)One or more judgments or decrees shall be entered against Intermediate Holdings or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $35,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or
(i)Except as contemplated by this Agreement or as provided in Section 11.1, the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing; or
(j)Except as contemplated by this Agreement or as provided in Section 11.1, any Grantor (as defined in the Guarantee and Collateral Agreement) shall breach any covenant or agreement contained in the Guarantee and Collateral Agreement with the effect that the Guarantee and Collateral Agreement shall cease to be in full force and effect or the Lien granted thereby shall cease to be a Lien with the priority purported to be created thereby, in each case other than with

AMERICAS 94977503

respect to items of Collateral not exceeding $2,500,000 in the aggregate or any Loan Party shall assert in writing that the Guarantee and Collateral Agreement is no longer in full force and or effect or the Lien granted by the Guarantee and Collateral Agreement is no longer of the priority purported to be created thereby; or
(k)A Change in Control shall occur; or
(l)The loss, revocation or suspension of, or any material impairment in the ability to use, any one or more FCC Licenses with respect to any Station of New Holdings or any Subsidiary generating collective Broadcast Cash Flow equal to or greater than 15% of the total Broadcast Cash Flow of the Borrowers and the Subsidiary Guarantors;
then, and in any such event, (a) if such event is an Event of Default with respect to a Borrower specified in clause (i) or (ii) of paragraph (f) above, automatically and immediately the Commitments hereunder shall terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable; and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, take any or all of the following actions (i) by notice to the Borrower Agent, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate and (ii) (x) by notice to the Borrower Agent declare all or a portion of the Loans of all Lenders hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and such Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable (including all LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), (y) by notice to the Borrower Agent, require that the Borrowers Cash Collateralize the LC Obligations in an amount equal to 103% of the LC Exposure and (z) subject to the terms of the ABL/Term Loan Intercreditor Agreement, enforce all Liens and security interests created pursuant to and in accordance with the Security Documents. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
SECTION 10.THE ADMINISTRATIVE AGENT
1.Authorization and Action
(a). (a) Each Lender and Issuing Bank hereby irrevocably appoints DBNY and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)     As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to take any action, but shall be required to act or to refrain from acting (and shall be fully protected

AMERICAS 94977503

in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to New Holdings, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Notwithstanding anything herein to the contrary, in each instance where discretionary rights or powers conferred upon the Administrative Agent may be exercised or refrained from being exercised, the Administrative Agent shall have the absolute right, in its sole discretion, to consult with, or seek the affirmative or negative vote from, the Required Lenders or, if otherwise applicable, the Lenders, and it may do so pursuant to a negative notice or otherwise.

(c)    The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(d)    The Administrative Agent shall not be (i) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent or (ii) required to take any enforcement action against a Loan Party or any other obligor outside of the United States.

(e)     In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

AMERICAS 94977503

(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(f)     The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties.

The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement and the other Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(g)     In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any of the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)to file and prove a claim for Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 4.7, 4.10, 4.18, 4.20 and 11.5) allowed in such judicial proceeding; and

AMERICAS 94977503

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 11.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(h)     The provisions of this Section 10.1 are solely for the benefit of the Administrative Agent, each Issuing Bank and the Lenders, and, except solely to the extent of any Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of New Holdings or any Subsidiary shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
2.Administrative Agent’s Reliance, Indemnification, Etc.
. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)     Neither the Administrative Agent, nor any Swing Line Lender nor Issuing Bank shall be deemed to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower Agent or a Lender, and neither the Administrative Agent, nor any Swing Line Lender nor Issuing Bank shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or

AMERICAS 94977503

observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c)     Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 11.6, (ii) may rely on the Register to the extent set forth in Section 11.6(d), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(d)     Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent, (ii) the Administrative Agent (x) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (y) shall not be liable for any information contained in any Report, (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports, (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent as the direct

AMERICAS 94977503

or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in breach of its obligations hereunder.
(e)     The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Persons. Without limiting the generality of the foregoing, the Administrative Agent shall not ý(i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Person or (ii) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Person.ý

3.Posting of Communications
. (a) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)     Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)     THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE

AMERICAS 94977503

ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)     Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)     Each of the Lenders agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)     Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(g)    The Borrowers hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Borrowers hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of materials and/or information provided by or on behalf of the Loan Parties  under the Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.” The Borrowers agree that (i) any Loan Documents and notifications

AMERICAS 94977503

of changes of terms of the Loan Documents (including term sheets) and (ii) any materials delivered pursuant to Section 7.1 will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.
4.The Administrative Agent Individually
. The Person serving as the Administrative Agent shall, to the extent applicable, have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender and may exercise the same as though it were not the Administrative Agent. The terms “Lenders”, “Required Lenders”, “Super Majority Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, if applicable, the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders and/or Super Majority Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, New Holdings, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.
5.Successor Administrative Agent
. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower Agent, and the Required Lenders may remove the Administrative Agent for any reason upon 20 days’ prior written notice to the Administrative Agent and the Borrower Agent, in each case whether or not a successor Administrative Agent has been appointed. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with the approval of the Borrower Agent (which approval shall not be unreasonably withheld or delayed and not required if an Event of Default has occurred and is continuing). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case (whether a resignation or a removal), such appointment shall be subject to the prior written approval of the Borrower Agent (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring or removed Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents. Prior to any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the retiring or removed Administrative Agent shall, in the event that a successor Administrative Agent is being appointed at the time of such resignation or removal, take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. A retiring or removed Administrative Agent shall, in the event that a successor Administrative Agent is not appointed at the time of such resignation or removal, take all actions

AMERICAS 94977503

reasonably requested by the Borrower Agent or the Required Lenders (for a reasonable period of time, not to exceed 60 days) (including providing the Borrower Agent and the Required Lenders with a copy of the Register and other documents and information in the possession of the resigning or removed Administrative Agent that is reasonably requested by the Required Lenders or the Borrower Agent) in connection with (x) in the case of the Required Lenders, the Required Lenders’ performance of the duties and obligations of the Administrative Agent under the Loan Documents and (y) in the case of the Borrowers, the Borrowers’ obligation to make payments directly to the Lenders and provide notices and information directly to the Lenders.
(b)     Notwithstanding paragraph (a) of this Section 10.5, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment (x) within 30 days after the retiring Administrative Agent gives notice of its intent to resign or (y) within 20 days after the removed Administrative Agent receives notice of its removal, as applicable, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower Agent or the Required Lenders may give notice of the effectiveness of the removal of the Administrative Agent to the Administrative Agent and the Borrower Agent, as applicable, whereupon, on the date of effectiveness of such resignation or removal stated in such notice, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case solely until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 4.20 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the effectiveness of such resignation or retirement); provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 11.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.
(c)    Any resignation by the Administrative Agent in accordance with the provisions hereunder shall also constitute its resignation as an Issuing Bank and the Swing Line Lender, in

AMERICAS 94977503

which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swing Line Loans hereunder and (y) shall maintain all of its rights as an Issuing Bank or Swing Line Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swing Line Loans made by it, prior to the date of such resignation, so long as such Letters of Credit or LC Obligations or Swing Line Loans remain outstanding and not otherwise Cash Collateralized in accordance with the terms herein.

6.Acknowledgements of Lenders
. (a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning New Holdings and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
7.Collateral Matters
. (a) Except with respect to the exercise of setoff rights in accordance with Section 11.7(b) or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.
(b)     [Reserved]

(c)     The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.3(h). The Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing any document, financing statement, Mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any

AMERICAS 94977503

time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Borrowers.
8.Credit Bidding
. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent (or its sub-agents as designated) shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent (or its sub-agents as designated) shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1 of this Agreement), (iv) the Administrative Agent (or its sub-agents as designated) on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests

AMERICAS 94977503

and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
9.Certain ERISA Matters
. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and

AMERICAS 94977503

covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

(i)    none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

(c)    The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term

AMERICAS 94977503

out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
10.Indemnification
. The Lenders severally agree to indemnify the Arranger, the Documentation Agent, the Administrative Agent, the Swing Line Lender, each Issuing Bank and each of their respective Related Parties (each an “Administrative Indemnitee”) (in each case, in their respective capacities as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so)), ratably (determined at the time such indemnity is sought) according to the respective outstanding principal amounts of the Loans and obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Administrative Indemnitee in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Administrative Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Indemnitee’s gross negligence or willful misconduct. The agreements contained in this Section 10.10 shall survive the payment of the Notes and all other amounts payable hereunder.
SECTION 11.MISCELLANEOUS
1.Amendments and Waivers
. No Loan Document or any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 11.1. Except as expressly set forth in this Agreement, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except pursuant to a document in writing entered into by the Required Lenders and the Loan Parties that are party hereto or thereto, as applicable; provided, however, that (subject to Section 4.22) with respect to any Defaulting Lender):
(a)no such waiver and no such amendment, supplement or modification shall (i) directly or indirectly release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement or (ii) change the definition of “Required Lenders” or “Super Majority Lenders”, in each case, without the written consent of all Lenders;
(b)no such waiver and no such amendment, supplement or modification shall (i) increase the Commitment of any Lender without the written consent of such Lender (ii) extend the scheduled maturity of any Loan or LC Disbursement or scheduled installment of any Loan or LC Disbursement or reduce any scheduled installment of any Loan or reduce the principal amount thereof, or reduce the rate (provided that only the consent of the Required Lenders shall be necessary to amend the default rate provided in Section 4.7(c) or to waive any obligation of the Borrowers to pay interest at such default rate) or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce the amount or extend the time of payment of any

AMERICAS 94977503

fee payable to the Lenders hereunder, in each case without the written consent of each Lender directly and adversely affected thereby, (iii) amend, modify or waive any provision of this Section 11.1 or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document, in each case, without the written consent of all Lenders, (iii) amend, modify or waive Section 4.16(a), (b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, (v) change the definition of the term “Borrowing Base”, or any component definition thereof, the effect of which would increase amounts available to be borrowed without the written consent of the Super Majority Lenders (it being understood that the establishment, modification or elimination of Reserves by the Administrative Agent in accordance with the terms hereof will not be deemed to require the consent of any Lender), (vi) amend, modify or waive Section 6.5 of the Guarantee and Collateral Agreement with respect to the priority of payments set forth therein without the written consent of each Lender directly and adversely affected thereby and (vii) subordinate the Liens granted to the Administrative Agent on behalf of the Secured Parties on the ABL Priority Collateral without the written consent of all Lenders; provided that, subject to clause (d) below, any such waiver, amendment, supplement or modification may be made without the consent of the Required Lenders if such waiver, amendment, supplement or modification otherwise satisfies the requirements of this clause (b);
(c)[Reserved];
(d)no such waiver and no such amendment, supplement, modification or consent shall adversely affect the rights or duties of the Administrative Agent, the Swing Line Lender or any Issuing Bank under this Agreement or any other Loan Document without the written consent of the Administrative Agent, the Swing Line Lender or such Issuing Bank, as the case may be; and
(e)this Agreement and the other Loan Documents may be amended solely with the consent of the Administrative Agent to effectuate an Incremental Amendment or to establish an Extension permitted by Section 4.24.
Any such waiver and any such amendment, supplement or modification described in this Section 11.1 shall apply equally to each of the Lenders and shall be binding upon each Loan Party, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.
In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, the Borrowers may, at their sole expense and effort, upon notice from the Borrower Agent to

AMERICAS 94977503

such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) (a) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (c) the Borrowers or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.6(d) and (d) such assignee has consented to the Proposed Change and (ii) substantially concurrently with satisfaction of the requirements set forth in clause (i) of this proviso, such Non-Consenting Lender shall be deemed to have assigned and delegated its interests, rights and obligations under this Agreement and such Non-Consenting Lender shall not be required to execute the Assignment and Assumption in connection therewith.
2.Notices
. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand on a Business Day during recipient’s normal business hours, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent on a Business Day and received during recipient’s normal business hours with confirmation of receipt received, addressed as follows in the case of each Loan Party and the Administrative Agent, and as set forth on its signature page hereto in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:
In the case of the Borrower Agent

or any Borrower:	Cumulus Media New Holdings Inc.
3280 Peachtree Road, N.W., Suite 2200
Atlanta, GA 30305
Attention: General Counsel
Telecopy: (404) 260-6877
Email: Richard.denning@cumulus.com
In the case of the Borrower Agent

or any Borrower, with copies to:	Jones Day
1420 Peachtree Street, N.E., Suite 800

AMERICAS 94977503

Atlanta, GA 30309-3053
Attention: William B. Rowland
Email: wbrowland@jonesday.com
and
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, GA 30309-3053
Attention: Todd Roach
Email: troach@jonesday.com

The Administrative Agent:	Deutsche Bank AG New York Branch
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention: Sara Pelton
Telecopy: (904)746-4860
Email: Sara.Pelton@db.com and Agency.transactions@db.com
In the case of the Administrative

Agent, with copies to:	Deutsche Bank
Leveraged Debt Capital Markets
60 Wall Street
New York, NY 10005
Attention: Michael Strobel
Email: michael-p.strobel@db.com

and
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attention: Eliza McDougall
Telecopy: (212) 819-2590
Email: emcdougall@whitease.com

AMERICAS 94977503

provided that the failure to provide the copies of notices to the Borrower Agent or any Borrower provided for in this Section 11.2 shall not result in any liability to the Administrative Agent, the Swing Line Lender, any Issuing Bank or any Lender.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Sections 4.3, 4.5 and 4.6 unless otherwise agreed by the Administrative Agent and the applicable Lenders. The Administrative Agent or the Borrower Agent (and behalf of itself and the Borrowers) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that any such notice or communication described in clauses (i) or (ii) not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
3.No Waiver; Cumulative Remedies
. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Loan Documents, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
4.Survival of Representations and Warranties
. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the making of the Loans and other extensions of credit hereunder.
5.Payment of Expenses
. The Borrowers agree:
(a)to pay or reimburse the Administrative Agent, the Arranger, the Lenders, the Swing Line Lender, each Issuing Bank and each of their respective Affiliates for all of their reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of, any amendment, supplement or modification to, or any waiver of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) reasonable costs and expenses of consultants in connection with collateral audits collateral

AMERICAS 94977503

field examinations and the preparation of Reports based thereon, and the Administrative Agent’s standard charges for examination activities, (ii) all reasonable out-of-pocket costs and expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) the reasonable fees and disbursements (including filing and recording fees and expenses) of counsel to each of the Administrative Agent and the Lenders (which shall be limited to (x) one primary counsel, one FCC counsel and, if necessary, one local counsel to the Administrative Agent in any relevant jurisdiction and expenses attributable to processing primary assignments and (y) one primary counsel, one FCC counsel and, if necessary, one local counsel in any relevant jurisdiction to the Lenders (taken as a whole) and, solely in case of any actual or perceived conflict of interest, one additional counsel to the affected Lenders taken as a whole);
(b)to pay or reimburse the Lenders, the Arranger, the Administrative Agent, the Swing Line Lender and each Issuing Bank for all their reasonable out-of-pocket costs and expenses incurred in connection with, and to pay, indemnify, and hold the Arranger, the Documentation Agent, the Administrative Agent, the Lenders, the Swing Line Lender and each Issuing Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Loan Document and any such other documents or any workout or restructuring of the Loan Documents, limited in the case of legal fees and expenses to out-of-pocket costs, fees, disbursements and other charges of (i) one primary counsel, FCC counsel and one local counsel in any relevant jurisdiction for the Administrative Agent and (ii) one primary counsel, FCC counsel and one local counsel in any relevant jurisdiction for the Arranger, the Lenders, the Swing Line Lender and each Issuing Bank taken as a whole (and, solely in case of any actual or perceived conflict of interest, one additional counsel to the affected Lenders taken as a whole) incurred in connection with the foregoing and in connection with advising the Administrative Agent, the Arranger, the Lenders, the Swing Line Lender and each Issuing Bank with respect to their respective rights and responsibilities under this Agreement, the other Loan Documents and the documentation relating thereto.
(c)to pay, indemnify, and to hold the Administrative Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying similar fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and any such other documents; and
(d)to pay, indemnify, and hold the Arranger, the Documentation Agent, the Administrative Agent, the Swing Line Lender, each Issuing Bank, each Lender and each of their respective Related Parties (each an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable experts’ and consultants’ fees and limited in the case of legal fees and expenses to the reasonable fees and disbursements of (i) one primary counsel, one FCC counsel and, if necessary, one local counsel in each appropriate jurisdiction for the Administrative Agent and its Related Parties (taken as a whole) and (ii) one primary counsel, one FCC counsel and one local counsel in any relevant jurisdiction for all other Indemnitees taken as a whole (and, solely in the case of any

AMERICAS 94977503

actual or perceived conflict of interest where the Indemnitee affected by such conflict of interest informs the Borrower Agent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee) and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against any Indemnitee (x) arising out of or in connection with any actual or threatened investigation, litigation or proceeding related to this Agreement, the other Loan Documents, the Loans, the Letters of Credit or any of the other transactions contemplated hereby or thereby, whether or not any Indemnitee is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties, in each case to the extent required under Environmental Laws, or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution, performance, delivery, enforcement or administration, of this Agreement or the other Loan Documents (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrowers shall have no obligation hereunder to any Indemnitee (x) with respect to indemnified liabilities to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of, or (other than in the case of the Arranger, the Documentation Agent, the Administrative Agent and each of their respective its Related Parties) material breach by, such Indemnitee, (y) under this Section 11.5 for any Taxes other than Other Taxes or Taxes derived from a non-Tax claim or (z) with respect to indemnified liabilities arising out of a dispute solely between Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, an arranger a swing line lender or letter of credit issuer, or any similar roles under any Loan Document, and other than any claims not involving an act or omission by New Holdings or any of its Affiliates (other than any such indemnified liabilities asserted against any Indemnitee in its capacity, or in fulfilling its role, as an agent or similar role for the Loans). All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
6.Successors and Assigns; Participations; Purchasing Lenders
.
(a)This Agreement shall be binding upon and inure to the benefit of Intermediate Holdings, the Borrowers, the Lenders and the Administrative Agent, all future holders of the Loans, Commitments and/or related Revolving Exposure, and their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights and obligations hereunder except in accordance with this Section.
(b)Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Lender Affiliates (other than any Person that is not an Eligible Assignee) (“Participants”) participating

AMERICAS 94977503

interests in any Loan owing to such Lender, any Note held by such Lender, any participating interest of such Lender in any Letter of Credit, any Commitment of such Lender and/or any other interest of such Lender hereunder (including for the purposes of this Section 11.6(b), its LC Exposure and Swing Line Exposure) and under the other Loan Documents. Notwithstanding anything to the contrary in the immediately preceding sentence, each Lender shall have the right to sell one or more participations in all or any part of its Loans, Commitments, related Revolving Exposure and/or any other Obligations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan, Commitment, related Revolving Exposure and/or other obligation for all purposes under this Agreement and the other Loan Documents and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to Section 11.1(b) and (2) directly affects such Participant. The Borrowers agree that if amounts outstanding under this Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Loan; provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), as provided in Section 11.7. The Borrowers also agree that each Participant shall be entitled to the benefits of, and shall be subject to the limitations of, Sections 4.17, 4.18, 4.19 and 4.20 with respect to its participation in the Loans, Commitments and/or other related Revolving Exposure outstanding from time to time; provided that no Participant shall be entitled to receive (i) any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred or (ii) the benefits of Section 4.20 unless such Participant complies with Section 4.20(g) as if it were a Lender (it being understood that the documentation required under Section 4.20(g) shall be delivered to the participating Lender). Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit, Commitments and/or other obligations under this Agreement (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan,

AMERICAS 94977503

Letter of Credit or Note is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(c)Any Lender may, in the ordinary course of its business and in accordance with applicable law, with the prior written consent (not to be unreasonably withheld or delayed) of:
(i)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of a Loan, a Commitment and/or other Revolving Exposure to a Lender, a Lender Affiliate or an Approved Fund;
(ii)(1) each Issuing Bank; provided that no consent of the Issuing Banks shall be required for (x) any assignment not related to Commitments or Revolving Exposure or (y) an assignment of all or a portion of a Loan to a Lender, a Lender Affiliate or an Approved Fund and (2) each Swing Line Lender at the time of such assignment; provided that no consent of the Swing Line Lender shall be required for (x) any assignment not relating to Swing Line Commitments, Swing Line Exposure, Commitments or Revolving Exposure or (y) an assignment of all or a portion of a Loan to a Lender, a Lender Affiliate or an Approved Fund; and
(iii)the Borrower Agent; provided that (A) (i) no consent of the Borrower Agent shall be required for an assignment to a Lender, a Lender Affiliate or an Approved Fund or (ii) if an Event of Default under Section 9(a) or (f) has occurred and is continuing and (B) the Borrower Agent shall be deemed to have consented to any assignment unless the Borrower Agent has objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, sell to any Eligible Assignee (an “Assignee”), all or any part of its rights and obligations under this Agreement, the Notes and the other Loan Documents pursuant to an Assignment and Assumption executed by such Assignee, such assigning Lender (except as otherwise permitted by Section 4.22 and Section 11.1) and, to the extent their consent is required, the Borrower Agent and the Administrative Agent, and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that (A) each such sale pursuant to this Section 11.6(c) of less than all of a Lender’s rights and obligations (I) to a Person which is not then a Lender, a Lender Affiliate or an Approved Fund shall be of Loans, Commitments and/or other Revolving Exposure, as applicable, of not less than $1,000,000 and (II) to a Person which is then a Lender, a Lender Affiliate or an Approved Fund may be in any amount and (B) each Assignee shall comply with the provisions of Section 4.20 hereof; provided, further that the foregoing shall not prohibit a Lender from selling participating interests in accordance with Section 11.6(a) in all or any portion of its Loans, Commitments and/or other Revolving Exposure (without duplication). For purposes of clause (A) of the first proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with the Loans, Commitments and/or other Revolving Exposure as set forth therein and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such

AMERICAS 94977503

Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.17, 4.18, 4.19, 4.20 and 11.5). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Pro Rata Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this Agreement.
Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible Assignee or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee or enforcing the list of Disqualified Lenders.
If any assignment or participation is made to any Disqualified Lender, the Borrowers may, at their sole expense and effort, upon notice from the Borrower Agent to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Loans, Commitments and/or other Revolving Exposure held by such Disqualified Lender, prepay such Loans, Commitments and/or other Revolving Exposure by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, Commitments and/or other Revolving Exposure, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Borrower Agent, the Administrative Agent or any Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section

AMERICAS 94977503

1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a Disqualified Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(d)The Administrative Agent acting on behalf of and as agent for the Borrowers, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest) of Loans, Commitments and/or other Revolving Exposure of, each Lender. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans, Commitments and/or other Revolving Exposure recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower Agent, any Issuing Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Upon its receipt of an Assignment and Assumption executed by an assigning Lender, an Assignee and any other party required to executed such Assignment and Assumption pursuant to this Section 11.6, together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (x) in the case of an assignee which is already a Lender or is an Affiliate or Approved Fund of a Lender or a Person under common management with a Lender or (y) if waived by the Administrative Agent in its sole discretion), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower Agent. The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about New Holdings and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(e)The Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee or to any pledgee referred to in

AMERICAS 94977503

Section 11.6(f) or to any direct or indirect contractual counterparty in swap agreements such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by confidentiality provisions at least as restrictive as those of Section 11.15) any and all financial information in such Lender’s possession concerning New Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of New Holdings and its Subsidiaries and Affiliates prior to becoming a party to this Agreement; provided that no such information shall be provided by any Lender to any Disqualified Lender.
(f)For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans, Notes, Commitments and/or other Revolving Exposure relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment (i) by a Lender of any Loan, Note, Commitment and/or other Revolving Exposure to any Federal Reserve Bank or central bank having jurisdiction over such lender in accordance with applicable law and (ii) by a Lender Affiliate which is a fund to its trustee in support of its obligations to its trustee; provided that any transfer of Loans, Notes, Commitments and/or other Revolving Exposure upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this Section 11.6.
(g)The Borrowers, upon receipt by the Borrower Agent of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.
7.Adjustments; Set-off
.
(a)Except as otherwise expressly set forth in this Agreement (including Sections 4.23, 4.24 and 11.6), if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of any of its Loans, the Protective Advances or LC Disbursements, or in each case, interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s Loans, the Protective Advances or LC Disbursements, or in each case, interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans, interests in Protective Advances and/or LC Disbursements, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loans, interests in Protective Advances and/or LC Disbursements may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

AMERICAS 94977503

The Administrative Agent shall promptly give the Borrower Agent notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.
(b)Upon the occurrence of an Event of Default specified in Section 9(a) or Section 9(f), the Administrative Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Borrowers, any such notice being hereby waived by the Borrowers, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Borrower or any part thereof in such amounts as the Administrative Agent or such Lender may elect, on account of the liabilities of the Borrowers hereunder and under the other Loan Documents and claims of every nature and description of the Administrative Agent or such Lender against the Borrowers in any currency, whether arising hereunder, or otherwise, under any other Loan Document as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Borrower Agent (and in the case of a setoff made by a Lender, the Administrative Agent) promptly of any such setoff made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent or such Lender may have.
8.Counterparts
. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
9.Integration
. Except for matters set forth in this Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.
10.GOVERNING LAW; NO THIRD PARTY RIGHTS
. (a) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE OR OTHER LOAN DOCUMENT, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SECTION 11.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

AMERICAS 94977503

(b)    Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the lawS of the State of New York.

11.SUBMISSION TO JURISDICTION; WAIVERS
. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(i)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND THE APPELLATE COURTS FROM ANY THEREOF;
(ii)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(iii)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;
(iv)AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SUE ANY LOAN PARTY IN ANY OTHER JURISDICTION;
(v)WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES; PROVIDED, HOWEVER, THAT NOTHING CONTAINED IN THIS CLAUSE (v) SHALL LIMIT OR IMPAIR THE BORROWERS’ INDEMNIFICATION OR REIMBURSEMENT OBLIGATIONS UNDER SECTION 11.5 IN RESPECT OF ANY THIRD PARTY CLAIMS ALLEGING SUCH SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES; AND

AMERICAS 94977503

(vi)EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (a) ABOVE.
12.Acknowledgements
. Each of Intermediate Holdings and each of the Borrowers hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)none of the Administrative Agent, the Arranger, the Documentation Agent or any Lender has any fiduciary relationship to any Loan Party, and the relationship between the Administrative Agent, the Arranger, the Documentation Agent and the Lenders, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor; and
(c)no joint venture exists among the Lenders or among any Loan Parties and the Lenders.
13.Releases of Guarantees and Liens
.
(a)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) and the Administrative Agent hereby agrees to take any action requested by the Borrower Agent having the effect of releasing or evidencing the release of any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.
(b)At such time as the Loans and the other obligations under the Loan Documents (other than contingent indemnity obligations not due and payable) shall have been paid in full in cash, the Collateral shall be released from the Liens created by the Guarantee and Collateral Agreement, and the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Guarantee and Collateral Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.
14.Joint and Several Liability
. Each of the Borrowers shall be jointly and severally liable with the other Borrowers for the Obligations. Each Borrower acknowledges that it is a co-borrower hereunder and is jointly and severally liable under this Agreement and the other Loan Documents. Any payment made by a Borrower in respect of Obligations owing by one or more Borrowers shall be deemed a payment of such Obligations by and on behalf of all Borrowers. All Loans, Swing Line Loans and Letters of Credit deemed to be (i) in the case of Loans (including Swing Line Loans), extended to or on behalf of any Borrower shall be deemed to be Loans or Swing Line Loans (as applicable) extended for or on behalf of each of the Borrowers and (ii) in the case of Letters of Credit, issued by or on behalf of any Borrower shall be deemed to be Letters of Credit issued by or on behalf of each of the Borrowers.

AMERICAS 94977503

Each Borrower agrees that the joint and several liability of the Borrowers provided for in this Section 11.14 shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which the other Borrowers may hereafter agree (other than an agreement signed by the Administrative Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatsoever with the other Borrowers or with any other Person, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each Borrower is direct and unconditional as to all Obligations, and may be enforced without requiring the Administrative Agent or any Lender first to resort to any other right, remedy or security. Except to the extent otherwise provided herein, each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Notes, this Agreement or any other Loan Document and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other person or any Collateral.

Each Borrower hereby irrevocably waives and releases each other Borrower from all “claims” (as defined in Section 101(5) of the Bankruptcy Code) to which such Borrower is or would be entitled by virtue of the provisions of the first paragraph of this Section 11.14 or the performance of such Borrower’s obligations thereunder with respect to any right of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), reimbursement, contribution, exoneration or similar right, or indemnity, or any right of recourse to security for any Obligations.

15.Confidentiality
. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below) provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) subject to an agreement to comply with confidentiality provisions at least as restrictive as those of this Section, to any actual or prospective Transferee or any pledgee referred to in Section 11.6(f) or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its Affiliates or to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than in violation of this Section 11.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (it being understood that any rating agency to whom such disclosure is made will be informed of the confidential nature of such information and instructed

AMERICAS 94977503

to keep such information confidential) or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, unless prohibited by applicable law or court order, such Lender or the Administrative Agent shall use reasonable efforts to notify the Borrower Agent of any disclosure pursuant to clauses (d) or (e). For the purposes of this Section, “Information” means all information received from any Loan Party relating to New Holdings, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about any Borrower and its Affiliates and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
16.Usury Savings
. Notwithstanding any other provision herein, the aggregate interest rate charged hereunder, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if and when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder

AMERICAS 94977503

or be refunded to the Borrowers. As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
17.Severability
. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
18.Patriot Act
. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers and each other Loan Party, which information includes the name and address of the Borrowers and each other Loan Party and other information that will allow such Lender to identify the Borrowers and each other Loan Party in accordance with the Act.

19.Acknowledgement and Consent to Bail-In of EEA Financial Institutions
. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

20.Conditional Restrictions on Parent

AMERICAS 94977503

. As a condition to the Borrowers’ providing financial statements of Parent and its consolidated Subsidiaries (in lieu of the financial statements of New Holdings and its consolidated Subsidiaries) pursuant to the second to last paragraph of Section 7.1, Parent hereby agrees that at all times during any fiscal period with respect to which financial statements provided under Section 7.1(a) or (b) are in respect of Parent and its consolidated Subsidiaries, Parent will not (a) own any material property other than (x) the Capital Stock in Intermediate Holdings, (y) cash and Cash Equivalents received from distributions from Intermediate Holdings permitted by Section 8.8, and (z) tax refunds, insurance payments and settlements that in each case are promptly contributed to New Holdings, (b) have any material liabilities other than (i)  under documents evidencing the Restructuring Transactions and contracts and agreements (including with respect to indemnities, employee and director benefit plans, stock compensation plans and restricted stock plans) with its and its Subsidiaries’ officers, directors, consultants and employees relating to their employment, services or directorships, (ii) tax liabilities in the ordinary course of business and (iii) corporate overhead expenses incurred in the ordinary course of business (including expenses relating to insurance) or (c) engage in any business other than (i) owning the Capital Stock in Intermediate Holdings, and activities incidental or related thereto, (ii) activities related to maintaining its listing as a public company on any applicable exchange and (iii) performing its obligations under documents evidencing the Restructuring Transactions and contracts and agreements (including with respect to indemnities, employee and director benefit plans, stock compensation plans and restricted stock plans) with its and its Subsidiaries’ officers, directors, consultants and employees relating to their employment, services or directorships.

21.Secured Swap Agreements and Secured Cash Management Agreements
. At any time prior to or within 30 days after any Loan Party enters into any Swap Agreement or Cash Management Agreement, if the applicable Loan Party and counterparty desire that the monetary obligations in respect of such Swap Agreement or the Cash Management Obligations in respect of such Cash Management Agreement be treated as an “Obligation” hereunder with rights in respect of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in the applicable Security Documents, the Borrower Agent and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, may notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) that (x) such Swap Agreement is to be a “Secured Swap Agreement” (a “Secured Swap Agreement”) or (y) such Cash Management Agreement is to be a “Secured Cash Management Agreement” (a “Secured Cash Management Agreement”), so long as the following conditions are satisfied:

(a)in the case of a Swap Agreement, such Swap Agreement is entered into with a Qualified Counterparty;

(b)in the case of a Cash Management Agreement, such Cash Management Agreement is with a counterparty that is the Administrative Agent, an Arranger or a Lender or an Affiliate of the Administrative Agent, the Arranger or a Lender; and

AMERICAS 94977503

(c)in the case of all such agreements, the obligations of the Loan Parties thereunder have not been designated as “Obligations” under and as defined in the Term Loan Credit Agreement.

Until such time as the Borrower Agent and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, deliver (and the Administrative Agent acknowledges (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) such notice as described above, such Swap Agreement or Cash Management Agreement shall not constitute a Secured Swap Agreement or Secured Cash Management Agreement, as the case may be. The parties hereto understand and agree that the provisions of this Section 11.21 are made for the benefit of the Administrative Agent, the Arranger, each Lender and their respective Affiliates, which become parties to Secured Swap Agreements or Secured Cash Management Agreements, as applicable, and agree that any amendments or modifications to the provisions of this Section 11.21 shall not be effective with respect to any Secured Swap Agreement or Secured Cash Management Agreement, as the case may be, entered into prior to the date of the respective amendment or modification of this Section 11.21 (without the written consent of the relevant parties thereto). The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Secured Swap Agreement and/or Secured Cash Management Agreement, and the Administrative Agent shall be entitled in all cases to rely on the applicable notice provided by the Borrower Agent and the applicable counterparty to such Swap Agreement or Cash Management Agreement as set forth above. No Secured Party that obtains the benefits of the guarantee set forth in the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender, an Issuing Bank, the Swing Line Lender or the Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SECTION 1.DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms defined in the preamble or recitals hereto shall have the meanings set forth therein, and the following terms shall have the following meanings:
“30-Day Excess Availability”: the quotient obtained by dividing (i) the sum of each day’s Excess Availability during the thirty-consecutive day period immediately preceding the proposed transaction by (ii) thirty.
“ABL Priority Collateral”: “Revolving Facility First Lien Collateral” as defined in the ABL/Term Loan Intercreditor Agreement.
“ABL/Term Loan Intercreditor Agreement”: that certain ABL/Term Loan Intercreditor Agreement, dated as of the date hereof, among the Revolving Facility Security Agent, the Term Loan Security Agent and the Loan Parties (as the same may be amended, restated, supplemented, waived, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof).
“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Eurodollar Screen Rate at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, on the immediately preceding Business Day). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively.
“ABR Loans”: (a) each Swing Line Loan, (b) each Protective Advance and (c) each Revolving Loan whose interest rate is based on the ABR.
“Account”: as defined in the Guarantee and Collateral Agreement.
“Account Debtor”: any Person obligated on an Account.
“Act”: as defined in Section 11.18.
“Additional Incremental Lender”: as defined in Section 2.5(c).
“Administrative Agent”: DBNY, in its capacity as administrative agent for the Lenders and as collateral agent for the Secured Parties hereunder, and its successors in such capacity as provided in Section 10. The Administrative Agent may, from time to time, designate one or more of its Affiliates or branches to perform the functions of the Administrative Agent, in which case references herein to the “Administrative Agent” shall include any Affiliate or branch so designated.
“Administrative Agent’s Account”: the account designated from time to time in writing as the “Administrative Agent’s Account” by the Administrative Agent to the other parties hereto.
“Administrative Indemnitee”: as defined Section 10.10.
“Administrative Questionnaire”: an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.
“Affiliate”: of any Person (a) any Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.
“Agreement”: as defined in the preamble hereto.
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to New Holdings or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Commitment Fee Percentage”: (a) for the period from the Effective Date to the last day of the first full fiscal quarter ended after the Effective Date, 0.50% and (b) for each subsequent period of calculation (i) if the Average Utilization is greater than or equal to 50%, 0.25%, or (ii) if the Average Utilization is less than 50%, 0.375%. Notwithstanding the foregoing, the Applicable Commitment Fee Percentage in respect of any Class of Extended Revolving Commitments, or Revolving Loans or Swing Line Loans made pursuant to any Extended Revolving Commitments, shall be the applicable percentages per annum set forth in the relevant Extension.
“Applicable Margin”: at any date (a) from the Effective Date until the delivery of the first Quarterly Pricing Certificate in accordance with Section 7.2(i), (i) 1.50% for Eurodollar Loans and (ii) 0.50% for ABR Loans and (b) thereafter, each day following delivery of the most recent Quarterly Pricing Certificate delivered in accordance with Section 7.2(i) (each, a “Start Date”) to and including the applicable End Date described below, with respect to any Initial Revolving Loans that are Eurodollar Loans or ABR Loans, the applicable rate per annum set forth below under the caption “Eurodollar Rate Margin” or “ABR Margin”, as the case may be, the Applicable Margin for such Type of Loans shall be as set forth below opposite the Historical Excess Availability indicated to have been achieved in the applicable Quarterly Pricing Certificate delivered in accordance with Section 7.2(i):

Level	Historical Excess Availability	Eurodollar Rate Margin	ABR Margin
I	Greater than 66.66% of the Line Cap	1.25%	0.25%
II	Greater than 33.33% but less than or equal to 66.66% of the Line Cap	1.50%	0.50%
III	Less than or equal to 33.33% of the Line Cap	1.75%	0.75%

The Historical Excess Availability used in a determination of Applicable Margin shall be determined based on the delivery of a certificate of a Responsible Officer of New Holdings (each, a “Quarterly Pricing Certificate”) to the Administrative Agent in accordance with Section 7.2(i). The Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent and (y) the date which is ten Business Days following the last day of the fiscal quarter of New Holdings in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent (and thus commencing a new Start Date), the Applicable Margins shall be those that correspond to an Historical Excess Availability at Level III above and such Applicable Margins that correspond to an Historical Excess Availability at Level III shall apply until a Quarterly Pricing Certificate is delivered to the Administrative Agent (and thus commencing a new Start Date). Notwithstanding anything to the contrary contained above in this definition, (i) if a Default or Event of Default shall have occurred and be continuing at any time that a reduction in the Applicable Margin would otherwise be implemented, then no such reduction shall be implemented until the date on which such Default or Event of Default shall no longer be continuing, (ii) from and after the effectiveness of the most recent Incremental Amendment pursuant to which the Applicable Margins have been increased above the Applicable Margins in effect immediately prior to the effectiveness of such Incremental Amendment, each of the Applicable Margins shall be increased to those respective percentages per annum set forth in the applicable Incremental Amendment, and (iii) from and after any Extension, with respect to any Extended Revolving Loans or Extended Revolving Commitments, the Applicable Margins specified for such Extended Revolving Loans and Extended Revolving Commitments shall be those specified in the applicable definitive documentation thereof.

“Approved Electronic Platform”: as defined in Section 10.3(a).
“Approved Fund”: as defined in Section 11.6(c).
“Arranger”: DBSI, as sole lead arranger and bookrunner in respect of the credit facilities established hereby.
“ASC”: the FASB Accounting Standards Codification.
“Asset Sale”: any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by any Group Member of any of its property or assets (except sales, assignments, conveyances, transfers and other dispositions permitted by Section 8.6 (other than clauses (e), (f), (g), (p), (w) and (y) thereof)).
“Assignee”: as defined in Section 11.6(c).
“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit D hereto or any other form reasonably approved by the Administrative Agent.
“Auto‑Renewal Letter of Credit”: as defined in Section 2.1(d)(iii).

“Average Total Commitment”: as defined in Section 4.10(b)(i).
“Average Utilization”: as defined in Section 4.10(b)(ii).
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code”: the United States Bankruptcy Code, as now or hereafter in effect, or any successor statute.
“Bankruptcy Court”: the United States Bankruptcy Court for the Southern District of New York.
“Bankruptcy Plan”: a reorganization or plan of liquidation pursuant to any Debtor Relief Laws.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefited Lender”: as defined in Section 11.7 hereof.
“Blocked Account Agreement”: as defined in Section 2.6(b).

“Blocked Accounts”: as defined in Section 2.6(b).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” or “Borrowers”: as defined in the preamble hereto.
“Borrower Agent”: as defined in the preamble hereto.
“Borrower Materials”: as defined in Section 10.3(g).
“Borrowing”: the borrowing of (i) one Loan of the same Class and Type, made or continued on the same date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans, the same Interest Period, (ii) a Swing Line Loan or (iii) a Protective Advance.

“Borrowing Base”: as at any date of calculation, an amount equal to:

(a)85% of the book value of the Eligible Accounts; minus
(b)    the then applicable amount of all Reserves.
    The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.2(h), or, prior to the delivery of the Borrowing Base Certificate delivered pursuant to Section 6.1(d) on or prior to the Effective Date, in each case, as adjusted to give effect to Reserves that have been established from time to time following such delivery; provided that such Reserves shall not be established or changed except upon not less than three Business Days’ notice to the Borrower Agent (during which period the Administrative Agent shall be available to discuss any such proposed Reserve or change with the Borrower Agent and the Borrower Agent may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent; provided that during such period, no Borrowings shall be permitted against newly proposed Reserves); provided, further, that no such prior notice shall be required for changes to any Reserves during the continuance of any Event of Default to the extent such changes result solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized.
“Borrowing Base Certificate: a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit E hereto, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower Agent and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“Breakage Event”: as defined in Section 4.19 hereof.
“Broadcast Assets”: all or substantially all the assets used and useful in the operation of a Station pursuant to an FCC License, including such FCC License.
“Broadcast Cash Flow”: for any period, Consolidated EBITDA for such period plus, to the extent deducted in calculating such Consolidated EBITDA, corporate level general and administrative expenses of the Borrowers and the Subsidiary Guarantors for such period (calculated in a manner consistent with the calculation of such expenses in the consolidated financial statements of New Holdings for such period).
“Broadcast License Subsidiary”: a wholly-owned Subsidiary of New Holdings that (a) owns or holds no material assets other than FCC Licenses and related rights and (b) has no material liabilities other than (i) trade payables incurred in the ordinary course of business and (ii) tax liabilities, other governmental charges and other liabilities incidental to the ownership or holding of such licenses and related rights.
“Business Acquisition”: any Permitted Acquisition and any other acquisition permitted under Section 8.7 pursuant to which a Borrower or any of its Subsidiaries acquires any business, division or line of business or all or substantially all of the outstanding Capital Stock of any corporation or other entity (other than any director’s qualifying shares or any options for equity interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) or any Station and Broadcast Assets related thereto.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
“Capital Expenditures”: for any period, all amounts (other than those arising from the acquisition or lease of businesses and assets which are permitted by Section 8.7) which are set forth on the consolidated statement of cash flows of New Holdings for such period as “capital expenditures” in accordance with GAAP.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Effective Date that would become or be treated as a capital lease solely as a result of a change in GAAP after the Effective Date shall always be treated as an operating lease for all purposes and at all times under this Agreement.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that any instrument evidencing Indebtedness convertible or exchangeable for Capital Stock shall not be deemed to be Capital Stock, unless and until any such instrument is so converted or exchanged.
“Case” or “Cases”: each case arising from the voluntary petitions of each Chapter 11 Debtor with the Bankruptcy Court for relief under Chapter 11 of the Bankruptcy Code filed on November 29, 2017.
“Cash Collateral”: as defined in the definition of “Cash Collateralize”.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Bank and the Lenders, as collateral for the LC Obligations, cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable Issuing Bank) or deposit account balances in Dollars (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders).

“Cash Dominion Event: at any time, (a) an Event of Default has occurred and is continuing or (b) Excess Availability at such time is less than the greater of (A) 12.5% of the Total Revolving Commitments at such time and (B) $5,000,000. The occurrence of a Cash Dominion Event shall be deemed to exist and to be continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until (i) in the case of a Cash Dominion Event existing as a result of clause (a) of the preceding sentence, no Event of Default exists and (ii) in the case of a Cash Dominion Event existing as a result of clause (b) of the preceding sentence, Excess Availability shall have been at least the greater of (A) 12.5% Total Revolving Commitments and (B) $5,000,000, for thirty consecutive calendar days, in which event a Cash Dominion Event shall no longer be deemed to exist or be continuing.

“Cash Equivalents”:
(a)    Dollars;
(b)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(c)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $300,0000,000;
(d)    repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above and in Dollars;
(e)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof, in Dollars;
(f)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and in Dollars;
(g)    investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (f) above;
(h)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
(i)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition and in each case in Dollars;
(j)    Investments with weighted average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in Dollars; and
(k)    credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on New Holdings’ balance sheet.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than Dollars; provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Cash Management Agreement”: any agreement for the provision of Cash Management Services.
“Cash Management Obligations”: any and all obligations, including guarantees thereof, of any Loan Party to a bank or other financial institution providing Cash Management Services.
“Cash Management Services”: (a) cash management services, including disbursement services, treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (b) commercial credit or debit card and merchant card services, in each case, provided to any Loan Party by the Administrative Agent, a Lender or any of their respective Affiliates.
“Change in Control”: (a) the acquisition (whether through a merger transaction or otherwise) of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date), of Capital Stock representing more than 50% of the aggregate ordinary active voting power represented by the issued and outstanding Capital Stock of Parent, (b) the failure of Parent to own, directly and of record, 100% of the Capital Stock of Intermediate Holdings or (c) the failure of Intermediate Holdings to own, directly and of record, 100% of the Capital Stock of New Holdings.
“Change in Law”: with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of Section 4.17 or 4.18, any corporation controlling such Lender; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Chapter 11 Debtor” or “Chapter 11 Debtors”: Cumulus Media Holdings Inc., Parent, and each of their subsidiaries which filed voluntary petitions with the Bankruptcy Court for relief under Chapter 11 of the Bankruptcy Code on November 29, 2017.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans, Swing Line Loans or Protective Advances; when used in reference to any Commitment, refers to whether such Commitment is an Initial Revolving Loan Commitment, a Commitment with respect to any Incremental Revolving Facility and Extended Revolving Commitments; and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Revolving Loans and Extended Revolving Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes.

“Closing Date Subsidiary Borrower”: as defined in the preamble hereto.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Commitment”: with respect to each Lender, (i) the Initial Revolving Loan Commitment (including any Swing Line Commitments) of such Lender and (ii) any Commitments of such Lender in respect of the Incremental Revolving Facilities, if any, issued after the Effective Date pursuant to Section 2.5, as each may be modified pursuant to Section 4.24 or terminated or reduced in accordance with the terms thereof. The aggregate amount of the Commitments as of the Effective Date (all of which are Initial Revolving Loan Commitments) is $50,000,000.
“Communications”: as defined in Section 10.3(c).
“Communications Act”: the Communications Act of 1934, as amended, 47 U.S.C. §151 et seq.
“Compliance Certificate”: a certificate substantially in the form of Exhibit M.
“Compliance Event”: at any time, the period commencing on the day that Excess Availability is less than the greater of (a) 12.5% of the Total Revolving Commitments and (b) $5,000,000 at such time and continuing until Excess Availability has exceeded the greater of (A) 12.5% of the Total Revolving Commitments and (B) $5,000,000 for thirty consecutive days, in which case a Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement.
“Concentration Account”: as defined in in Section 2.6(c).
2    “Consolidated Cash Interest Expense”: for any period, total interest expense for such period (net of interest income for such period) of the Group Members, calculated on a consolidated basis in accordance with GAAP but excluding (a) any amount not paid in cash or not payable in cash during such period, (b) amortization of deferred financing costs, (c) Transaction Costs, (d) all costs relating to entering into hedging arrangements or the unwinding of hedging arrangements, (e) any annual agency fees with respect to any Indebtedness and (f) without duplication of any amount included (a) through (e) above, all non-recurring transactional costs and any fees or expenses incurred or paid by New Holdings or any of its Subsidiaries in connection with any Permitted Acquisition, any Investment, the disposition of assets, the amendment or modification of any debt instrument, the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) and the issuance of any Capital Stock (in each case, whether or not successful) permitted to be issued by this Agreement (in each case, whether or not consummated), in each of clauses (a) through (f) above, to the extent such expense was included in calculating such total interest expense.
“Consolidated EBITDA”: for any period of New Holdings and its Subsidiaries, the consolidated net income (i) including net income and losses from discontinued operations, (ii) excluding all income tax expense or benefit to the extent that the effect of such item has entered into the determination of consolidated net income whether based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations, (iii) excluding extraordinary items, as well as unusual gains, losses and charges and gains and losses arising from the proposed or actual disposition of material assets (what constitutes material assets to be reasonably determined by New Holdings in good faith) whether such losses or gains are classified as discontinued operations, continuing operations or extraordinary items; provided, that the aggregate amount of all cash losses or charges added back pursuant to this clause (iii) shall not exceed $20,000,000 for any four consecutive fiscal quarter period, (iv) excluding minority interest and (v) excluding to the extent reflected in the statement of consolidated net income for such period (or, solely in the case of clause (m), plus), the sum of (a) interest expense (net of interest income), including costs recognized from interest rate hedges, amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges owed with respect to letters of credit, (b) depreciation and amortization expenses whether such expenses are classified as discontinued operations or continuing operations including acceleration thereof and including the amortization of the increase in inventory, if any, resulting from the application of ASC 805, “Business Combinations” for transactions contemplated by this Agreement (including any Business Acquisitions), (c) any impairment expense or write-off with respect to goodwill, other intangible assets, long-lived asset, joint ventures, assets held for sale, variable interest entities resulting from the application of ASC 810, “Consolidation,” and investment in debt and equity securities pursuant to GAAP, (d) compensation expenses arising from the sale of stock, the granting of stock options, restricted stock, restricted stock units, dividends on unvested shares, the granting of stock appreciation rights, termination of stock based rewards in connection with the Plan and similar stock based arrangements, (e) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under ASC 715, “Compensation—Retirement Benefits” and ASC 712, “Compensation—Nonretirement Postemployment Benefits” over the cash expense in respect of such post-retirement benefits and post-employment benefits, (f) all non-cash gains or losses incurred in connection with the disposition of assets, (g) all costs relating to hedging arrangements or the unwinding of hedging arrangements, (h) other non-cash expenses or charges, including asset retirement obligations and supplemental executive retirement obligations, (i) non-recurring expenses recognized for restructuring costs, including but not limited to severance costs, relocation costs, integration and facilities costs, signing, retention or completion bonuses, transition costs and litigation expenses (including judgment and settlement amounts relating to any Business Acquisition), provided that any restructuring costs added back pursuant to this clause (i) (1) shall not exceed $5,000,000 in the aggregate for any four consecutive fiscal quarter period and (2) in respect of litigation expenses shall not exceed $3,000,000 in the aggregate during the term of this Agreement, (j) to the extent reducing consolidated net income of New Holdings, taxes payable pursuant to the Transfer Agreement, (k) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption, (l) all non-recurring transactional costs and any fees or expenses incurred or paid by New Holdings or any of its Subsidiaries in connection with this Agreement and the other Loan Documents, the Term Loan Documents, the Restructuring Transactions, any Business Acquisition, any Investment, the disposition of material assets, the amendment or modification of any debt instrument, the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) and the issuance of any Capital Stock (in each case, whether or not successful) permitted to be issued by this Agreement, (m) cost-savings and synergies that are reasonably identifiable, factually supportable and projected by New Holdings in good faith to be realized as a result of mergers and other business combinations, Permitted Acquisitions, divestitures, insourcing initiatives, cost savings initiatives and other similar initiatives consummated after the Effective Date, in each case permitted by this Agreement (calculated on a pro forma basis as though such costs savings and synergies had been realized on the first day of the relevant Test Period), net of the amount of actual benefits realized in respect thereof, provided that (1) actions in respect of such cost-savings and synergies have been taken and (2) the aggregate amount of cost-savings and synergies added back pursuant to this clause (m) shall not exceed $20,000,000 for any four consecutive fiscal quarter period; provided further that no cost savings and synergies shall be added back pursuant to this clause (m) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period or duplicative of amounts previously added to Consolidated EBITDA for other periods, (n) the aggregate amount of unpaid administrative costs and unpaid professional fees incurred in such period in connection with the Cases, (o) [reserved], and (p) any charges, expenses and write-offs deducted in calculating consolidated net income for such period for purchase accounting adjustments; provided that Consolidated EBITDA shall be decreased by the amount of any dividends or distributions made to Intermediate Holdings or Parent (but without duplication) to pay expenses that otherwise would have been expenses of New Holdings; provided further that Consolidated EBITDA for any such period shall exclude the cumulative effect of changes in GAAP or accounting principle(s) subsequent to the Effective Date.
The financial results of joint ventures and variable interest entities shall be excluded in calculating “Consolidated EBITDA” except that Consolidated EBITDA for any period shall be increased by the amount of cash dividends paid by such joint ventures and variable interest entities to New Holdings or any of its wholly-owned Subsidiaries.
For the purposes of calculating Consolidated EBITDA for any Test Period pursuant to any determination (i) if at any time during such Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, New Holdings or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, New Holdings or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Test Period. As used in this Agreement, “Material Acquisition” means the acquisition of any separate asset, business or lines of business for a purchase price (or in the case of a Permitted Asset Swap, the value of the assets subject to such Permitted Asset Swap) in excess of $25,000,000; and “Material Disposition” means any sale or other disposition of property or series of related sales or dispositions of property that yields gross proceeds to New Holdings or any of its Subsidiaries in excess of $25,000,000.
Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining Consolidated EBITDA under this Agreement (a) for the fiscal quarter ending on December 31, 2017, Consolidated EBITDA shall be deemed to be $47,105,000, (b) for the fiscal quarter ending March 31, 2018, Consolidated EBITDA shall be deemed to be $39,162,000 and (c) for the fiscal quarter ending June 30, 2018, Consolidated EBITDA shall be deemed to be $69,695,000.
“Consolidated First Lien Debt”: at any date, Consolidated Total Indebtedness that is secured by a first priority Lien on any of the assets of New Holdings or any of its Subsidiaries.
“Consolidated First Lien Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated First Lien Debt (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) less the aggregate amount of Unrestricted Cash up to a maximum amount of $75,000,000, in each case as of such date, to (b) Consolidated EBITDA for the Test Period most recently ended.
“Consolidated Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (A)(i) Consolidated EBITDA for the Test Period most recently ended, minus (ii) the aggregate amount of all Capital Expenditures made by the Group Members during such period (other than Capital Expenditures to the extent financed with the proceeds of any sale or issuance of Capital Stock, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business), the proceeds of any Recovery Event and the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans), but including Capital Expenditures to the extent financed with proceeds of Revolving Loans), minus (iii) the aggregate amount of all cash payments made by the Group Members in respect of federal, state, or income taxes (net of cash tax refunds) during such period (including Restricted Payments paid in respect of income tax liabilities pursuant to Section 8.8(d)), minus (iv) without duplication of any amounts included in clause (iii) above, the aggregate amount of all Restricted Payments in the form of dividends paid by any Group Member to any Person (other than any other Group Member) as permitted under Section 8.8(b) or (l) for such period to (B) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges”: for any period, the sum of (i) Consolidated Cash Interest Expense for such period, plus (ii) any amortization or other scheduled principal payments paid or payable in cash during such period on all Indebtedness of the Group Members (as the same may be reduced from time to time as a result of any voluntary or mandatory prepayments with respect thereto), but excluding (x) Indebtedness of any Group Member to any other Group Member and (y) reimbursement obligations in respect of trade letters of credit and payments of Indebtedness at the maturity thereof). Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining Consolidated Fixed Charges under this Agreement (a) for the fiscal quarter ending on December 31, 2017, Consolidated Fixed Charges shall be deemed to be $27,882,000, (b) for the fiscal quarter ending March 31, 2018, Consolidated Fixed Charges shall be deemed to be $22,131,000 and (c) for the fiscal quarter ending June 30, 2018, Consolidated Fixed Charges shall be deemed to be $21,549,000.
“Consolidated Total Indebtedness”: as of any date of determination, all Indebtedness of New Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of any letter of credit or bank guaranty except to the extent of any unreimbursed amounts thereunder.
“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Indebtedness (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.
“Consolidated Total Net Leverage Ratio”: as of any date of determination, the ratio of:
(a)    Consolidated Total Indebtedness (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) less the aggregate amount of Unrestricted Cash up to a maximum amount of $75,000,000, in each case as of such date, to
(b)    Consolidated EBITDA for the Test Period most recently ended.
“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by New Holdings in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by New Holdings in good faith.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.
“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion/Continuation Notice”: a Conversion/Continuation Notice substantially in the form of Exhibit C.
“DBNY”: as defined in the preamble hereto.
“DBSI”: Deutsche Bank Securities Inc.
“DDAs”: any checking or other demand deposit account maintained by the Loan Parties other than Excluded Accounts. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the ABL/Term Loan Intercreditor Agreement.
“Debtor Relief Laws”: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, compromise, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: any Lender that (a) has failed (which failure has not been cured) to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Line Loans or Protective Advances) within two Business Days of the date when due, (b) has notified the Borrower Agent, the Administrative Agent, each Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed (which failure has not been cured), within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower Agent, each Issuing Bank, the Swing Line Lender and each other Lender promptly following such determination.

“Disqualified Lenders”: those Persons whose primary business consists of broadcasting, local media and advertising who are identified in writing by the Borrower Agent to the Administrative Agent prior to the Effective Date, as such list may be supplemented after the Effective Date by written notice from the Borrower Agent to the Administrative Agent. For the avoidance of doubt (i) the Administrative Agent may, and shall be permitted to, upon request, provide such list of Disqualified Lenders to, any of the Lenders and prospective Lenders, (ii) any addition to the list of Disqualified Lenders will not become effective until three Business Days after such addition is posted to the Lenders and (iii) no retroactive disqualification of the Lenders that later become Disqualified Lenders shall be permitted.
“Disqualified Person”: as defined in the definition of “Eligible Assignee”.
“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 180 days after the Maturity Date (or, if later, the maturity date of any Extended Revolving Loans); provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Divestiture Trust”: a trust (a) created by or on behalf of New Holdings or any Subsidiary to hold and ultimately sell assets in conjunction with any Business Acquisition or any sale or other disposition pursuant to Section 8.6(e) or (g) hereof to ensure compliance with the Communications Act or FCC rules and policies and (b) that is independently owned and managed by a Person unaffiliated with New Holdings or any Subsidiary.
“Division/Series Transaction”: with respect to any Loan Party and/or any of its Subsidiaries that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware.
“Documentation Agent”: Fifth Third Bank, as documentation agent in respect of the credit facilities established hereby.
“Dollar Equivalent”: on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in a Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Foreign Currency at the time in effect for such amount.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Domestic Subsidiary”: any Subsidiary of New Holdings other than a Foreign Subsidiary.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date”: the date on which each of the conditions precedent to the effectiveness of this Agreement contained in Section 6.1 were satisfied, which date is August 17, 2018.
“Eligible Accounts”: as of any date of determination thereof, the aggregate amount of all Accounts (net of unapplied cash) due to any Loan Party, except to the extent that (determined without duplication):
(a)    except as provided in clause (g) of this definition, such Account does not arise from the sale of goods, advertising, or the performance of services by a Loan Party in the ordinary course of its business;
(b)    (i) such Loan Party’s right to receive payment is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;
(c)    any defense, counterclaim, setoff or dispute exists as to such Account, but only to the extent of such defense, counterclaim, setoff or dispute;
(d)    such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods or advertising to or services rendered for the applicable Account Debtor;
(e)    an invoice, in form and substance consistent with the credit and collection policies of the Loan Parties, or otherwise reasonably acceptable to the Administrative Agent (it being understood that the forms used by the Loan Parties on the Effective Date are satisfactory to the Administrative Agent), has not been prepared and sent to the applicable Account Debtor in respect of such Account prior to being reported to the Administrative Agent as Collateral (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);
(f)    such Account (i) is not owned by a Loan Party or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to clauses (a), (c), (q), (r) and (u) of Section 8.3;
(g)    such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of a Loan Party (other than Accounts arising from the sale of goods, advertising, or provision of services delivered to such Account Debtor in the ordinary course of business), (ii) a natural person who is purchasing for personal, family or household purposes, (iii) only if such Account obligation has not been incurred in the ordinary course or on arms’ length terms, any entity that has any common officer or director with a Loan Party and (iv) without limiting clauses (i) through (iii) above, a subsidiary of the Parent;
(h)    [Reserved];
(i)    such Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to such Loan Party but only to the extent of the potential offset;
(j)    with credit balances over 90 days past the original invoice date;
(k)    which is owing by an Account Debtor for which more than 50.0% of Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (j) above;
(l)    upon the occurrence of any of the following with respect to such Account:
(i)      the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;
(ii)    any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; or
(iii)    with respect to which Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;
(m)    such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 15% of all Eligible Accounts (but only the extent of such excess);
(n)    such Account is one as to which the Administrative Agent’s Lien thereon, on behalf of itself and the Secured Parties, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to clauses (a), (c), (q), (r) and (u) of Section 8.3;
(o)    any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);
(p)    such Account is evidenced by a judgment, Instrument or Chattel Paper (each such term as defined in the Uniform Commercial Code) (other than Instruments or Chattel Paper that are held by a Loan Party or that have been delivered to the Administrative Agent);
(q)    such Account is payable in any currency other than Dollars;
(r)    Accounts with respect to which the Account Debtor is a Person unless: (i) the Account Debtor’s billing address is in the United States or (ii) the Account Debtor is organized under the laws of the United States, any state thereof or the District of Columbia;
(s)    such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof;
(t)    Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;
(u)    such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by a Loan Party in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;
(v)    such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit the applicable Loan Party to seek judicial enforcement in such state of payment of such Account, unless such Loan Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;
(w)    such Accounts were acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof);
(x)    Accounts which are subject to a credit that has been earned but not taken, subject to reduction as a result of an unapplied deferred revenue account, or a chargeback, to the extent of such rebate, deferred revenue account or chargeback; or
(y)    that represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, cash on delivery, or other repurchase or return basis;
(z)    such Account with respect to which the services giving rise to such Account have not been invoiced and/or billed for a period greater than 30 days from the date on which such services were performed;
(aa)    such Account is otherwise unacceptable to the Administrative Agent in its Permitted Discretion; or
(bb)    such Account was generated by a Person that was a Loan Party at the time such Account was generated but has since been sold or divested.
“Eligible Assignee”: (a) a Lender, (b) a Lender Affiliate, (c) an Approved Fund and (d) any other Person (other than Parent or any Subsidiary thereof); provided that “Eligible Assignee” shall not in any event include (i) a natural person, (ii) a Disqualified Lender or (iii) any holding company, trust or investment vehicle for the primary benefit of a natural person (including relatives of such person), other than any such entity that (w) has not been formed for the primary purpose of acquiring Loans under this Agreement, (x) is managed by a professional adviser (other than such natural person or any such relatives) having significant experience in the business of making or purchasing commercial loans, (y) has assets of greater than $25,000,000 and (z) has significant business activities that consist of making or purchasing (by assignment as principal) commercial loans and similar extensions of credit (any of the Persons described in clauses (i) through (iii) above, a “Disqualified Person”).
“End Date: as defined in the definition of “Applicable Margin”.
“Engagement Letter”: that certain Engagement Letter, dated as of August 14, 2018, among New Holdings, the Administrative Agent and the Arranger.
“Environmental Laws”: any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health or the protection of the environment, including Materials of Environmental Concern, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Reserve Requirements”: for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements current on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, the Eurodollar Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Eurodollar Lending Office”: the office of each Lender which shall be maintaining its Eurodollar Loans.
“Eurodollar Loans”: Revolving Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirement
“Eurodollar Screen Rate”: for any day and time, with respect to any Eurodollar Loans for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on the applicable Bloomberg page that displays such rate (or such other commercially available source providing such quotations as may be designated by the Administrative Agent, in consultation with the Required Lenders, from time to time); provided that if the Eurodollar Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excess Availability”: at any time, an amount equal to (a) the Line Cap, minus (b) the aggregate Revolving Exposures of all Lenders at such time.

“Exchange Rate”: with respect to any currency, the sell rate of exchange for such currency set forth from time to time by the Administrative Agent (or if the Administrative Agent does not maintain an exchange rate for the applicable currency, any spot rate of exchange selected by the Administrative Agent in its reasonable discretion from time to time) on the date which is two (2) Business Days before the applicable date of determination.
“Excluded Accounts”: (a) any deposit account used solely for funding payroll or segregating payroll taxes or funding other employee wage or benefit payments in the ordinary course of business, (b) any fiduciary or trust account, (c) any restricted account listed on Schedule 1.1C to the extent such account (i) solely contains cash collateral securing letters of credit (other than any Letters of Credit) otherwise permitted to be incurred pursuant to this Agreement, (ii) is a cash escrow account solely holding deposits with respect to a director and officer insurance policy, credit card program(s) and terminated lockbox arrangements (so long as such account does not receive a contribution by the Loan Parties of additional funds with respect to such terminated lockbox arrangements after the Effective Date), in each case as in effect on the Effective Date, (iii) is the Professional Fee Escrow Account (as defined in the Plan of Reorganization) or (iv) in the case of the deposit account of Westwood One, LLC (f/k/a Westwood One, Inc.) (Account No. 8605513) maintained at Brand Bank, solely to the extent such deposit account secures lease obligations and does not receive a contribution by the Loan Parties of additional funds after the Effective Date and (d) any other deposit account or securities account with an average monthly balance of not more than $500,000; provided, that the aggregate average monthly balance of all deposit accounts and securities accounts constituting Excluded Accounts under this clause (d) shall not exceed $2,000,000.
“Excluded Swap Obligations”: as defined in the Guarantee and Collateral Agreement.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent or a Lender or required to be withheld or deducted from a payment to the Administrative Agent or a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan pursuant to a Requirement of Law in effect on the date on which (i) such Lender acquires such interest in the Revolving Loan (other than pursuant to an assignment request by the Borrower Agent under Section 4.22(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the Administrative Agent’s or such Lender’s failure to comply with Section 4.20(g) and (d) any withholding Taxes imposed under FATCA.
“Expiring Revolving Credit Commitment”: as defined in Section 2.1(c)(vii).
“Extended Revolving Commitments”: as defined in Section 4.24(a)(i).
“Extended Revolving Loans”: as defined in Section 4.24(a)(i).
“Extending Revolving Loan Lender”: as defined in Section 4.24(a)(i).
“Extension”: as defined in Section 4.24(a).
“Extension Offer”: as defined in Section 4.24(a).
“FASB”: the Financial Accounting Standards Board.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCC”: the Federal Communications Commission or any Governmental Authority succeeding to the Federal Communications Commission.
“FCC Licenses”: a license issued by the FCC under Part 73 of Title 47 of the Code of Federal Regulations and held by New Holdings or any Subsidiary.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Fees”: all amounts payable pursuant to or referred to in Section 4.10.

“Fixed Charge Condition”: with respect to any action or proposed action, 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated on a pro-forma basis after giving effect the action or proposed action, any increase in the Borrowing Base in connection therewith and Borrowing of any Loans or issuance of any Letters of Credit (and assuming that such increase in Borrowing Base or has occurred and such Loans and Letters of Credit had been made on the first day of the applicable 30-day period for which 30-Day Excess Availability is to be determined)) is no less than the greater of (i) in the case of Permitted Acquisitions, other Investments and the sale, lease, assignment, transfer or other disposition of assets, (A) 17.5% of the Total Revolving Commitments and (B) $7,500,000 and (ii) in the case of Restricted Payments and prepayments of Indebtedness, (A) 20% of the Total Revolving Commitments and (B) $9,000,000.

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender”: any Lender that is not a U.S. Person.
“Foreign Subsidiary”: any Subsidiary of New Holdings (a) which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code), or (b) whose principal assets consist of Capital Stock or other equity interests of one or more Persons which conduct the major portion of their business outside the United States (within the meaning of Section 7701(a)(9) of the Code).
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Required Lenders agree, upon the request of the Borrower Agent or the Administrative Agent, respectively, to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. In the event a request for an amendment has been made pursuant to the prior sentence, until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
“Gleiser Note”: the promissory note dated as of November 21, 2003, made by Gleiser Communications, LLC, as the same may be amended or otherwise modified prior to and after the Effective Date.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government (including the FCC).
“Group Members”: collectively, New Holdings and any of its Subsidiaries.
“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by Intermediate Holdings, each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Guarantee and Collateral Agreement shall not require the pledge of (x) any of the outstanding Capital Stock of, or other equity interests in, any Subsidiary of New Holdings which is owned by a Foreign Subsidiary of New Holdings or (y) more than 66% of the outstanding voting stock of any “first tier” Foreign Subsidiary of New Holdings).
“Guarantors”: as defined in the Guarantee and Collateral Agreement.
“Historical Excess Availability”: for the purposes of the definition of Applicable Margin, in the case of each Start Date, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended fiscal quarter divided by (y) the number of days in such fiscal quarter.
“Incremental Amendment”: as defined in Section 2.5(c).
“Incremental Revolving Facility”: as defined in Section 2.5(a).
“Incremental Revolving Loans”: as defined in Section 2.5(a).
“Indebtedness”: of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (b) all obligations with respect to all letters of credit or bank guarantees issued for the account of such Person, (c) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) Capital Lease Obligations of such Person, (e) all indebtedness of such Person arising under bankers’ acceptance facilities, (f) all obligations of such Person in respect of Disqualified Stock and (g) for the purposes of Section 9(e) only, all obligations of such Person in respect of Swap Agreements; but, in each case, excluding (w) any net working capital adjustments or earnouts in connection with any permitted Investment under Section 8.7 or disposition of assets permitted under Section 8.6, (x) customer deposits and interest payable thereon in the ordinary course of business, (y) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (x) and (y) above, which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person and (z) Indebtedness that has been defeased or satisfied and discharged in accordance with the terms of the documents governing such Indebtedness. The amount of any net obligations under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (c) shall be deemed to be equal to the lesser of (i) the aggregate amount of the applicable liabilities and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee”: as defined in Section 11.5(d).
“Initial Maturity Date”: the date occurring on the fifth anniversary of the Effective Date; provided, that if any Indebtedness for borrowed money of a Group Member with an aggregate principal amount in excess of $35,000,000 is outstanding on the date that is 90 days prior to the stated maturity of such Indebtedness (each such date, a “Springing Maturity Date”), then the Initial Maturity Date shall instead be such Springing Maturity Date.
“Initial Revolving Loan Commitment”: for each Lender, the amount set forth opposite such Lender’s name on Schedule 1.1A.
“Insolvent”: with respect to a Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
“Interest Period”: shall mean, for each Eurodollar Loan, each one (1), two (2), three (3), or six (6) month period, as selected by a Borrower pursuant to Section 2.3(a), during which the applicable Eurodollar Rate (but not the Applicable Margin) shall remain unchanged. Notwithstanding the foregoing, however, (a) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any applicable Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (a) above) end on the last day of such calendar month; and (c) no Interest Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrowers hereunder.
“Intermediate Holdings”: as defined in the preamble hereto.
“Internally Generated Cash”: cash generated from the operations of the business of New Holdings and its Subsidiaries; provided that, notwithstanding the forgoing, “Internally Generated Cash” shall not include (i) the proceeds of any long-term Indebtedness (other than revolving indebtedness), (ii) the proceeds of the issuance of any Capital Stock, (iii) the proceeds of any Reinvestment Deferred Amount or (iv) solely to the extent not increasing consolidated net income of New Holdings during the applicable period, the proceeds of any insurance, indemnification or other payments from non-Loan Party Affiliates.
“Investments”: as defined in Section 8.7.
“IRS”: the U.S. Internal Revenue Service.
“Issuing Bank”: as the context may require, (a) any of (x) DBNY and/or (y) any other Lender that (i) has customary operational capacity to issue or arrange to be issued Letters of Credit, (ii) is reasonably acceptable to the Borrower Agent and (iii) agrees to issue Letters of Credit hereunder, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Section 2.1(d)(x) and 2.1(d)(xi) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing. Any Issuing Bank may, at its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and each such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents). In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.
“Joinder Agreement”: a Joinder Agreement substantially in the form of Exhibit K hereto.
“JV Holding Company”: a Borrower or a Subsidiary Guarantor, (i) the sole assets of which are the equity interests of one or more joint ventures and (ii) that does not have any indebtedness or material liabilities, other than the Obligations.
“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment at such time under this Agreement, any Incremental Amendment, or any Extension.

“LC Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced.

“LC Commitment”: as to each Issuing Bank on the Effective Date, its LC Commitment set forth on Schedule 1.1D, as may be adjusted from time to time in connection with an assignment in accordance with the terms hereof, or as set forth in any Assignment and Assumption Agreement executed following the Effective Date.

“LC Disbursement”: a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure”: at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Lender at any time shall equal the sum of its participations in outstanding Letters of Credit (and any unpaid Reimbursement Obligations) acquired in accordance with the relevant provisions of Section 2.1(d) at such time.

“LC Extension”: as defined in Section 2.1(d)(iii).

“LC Obligations”: as at any date of determination, the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all outstanding Reimbursement Obligations, including all LC Borrowings.

“LC Participation Fee”: as defined in Section 4.10(c).

“LC Request”: a request by the Borrower in accordance with the terms of Section 2.1(d)(ii) and substantially in the form of Exhibit O, or such other form as shall be approved by the Administrative Agent.

“LC Sublimit”: $10,000,000.

“Lease Obligations”: of New Holdings and its Subsidiaries, as of the date of any determination thereof, the rental commitments of New Holdings and its Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding Capital Lease Obligations.
“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.
“Lenders”: the financial institutions named on Schedule 1.1A (as amended or supplemented from time to time) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.
“Letter of Credit”: any standby letter of credit or similar instrument issued or to be issued pursuant to this Agreement, which, for the avoidance of doubt, shall not include any documentary letter of credit or other letter of credit that is issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services by any Person in the ordinary course of business of such Person.

“Letter of Credit Expiration Date”: the date that is five Business Days prior to the then Latest Maturity Date, or such later date to the extent such Letter of Credit has been Cash Collateralized in an amount equal to 103% of the LC Exposure or backstopped in a manner reasonably acceptable to the applicable Issuing Bank with another letter of credit for the period after the then Latest Maturity Date in a manner to be mutually and reasonably agreed between the applicable Issuing Bank and the Borrower, but in no event later than one year after the then Latest Maturity Date.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).
“Line Cap”: the lesser of (i) the Total Revolving Commitments at such time and (ii) the Borrowing Base.

“Loan Documents”: the collective reference to this Agreement, the Notes, the Guarantee and Collateral Agreement, the ABL/Term Loan Intercreditor Agreement, each Incremental Amendment, each Extension Amendment and any other amendment or modification entered into in connection with any Extension, the Blocked Account Agreements, any Mortgage or other security document executed and delivered pursuant to the terms of Section 7.10, any amendment or joinder to this Agreement and any other document executed and delivered in conjunction with this Agreement from to time and designated as a “Loan Document”. For the avoidance of doubt, Cash Management Agreements and Secured Swap Agreements do not constitute Loan Documents under this Agreement.
“Loan Parties”: Intermediate Holdings and each of its Subsidiaries that is a party, or which at any time becomes a party, to a Loan Document.
“Loans”: the Revolving Loans, the Swing Line Loans, the Protective Advances and any other loans created pursuant to an Extension.
“Material Acquisition”: as defined in the definition of “Consolidated EBITDA”.
“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, results of operations, property or financial condition of New Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Disposition”: as defined in the definition of “Consolidated EBITDA”.
“Material Real Property”: any fee interest in any real property located in the United States owned by a Loan Party and having a Real Property Value of a least $500,000.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in, or which form the basis of liability under, any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials.
“Maturity Date”: with respect to the relevant Tranche of Loans, the Initial Maturity Date or the final maturity date in any Extension, as the case may be.
“Merlin Asset Purchase Agreement”: that certain Asset Purchase Agreement dated April 3, 2018 by and among Merlin Media, LLC and Merlin Media License, LLC as sellers and Radio License Holdings LLC and Chicago FM Radio Assets, LLC as buyers.
“Minimum Borrowing Amount”: at any time, (i) for Revolving Loans of a given Class, the lesser of $250,000 and the aggregate unutilized Commitments of such Class at such time and (ii) for Swing Line Loans, $100,000.

“Minimum Extension Condition”: as defined in Section 4.24(b).
“Moody’s”: Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgaged Properties”: (i) the Properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages and (ii) any other Property that is required to be subject to a Mortgage in favor of the Administrative Agent pursuant to Section 7.10(c).
“Mortgages”: each of the mortgages and deeds of trust (if any) made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit L hereto or in any other form reasonably satisfactory to the Administrative Agent and the Required Lenders.
“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate has (or within the past 6 years has had) an obligation to contribute pursuant to a collective bargaining agreement to which such Loan Party or ERISA Affiliate is a party.
“Net Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually received by any Group Member, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), any reserves required to be maintained in connection therewith in accordance with GAAP and other customary fees, expenses and out-of-pocket closing costs actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account (i) any available tax credits or deductions that would not otherwise have been utilized during the taxable period during which such Asset Sale or Recovery Event occurs and (ii) any tax sharing arrangements with a Person other than Parent or any of its Subsidiaries) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the proceeds thereof in the form of cash and Cash Equivalents received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“New Holdings”: as defined in the preamble hereto.
“Non-Broadcast Assets”: as defined in Section 8.6(e).
“Non-Consenting Lender”: as defined in Section 11.1.

“Non‑Defaulting Lenders”: includes each Lender, other than a Defaulting Lender.

“Non-Expiring Revolving Credit Commitment”: as defined in Section 2.1(c)(vii).

“Non-Significant Subsidiary”: at any time, any Subsidiary (other than any Broadcast License Subsidiary) which (i) at such time has total assets (including the total assets of any of its Subsidiaries), together with the total assets of any other Subsidiaries that are Non-Significant Subsidiaries, of less than 5% of the total assets of New Holdings and its Subsidiaries and (ii) has accrued revenues (including the accrued revenues of any of its Subsidiaries), together with the accrued revenues of any other Subsidiaries that are Non-Significant Subsidiaries, for the most recently ended twelve-month period of less than 5% of the total revenues of New Holdings and its Subsidiaries.
“Notes”: Revolving Notes, Swing Line Notes any other promissory notes evidencing any other Loans hereunder.
“Notice of Borrowing”: as defined in Section 2.3(a).

“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations”: (i) the unpaid principal of and interest on the Loans (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers or any Guarantor, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding), (ii) each payment required to be made by the Borrowers or any other Guarantor under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations with respect to Letters of Credit, interest thereon (including interest accruing after the maturity thereof and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers or any Guarantor or whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and obligations to provide Cash Collateral with respect thereto and (iii) all other obligations and liabilities of the Borrowers or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender, any Swing Line Lender, any Issuing Bank, the Arranger and any other Secured Party (including any Secured Party providing Secured Cash Management Obligations) and any Qualified Counterparty party to a Secured Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Secured Swap Agreement or any document relating to any Secured Cash Management Obligations, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Arranger, the Administrative Agent, any Swing Line Lender, any Issuing Bank or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant to any Loan Document), guarantee obligations or otherwise. Notwithstanding anything to the contrary herein, Obligations of any Loan Party shall not include any Excluded Swap Obligations.

“Other Connection Taxes”: with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender, as applicable, and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.22(b)).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Rate borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent”: as defined in the preamble hereto.
“Participant Register”: as defined in Section 11.6(b).
“Participants”: as defined in Section 11.6(b).
“Payment Conditions”: at any time of determination,

(a)    no Event of Default exists or would arise immediately after the action or proposed action;
(b)    30-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated on a pro-forma basis after giving effect the action or proposed action, any increase in the Borrowing Base in connection therewith and Borrowing of any Loans or issuance of any Letters of Credit (and assuming that such increase in Borrowing Base or has occurred and such Loans and Letters of Credit had been made on the first day of the applicable 30-day period for which 30-Day Excess Availability is to be determined)) is no less than the greater of (i) in the case of Permitted Acquisitions, other Investments and the sale, lease, assignment, transfer or other disposition of assets, (A) 12.5% of the Total Revolving Commitments and (B) $5,000,000 and (ii) in the case of Restricted Payments and prepayments of Indebtedness, (A) 15% of the Total Revolving Commitments and (B) $6,500,000;
(c)    unless the Fixed Charge Condition is satisfied at such time, the Consolidated Fixed Charge Coverage Ratio is not less than 1.00:1.00 for the Test Period most recently ended on a pro-forma basis as if such action or proposed action had occurred on the first day of such Test Period; and
(d)    in the case of any action or proposed action, (i) that involves aggregate consideration in excess of $5,000,000 and (ii) where each of 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (calculated on a pro-forma basis after giving effect the action or proposed action, any increase in the Borrowing Base in connection therewith and Borrowing of any Loans or issuance of any Letters of Credit (and assuming that such increase in Borrowing Base or has occurred and such Loans and Letters of Credit had been made on the first day of the applicable 30-day period for which 30-Day Excess Availability is to be determined)) is less than 50.0% of the Total Revolving Commitments, the Borrower Agent shall have delivered a certificate of a Responsible Officer to the Administrative Agent certifying as to compliance with the requirements of the immediately preceding clauses (a) through (c) with respect to such action, in reasonable detail and including reasonably detailed information and calculations.
“Payment Office”: the office of the Administrative Agent located at 60 Wall St, New York, NY, 10005, Attn: Michael Strobel or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Acquisition”: any acquisition permitted by Section 8.7(k).
“Permitted Asset Swap”: as defined in Section 8.6(q).
“Permitted Discretion”: a determination made in good faith and in the exercise of reasonable credit judgment (from the perspective of a secured asset-based lender) in accordance with customary business practices for comparable asset-based lending transactions.
“Permitted Refinancing”: with respect to all or any portion of any Indebtedness, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided that (i) the principal amount thereof does not exceed the principal amount of the Indebtedness so modified, refinanced, refunded, renewed or extended (plus any accrued but unpaid interest, fees and redemption premiums payable by the terms of such Indebtedness thereon and reasonable expenses incurred in connection therewith), (ii) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 8.2(j), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) the terms and conditions of any such modified, refinanced, refunded, renewed or extended Indebtedness are market terms on the date of issuance (as determined in good faith by New Holdings) or are not, taken as a whole, materially more restrictive than the covenants and Events of Default contained in this Agreement (as determined in good faith by New Holdings), (v) such modification, refinancing, refunding, renewal or extension shall not be incurred by a Person who is not a Borrower or Subsidiary Guarantor (unless such Indebtedness being refinanced was originally incurred or guaranteed by a Person who was not a Borrower or Subsidiary Guarantor), (vi) at the time thereof, no Default or Event of Default shall have occurred and be continuing, (vii) to the extent that the Liens securing the Indebtedness being refinanced are subordinated to the Liens securing the Obligations, any Lien securing such refinancing Indebtedness is subordinated to the Liens securing the Obligations on terms at least as favorable (when taken as a whole) to the Lenders as those contained in the applicable subordination language (if any) for the Indebtedness being refinanced and (viii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modified, refinanced, refunded, renewed or extended Indebtedness shall also be unsecured.
“Permitted Reinvestment”: as defined in the Term Loan Credit Agreement.
“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Loan Party or any ERISA Affiliate is, or if such Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be, an “employer” (as defined in Section 3(5) of ERISA).
“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Plan of Reorganization”: the chapter 11 plan of reorganization of the Chapter 11 Debtors substantially in the form of the First Amended Joint Plan of Reorganization of Cumulus Media Inc. and its Debtor Affiliates pursuant to Chapter 11 of the Bankruptcy Code filed on February 12, 2018.
“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.
“Preferred Stock”: any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.
“Prepetition Parent”: as defined in the Term Loan Credit Agreement.
“Prime Rate”: the rate of interest per annum which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Administrative Agent may select in consultation with the Required Lenders). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.
“Projections”: as defined in Section 5.17.

“Properties”: each parcel of real property currently or previously owned or operated by any Group Member.

“Pro Rata Percentage”: of any Lender at any time , the percentage of the Total Revolving Commitments of all Lenders represented by such Lender’s Commitments; provided that for purposes of Section 4.22(d), “Pro Rata Percentage” shall mean the percentage of the Total Revolving Commitments (disregarding the Commitment of any Defaulting Lender to the extent its LC Exposure, Swing Line Exposure and its participations in outstanding Protective Advances acquired in accordance with the relevant provisions in Section 2.1(e) at such time is reallocated to the Non-Defaulting Lenders) represented by such Lender’s Commitment. If the Commitments of any Class or Classes have terminated or expired after the making of the respective Protective Advance, Swing Line Loan or issuance of the respective Letter of Credit, the Pro Rata Percentage shall be determined based upon the Commitments most recently in effect prior thereto, after giving effect to any assignments, but subject to adjustment as expressly provided in Section 2.1(c)(vii) and/or Section 2.1(d)(iv)(B).
“Protective Advance”: as defined in forth in Section 2.1(e).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender”: as defined in Section 10.3(g).
“Qualified Counterparty”: with respect to any Secured Swap Agreement, any counterparty thereto that, at the time such Secured Swap Agreement was entered into, was the Administrative Agent, the Arranger or a Lender at such time or an Affiliate of the Administrative Agent, the Arranger or a Lender at such time.

“Quarterly Pricing Certificate”: as defined in the definition of “Applicable Margin”.

“Rating Agencies”: Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower Agent which shall be substituted for Moody’s or S&P or both, as the case may be.
“Real Property Value”: with (a) respect to any real property owned by a Loan Party on the Effective Date, the value of such real property (together with improvements thereon) on the Effective Date and (b) with respect to any real property acquired by a Loan Party after the Effective Date, the value of such real property (together with improvements thereon) at the time of the acquisition of such real property by such Loan Party, in each case as reasonably determined by New Holdings in good faith.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
“Register”: as defined in Section 11.6(d).
“Regulation U”: Regulation U of the Board, as from time to time in effect.
“Reimbursement Obligations”: the Borrowers’ obligations under Section 2.1(d)(v) to reimburse LC Disbursements.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Proceeds received by New Holdings or any Subsidiary in connection therewith that are not applied to prepay the Term Loans pursuant to Section 4.6(b) of the Term Loan Credit Agreement.
“Reinvestment Event”: as defined in the Term Loan Credit Agreement.
“Reinvestment Rights”: as defined in the Term Loan Credit Agreement.
“Related Parties”: with respect to any specified Person (a) such Person’s Affiliates, (b) the respective directors, officers, employees, agents, advisors and other representatives of such Person and such Person’s Affiliates and (c) the successors and permitted assigns of such Person and such Person’s Affiliates.
“Reorganization”: with respect to a Multiemployer Plan, the condition that such plan is in reorganization as such term is used in Section 4241 of ERISA.
“Reportable Event”: any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Single Employer Plan, other than those events as to which the 30-day notice period has been waived pursuant to applicable regulations as in effect on the Effective Date.
“Reports”: a report or reports prepared by the Administrative Agent or another Person showing the results of field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 11.15.

“Required Lenders”: as of any date of determination, the Lenders (other than Defaulting Lenders) having more than 50% of the sum of the (a) total aggregate Revolving Exposures of all Lenders and (b) aggregate unused Total Revolving Commitment; provided that at any time there are two (2) or more Lenders that are not Affiliates of one another, “Required Lenders” shall consist of not less than two (2) such unaffiliated Lenders.
“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves”: as at any date of calculation, all reserves against the Borrowing Base established by the Administrative Agent in its Permitted Discretion, including without limitation (but without duplication) (a) potential dilution reserves related to Accounts (provided, that no Reserves shall be imposed on the first 5% of dilution of Accounts and, thereafter, no dilution Reserve shall exceed 1% for each incremental whole percentage in dilution over 5%) and (b) reserves to reflect (i) the impediments to the Administrative Agents’ ability to realize upon the Collateral, (ii) claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral and (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Secured Parties hereunder or thereunder. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Accounts, or any other Reserve then established.

“Responsible Officer”: the chief executive officer or the chief operating officer of New Holdings or, with respect to financial matters, the chief financial officer of New Holdings.
“Restricted Payments”: as defined in Section 8.8.
“Restructuring Transactions”: (i) the Restructuring Transactions and the transactions described by the Description of Transaction Steps (as defined in the Plan of Reorganization and the Plan Supplement (as defined in the Plan of Reorganization), as applicable), (ii) the transactions and payments contemplated by that certain equity and asset transfer agreement, by and among Parent, Cumulus Media Holdings Inc. and New Holdings dated as of the Effective Date (the “Transfer Agreement”) and (iii) the dissolution and winding up of Parent and Cumulus Media Holdings Inc. (including the making of certain tax elections and filing of tax returns).
“Revolving Availability Period”: with respect to any Commitments, the period from and including the Effective Date to but excluding the earlier of (i) the Business Day preceding the applicable Maturity Date and (ii) the date of termination of the applicable Commitments.

“Revolving Borrowing”: a Borrowing comprised of Revolving Loans.

“Revolving Exposure”: with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swing Line Exposure and any such Lender’s participations in outstanding Protective Advances acquired in accordance with the relevant provisions in Section 2.1(e) at such time. When used with respect to a given Class of Commitments, Revolving Exposure shall be calculated as provided above but giving effect only to the Revolving Loans of, and the LC Exposure and Swing Line Exposure and the participations in outstanding Protective Advances allocated to, the respective such Class.

“Revolving Facility”: any Tranche (or all Tranches) of Commitments (and related Revolving Exposure), as the context may require.

“Revolving Facility Security Agent”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Revolving Loan”: a Loan made by Lenders to the Borrower pursuant to Section 2.1(a) or (b), including, unless the context shall otherwise require, any Incremental Revolving Loans made pursuant to Section 2.5 after the Effective Date, as each may be modified pursuant to Section 4.24 after the Effective Date.

“Revolving Note”: as defined in Section 4.2(b).

“S&P”: Standard & Poor’s Financial Services LLC and any successor to its rating agency business.
“Sanctioned Country”: at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“SEC”: the Securities and Exchange Commission of the United States of America.
“SEC Filings”: any public filings that Parent has made on form 10K, 10Q or 8K pursuant to the U.S. federal securities statutes, rules or regulations prior to the Effective Date.
“Secured Cash Management Agreement”: as defined in Section 11.21.
“Secured Cash Management Obligations”: Cash Management Obligations with respect to any Secured Cash Management Agreement.
“Secured Parties: as defined in the Guarantee and Collateral Agreement.
“Secured Swap Agreement”: as defined in Section 11.21.
“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Blocked Account Agreements and all other security documents hereafter delivered to the Administrative Agent granting to the Administrative Agent a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Single Employer Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) “present fair saleable value” and “liabilities of such Person, contingent or otherwise” shall, in each case, be determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.
“Specified Equity Contribution”: as defined in Section 8.18(b).
Start Date”: as defined in the definition of “Applicable Margin” hereto.
“Station”: a broadcast radio station operated pursuant to an FCC License.
“Subordinated Indebtedness”: any Indebtedness of New Holdings or its Subsidiaries which is subordinated in right of payment to the Obligations.
“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of Capital Stock or other equity interests having ordinary voting power (other than Capital Stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise Controlled, directly or indirectly, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of New Holdings.
“Subsidiary Guarantor”: any Subsidiary which is designated as a “Subsidiary Guarantor” pursuant to Section 7.10(a) and enters into the Guarantee and Collateral Agreement pursuant to Section 7.10(a) (it being understood and agreed that no Foreign Subsidiary, Non-Significant Subsidiary or Broadcast License Subsidiary of New Holdings shall, in any case, be designated as a “Subsidiary Guarantor” or enter into the Guarantee and Collateral Agreement pursuant to Section 7.10(a)).
“Super Majority Lenders”: as of any date of determination, the Lenders (other than Defaulting Lenders) having more than 66-2/3% of the sum of the (a) total aggregate Revolving Exposures of all Lenders and (b) aggregate unused Total Revolving Commitment; provided that at any time there are two (2) or more Lenders that are not Affiliates of one another, “Super Majority Lenders” shall consist of not less than two (2) such unaffiliated Lenders.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of New Holdings or any of its Subsidiaries shall be a “Swap Agreement”.
“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
“Swing Line Commitment”: the commitment of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.1(c), as the same may be reduced from time to time pursuant to Section 3. The aggregate principal amount of the Swing Line Commitment shall be $5,000,000 on the Effective Date, and the Swing Line Commitment shall in no event exceed the Commitment.

“Swing Line Exposure”: at any time the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Lender at any time shall equal the sum of its participations in outstanding Swing Line Loans acquired in accordance with the relevant provisions in Section 2.1(c) at such time.

“Swing Line Lender”: each in its capacity as Swing Line Lender hereunder, DBNY or, upon the resignation of DBNY as Swing Line Lender hereunder (as provided in Section 2.1(c)(v) or 10.5(c) hereof), or any replacement Swing Line Lender appointed as provided in Section 2.1(c)(v).

“Swing Line Loan”: any loan made by the Swing Line Lender pursuant to Section 2.1(c).

“Swing Line Note”: as defined in Section 4.2(b).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Credit Agreement”: as defined in the ABL/Term Loan Intercreditor Agreement.
“Term Loan Documents”: as defined in in the ABL/Term Loan Intercreditor Agreement.
“Term Loan Security Agent”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Term Loan Security Documents”: as defined in the ABL/Term Loan Intercreditor Agreement
“Term Loans”: as defined in the Term Loan Credit Agreement.
“Test Period”; at any time the most recent period of four consecutive fiscal quarters of the Borrowers ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or required to have been) delivered pursuant to Sections 6.1(v), 7.1(a) or 7.1(b), as applicable.
“Total Revolving Commitment”: at any time, the sum of the Commitments of each of the Lenders at such time.

“Tranche”: the respective facility and commitments utilized in making Revolving Loans hereunder, with there being one Tranche on the Effective Date, i.e., Initial Revolving Loans. Each Class of Loans or Commitments shall constitute a separate Tranche hereunder.

“Transaction Costs”: all fees, commissions and expenses incurred by a Group Member in connection with the Transactions.
“Transactions”: the collective reference to (a) the entering into by the Borrowers and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the Borrowing of Revolving Loans, the use of the proceeds thereof and the issuance of Letters of Credit and (b) the entering into by the Borrowers and each other Loan Party of the Term Loan Credit Agreement and the Term Loan Documents required to be delivered under and pursuant to the Term Loan Credit Agreement, the Borrowing of the Term Loans thereunder, the use of proceeds thereof, (c) the Restructuring Transactions and (d) the payment of the Transaction Costs.
“Transfer Agreement”: as defined in the definition of Restructuring Transactions.
“Transferee”: as defined in Section 11.6(e).
“Type”: as to any Revolving Loan, its nature as an ABR Loan or a Eurodollar Loan.
“U.S. Borrower”: any Borrower that is a U.S. Person.
“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“UCC”: the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Unrestricted Cash”: at any time, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers and the Subsidiary Guarantors at such time that are subject to a first priority perfected Lien in favor of the Term Loan Security Agent (or, in the event such unrestricted cash and Cash Equivalents constitute ABL Priority Collateral, a second priority perfected Lien in favor of the Term Loan Security Agent).
“Unused Commitment Fee”: as defined in Section 4.10(b).
“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete withdrawal or a partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Working Day”: any Business Day which is a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yield”: with respect to any Loan, Commitment, or other applicable transaction, as the case may be, on any date of determination as reasonably calculated by the Administrative Agent, any interest rate and margin.
1.2    Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.
(a)    As used herein and in the Notes, any other Loan Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to New Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under ASC 825 “Financial Instruments” (or any other ASC having a similar result or effect) to value any Indebtedness or other liabilities of Intermediate Holdings, New Holdings or any Subsidiary at “fair value”, as defined therein.
(b)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, Section, schedule and exhibit references are to this Agreement unless otherwise specified.
(c)    (i) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
(d)    The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.
SECTION 2.    AMOUNT AND TERMS OF CREDIT
2.1    Amount and Terms of the Commitments.
(a)    Initial Revolving Loans. Subject to and upon the terms and conditions set forth herein and, after the Effective Date, in any Incremental Amendment applicable to the Tranche of Loans then being made pursuant to this clause (a), each Lender with a Commitment with respect to such Tranche of Loans severally agrees to make (x) a revolving loan or revolving loans (each, an “Initial Revolving Loan” and, collectively, the “Initial Revolving Loans”) to the Borrowers in Dollars, at any time and from time to time in accordance with the terms hereof and (y) Incremental Revolving Loans made after the Effective Date pursuant to Section 2.5, as each may be modified after the Effective Date pursuant to Section 4.24, in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Exposure attributable to the Initial Revolving Loan Commitment exceeding such Lender’s Initial Revolving Loan Commitment and (ii) the total aggregate Revolving Exposures of all Lenders exceeding the Line Cap. Revolving Loans under each such Tranche (i) shall be incurred in multiple drawings incurred during the Revolving Availability Period, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower Agent, be incurred and maintained as, and/or converted into, ABR Loans, or Eurodollar Loans, provided that (i) except as otherwise specifically provided in Section 4.18(c), all Loans (other than Protective Advances) under a Tranche comprising the same Borrowing shall at all times be of the same Type and (ii) except with respect to Swing Line Loans or Protective Advances, shall be made by each such Lender in an aggregate principal amount such that the Revolving Exposure of such Lender does not exceed the amount of such Commitment under such Tranche on the date of incurrence thereof. Within the limits set forth in this clause (a) and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans.
(b)    Revolving Loans. Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Agent may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)    Swing Line Loans.
(i)    Swing Line Commitment. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.1(c), agrees to make Swing Line Loans to the Borrowers from time to time on any Business Day during the Revolving Availability Period, in Dollars in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swing Line Loans, the Borrower Agent shall be deemed to represent and warrant to the Lenders that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swing Line Loans exceeding the Swing Line Commitment, (ii) the sum of the total Revolving Exposures exceeding the Total Revolving Commitments or (iii) the total Revolving Exposures of any Class of Commitments exceeding the aggregate Commitments of such Class; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance, in whole or in part, an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Swing Line Loans. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Percentage times the amount of such Swing Line Loan (it being understood that no Lender shall acquire a risk participation in a Swing Line Loan attributable to any Commitment which expired or was terminated prior to the date of the making of such Swing Line Loan).
(ii)    Swing Line Loans. To request a Swing Line Loan, the Borrower Agent shall deliver, by hand delivery, email through a “pdf” copy or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent and the Swing Line Lender), a duly completed and executed Notice of Borrowing to the Administrative Agent and the Swing Line Lender, not later than 12:00 noon, New York City time (or such later time as the Administrative Agent may agree in its sole discretion), on the Business Day of a proposed Swing Line Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swing Line Loan. Each Swing Line Loan shall be an ABR Loan (and may not be converted into a Eurodollar Loan). The Swing Line Lender shall make each Swing Line Loan available to the relevant Borrower by means of a credit to the general deposit account of the relevant Borrower with the Swing Line Lender, if any, or otherwise to an account as directed by the Borrower Agent in the applicable Notice of Borrowing (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as expressly permitted herein, by remittance to the Issuing Bank). The Swing Line Lender shall endeavor to fund each Swing Line Loan by 3:00 p.m., New York City time and shall in all events fund each Swing Line Loan validly requested in accordance with the terms hereof by no later than 5:00 p.m., New York City time, on the requested date of such Swing Line Loan. The Borrower Agent shall not request a Swing Line Loan if at the time of or immediately after giving effect to the Borrowing contemplated by such request a Default or Event of Default has occurred and is continuing or would immediately thereafter result therefrom. Swing Line Loans shall be made in minimum amounts of $100,000 and integral multiples of $100,000 above such amount. Without in any way limiting the obligation of the Borrower Agent to confirm in writing any telephonic notice of any Borrowing or prepayment of Swing Line Loans, the Administrative Agent or the Swing Line Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swing Line Lender, as the case may be, in good faith to be from a Responsible Officer of the Borrower Agent, prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s or the Swing Line Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Swing Line Loans, as the case may be, absent manifest error.
(iii)    Prepayment. The Borrowers shall have the right at any time and from time to time to repay, without prepayment or penalty, any Swing Line Loan, in whole or in part, upon the Borrower Agent giving written notice to the Swing Line Lender and the Administrative Agent before 1:00 p.m., New York City time, on the proposed date of repayment.
(iv)    Participations. The Swing Line Lender may at any time in its discretion, and shall on at least a weekly basis, when any Swing Line Loan is outstanding, by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swing Line Lender and the Administrative Agent are the same entity) not later than 12:00 noon, New York City time, on the next succeeding Business Day following such notice require the Lenders to fund their participations on such Business Day in all or a portion of the Swing Line Loans then outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Lenders will fund their participation. Promptly upon receipt of such notice (if required), the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Percentage (calculated without regard to any reduction thereof is a result of an exercise of remedies pursuant to Section 9 or any termination of Commitments after the incurrence of such Swing Line Loan as a result of the occurrence of the Maturity Date with respective Class of Commitments, except the extent otherwise provided in clause (vii) below) of such Swing Line Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Percentage (calculated as provided above) of such Swing Line Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (but not limited to) the occurrence and continuance of a Default or Event of Default or a reduction or termination of Commitments (except as otherwise expressly provided in clause (vii) below), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.4 with respect to Loans made by such Lender (and Section 2.4 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Lenders; provided that the Lender who is the Swing Line Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent shall notify the Borrower Agent of any funding of participations in any Swing Line Loan by the Lenders pursuant to this paragraph, and thereafter (and to such extent) payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a funding of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
(v)    Resignation and Replacement of the Swing Line Lender. The Swing Line Lender may resign as Swing Line Lender hereunder at any time (x) upon at least thirty days’ prior written notice to the Lenders, the Administrative Agent and the Borrower Agent or (y) as provided in Section 10.5(c). Following such notice of resignation from the Swing Line Lender, the Swing Line Lender may be replaced (with a Lender or Administrative Agent who agrees to act as Swing Line Lender at any time by written agreement among the Borrower Agent (with the Borrower Agent’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees and interest accrued for the account of the replaced Swing Line Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swing Line Lender shall have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lenders, or to such successor and all previous Swing Line Lenders, as the context shall require. After the resignation or replacement of the Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swing Line Loans.
(vi)    Payments of Principal and Interest. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower Agent for interest on the Swing Line Loans. Until each Lender funds its ABR Loan or risk participation pursuant to this Section 2.1(c) to refinance such Lender’s Pro Rata Percentage of any Swing Line Loan, interest in respect of such Pro Rata Percentage shall be solely for the account of the Swing Line Lender.
(vii)    Provisions related to Expiring Commitments when one or more Classes of Commitments with longer Maturity Dates will remain Outstanding; and Non-Pro Rata Reductions to Classes of Commitments.
(A)    If the Maturity Date shall have occurred in respect of any Class of Commitments (the “Expiring Revolving Credit Commitment”) at a time when another Class or Classes of Commitments is or are in effect with a longer Maturity Date (each, a “Non‑Expiring Revolving Credit Commitment” and collectively, the “Non‑Expiring Revolving Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring Maturity Date such Swing Line Loan shall be deemed reallocated to the Class or Classes of the Non‑Expiring Revolving Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate Revolving Exposure of any Class of Non-Expiring Revolving Credit Commitments to exceed the aggregate amount of such Non‑Expiring Revolving Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid in cash and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrowers shall still be obligated to pay Swing Line Loans allocated to the Lenders holding the Expiring Revolving Credit Commitments at the Maturity Date of the Expiring Revolving Credit Commitment or if the respective Loans of such Class have been accelerated prior to the Maturity Date of the Expiring Revolving Credit Commitments. Commencing with the Maturity Date of any Class of Commitments, the sublimit for Swing Line Loans shall be agreed solely with the Swing Line Lender.
(B)    If at any time there are outstanding Commitments of more than one Class, and at such time any reduction to outstanding Commitments pursuant to (and in accordance with) Section 3 occurs, then concurrently therewith there shall be deemed to occur (automatically) an adjustment to the participations of the Lenders in all outstanding Swing Line Loans so that each Lender participates therein (on a prospective basis) to reflect its new Pro Rata Percentage after giving effect to such reduction to Commitments.
(d)    Letters of Credit.
(i)    General. Subject to the terms and conditions set forth herein, the Borrower Agent may request each Issuing Bank, and each Issuing Bank agrees, to issue Letters of Credit for the account of any Borrower in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time at any time prior to the Letter of Credit Expiration Date as then in effect. No Issuing Bank shall have any obligation to issue, and the Borrower Agent shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance (w) the LC Exposure would exceed the LC Sublimit or the LC Exposure of any Issuing Bank would exceed its LC Commitment, (x) the total Revolving Exposure of all Lenders would exceed the Total Revolving Commitments, (y) the total Revolving Exposure of all applicable Lenders attributable to any Class of Commitments would exceed the aggregate amount of such Commitments or (z) in the case of any Letter of Credit which will mature after the Maturity Date of one or more Classes of Commitments but before the Maturity Date of one or more other Classes of Commitments, the aggregate LC Exposure attributable to Letters of Credit which will mature after such Maturity Dates shall not exceed the Commitments attributable to later maturing Classes which will remain in effect after such Maturity Dates excluding any LC Exposure which has been backstopped or Cash Collateralized in a manner reasonably acceptable to the applicable Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Agent to, or entered into by any Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)    Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower Agent shall deliver by hand or email through a “pdf” copy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank), an LC Request to the applicable Issuing Bank and the Administrative Agent not later than 12:00 noon New York City time on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the applicable Issuing Bank).
A request for an initial issuance of a Letter of Credit shall specify, in form and detail reasonably satisfactory to the applicable Issuing Bank:

(A)    the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);
(B)    the stated or “face” amount thereof;
(C)    the expiry date thereof (which shall not be later than the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit and (y) the Letter of Credit Expiration Date or as otherwise extended pursuant to the LC Extension; provided that such expiry date may extend beyond the Letter of Credit Expiration Date in the case of any Letter of Credit which has been backstopped or Cash Collateralized in a manner reasonably acceptable to the applicable Issuing Bank);
(D)    the name and address of the beneficiary thereof;
(E)    whether the Letter of Credit shall be for the benefit of Intermediate Holdings, any Borrower or one or more of each of their respective Subsidiaries;
(F)    the documents to be presented by such beneficiary in connection with any drawing thereunder;
(G)    the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and
(H)    such other matters as the Issuing Bank may reasonably require.
A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank:

(A)    the Letter of Credit to be amended, renewed or extended;
(I)    the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);
(J)    the expiry date thereof (which shall not be later than the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit and (y) the Letter of Credit Expiration Date or as otherwise extended pursuant to the LC Extension);
(K)    the nature of the proposed amendment, renewal or extension; and
(L)    such other customary matters as the Issuing Bank reasonably may require.
If requested by the applicable Issuing Bank, the Borrower Agent also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower Agent shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the amount of the LC Exposure shall not exceed the LC Sublimit and the amount of the LC Exposure of each Issuing Bank shall not exceed its LC Commitment, (ii) the total Revolving Exposures shall not exceed the Total Revolving Commitments and the total Revolving Exposures shall not exceed the Line Cap, (iii) the total Revolving Exposure attributable to any Class of Commitments would exceed the aggregate amount of such Commitments, (iv) in the case of any Letter of Credit which will mature but after the Maturity Date of one or more Classes of Commitments but before the Maturity Date of one or more other Classes of Commitments, the aggregate LC Exposure attributable to Letters of Credit which will mature after such Maturity Dates shall not exceed the Commitments attributable to later maturing Classes which will remain in effect after such Maturity Dates and (v) the conditions set forth in Section 6.2 in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the applicable Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000 or, with respect to Letters of Credit denominated in Canadian Dollars, the Dollar Equivalent amount thereof.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the Administrative Agent shall promptly notify each Lender thereof), which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the notice to each Lender shall include a copy of such Letter of Credit also and the Dollar Equivalent amount of each such Lender’s respective participation in such Letter of Credit pursuant to Section 2.1(d)(iv)).

(iii)    Expiration Date.
(A)    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided, however, an Issuing Bank, in its sole discretion, may agree to extend such Letter of Credit beyond such date (the “LC Extension”) upon the Borrowers either (i) providing such Issuing Bank funds equal to 103% of the LC Exposure with respect to such Letter of Credit for deposit in a Cash Collateral account which Cash Collateral account will be held by the Issuing Bank as a pledged Cash Collateral account and applied to reimbursement of all drafts submitted under such outstanding Letter of Credit or (ii) delivering to such Issuing Bank one or more letters of credit for the benefit of the Issuing Bank, issued by a bank reasonably acceptable to the Issuing Bank in its sole discretion, each in form and substance reasonably acceptable to the Issuing Bank in its sole discretion.
(B)    If the Borrower Agent so requests in any LC Request, an Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto‑Renewal Letter of Credit”); provided that any such Auto‑Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower Agent shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto‑Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date, unless otherwise extended pursuant to the LC Extension; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.1(d)(xiii) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.2 are not then satisfied.
(iv)    Participations.
(A)    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, an Issuing Bank hereby irrevocably grants to each Lender with a Commitment then in effect, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Percentage (determined at the time of issuance or increase to the respective Letter of Credit, adjusted for assignments and as may be further adjusted pursuant to following clause (B)) of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.1(d), or of any reimbursement payment required to be refunded to the relevant Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, or expiration, termination or Cash Collateralization of any Letter of Credit and that each such payment shall be made in the same currency as the applicable Letter of Credit, without any offset, abatement, withholding or reduction whatsoever.
(B)    Provisions Related to Expiring Commitments when one or more Classes of Commitments with Longer Maturity Dates will Remain Outstanding; and Non-Pro Rata Reductions to Classes of Commitments.
(1)    If the Maturity Date shall have occurred in respect to any Class of Expiring Revolving Credit Commitments at a time one or more Non-Expiring Revolving Credit Commitments remain in effect, then with respect to each outstanding Letter of Credit, on the earliest occurring Maturity Date the participations in such Letter of Credit previously attributable to the respective Expiring Revolving Credit Commitments shall be deemed reallocated to the Class or Classes of Non-Expiring Revolving Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate Revolving Exposure of any Class of Non-Expiring Revolving Credit Commitments to exceed the aggregate amount of such Non-Expiring Revolving Credit Commitments, such reallocation shall not occur and the respective such exposure shall be required to be Cash Collateralized as otherwise provided in Section 2.1(d)(iii)(A) and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, no such reallocation shall occur and the Borrowers shall be required to Cash Collateralize such Letter of Credit (to the extent participated in by Lenders with Expiring Revolving Credit Commitments) as otherwise provided in Section 2.1(d)(iii)(A).
(2)    If at any time there are outstanding Commitments of more than one Class, and at such time any reduction to outstanding Commitments pursuant to (and in accordance with) Section 3 occurs, then concurrently therewith there shall be deemed to occur (automatically) an adjustment to the participations of the Lenders in all outstanding Letters of Credit so that each Lender participates therein (on a prospective basis) to reflect its new Pro Rata Percentage after giving effect to such reduction to Commitments.
(v)    Reimbursement.
(A)    If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall, in each case in the same currency as the applicable Letter of Credit, reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that is one Business Day immediately following the date that such LC Disbursement is made if the Borrower Agent shall have received notice of such LC Disbursement prior to 3:00 p.m., New York City time, on such date when such LC Disbursement was made, or, if such notice has not been received by the Borrower Agent prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower Agent receives such notice; provided that the Borrower Agent may, subject to the conditions to Borrowing set forth herein, request that such payment be financed with Revolving Loans that are ABR Loans in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Loans that are ABR Loans.
(B)    If the Borrowers fail to make such payment when due, such Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the amount of the payment then due from the Borrowers in respect thereof and such Lender’s Pro Rata Percentage thereof. Each Lender shall be irrevocably and unconditionally obligated to pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of the Dollar Equivalent of the unreimbursed LC Disbursement in the same manner as provided in Section 2.4 with respect to Revolving Loans made by such Lender, and the Administrative Agent will promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders; provided, that if the Issuing Bank is also a Lender, such Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrowers pursuant to the above paragraph prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrowers thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as appropriate.
(C)    If any Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Lender and the Borrowers, jointly and severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrowers, the rate per annum set forth in (viii) below and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.
(vi)    Obligations Absolute. The Reimbursement Obligation of the Borrowers as provided in Section 2.1(d)(v) shall be joint and several, absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of: (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to strictly comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.1, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder; (v) the fact that a Default or Event of Default shall have occurred and be continuing; (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Intermediate Holdings and its Subsidiaries; or (vii) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their respective Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Requirements of Law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction (which determination is not subject to appeal)), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(vii)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly give written notice to the Administrative Agent and the Borrower Agent of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder and the currency thereof; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its Reimbursement Obligation to the Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of payment of such Reimbursement Obligation set forth in Section 2.1(d)(v)).
(viii)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the ABR plus the Applicable Margin for Revolving Loans maintained as ABR Loans for a period of three Business Days from the date of such LC Disbursement, and at the rate per annum determined pursuant to Section 4.7(c) thereafter. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.1(d)(v) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(ix)    Cash Collateralization. If (1) any Event of Default shall occur and be continuing, on the Business Day that the Borrower Agent receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, or (2) as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding, in each case, the Borrowers shall immediately deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Dollar Equivalent of 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence and during the continuance of any Event of Default under Section 9(f). In addition to the forgoing requirements, on any Maturity Date which is not the Letter of Credit Expiration Date, if any LC Obligation remains outstanding which is participated in by Lenders whose Commitments have terminated (without a full reallocation of such participation to later maturing Commitments as provided in clause (B) or Section 2.1(d)(iv)) the Borrowers shall immediately deposit on terms and in accounts satisfactory to the Administrative Agent an amount in cash equal to 103% of the LC Exposure as of such date which is participated in by Lenders whose Commitments have terminated (without reallocation to later maturing Commitments) plus any accrued and unpaid interest thereon. Funds so deposited shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrowers under this Agreement; provided that funds deposited pursuant to the immediately preceding sentence shall be applied to only those reimbursement Obligations participated in by the respective Lenders described in the immediately preceding sentence until such time as such Lenders have no further participation in outstanding Letters of Credit (unless otherwise consented to by such Lenders). If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the existence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the relevant Borrowers within five Business Days after all Events of Default have been cured or waived.
(x)    Additional Issuing Banks. The Borrower Agent may, at any time and from time to time, designate one or more additional Lenders or Affiliates of Lenders to act as an Issuing Bank with respect to Letters of Credit under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Issuing Bank; provided, that any such Lender may accept or decline such designation in its sole discretion. Any Lender designated as an Issuing Bank with respect to Letters of Credit pursuant to this paragraph (x) shall have all the rights and obligations of an Issuing Bank under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as the Issuing Bank, as the context shall require. If at any time there is more than one Issuing Bank hereunder, the Borrower Agent may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.
(xi)    Resignation or Removal of the Issuing Bank. An Issuing Bank may resign as Issuing Bank hereunder at any time upon at least thirty days’ prior written notice to the Lenders, the Administrative Agent and the Borrower Agent. An Issuing Bank may be replaced or removed at any time by the Borrower by written notice to the Administrative Agent and the replaced or removed Issuing Bank (and, in the case of a replacement, with the agreement of the replacement Issuing Bank). The Administrative Agent shall notify the Lenders of any such resignation, replacement or removal of such Issuing Bank or any such additional Issuing Bank. At the time any such resignation, replacement or removal shall become effective, the Borrower Agent shall pay all unpaid fees accrued for the account of the resigning, replaced or removed Issuing Bank pursuant to Section 4.10(c). From and after the effective date of any such resignation, replacement or removal, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.
(xii)    Issuing Bank. Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 10.2 with respect to any acts taken or omissions suffered by any Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 10 included each Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank. Each Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(xiii)    Other. An Issuing Bank shall be under no obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it; or
(B)    the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.
No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(e)    Protective Advances.
(i)    Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 6.2), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion in the exercise of its commercially reasonable judgment (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders at any time that any condition precedent set forth in Section 6. 2 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 11.5) and other sums, in each case to the extent due and payable (and not in dispute by the Borrower (acting in good faith)) under the Loan Documents (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Exposure to exceed the Line Cap; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed 10% of the Line Cap as determined on the date of such proposed Protective Advance; and provided, further, that the aggregate amount of Borrowings (including the aggregate amount of outstanding Protective Advances) shall not exceed the Total Revolving Commitment. No Protective Advance may remain outstanding for more than thirty days without the consent of the Required Lenders unless a liquidation is taking place. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 6.2 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1(e)(ii).
(ii)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Percentage of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Protective Advance.

2.2    Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Class shall not be less than the Minimum Borrowing Amount applicable to such Class. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten (or such greater number as may be agreed by the Administrative Agent) Borrowings of Eurodollar Loans in the aggregate for all Classes of Loans
2.3    Notice of Borrowing.
(a)    If any Borrower desires to incur the Loans (or portions thereof) as (x) Eurodollar Loans hereunder, the Borrower Agent shall give the Administrative Agent at least three Business Days (or, with respect to Eurodollar Loans to be made on the Effective Date, such shorter period as shall be acceptable to the Administrative Agent) prior notice of the Eurodollar Loans to be incurred hereunder, (y) ABR Loans hereunder (excluding Swing Line Loans, which notice shall be delivered in accordance with Section 2.1(c)(ii)), the Borrower Agent shall give the Administrative Agent at least one Business Day’s (or, with respect to ABR Loans to be made on the Effective Date, such shorter period as shall be acceptable to the Administrative Agent) prior notice of the ABR Loans to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) on such day. Each such notice (the “Notice of Borrowing”), shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, substantially in the form of Exhibit N, appropriately completed to specify: (i) the aggregate principal amount of such Borrowing, (ii) the Class of the Loans to be incurred pursuant to such Borrowing, (iii) the date of such Borrowing (which shall be a Business Day), (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as ABR Loans or, to the extent permitted hereunder, Eurodollar Loans or and, if Eurodollar Loans, the initial Interest Period to be applicable thereto and (v) the applicable account details for the applicable Borrower. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Class specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
(b)    Without in any way limiting the obligation of the Borrower Agent to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swing Line Lender may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or such Swing Line Lender in good faith to be from a Responsible Officer of the Borrower Agent, prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s or Swing Line Lender’s, as applicable, record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.
(c)    Notwithstanding any other provision of this Agreement, the Borrower Agent shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Latest Maturity Date.
2.4    Disbursement of Funds. No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (or in the case of Swing Line Loans, as provided in Section 2.1(c)(ii)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 4.16) of each such Borrowing requested to be made on such date (or in the case of Swing Line Loans, the Swing Line Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing to the Administrative Agent, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans, there are LC Disbursements or Swing Line Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such LC Disbursements with respect to Letters of Credit, second, to the payment in full of any Swing Line Loans and third, to the Borrower as otherwise provided above; provided further, that a Protective Advance shall be retained by the Administrative Agent to be applied as contemplated by Section 2.1(e) (and the Administrative Agent shall deliver to the Borrower Agent a reasonably detailed accounting of such application). Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Agent and the Borrower Agent shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower Agent, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to any of the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the Overnight Bank Funding Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 4.7 and 4.8. Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Loans hereunder.
2.5    Incremental Revolving Loan Commitments.
(a)    At any time and from time to time prior to the Latest Maturity Date, subject to the terms and conditions set forth herein, the Borrower Agent may by no less than three (3) Business Days’ prior notice to the Administrative Agent (or such lesser number of days as may be reasonably acceptable to the Administrative Agent), request one or more increases of the amount of the Commitments under the then existing Revolving Facility (including increases of the amount of the LC Commitments and/or the LC Sublimit, if agreed to by each Issuing Bank in its sole discretion) (each such increase, an “Incremental Revolving Facility”) denominated in Dollars (the revolving loans extended thereunder, the “Incremental Revolving Loans”), or a combination thereof; provided that:
(i)    immediately before and after giving effect to each Incremental Amendment and the applicable Incremental Revolving Facility, no Event of Default has occurred and is continuing or would result therefrom and the representations and warranties in Section 5 shall be true and correct in all material respects (except that (x) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects and (y) any representation and warranty which expressly relates to an earlier date shall be true and correct in all material respects as of such earlier date); provided that (A) to the extent the proceeds of any Incremental Revolving Facility are intended to be applied to finance a Permitted Acquisition or other Investment permitted under Section 8.7 that constitutes the acquisition by New Holdings and/or its Subsidiaries of the outstanding Capital Stock of any Person, or of all or substantially all of the assets of any Person or of a division or line of business of any Persons, if agreed to by the Additional Incremental Lenders providing such Incremental Revolving Facility, (x) the only representations and warranties that will be required to be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of the applicable closing date for such Incremental Revolving Facility shall be customary “specified representations” (as determined by the Borrower Agent and Additional Incremental Lenders) and such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition or other agreement as are material to the interests of the Lenders, but only to the extent that New Holdings or the applicable Subsidiary has the right to terminate its obligations under such acquisition or other agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement) and (y) the only condition with respect to absence of a Default or Event of Default shall be the absence of an Event of Default at the time such acquisition or similar agreement is entered into;
(ii)    the aggregate amount of Incremental Revolving Facilities outstanding on any date shall not exceed $50,000,000;
(iii)    in the event that the Yield for any Incremental Revolving Facility incurred is higher than the Yield for the Initial Revolving Loans, then the Applicable Margin for the Initial Revolving Loans shall be increased to the extent necessary so that the Yield for the Initial Revolving Loans is equal to the Yield for such Incremental Revolving Facility; and
(iv)     each Incremental Revolving Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $5,000,000, provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Revolving Facilities set forth above. Any Lenders participating in an Incremental Revolving Facility, unless then a Lender, shall be reasonably acceptable to the Swing Line Lender and each Issuing Bank.
(b)    Each Incremental Revolving Facility:
(i)    shall be Obligations under this Agreement and the other applicable Loan Documents and shall rank pari passu in right of payment and in respect of the Collateral and with the Obligations in respect of the Commitments made available to the Borrowers, and shall not benefit from any guarantees other than from the Guarantors under the Revolving Facility or be secured by any asset other than the Collateral; provided that, notwithstanding the foregoing or anything else in this Agreement or any other Loan Document to the contrary, all amounts owing to the Swing Line Lender and each Issuing Bank with respect to any Swing Line Loans or Letters of Credit participated in by Lenders holding Commitments as described above shall rank pari passu with all such amounts owing to the Swing Line Lender or Issuing Bank with respect to the Initial Revolving Loan Commitments and any other Commitments secured equally and ratably therewith;
(ii)    for purposes of prepayments, Incremental Revolving Facilities (A) shall be treated in the same manner as the Initial Revolving Loans and (B) shall be subject to customary “waterfall” provisions;
(iii)    all other terms of such Incremental Revolving Facilities shall be on the same terms applicable to the existing Revolving Facility (including the maturity date in respect thereof) and pursuant to the same documentation applicable to the existing Revolving Facility (other than the relevant Incremental Amendment); provided that, notwithstanding the foregoing, if the Borrower Agent determines to increase the interest rate or fees payable in respect of Incremental Revolving Facilities or Incremental Revolving Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Commitments or Revolving Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Facilities or Incremental Revolving Loans and other extensions of credit made thereunder, as the case may be.
(c)    Each notice from the Borrower Agent pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Revolving Facility. Any additional bank, financial institution, existing Lender or other Person that elects to provide Commitments under an Incremental Revolving Facility shall be reasonably satisfactory to the Borrower Agent, the Administrative Agent, each Issuing Bank and the Swing Line Lender, such consent of each Issuing Bank and Swing Line Lender to be required, in each case, to the extent required under Section 11.6(c) (in each case, such consent not to be unreasonably withheld, conditioned or delayed) (any such bank, financial institution, existing Lender or other Person being called an “Additional Incremental Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, the Borrowers, such Additional Incremental Lender (in the case of this Agreement and, as appropriate, any other Loan Document, as applicable) and the Administrative Agent. No Lender shall be obligated to provide any Commitments under an Incremental Revolving Facility, unless it so agrees (and any Lender that does not respond shall be conclusively presumed not to agree to provide additional Commitments). Commitments in respect of any Incremental Revolving Facilities shall become Commitments under this Agreement. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Incremental Lenders comparable to the provisions of Section 11.1). The proceeds of any Loans under an Incremental Revolving Facility will be used, directly or indirectly, for working capital and/or general corporate purposes and/or any other purposes not prohibited hereunder (including, without limitation, Restricted Payments and acquisitions).
(d)    Each Lender in respect of any Incremental Revolving Facility shall be an Eligible Assignee.
(e)    This Section 2.5 shall supersede any provisions in Section 4.16 or 11.1 to the contrary
2.6    Cash Receipts.
(a)    Attached hereto as Schedule 2.6(a) is a schedule of all DDAs, that are maintained by the Loan Parties, which Schedule includes, with respect to each depository, (i) the account number(s) maintained with such depository, (ii) the name of the depository and (iii) the name of the Loan Party that maintains such DDA.
(b)    Within ninety (90) days after the Effective Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), each applicable Loan Party will enter into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Administrative Agent, with respect to the DDAs existing as of the Effective Date listed on Schedule 2.6(b) attached hereto, other than any such account that is an Excluded Account (collectively, the “Blocked Accounts”). After entering into the Blocked Account Agreement, there shall be at all times thereafter at least one Blocked Account.
(c)    Each Blocked Account Agreement entered into by a Loan Party shall, subject to the ABL/Term Loan Intercreditor Agreement, permit the Administrative Agent to instruct the depository, after the occurrence and during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent), to transfer on each Business Day of all available cash receipts to a concentration account maintained in the name of the Administrative Agent (the “Concentration Account”), from:
(i)    the sale of Collateral;
(ii)    all proceeds of collections of Accounts; and
(iii)    each Blocked Account (including all cash deposited therein from each DDA).
If, at any time during the continuance of a Cash Dominion Event, any cash or Cash Equivalents that are ABL Priority Collateral (or proceeds thereof) owned by any Loan Party are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (other than Excluded Accounts), the Administrative Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement. In addition to the foregoing, during the continuance of a Cash Dominion Event, at the request of the Administrative Agent, the Loan Parties shall provide the Administrative Agent with an accounting of the contents of the Blocked Accounts, which shall identify, to the reasonable satisfaction of the Administrative Agent, the proceeds from the ABL Priority Collateral which were deposited into a Blocked Account and swept to the Concentration Account.

(d)    The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements (except with respect to Excluded Accounts) consistent with and to the extent required by the provisions of this Section 2.6 and otherwise reasonably satisfactory to the Administrative Agent. The Borrower Agent shall provide the Administrative Agent with prior written notice of its intention to open or close a Blocked Account and the Administrative Agent shall promptly notify the Borrower Agent as to whether the Administrative Agent shall require a Blocked Account Agreement with the Person with whom any such new account will be maintained (it being understood that the Administrative Agent shall not require a Blocked Account Agreement with respect to any Excluded Account).
(e)    The Loan Parties may also maintain one or more disbursement accounts to be used by the Loan Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.
(f)    The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 2.6, during the continuation of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections related to Collateral, such proceeds and collections shall, subject to the ABL/Term Loan Intercreditor Agreement, be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.
(g)    So long as no Cash Dominion Event has occurred and is continuing, the Loan Parties may, subject to the ABL/Term Loan Intercreditor Agreement, direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.
(h)    Subject to Section 4.6(b), any amounts received in the Concentration Account at any time when all of the Obligations then due have been and remain fully repaid shall, subject to the ABL/Term Loan Intercreditor Agreement, be remitted to the operating account of the Loan Parties.
SECTION 3.    REDUCTION OR TERMINATION OF COMMITMENTS
(a)    At its option, the Borrower Agent may at any time terminate, or from time to time, without premium or penalty (except as provided in Section 4.19), and permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an integral multiple of $500,000 and be in an amount that is not less than $1,000,000, (ii) the Commitments of any Class shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 4.5 (and any adjustment of participations in then outstanding Swing Line Loans and Letters of Credit in accordance with the provisions of Section 2.1(c) and/or (d) as applicable), the aggregate amount of the Revolving Exposures of such Class would exceed the aggregate amount of Commitments of such Class, and (iii) if, after giving effect to any reduction of the Commitments, the LC Sublimit or the Swing Line Commitment exceeds the aggregate amount of the Commitments or the LC Commitment of any Issuing Bank exceeds its Commitment, such sublimit shall be automatically reduced by the amount of such excess, and (iv) each such reduction shall apply pro rata to all Classes of Commitments (except to the extent a Class has expressly agreed to accept a less than pro rata reduction in accordance with the terms hereof).
(b)    The Borrower Agent shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 3(a) not later than 2:00 p.m. one Business Day (or, in the case of a prepayment of Eurodollar Loans, three Business Days or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Agent pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of any such other credit facilities or the closing of any such securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower Agent (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering, the Borrower Agent may extend the date of termination at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
(c)    The total Commitments of each Class shall terminate on the Maturity Date applicable thereto.
SECTION 4.    OTHER PROVISIONS APPLICABLE TO REVOLVING LOANS
4.1    [Reserved].
4.2    Repayment of Loans; Evidence of Debt. (%3) The Borrowers hereby unconditionally promise to pay to the Administrative Agent (i) for the account of each Lender the then unpaid principal amount of each Loan of such Lender (other than Incremental Revolving Loans and Extended Revolving Loans), which in the case of (A) the Initial Revolving Loans, shall be repaid on the Initial Maturity Date and (B) the Swing Line Loans, shall be repaid on the earlier of the first Maturity Date after the making thereof and the fifth Business Day after such Swing Line Loan is made (provided that on each such date that a Revolving Borrowing is made, the Borrowers shall repay all Swing Line Loans that are outstanding on the date such Borrowing is requested), (ii) for the account of each Additional Incremental Lender, the then unpaid principal amount of any Incremental Revolving Loans made by each Additional Incremental Lender (A) in the currency in which the relevant Incremental Revolving Loan was made, subject to the requirements of Section 2.5 and (B) to the extent not previously paid, which shall be due and payable on the Initial Maturity Date and (iii) for the account of each applicable Lender, the then unpaid principal amount of any Extended Revolving Loan of such Lender, (1) in accordance with the relevant Extension, subject to the requirements of Section 4.24 and (2) to the extent not previously paid, which shall be due and payable on the Maturity Date applicable to such Extended Revolving Loan as provided in the relevant Extension, or, in each of clauses (i) through (iii) above, the then unpaid principal amount of any or all (or a portion thereof) of the Initial Revolving Loans, Swing Line Loans, Incremental Revolving Loans or Extended Revolving Loans, on the date that any or all (or a portion thereof) of the Initial Revolving Loans, Swing Line Loans, Incremental Revolving Loans or Extended Revolving Loans, as applicable, become due and payable pursuant to Section 9. The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.7.
(a)    The Borrower’s obligation to pay the principal of, and interest on, the Loans of any Class under a Tranche made by a Lender shall, if requested by such Lender, be evidenced by a promissory note duly executed and promptly delivered by the Borrowers substantially in the form of Exhibit P-1 (in the case of Revolving Loans, each a “Revolving Note” and, collectively, the “Revolving Notes”) or Exhibit P-2 (in the case of Swing Line Loans, each a “Swing Line Note” and, collectively, the “Swing Line Notes”), as the case may be.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of any Class under a Tranche made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)    The Administrative Agent shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type and Class thereof and each Interest Period applicable thereto, (ii) any Notes issued in respect thereof and (vi) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.
(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.2(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that (i) the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement and (ii) in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(e)    Notwithstanding anything to the contrary contained above in this Section 2.5 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans under a Tranche to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Loans under such Tranche (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in Section 4.2(c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans under a Tranche, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
4.3    Conversion Options. The Borrower Agent may elect from time to time to convert Eurodollar Loans into ABR Loans by giving the Administrative Agent irrevocable written notice of such election in the form of a Conversion/Continuation Notice, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, provided that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Borrower Agent may elect from time to time to convert all or a portion of the ABR Loans then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable written notice of such election in the form of a Conversion/Continuation Notice, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Working Day, on the next succeeding Working Day. Upon receipt of any Conversion/Continuation Notice pursuant to this Section 4.3, the Administrative Agent shall promptly, but in any event by 4:00 P.M., New York City time, notify each Lender thereof. All or any part of the outstanding Loans may be converted as provided herein, provided that (i) partial conversions of Loans shall be in the aggregate principal amount of $1,000,000, or a whole multiple of $1,000,000 in excess thereof, (ii) the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (iii) no more than seven (7) Interest Periods shall be in effect at any one time with respect to Eurodollar Loans.
4.4    [Reserved].
4.5    Optional Prepayments. (%3) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, upon at least one Business Days’ irrevocable written notice from the Borrower Agent to the Administrative Agent in the case of ABR Loans and two Working Days’ irrevocable written notice from the Borrower Agent to the Administrative Agent in the case of Eurodollar Loans and specifying the date, the amount of prepayment, the Class and the Tranche of the prepayment of Loans; provided that Eurodollar Loans prepaid on other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of Section 4.19. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on any Notes or on the amount of any Loans paid in full pursuant to this Section 4.5 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the date of such partial prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $1,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the Loans, as the case may be.
(a)    [Reserved].
(b)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower Agent may rescind any notice of prepayment under this Section 4.5 if such prepayment would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.
4.6    Mandatory Prepayments.
(a)    In the event and on each Business Day on which the total Revolving Exposure exceeds 100% of the Line Cap, the Borrowers shall without notice or demand, first, repay or prepay any outstanding Swing Line Loans, second, repay or prepay any Protective Advances, third, repay or prepay other Borrowings, and fourth, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank outstanding Letters of Credit in an aggregate amount sufficient to eliminate such excess; provided that at any time Protective Advances are outstanding and the total Revolving Exposure at such time (excluding such Protective Advances) is less than 100% of the Line Cap at such time, the Borrowers shall only be required to make such repayments or prepayments to the extent (x) the aggregate principal amount of such outstanding Protective Advances exceeds 10% of the Line Cap or (y) the total Revolving Exposure exceeds the Total Revolving Commitments at such time.
(b)    After the occurrence and during the continuance of a Cash Dominion Event and notification thereof by the Administrative Agent to the Borrower Agent which notification shall be delivered three Business Days following the occurrence of such Cash Dominion Event (subject to the terms of the Guaranty and Collateral Agreement), on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall, subject to the ABL/Term Loan Intercreditor Agreement, apply all immediately available funds credited to the Administrative Agent’s Account or otherwise received by Administrative Agent for application to the Obligations, first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent, the Issuing Banks and the Lenders constituting Obligations, pro rata, second, to prepay the principal and interest of any Swing Line Loans that may be outstanding, pro rata, third, to prepay the principal and interest of any Protective Advances that may be outstanding, pro rata, fourth, to pay interest due and payable in respect of any other Loans that may be outstanding, pro rata, fifth, to prepay the principal of any other Loans that may be outstanding and to Cash Collateralize the aggregate face amount of outstanding LC Exposure, pro rata, sixth, to pay or prepay any other Obligations (other than Obligations in connection with Secured Cash Management Obligations or Secured Swap Agreements and contingent indemnification obligations for which no claim has yet been made) whether or not then due, in such order and manner as the Administrative Agent determines; seventh, to pay or prepay Obligations in connection with Secured Cash Management Obligations and/or Secured Swap Agreements, pro rata, and eighth, as the Borrower Agent may direct.
(c)    [Reserved];
(d)    In the event of any partial reduction of the Commitments of any Class permitted in accordance with the terms hereof, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower Agent and the Lenders of the sum of the Revolving Exposures of such Class after giving effect thereto and (y) if the sum of the Revolving Exposures of such Class would exceed the aggregate amount of Commitments of such Class after giving effect to such reduction, then the Borrowers shall on the date of such reduction, first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Borrowings of such Class, and third, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank outstanding Letters of Credit, in an aggregate amount sufficient to eliminate such excess.
(e)    In the event that the sum of all the Revolving Exposures of all Lenders of a given Class exceeds the Commitments of such Class then in effect, the Borrowers shall, without notice or demand, immediately first, repay or prepay any outstanding Swing Line Loans, second, repay or prepay Revolving Borrowings of such Class, and third, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank outstanding Letters of Credit in accordance with the procedures, in an aggregate amount sufficient to eliminate such excess.
(f)    In the event that the aggregate LC Exposure exceeds the LC Sublimit then in effect or the aggregate LC Exposure of any Issuing Bank exceeds its LC Commitment then in effect, the Borrower shall, without notice or demand, immediately, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop outstanding Letters of Credit, in an aggregate amount sufficient to eliminate such excess.
(g)    Amounts to be applied in connection with prepayments made pursuant to clauses (a) and (b) of this Section 4.6 shall be applied without premium or penalty to outstanding Loans under each Tranche of Loans on a pro rata basis, provided that no permanent reduction in Commitments shall result therefrom (or, in each case, if agreed to in writing by the Required Lenders of a Tranche of Loans, in a manner that provides for more favorable prepayment treatment of other Tranches of Loans, so long as each other such Tranche receives its pro rata share of any amount to be applied more favorably, except to the extent otherwise agreed by the Required Lenders of each Tranche receiving less than such pro rata share). All amounts to be applied as required by clauses (e) through (g) of this Section 4.6 shall be applied as provided therein, with all payments to any Class of Commitments to be applied on a pro rata basis to such Class.
(h)    [Reserved].
(i)    With respect to each repayment of Loans required by this Section 4.6, the Borrower Agent may designate, within each respective Class to be repaid, the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that: (i) unless the Borrower Agent complies with the provisions of Section 4.19, repayments of Eurodollar Loans pursuant to this Section 4.6 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all ABR Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of ABR Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. Notwithstanding the foregoing, at the election of the Borrower Agent, and after all ABR Loans, Eurodollar Loans with Interest Periods ended on such date of the respective Class have been paid in full, the amount of any prepayment of Loans required under this Section 4.6 may be deposited in an escrow account on terms reasonably satisfactory to the Administrative Agent and applied to the prepayment of Eurodollar Loans upon the expiration of the applicable Interest Periods (in direct order of maturity for the respective Class); provided, that if an Event of Default has occurred and is continuing, the Administrative Agent may, and upon the written direction from the Required Lenders, shall, apply any or all of such amounts then on deposit in such escrow account to the payment of the respective Class of such Loans, together with any amounts owing to the Lenders in accordance with the provisions of Section 4.19. In the absence of a designation by the Borrower Agent as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.
(j)    [Reserved]
(k)    New Holdings and its Subsidiaries will undertake to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation set forth in clause (j) above and/or minimize any such costs of prepayment to make the relevant prepayment, even if the Borrowers do not intend to actually repatriate such cash.
4.7    Interest Rates and Payment Dates. (%3) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.
(a)    ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.
(b)    Upon the occurrence of an Event of Default under Section 9(f) or, at the election of the Required Lenders, if all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon or any fees or other amounts, shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any overdue amount under the Loan Documents shall (to the extent otherwise bearing interest hereunder), without limiting the rights of the Lenders under Section 9, bear interest at a rate per annum which is (x) in the case of overdue principal, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section or (y) in the case of overdue interest, fees and other amounts that otherwise bear interest hereunder, 2% above the rate described in paragraph (b) of this Section, in each case, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).
(c)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.
4.8    Computation of Interest and Fees.
(%3)     Except as expressly provided herein to the contrary, Interest in respect of ABR Loans at any time the ABR is calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Eurodollar Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Agent and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Agent and the Lenders of the effective date and the amount of each such change.
(a)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the written request of the Borrower Agent, deliver to the Borrower Agent a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.
4.9    [Reserved].
4.10    Certain Fees.
(a)    Administrative Agent’s Fees. The Borrowers shall pay to the Administrative Agent, for its own account, the fees set forth in the Engagement Letter at the times and in the amounts specified therein. Such fees shall be fully earned when due and shall not be refundable for any reason whatsoever and will be in addition to the reimbursement of the Administrative Agent’s out-of-pocket expenses in accordance with Section 11.5.
(b)    Unused Commitment Fee. The Borrowers shall pay to the Administrative Agent a fee (the “Unused Commitment Fee”) for the account of each Lender in an amount equal to:
(i)    the average daily balance of the Commitment of such Lender during the respective period for which the Unused Commitment Fee is being determined (the “Average Total Commitment”), less
(ii)    the sum of, without duplication, (x) the average daily balance of all Loans held by such Lender (provided, that the aggregate amount of Swing Line Loans outstanding shall be deemed to be zero for purposes of calculating the Unused Commitment Fee) plus (y) the average daily amount of LC Obligations held by such Lender, in each case, during the respective period for which the Unused Commitment Fee is being determined (the Average Total Commitment less the amount provided in this clause (ii) above, the “Average Utilization”);
(iii)    multiplied by the Applicable Commitment Fee Percentage;
provided, that (x) to the extent the foregoing relate to any Commitments other than Initial Revolving Loan Commitments (and related outstandings), the Applicable Commitment Fee Percentage applicable thereto shall be subject to modification as agreed by the respective Lenders providing such Commitments and as notified by them to the Administrative Agent at the time of the establishment thereof, and (y) no Unused Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
The total fee paid by the Borrowers under this Section 4.10(b) will be equal to the sum of all of the fees due to the Lenders. Such fee shall be payable quarterly in arrears on the last Business Day of the first calendar quarter ended following the date hereof and the last Business Day of each calendar quarter thereafter. The Unused Commitment Fee provided in this Section 4.10(b) shall accrue at all times from and after the Effective Date.
(c)    LC Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (excluding any Defaulting Lender) a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin applicable to Eurodollar Loans under the Commitments then in effect on the actual daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided that during any period during which default rate interest is applicable under Section 4.7(c), the percentage referred to in preceding clause (i) shall be the Applicable Margin applicable to Eurodollar Loans under the Commitments then in effect, plus 2% per annum, and (ii) to each Issuing Bank a fronting fee (“Fronting Fee”) with respect to each Letter of Credit issued by it for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, which shall accrue at an amount to be agreed but in any event not to exceed 0.125% on the Dollar Equivalent of the actual daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of each calendar quarter of each year, commencing on the first such date to occur after the Effective Date, and (ii) on the date on which the Commitments terminate and, if later, on the date upon which all Letters of Credit issued by such Issuing Bank have expired. Any such fees accruing after the date on which the Commitments terminate shall be payable promptly on written demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten Business Days after written demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d)    Effective Date Fees. The Borrower agrees to pay on the Effective Date to the Arranger, the Lenders and the Administrative Agent the fees required to be paid on such date pursuant to the Engagement Letter. In furtherance thereof (and without duplication of the foregoing), the Borrower agrees to pay to each Lender an initial yield payment equal to the sum of 0.25% of its Initial Revolving Loan Commitment on the Effective Date, with such payment to be earned by, and payable to, each such Lender on the Effective Date.
4.11    [Reserved].
4.12    [Reserved].
4.13    [Reserved].
4.14    [Reserved].
4.15    Inability to Determine Interest Rate for Eurodollar Loans.
(a)    In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period (including because the Eurodollar Screen Rate is not available or published on a current basis) with respect to (x) any Eurodollar Loans that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (y) the continuation of any Eurodollar Loan as such for an additional Interest Period, (ii) the Required Lenders shall have determined (and notify the Administrative Agent in writing of such determination) (which determination shall be conclusive and binding upon the Borrowers) that the Eurodollar Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to Lenders constituting the Required Lenders of maintaining their affected Eurodollar Loans during such Interest Period by reason of circumstances affecting the interbank eurodollar market generally or (iii) the Required Lenders shall have determined (and notify the Administrative Agent in writing of such determination) (which determination shall be conclusive and binding upon the Borrowers) that dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not available to any of the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar market, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Borrower Agent and the Lenders at least one day prior to, as the case may be, the conversion date or the last day of such Interest Period. If such notice is given, (A) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (B) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no ABR Loans shall be converted to Eurodollar Loans.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor or the administrator of the Eurodollar Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrowers shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 11.1, such amendment shall become effective without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 4.15(b), only to the extent the Eurodollar Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any requested Eurodollar Loans shall be made as ABR Loans, (y) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans.
4.16    Pro Rata Treatment and Payments. (%3) Except in the case of a Borrowing comprised of Swing Line Loans and subject to the reallocation rules set forth in Section 4.24(c) and (d), each payment by the Borrowers on account of any fee hereunder in respect of a Tranche of Loans (other than as set forth in Section 4.10) shall be made pro rata to the Lenders according to their Pro Rata Percentage in respect of such Tranche. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Loans of a particular Tranche (other than as set forth in Sections 4.6, 4.17, 4.18 and 4.19) shall be made pro rata to the Lenders according to their Pro Rata Percentage in respect of such Tranche. All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, to the Administrative Agent’s Account, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

(a)    [Reserved].
(b)    [Reserved].
(c)    All payments and prepayments (other than mandatory prepayments as set forth in Section 4.6 and other than prepayments as set forth in Section 4.18 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $1,000,000 in excess thereof.
4.17    Illegality. Notwithstanding any other provisions herein, if any Change in Law occurring after the date that any Person becomes a Lender party to this Agreement shall make it unlawful for such Lender to maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of ABR Loans into Eurodollar Loans shall forthwith be cancelled and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Lender so requests in writing to the Administrative Agent and the Borrower Agent, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Eurodollar Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s ABR Loans. The Borrowers hereby agree promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 4.17 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender’s notice of such costs, as certified to the Borrower Agent through the Administrative Agent, to be conclusive absent manifest error).
4.18    Requirements of Law. (%3) In the event that, at any time after the Effective Date any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:
(i)    does or shall subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, liquidity requirement or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or
(iii)    does or shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), to such Lender or the Administrative Agent) of converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans or, in the case of (i), any Loans, then, in any such case, the Borrowers shall promptly pay such Lender (or, in the case of (i), such Lender or the Administrative Agent), on demand, any additional amounts necessary to compensate such Lender (or, in the case of (i), such Lender or the Administrative Agent) for such additional cost or reduced amount receivable which such Lender (or, in the case of (i), such Lender or the Administrative Agent) deems to be material as determined by such Lender (or, in the case of (i), such Lender or the Administrative Agent) with respect to such Eurodollar Loans or, in the case of (i), any Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin.
(b)    In the event that at any time after the Effective Date any Change in Law with respect to any Lender shall, in the opinion of such Lender, have the effect of reducing the rate of return on such Lender’s capital as a consequence of the obligations of such Lender hereunder to a level below that which such Lender could have achieved but for such Change in Law (taking into account such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrower Agent of such Change in Law as provided in paragraph (c) of this Section 4.18, within 15 days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender on an after-Tax basis for such reduction.
(c)    If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.18, it shall promptly notify the Borrower Agent through the Administrative Agent, of the event by reason of which it has become so entitled. If any Lender has notified the Borrower Agent through the Administrative Agent of any increased costs pursuant to paragraph (a) of this Section 4.18, the Borrowers at any time thereafter may, upon at least two Working Days’ notice to the Administrative Agent from the Borrower Agent (which shall promptly notify the Lenders thereof), and subject to Section 4.19, prepay or convert into ABR Loans all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this Section 4.18 or entitling a Lender to receive additional amounts under paragraph (b) or (c) of Section 4.20 with respect to such Lender, it will, if requested by the Borrower Agent, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs, reduction in payments, or payment of additional amounts resulting from such event (including endeavoring to change its Eurodollar Lending Office or any other lending office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.
(d)    A certificate submitted by such Lender, through the Administrative Agent, to the Borrower Agent shall be conclusive in the absence of manifest error. The covenants contained in this Section 4.18 shall survive the termination of this Agreement and repayment of the outstanding Loans.
4.19    Indemnity. The Borrowers agree, jointly and severally, to compensate and indemnify each Lender and each Issuing Bank and to hold such Lender or such Issuing Bank, as the case may be, harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Borrowers in making a conversion of ABR Loans to Eurodollar Loans after the Borrower Agent has given notice in accordance with Section 4.3 or in continuing Eurodollar Loans for an additional Interest Period after the Borrower Agent has given a notice in accordance with Section 2.3(a), (c) default by the Borrowers in making any prepayment of Eurodollar Loans after the Borrower Agent has given a notice in accordance with Section 4.3 or (d) a payment or prepayment of a Eurodollar Loan or conversion of any Eurodollar Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto (any of the events referred to in clauses (b), (c) or (d), a “Breakage Event”). In the case of a Breakage Event, such loss or expense shall include an amount equal to the excess, as reasonably determined by such Lender of (i) the cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period, but such loss or expense shall not, in any event, include any lost profit or loss of Applicable Margin. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.
4.20    Taxes.
(a)    Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Borrowers. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and any Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or the applicable Lender or required to be withheld or deducted from a payment to the Administrative Agent or the applicable Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that each Borrower is a U.S. Borrower,
(A) any Lender that is a U.S. Person shall deliver to the Borrower Agent and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.
4.21    [Reserved].
4.22    Mitigation; Replacement of Lenders; Defaulting Lenders. (%3) If any Lender requests compensation under Section 4.18, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.18 or Section 4.20, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(a)    If any Lender requests compensation under Section 4.18, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.20, then the Borrowers may, at their sole expense and effort, upon notice by the Borrower Agent to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (A) (i) the Borrower Agent shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) the Borrowers or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.6(d) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 4.18 or payments required to be made pursuant to Section 4.20, such assignment will result in a material reduction in such compensation or payments and (B) substantially concurrently with satisfaction of the requirements set forth in clause (A) of this proviso, such Lender shall be deemed to have assigned and delegated its interests, rights and obligations under this Agreement and such Lender shall not be required to execute the Assignment and Assumption in connection therewith. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
(b)    (x) If any Lender becomes a Defaulting Lender, the Borrower Agent shall have the right, if no Event of Default then exists or would exist after giving effect to such replacement, by written notice, to terminate all Commitments of such Lender and repay all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any termination of one or more Commitments of one or more Lenders, participations in then outstanding Swing Line Loans, Protective Advances and Letters of Credit shall be reallocated based on the revised Pro Rata Percentages of the various Lenders; provided, further, that a termination pursuant to this clause (I) shall not be permitted if, after giving effect to any reallocation of participations pursuant to the immediately preceding proviso the Revolving Exposure under any Class of Commitments would exceed the aggregate remaining Commitments of such Class.
(c)    if any Swing Line Exposure, Protective Advance or LC Exposure exists at the time a Lender becomes a Defaulting Lender then, for so long as such Lender is a Defaulting Lender:
(i)    all or any part of such Defaulting Lender’s participation in Swing Line Exposure, Protective Advances and LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, but only to the extent that (x) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitments and (y) to the extent requested in writing by the Administrative Agent, the Borrower Agent shall confirm that the conditions set forth in Section 6.2 are satisfied at the time of such reallocation and if the Borrower cannot confirm such conditions have been satisfied (which shall not constitute a Default or an Event of Default) and such conditions have not otherwise been waived by the Required Lenders, then clause (ii) below shall apply;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, (a) prepay such Swing Line Exposure and participations in Protective Advances of such Defaulting Lender and (b) Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank the “uncovered” portion of such Defaulting Lender’s LC Exposure in an amount equal to the Dollar Equivalent of 103% of the maximum stated amount of such “uncovered” portion of such Letter of Credit for so long as such LC Exposure is outstanding;
(iii)    if any portion of such Defaulting Lender’s LC Exposure is Cash Collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is Cash Collateralized;
(iv)    if any portion of such Defaulting Lender’s LC Exposure is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Pro Rata Percentages (as adjusted to exclude Defaulting Lenders’ Pro Rata Percentages);
(v)    if any portion of such Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 4.22(d), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the respective Issuing Banks until such LC Exposure is Cash Collateralized and/or reallocated;
(vi)    so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied in its sole discretion that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or Cash Collateralized in accordance with this Section 4.22(d) and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (as adjusted to exclude Defaulting Lenders’ Pro Rata Percentages) (and Defaulting Lenders shall not participate therein); and
(vii)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to this Section 4.22) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding or Cash Collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such an account as Cash Collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower, any Issuing Bank, the Swing Line Lender or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Issuing Bank, the Swing Line Lender or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Revolving Loans or Swing Line Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded in respect of its participation obligations and (y) made at a time when the conditions set forth in Section 6.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Swing Line Loans (where participations have been funded) and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Loans, or and Swing Line Loans (where participations have been funded) or Reimbursement Obligations owed to, any Defaulting Lender.
(d)    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the Unused Commitment Fee and any LC Participation Fee (subject to preceding clause (d)(v) and except to the extent reallocated to Non-Defaulting Lenders) shall cease to accrue for the benefit of such Lender so long as it is a Defaulting Lender and such Defaulting Lender shall not be entitled to receive any Unused Commitment Fee pursuant to Section 4.10(b) or any LC Participation Fees.
4.23    [Reserved].
4.24    Extension Offers.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Extension Offer”) made from time to time by the Borrower Agent to all Lenders of Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such Commitments with a like maturity date, as the case may be) and offered on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments and otherwise modify the terms of such Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate, premiums or fees payable in respect of such Commitments (and related outstandings)) (each, an “Extension”, and each group of Commitments as so extended, as well as the Initial Revolving Loan Commitments (in each case not so extended), being a separate Class; any Extended Revolving Commitments shall constitute a separate Class of Commitments from the Class of Commitments from which they were converted), so long as the following terms are satisfied:
(i)    the Commitment of any Lender that agrees to an Extension with respect to such Commitment (an “Extending Revolving Loan Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment” and the loans made pursuant thereto, the “Extended Revolving Loans”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) which shall be extended pursuant to an Extension Offer and shall have terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Loan Lenders, as the original Commitments except as to interest rates, fees, final maturity and, after the Latest Maturity Date that is in effect on the effective date of such Extended Revolving Commitments or Extended Revolving Loans (immediately prior to the establishment of such Extended Revolving Commitments or Extended Revolving Loans) with respect to Loans, any other covenants and provisions (which shall be determined by the Borrower Agent and the Extending Revolving Loan Lenders and set forth in the relevant Extension Offer); provided that (1) no Extended Revolving Loans shall have a final maturity date earlier than the Latest Maturity Date then in effect in respect of the then existing Revolving Facilities (and at no time shall there be Classes of Commitments hereunder with more than five different maturity dates), (2) the Borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extended Commitments and (C) repayments made in connection with a permanent repayment and termination of Commitments (subject to clause (3) below) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, (2) all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Commitments, (3) such Extended Revolving Loans (and the Liens securing the same) shall be subject to the terms of any Intercreditor Agreement then in effect and (4) the permanent repayment of Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, except that the Borrowers shall be permitted to permanently repay and terminate Commitments of any such Class on a non-pro rata basis as compared to any other Class with a later maturity date than such Class,
(ii)    [Reserved],
(iii)    if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by the Borrowers pursuant to such Extension Offer, then the Loans of such Lenders, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer,
(iv)    all documentation in respect of such Extension shall be consistent with the foregoing, and
(v)    any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower Agent.
(b)    With respect to all Extensions consummated by the Borrower pursuant to this Section 4.24, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.5 or 4.6 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Agent’s sole discretion and may be waived by the Borrower Agent) of Commitments of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 4.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 4.24.
(c)    No consent of any Lender or any Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Commitments (or a portion thereof), (ii) with respect to any Extension of the Commitments, the consent of each Issuing Bank and the Swing Line Lender (except to the extent such Swing Line Loan has been terminated by the Borrower Agent) and (iii) to the extent affecting the rights or increasing the obligations of the Administrative Agent beyond those of the type already required to perform under the Loan Documents, the Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided, the Borrower Agent will promptly notify the Administrative Agent of any such Extensions. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrower Agent and other Loan Parties as may be necessary in order to establish new Classes in respect of Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Agent in connection with the establishment of such new Classes, in each case on terms consistent with this Section 4.24, and the effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 6.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. No Lender shall be required to participate in any Extension.
(d)    In connection with any Extension, the Borrower Agent shall provide the Administrative Agent at least five Business Days’ and not more than thirty Business Days’ (or such other period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 4.24.
This Section 4.24 shall supersede any provisions in Section 4.16 or 11.1 to the contrary and no conversion of Loans pursuant to any Extension in accordance with this Section 4.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement
4.25    Borrower Agent. Each Borrower hereby irrevocably designates the Borrower Agent as its representative and agent for all purposes under the Loan Documents, including selection of interest rate options, delivery or receipt of communications (including requesting a Borrowing and/or Letters of Credit), receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender. The Borrower Agent hereby irrevocably accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by the Borrower Agent on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice to or communication with a Borrower or other Loan Party hereunder to the Borrower Agent on behalf of such Borrower or other Loan Party. Each of the Administrative Agent and each Lender shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under this Agreement. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Agent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
SECTION 5.    REPRESENTATIONS AND WARRANTIES
Each Borrower hereby represents and warrants to each Lender and the Administrative Agent on the Effective Date, on every date thereafter on which an extension of credit occurs, and on every date thereafter on which the representations and warranties set forth below are deemed to made pursuant to the terms hereof that:
5.1    Financial Condition. (%3) (i) The audited consolidated balance sheet of Parent and its Subsidiaries at December 31, 2017 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended on such dates, reported on by certified public accountants of nationally recognized standing and (ii) the unaudited consolidated balance sheet of Parent and its Subsidiaries at March 31, 2018 and the related consolidated statements of operations and cash flows for the fiscal period ended on such date, fairly present in all material respects (except, with respect to interim reports, for normal year-end adjustments and the absence of footnotes) the consolidated financial position of Parent and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal periods then ended and, in the case of the statements referred to in the foregoing clause (ii), the portion of the fiscal year through March 31, 2018, in each case, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein).
(a)    No Change. Since the Effective Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
5.2    Corporate Existence; Compliance with Law. Each Group Member (a) is a Person duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the requisite power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such power and authority and such legal right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including occupational safety and health, health care, pension, certificate of need, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Materials of Environmental Concern), except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.
5.3    Corporate Power; Authorization. (%3) Each Loan Party has the requisite power and authority and the legal right to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit made or deemed made hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and in case of the Borrowers, to authorize the extensions of credit made or deemed made hereunder on the terms and conditions of this Agreement.
(a)    No consent or authorization of, or filing with, notice to or other act by or in respect of, any Person (including any Governmental Authority) is required in connection with the extensions of credit made or deemed made hereunder or with the execution, delivery, performance by any Loan Party, validity or enforceability of this Agreement or any Loan Document to the extent that it is a party thereto, or the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) those consents, authorizations, filings and notices, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.4    Enforceable Obligations. Each of the Loan Documents has been duly executed and delivered on behalf of each Loan Party thereto and each of such Loan Documents constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
5.5    No Legal Bar. The execution, delivery and performance of each Loan Document and the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon any Group Member or any of its properties or assets, which violations, individually or in the aggregate, would have a Material Adverse Effect, and will not result in the creation or imposition (or the obligation to create or impose) of any Lien (other than any Liens created pursuant to the Loan Documents) on any of its or their respective properties or assets.
5.6    No Material Litigation. Except as disclosed in the SEC Filings or on Schedule 5.6, no litigation or investigation known to any Borrower through receipt of written notice or proceeding of or by any Governmental Authority or any other Person is pending against any Group Member, (a) with respect to the validity, binding effect or enforceability of any Loan Document, or with respect to the Loans made hereunder, or (b) which would have a Material Adverse Effect.
5.7    Investment Company Act. No Group Member is required to be registered as an “investment company” (as the quoted term is defined or used in the Investment Company Act of 1940, as amended).
5.8    Federal Regulation. No extensions of credit hereunder will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. No Group Member is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.
5.9    No Default or Breach. Except as set forth in the SEC Filings made prior to the Effective Date or on Schedule 5.9, no Group Member is in default or breach (i) in the payment or performance of any of its Contractual Obligations (other than Indebtedness) in any respect which would have a Material Adverse Effect, or (ii) under any condition, term or requirement of any FCC License or any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or by which any of its properties or assets may be bound or affected in any respect which would have a Material Adverse Effect.
5.10    Taxes. Each Group Member has paid all Taxes shown to be due and payable on its Tax returns or extension requests or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of such Group Member), except any such Taxes, fees or charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect; and, to the knowledge of the Borrowers, no claims are being asserted with respect to any such Taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the applicable Group Member), except as to any such Taxes, fees or other charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect.
5.11    Subsidiaries; Loan Parties. As of the Effective Date, (a) the Subsidiaries of Intermediate Holdings listed on Schedule 5.11(a) constitute all of the Domestic Subsidiaries of Intermediate Holdings, (b) the Subsidiaries listed on Schedule 5.11(b) constitute all of the Foreign Subsidiaries of Intermediate Holdings and (c) the Loan Parties listed on Schedule 5.11(c) constitute all of the Loan Parties. As of the Effective Date, Schedule 5.11(a) identifies all of the Broadcast License Subsidiaries.
5.12    Ownership of Property; Liens; Licenses. (%3) Except as disclosed in Schedule 8.3 hereof, each Group Member has good and marketable title to, or valid and subsisting leasehold interests in, all its real property used by such Group Member in the operation of its business, and good title to all its respective other owned property, except where the failure to have such title or interest would not have a Material Adverse Effect. All such real property and other owned property is free and clear of any Liens, other than Liens permitted by Section 8.3.
(a)    As of the Effective Date, Schedule 5.12 sets forth all FCC Licenses held by any Group Member (and the respective holders of such FCC Licenses) and all other licenses and permits issued by any Governmental Authority which are held by any Group Member that are in effect as of the Effective Date and are material to the business of the Group Members. Each of the foregoing FCC Licenses, and each other license or permit from a Governmental Authority that is material to the business of the Group Members, is valid and in full force and effect, and except as disclosed on Schedule 5.12, the Group Members are in compliance in all material respects with the terms and conditions thereof and any requirements under applicable FCC regulation.
5.13    Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No claim that could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Group Members does not infringe on the rights of any Person in a manner that could reasonably be expected to have a Material Adverse Effect.
5.14    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of insurance coverage, other contributions or liabilities associated with employee health and welfare benefit plans have been paid or accrued as a liability on the books of such Group Member.
5.15    ERISA. Except as would not have a Material Adverse Effect: (i) each Loan Party and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and of the Code relating to Plans; (ii) no Reportable Event or non-exempt Prohibited Transaction has occurred or is reasonably expected to occur with respect to any Plan; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) no Lien in favor of the PBGC or any Single Employer Plan has been imposed upon any Loan Party or any ERISA Affiliate that remains unsatisfied; (v) no Loan Party and no ERISA Affiliate has received from the PBGC or a plan administrator any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan under Section 4042 of ERISA; (vi) no Loan Party and no ERISA Affiliate has incurred any Withdrawal Liability that remains unsatisfied; and (vii) no Loan Party and no ERISA Affiliate has received any notice concerning the imposition of Withdrawal Liability or any determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).
5.16    Environmental Matters. (%3) Except as disclosed in the SEC Filings or on Schedule 5.16, to the knowledge of the Borrowers, the Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect.
(a)    The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that would not have a Material Adverse Effect, and there is no contamination at, under or about the Properties that would have a Material Adverse Effect.
(b)    No Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that would have a Material Adverse Effect, nor does any Borrower have knowledge that any such action is being contemplated, considered or threatened.
(c)    There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties that would have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that would have a Material Adverse Effect.
5.17    Disclosure. (a) None of the written reports, financial statements, certificates or other written information (other than projections, budgets or other estimates or forward-looking statements or information of a general economic or industry nature or reports or studies prepared by third parties that were not expressly commissioned by a Group Member (collectively, the “Projections”)), taken as a whole, furnished by or on behalf of any Group Member to the Administrative Agent or any Lender prior to the Effective Date in connection with the transactions contemplated by this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the Effective Date) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to Projections, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed by the Borrowers to be reasonable at the time such Projections were prepared, it being understood that Projections by their nature are uncertain and no assurance is given that the results reflected in such Projections will be achieved.
(a)    As of the Effective Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.
5.18    Security Documents. (%3) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). In the case of the Pledged Stock that are Securities (as defined in the UCC) described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Term Loan Security Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral in which a security interest can be perfected under the relevant UCC by filing a UCC financing statement and described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.18 in appropriate form are filed in the offices specified on Schedule 5.18, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case, prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3 and, in the case of Collateral consisting of Pledged Stock, inchoate Liens permitted by Section 8.3(a) and/or (b) arising by operation of law) (subject to the terms of the ABL/Term Loan Intercreditor Agreement and the Liens granted under the Term Loan Security Documents).
(a)    Each of the Mortgages upon proper filing is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a valid and enforceable Lien with record notice to third parties on all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that that the Lien created in the Mortgaged Properties may be subject to the Liens permitted by Section 8.3).
5.19    Solvency. As of the Effective Date and after giving effect to the Transactions, New Holdings and its Subsidiaries, on a consolidated basis, are Solvent.
5.20    [Reserved].
5.21    Patriot Act. To the extent applicable, each Group Member is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.22    Anti-Corruption Laws and Sanctions. Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of such Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of any Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

5.23    Plan Assets; Prohibited Transactions. None of New Holdings or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the Loans made hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The representation in this Section 5.23 is based on the assumption that none of the Lenders is, or is acting on behalf of, a benefit plan investor as defined in section 3(42) of ERISA.

5.24    Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects for the period covered by such Borrowing Base Certificate.

SECTION 6.    CONDITIONS PRECEDENT
6.1    Conditions Precedent to Effectiveness. This Agreement shall become effective on the first date on which each of the following conditions is satisfied:
(a)    Loan Documents. The Administrative Agent and the Required Lenders shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Intermediate Holdings and the Borrowers, (ii) executed counterparts of the Guarantee and Collateral Agreement, and (iii) the ABL/Term Loan Intercreditor Agreement, executed and delivered by each party to it.
(b)    Term Loan Credit Agreement. The Administrative Agent shall have received a full and conformed executed copy of the Term Loan Agreement.
(c)    Field Examinations. The Borrower Agent shall have provided to the Administrative Agent a collateral examination of the Accounts and related accounts, in scope, and from a third-party consultant reasonably satisfactory to the Administrative Agent, and the results of such collateral examination shall be in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Borrowing Base Certificate. The Administrative Agent shall have received prior to the Effective Date a Borrowing Base Certificate which calculates the Borrowing Base as of June 30, 2018.
(e)    Fees. The Borrowers shall have paid all fees payable on or prior to the Effective Date required by this Agreement, the Engagement Letter or any other Loan Documents or otherwise required to be paid on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket fees and expenses (including all reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party and all fees and expenses required to be paid hereunder.
(f)    Legal Opinion. The Administrative Agent and the Required Lenders shall have received, dated the Effective Date and addressed to the Administrative Agent and the Lenders, (i) an opinion of Jones Day, special counsel to the Loan Parties, and (ii) opinions of local counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
(g)    Closing Certificates. The Administrative Agent and the Required Lenders shall have received a closing certificate of Intermediate Holdings, New Holdings and each Effective Date Subsidiary Borrower, dated the Effective Date, substantially in the form of Exhibits B-1, B-2 and B-3 hereto, respectively, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders and their counsel, executed by the Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of Intermediate Holdings, each Borrower and each Subsidiary Guarantor respectively.
(h)    Organizational Documents. The Administrative Agent and the Required Lenders shall have received true and correct copies of the certificate of incorporation or certificate of formation and by-laws or operating agreement of each Loan Party, certified as to authenticity by the Secretary or Assistant Secretary of each such Loan Party.
(i)    Corporate Documents. The Administrative Agent and the Required Lenders shall have received copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing the good standing or existence of each Loan Party in its jurisdiction of incorporation or organization.
(j)    Other Certifications. The Administrative Agent and the Required Lenders shall have received, in respect of each Loan Party (i) true and complete copies of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrowers, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (ii) incumbency and specimen signatures of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, in each case, certified as to authenticity by the Secretary or Assistant Secretary of such Loan Party.
(k)    Filings. All necessary or advisable filings shall have been duly made or made available to the Administrative Agent or its counsel to create a perfected first priority Lien (subject to the terms of the ABL/Term Loan Intercreditor Agreement and to Liens permitted under Section 8.3) on and security interest in all Collateral in which a security interest can be perfected by filing a UCC-1 financing statement, and all such Collateral shall be free and clear of all Liens, except Liens permitted by Section 8.3.
(l)    Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 8.3 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent and the Required Lenders.
(m)    Representations and Warranties. Each of the representations and warranties made in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date (unless (i) such representation or warranty is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representation or warranty shall be true and correct in all respects as of the Effective Date after giving effect to such qualification or (ii) such representation or warranty is stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects (or in all respects if such representation or warranty is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language) as of such earlier date).
(n)    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to this Agreement and the loans deemed to be made hereunder on the Effective Date.
(o)    Plan of Reorganization. The final order confirming the Plan of Reorganization shall not be subject to a stay or have been reversed, modified or amended (other than as otherwise agreed to by the Administrative Agent and the Required Lenders), all conditions precedent to the effectiveness or consummation thereof shall have been satisfied, and the Plan of Reorganization shall have been consummated.
(p)    Corporate Ratings. The Borrowers shall have used commercially reasonable efforts to maintain a corporate family and/or corporate credit rating, as applicable, from each of S&P and Moody’s.
(q)    Patriot Act.
(i)    Upon the reasonable request of any Lender made at least ten days prior to the Effective Date, the Borrowers shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Effective Date.
(ii)    At least five days prior to the Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.
(r)    Solvency Certificate. The Administrative Agent and the Required Lenders shall have received a solvency certificate in substantially the form attached hereto as Exhibit J from the Chief Financial Officer of New Holdings that shall certify as to the solvency of New Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions.
(s)    Notes. The Administrative Agent shall have received a Note executed by the Borrowers in favor of each Lender requesting a Note.
(t)    Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.
(u)    Intellectual Property Security Agreements. Patent, trademark and copyright security agreements, in form and substance reasonably satisfactory to the Required Lenders, covering the registered Intellectual Property listed on the applicable schedules to the Guarantee and Collateral Agreement, duly executed by the Borrowers and each other Loan Party, shall have been received by the Administrative Agent.
(v)    Historical Financial Statements. The Administrative Agent and the Required Lenders shall have received the financial statements referenced in Section 5.1.
(w)    Other Indebtedness. The Required Lenders shall be reasonably satisfied that, on the Effective Date, immediately after giving effect to the making of the Loans on the Effective Date and any other transactions to occur on the Effective Date, the Loan Parties and their Subsidiaries shall have outstanding no indebtedness for borrowed money, other than Indebtedness outstanding under the Loan Documents and Indebtedness permitted under Section 8.2.
Without limiting the generality of the provisions of Section 10.2(b), for purposes of determining compliance with the conditions specified in this Section 6.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

6.2    Conditions Precedent to all Credit Extensions. The obligations of each Lender and each Issuing Bank to make any extension of credit on and after the Effective Date shall be subject to the satisfaction, or waiver, of each of the conditions precedent set forth below:
(a)    Notice. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.3 (or such notice shall have been deemed given in accordance with Section 2.3) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.1(d)(ii) or, in the case of the Borrowing of a Swing Line Loan, the Swing Line Lender and the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.1(c)(ii).
(b)    No Default. At the time of and immediately after giving effect to such extension of credit, no Default or Event of Default shall have occurred and be continuing on such date.
(c)    Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Section 5 hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such extension of credit with the same effect as though made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
(d)    Line Cap. After giving effect to any Borrowing or the issuance, amendment, modification, renewal or extension of any Letter of Credit, (other than an amendment, modification, renewal or extension of a Letter of Credit without any increase in the state amount of such Letter of Credit), the Revolving Exposure of all Lenders at such time then outstanding shall not exceed the Line Cap.
Each of the delivery of a Notice of Borrowing or an LC Request by the Borrower Agent and the acceptance by the applicable Borrower of the proceeds of such extension of credit shall constitute a representation and warranty by the Borrower Agent and each other Loan Party that on the date of such extension of credit (both immediately before and after giving effect to such extensions of credit) the conditions contained in this Section 6 (other than, with respect to the Initial Revolving Loans and other extensions of credit made on the Effective Date, Sections 6.2(b) and (c)) have been satisfied on and as of such date (or waived in accordance with Section 11.1).

SECTION 7.    AFFIRMATIVE COVENANTS
From and after the Effective Date, so long as any Loan or Note remains outstanding and unpaid or any other amount is owing to any Lender (other than indemnities and other contingent liabilities not then due and payable that survive repayment of the Loans) or the Administrative Agent hereunder, each Borrower hereby agrees that it shall, and, in the case of the agreements contained in Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 cause each of its Subsidiaries to, and Intermediate Holdings hereby agrees (solely with respect to Section 7.10) that it shall and shall cause each of its Subsidiaries to:
7.1    Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender) or otherwise make available as described in the last sentence of Section 7.2:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of New Holdings, a copy of the consolidated balance sheet of New Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year (or, with respect to the fiscal year ending December 31, 2018, (i) a consolidated balance sheet of New Holdings and its consolidated Subsidiaries as at the end of such fiscal year, (ii) the related consolidated statements of operations, stockholders’ equity and cash flows of New Holdings and its consolidated subsidiaries for the period from June 1, 2018 to December 31, 2018 and (iii) the related consolidated statements of operations, stockholders’ equity and cash flows of Prepetition Parent and its consolidated subsidiaries for the period from January 1, 2018 to May 31, 2018), setting forth in each case in comparative form the figures for the previous year (which in the case of the fiscal year ending December 31, 2018, shall contain in comparative form figures of Prepetition Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2017), reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent; and
(b)    as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of New Holdings, the unaudited consolidated balance sheet of New Holdings and its consolidated Subsidiaries at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of New Holdings and its consolidated Subsidiaries for such applicable period (or, with respect to the fiscal quarter ending June 30, 2018, (i) an unaudited consolidated balance sheet of New Holdings and its consolidated Subsidiaries as at the end of such fiscal quarter (ii) the related consolidated statements of operations, stockholders’ equity and cash flows of New Holdings and its consolidated subsidiaries for the period from June 1, 2018 to June 30, 2018 and (iii) the related consolidated statements of operations, stockholders’ equity and cash flows of Prepetition Parent and its consolidated subsidiaries for the period from April 1, 2018 to May 31, 2018), and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).
All financial statements shall be prepared in reasonable detail in accordance with GAAP (provided, that interim statements may be condensed and may exclude footnote disclosure and are subject to year-end adjustment) applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in ASC 360, “Property, Plant and Equipment”) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period).
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 7.1 may be satisfied by furnishing the applicable financial statements of Parent and its consolidated Subsidiaries within the time periods specified in such paragraphs; provided that (i) (w) Parent directly holds all of the Capital Stock of Intermediate Holdings, (x) Intermediate Holdings directly holds all of the Capital Stock of New Holdings, (y) Intermediate Holdings is in compliance with Section 8.17 and (z) Parent is in compliance with Section 11.20, (ii) to the extent such financial statements relate to Parent and its consolidated Subsidiaries, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent and any other entity (other than New Holdings and its consolidated Subsidiaries), on the one hand, and the information relating to New Holdings and its consolidated Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer either Parent or of New Holdings as having been fairly presented in all material respects and (iii) to the extent such financial statements are in lieu of the financial statements required to be provided under Section 7.1(a), such financial statements shall be accompanied by a report of PricewaterhouseCoopers LLP or other certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent, which report shall not be subject to a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit. New Holdings hereby represents, warrants and covenants that, in the event that the obligations in paragraphs (a) or (b) of this Section 7.1 are satisfied by furnishing the applicable financial statements of Parent and its consolidated Subsidiaries pursuant to this paragraph, each of the conditions set forth in this paragraph shall have been satisfied.
Documents required to be delivered pursuant to this Section 7.1 and Section 7.2 below (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or New Holdings posts such documents, or provides a link thereto, on Parent’s or New Holdings’ website on the Internet at www.cumulus.com or (ii) on which such documents are posted on Parent’s or New Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or public third-party website or whether sponsored by the Administrative Agent (including the website of the SEC at http://www.sec.gov)); provided that (x) in each case, other than with respect to regular periodic reporting, the Borrower Agent shall notify the Administrative Agent of the posting of any such documents and (y) in the case of documents required to be delivered pursuant to Section 7.2, at the request of the Administrative Agent, the Borrower Agent shall furnish to the Administrative Agent a hard copy of such document. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
7.2    Certificates; Other Information. Furnish to the Administrative Agent or otherwise make available as described in the last sentence of Section 7.2:
(a)    [reserved];
(b)    concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate of the Responsible Officer of New Holdings in the form attached as Exhibit M hereto (i) stating that, to the best of such officer’s knowledge, such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) setting forth, in reasonable detail the calculations required to establish whether New Holdings and its Subsidiaries were in compliance with Section 8.18(a) as at the end of the Test Period most recently ended (setting forth, for the purposes of such certificate, calculations of the Consolidated Fixed Charge Coverage Ratio for the Test Period most recently ended, irrespective of whether a Compliance Event exists at such time) at the end of such fiscal quarter or fiscal year, as the case may be, and (iii) certifying any updates and/or supplements to the information set forth in the schedules to this Agreement and/or the Guarantee and Collateral Agreement that are necessary to ensure that each of the representations and warranties in this Agreement and the Guarantee and Collateral Agreement that reference any such schedules are accurate as of the date of the delivery of such Compliance Certificate (it being understood and agreed that each amended and/or supplemented schedule to this Agreement and/or the Guarantee and Collateral Agreement, as applicable, that is delivered by New Holdings pursuant to this Section 7.2(b) shall constitute an amended schedule to this Agreement and/or the Guarantee and Collateral Agreement, as applicable, for all purposes hereof and thereof);
(c)    promptly upon receipt thereof, copies of all final reports submitted to any Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of such Borrower made by such accountants, including any final comment letter submitted by such accountants to management in connection with their annual audit;
(d)    promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Parent or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;
(e)    concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a management summary describing and analyzing the performance of New Holdings and its Subsidiaries during the periods covered by such financial statements; provided, however, that such management summary need not be furnished so long as Parent or New Holdings is a reporting company under the Securities Exchange Act of 1934, as amended;
(f)    concurrently with the delivery of the consolidated financial statements referred to in Section 7.1(a), but in any event within 90 days after the beginning of each fiscal year of New Holdings to which such budget relates, an annual operating budget of New Holdings and its Subsidiaries, on a consolidated basis, which budget shall include projected Excess Availability during such annual period and shall otherwise be in form reasonably satisfactory to the Administrative Agent;
(g)    promptly following any request by the Administrative Agent or the Required Lenders (through the Administrative Agent) therefor, copies of any documents or notices described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of an applicable Multiemployer Plan, then Borrowers shall cause the Loan Parties and/or their ERISA Affiliates to promptly make a request for such documents or notices from the administrator or sponsor of such Multiemployer Plan and Borrower Agent shall provide copies of such documents and notices promptly after receipt thereof;
(h)    on or prior to the fifteenth Business Day after the last day of each calendar month ended on or after June, 2018, a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month, together with such supporting information in connection therewith as the Administrative Agent may reasonably request; provided that (1) upon the occurrence and during the continuance of a Cash Dominion Event, the Borrower shall deliver a Borrowing Base Certificate and such supporting information on a weekly basis on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday and (2) any Borrowing Base Certificate delivered other than with respect to month’s end may be based on such estimates by the Borrower Agent of shrink and other amounts as the Borrower Agent may deem necessary; provided, further, that a revised Borrowing Base Certificate based on the Borrowing Base Certificate most recently delivered shall be delivered within five Business Days after the consummation of a sale or other disposition (or merger, consolidation or amalgamation that constitutes a sale or disposition) of ABL Priority Collateral that is included in the Borrowing Base at such time to the extent such ABL Priority Collateral has an aggregate value for all such dispositions since the delivery of the most recent Borrowing Base Certificate in excess of 10% of the Borrowing Base reflected in the most recently delivered Borrowing Base Certificate, together with such supporting information as may be reasonably requested by the Administrative Agent;
(i)    within ten Business Days after the last day of each fiscal quarter, a Quarterly Pricing Certificate signed and certified by a Responsible Officer of New Holdings, setting forth, in reasonable detail, the calculation of Historical Excess Availability as at the last day of the fiscal quarter ended immediately prior to the relevant Start Date; and
(j)    promptly, such additional financial and other information as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
The requirements of Sections 7.1 and 7.2 above shall be deemed to be satisfied if Parent or New Holdings shall have made such materials available to the Administrative Agent, including by electronic transmission, within the time periods specified therefor and pursuant to procedures approved by the Administrative Agent, or, to the extent any such materials are included in materials otherwise filed with the SEC), by filing (or having Parent file) such materials by electronic transmission with the SEC, in which case “delivery” of such statements for purposes of Sections 7.1(a) and 7.1(b) shall mean making such statements available in such fashion.
7.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Group Member, as the case may be and (b) to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.
7.4    Conduct of Business; Maintenance of Existence; Compliance. Continue to engage in business conducted or proposed to be conducted by New Holdings and its Subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, including without limitation in broadcasting and other media businesses, and preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted by this Agreement; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.
7.5    Maintenance of Property; Insurance. (%3) Except if the failure to do so could not reasonably be expected to result in a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted).
(a)    Maintain with financially sound and reputable insurance companies (provided that if any such insurance company shall at any time cease to be financially sound and reputable, there shall be no breach of this provision in the event that the Borrowers promptly (and in any event within forty-five (45) days of such date) obtain insurance from an alternative insurance carrier that is financially sound and reputable) insurance with respect to its properties in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as New Holdings and its Subsidiaries in the same geographic locales) and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or similar business.
(b)    Maintain casualty and property insurance for which the Borrowers shall (i) use commercially reasonable efforts to cause such insurance to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as insured party or loss payee.
(c)    Upon request by the Administrative Agent or the Required Lenders (through the Administrative Agent), the Borrower Agent shall deliver to the Administrative Agent information in reasonable detail as to the insurance maintained by the Group Members.
(d)    No later than thirty (30) days after the Effective Date (or such later date as reasonably agreed by the Administrative Agent at the direction of the Required Lenders), deliver to the Administrative Agent in form and substance reasonably satisfactory to the Required Lenders (i) an additional insured endorsement with respect to the liability insurance certificate delivered pursuant to Section 6.1(t) and (ii) a lender loss payee endorsement with respect to the property insurance certificate delivered pursuant to Section 6.1(t).
7.6    Inspection of Property; Books and Records; Discussions; Annual Meetings. (%3) Keep proper books of record and account in which full, true and correct in all material respects entries are made of all material dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Administrative Agent (or any designee thereof) upon reasonable notice to visit and inspect any of its Properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired upon reasonable notice (but no more than once per annum unless an Event of Default has occurred and is continuing), and to discuss the business, operations, properties and financial and other condition of Parent and its Subsidiaries with officers and employees thereof and with their independent certified public accountants (with, at the option of the Borrower Agent, an officer of the Borrower Agent present) upon reasonable advance notice to the Borrower Agent.
(a)    Within 120 days after the end of each fiscal year of New Holdings, at the request of the Administrative Agent or the Required Lenders (through the Administrative Agent), hold a meeting at a mutually agreeable location, venue and time or, at the option of the Administrative Agent or the Required Lenders (through the Administrative Agent), by conference call (the reasonable costs of such venue or call to be paid by the Borrowers) with all Lenders who choose to attend such meeting at which meeting shall be reviewed, to the extent permitted by applicable Requirements of Law (including applicable national security laws, directives, policies, rules, regulations and procedures), the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the operating budget presented for the current fiscal year of New Holdings.
(b)    At reasonable times during normal business hours, with reasonable coordination and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, Intermediate Holdings and its Subsidiaries will grant access to the Administrative Agent (including employees of Administrative Agent or any consultants and accountants retained by the Administrative Agent) to such Person’s books, records, Accounts and other accounts so that the Administrative Agent or consultants retained by the Administrative Agent may conduct field examinations subject to the terms and conditions set forth below in this clause (c); provided that, the Administrative Agent (i) shall only be permitted to conduct, in each consecutive twelve-month period after the date of this Agreement (x) one field examination with respect to the Collateral and (y) one additional field examination (in addition to the field examination set forth in preceding clause (i)(x)) with respect to the Collateral during such time in which Excess Availability is less than the greater of (A) 15.0% of the Total Revolving Commitments and (B) $6,500,000, and (ii) without limiting clause (i) above, may conduct such other field examinations at any time upon the occurrence and during the continuance of an any Event of Default, in each case, in a form and from a third party consultant, reasonably satisfactory to the Administrative Agent. The Loan Parties shall pay the reasonable and documented fees and out-of-pocket expenses of the Administrative Agent and such professionals with respect to field examinations conducted in accordance with this Section 7.6(c), and the Administrative Agent shall provide the Borrower Agent with a reasonably detailed accounting of all such expenses. The Loan Parties acknowledge that the Administrative Agent, after such rights of inspection, (x) may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 11.15 hereof and (y) shall promptly distribute copies of any final reports from a third party consultant delivered in connection with any field exam to the Lenders.
7.7    Notices. Promptly give notice to the Administrative Agent (who shall deliver to each Lender) upon a Responsible Officer obtaining knowledge of:
(a)    the occurrence of any Default or Event of Default;
(b)    any default or event of default under the Term Loan Facility;
(c)    any litigation, investigation or proceeding which may exist at any time between Intermediate Holdings and any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against Intermediate Holdings or any of its Subsidiaries by any Governmental Authority, which in any such case would reasonably be expected to have a Material Adverse Effect;
(d)    any litigation or proceeding affecting Intermediate Holdings or any of its Subsidiaries (i) in which more than $35,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would reasonably be expected to have a Material Adverse Effect;
(e)    the occurrence of any Reportable Event that, alone or together with any other Reportable Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of the Responsible Officer of the Borrower Agent setting forth details as to such Reportable Event and the action that the Loan Party or ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or (B) any notice delivered by the PBGC in connection with such Reportable Event;
(f)    the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created by the Guarantee and Collateral Agreement;
(g)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and
(h)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
Each notice pursuant to this Section 7.7 shall be accompanied by a statement of the Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (f)) stating what action the Borrowers propose to take with respect thereto.
7.8    Environmental Laws. Except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)    Comply with, and take commercially reasonable steps to cause all tenants and subtenants, if any, to comply with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to cause all tenants and subtenants to obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions to the extent required under Environmental Laws and promptly comply with all legally binding lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
7.9    [Reserved].
7.10    Additional Loan Parties; Additional Collateral, etc. (%3) With respect to any new wholly-owned Subsidiary of Intermediate Holdings (other than a Foreign Subsidiary, a Non-Significant Subsidiary, a Broadcast License Subsidiary, or any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, determined in consultation with the Borrower Agent, the burden, cost or consequences (including any material adverse tax consequences) of such Subsidiary becoming a Borrower or providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom) created or acquired after the Effective Date (including as a result of the consummation of any Business Acquisition) (which, for purposes of this clause (a) shall include any existing wholly-owned Subsidiary that ceases to be a Foreign Subsidiary, a Non-Significant Subsidiary or a Broadcast License Subsidiary), promptly (i) notify the Administrative Agent in writing whether such new Subsidiary shall be designated a “Borrower” or “Subsidiary Guarantor” under this Agreement and the other Loan Documents (which determination of such designation shall be in the sole discretion of the Borrowers) and (ii) cause such Subsidiary to (x) in the event it has been designated a “Borrower” pursuant the written notice referred to in the immediately preceding clause (i), become a party to (A) this Agreement by executing a Joinder Agreement and (B) the Guarantee and Collateral Agreement, which shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent or the Required Lenders or (y) in the event it is designated a “Subsidiary Guarantor” pursuant the written notice referred to in the immediately preceding clause (i), become a party to the Guarantee and Collateral Agreement, which shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent or the Required Lenders.
(a)    (i) Pledge the Capital Stock, or other equity interests and intercompany indebtedness, owned by any Loan Party that is created or acquired after the Effective Date pursuant to the Guarantee and Collateral Agreement (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, this Section 7.10(b) shall not require any Loan Party to pledge more than 66% of the outstanding voting stock of any of its Foreign Subsidiaries) and (ii) with regard to any property acquired by any Loan Party after the Effective Date (other than with respect to voting stock of any Foreign Subsidiaries described in preceding clause (b)(i) or Material Real Property described in clause (c) below) (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent or the Required Lenders deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property in accordance with the Guarantee and Collateral Agreement and (y) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to the terms of the ABL/Term Loan Intercreditor Agreement and to Liens permitted under Section 8.3) in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent or the Required Lenders.
(b)    With respect to any Material Real Property owned by any Loan Party (unless subject to a Lien permitted under Sections 8.3(f) or 8.3(h)), promptly (but in any event not later than (x) in the case of any Material Real Property existing on the Effective Date, 180 days after the Effective Date and (y) in the case of any Material Real Property acquired after the Effective Date, 90 days after the date of such acquisition, which date, in each case, may be extended by the Administrative Agent): (i) execute and deliver a first priority Mortgage (subject to the terms of the ABL/Term Loan Intercreditor Agreement) in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent or the Required Lenders, provide the Lenders with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent or the Required Lenders) as well as a current ALTA survey or the equivalent (including, without limitation, ExpressMaps) thereof, together with a surveyor’s certificate, in each case, if available, (iii) deliver (A) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property and (B) in the event such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, deliver (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower Agent, (y) evidence of flood insurance with a financially sound and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and (iii) if requested by the Administrative Agent or the Required Lenders, deliver to the Administrative Agent customary legal opinions, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Required Lenders; provided that, in addition to the requirements set forth in this clause (c) with respect to Material Real Properties, at all times on and after the date that is 180 days after the Effective Date, the aggregate Real Property Values of all real properties located in the United States and owned in fee by one or more Loan Parties that are not subject to Mortgages in favor of the Administrative Agent and in which the other items specified in this clause (c) have not been provided, shall not at any time exceed $25,000,000 (it being agreed, however, that if any real property is acquired by a Loan Party after the Effective Date and as a result of such acquisition such $25,000,000 limitation is exceeded, the Loan Parties shall have 90 days after the date of such acquisition (or such later date as reasonably agreed by the Administrative Agent) to provide Mortgages and the other items specified in this clause (c) on one or more real properties that will result in the Loan Parties being in compliance with such $25,000,000 limitation). Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, for so long as Term Loans or any Permitted Refinancings thereof are outstanding, the Loan Parties shall only be required to grant Mortgages, or deliver title insurance and/or surveys to the extent required under the Term Loan Credit Agreement.
(c)    With respect to any joint venture formed or acquired by any Loan Party after the Effective Date, pledge to the Administrative Agent, for the benefit of the Secured Parties, all the Capital Stock or other equity interests owned by any Loan Party in such joint venture pursuant to the Guarantee and Collateral Agreement; provided, that if and only if such Loan Party is not permitted to pledge such Capital Stock or other equity interests under the limited liability company agreement, limited partnership agreement, joint venture agreement, general partnership agreement or other applicable organizational documents of such joint venture, the applicable Borrower or other applicable Loan Party shall use commercially reasonable efforts to have such Capital Stock or other equity interests held at all times by a JV Holding Company.
(d)    [Reserved].
7.11    Broadcast License Subsidiaries. (%3) Unless the Borrowers shall reasonably determine with the consent of the Administrative Agent (such consent not to be unreasonably delayed, conditioned or withheld) that doing so would cause undue expense or effort for New Holdings or its Subsidiaries, and except with respect to the FCC Licenses listed on Schedule 7.11, cause all FCC Licenses for all Stations owned by New Holdings or its Subsidiaries (other than any Station which New Holdings or any Subsidiary has placed in a Divestiture Trust) to be held at all times by one or more Broadcast License Subsidiaries; provided, that with regard to any FCC Licenses for Stations acquired by New Holdings or its Subsidiaries after the Effective Date, the foregoing requirement shall be deemed satisfied if such FCC Licenses are, promptly following the acquisition of the respective Stations, assigned to and subsequently held by one or more Broadcast License Subsidiaries.
(a)    Ensure that each Broadcast License Subsidiary engages only in the business of holding FCC Licenses and rights and activities related thereto.
(b)    Ensure that the property of each Broadcast License Subsidiary is not commingled with the property of Parent, Intermediate Holdings, New Holdings or any Subsidiary other than Broadcast License Subsidiaries or otherwise remains clearly identifiable.
(c)    Ensure that no Broadcast License Subsidiary has any Indebtedness, guarantees or other liabilities except for the liabilities expressly permitted to be incurred in accordance with the definition of “Broadcast License Subsidiary”.
(d)    Ensure that no Broadcast License Subsidiary creates, incurs, assumes or suffers to exist any Liens upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except non-consensual Liens arising by operation of law.
7.12    [Reserved].
7.13    Ratings. Use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, from each of S&P and Moody’s.
7.14    [Reserved].
7.15    Anti-Corruption Laws and Sanctions. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 8.    NEGATIVE COVENANTS.
From and after the Effective Date, each Borrower hereby agrees that it shall not, and shall not permit any of its Subsidiaries to (and Intermediate Holdings hereby agrees, solely with respect to Sections 8.17 and 8.19, that it shall not), directly or indirectly so long as any Loan or Note remains outstanding and unpaid, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been backstopped or Cash Collateralized in a manner reasonably acceptable to the applicable Issuing Bank) or any other amount is owing to any Lender (other than indemnities and other contingent liabilities not then due and payable that survive repayment of the Loans) or the Administrative Agent hereunder:
8.1    [Reserved].
8.2    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness of the Loan Parties under this Agreement and the other Loan Documents (including Indebtedness under any Incremental Revolving Facility and Extended Revolving Commitments and including obligations in respect of Letters of Credit hereunder);
(b)    Indebtedness of New Holdings to any Subsidiary and of any Subsidiary to any other Subsidiary; provided that (i) any such Indebtedness owed by a Loan Party to a Person that is not a Loan Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations on terms reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) and (ii) Indebtedness of Subsidiaries that are not Borrowers or Subsidiary Guarantors to any Borrower or any Subsidiary Guarantor must also be permitted under Section 8.7;
(c)    Indebtedness of New Holdings or any of its Subsidiaries in respect of any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than any such contracts, arrangements or transactions entered into by New Holdings or any of its Subsidiaries for speculative purposes;
(d)    Indebtedness of New Holdings or any of its Subsidiaries consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds, in each case required in the ordinary course of business or in connection with the enforcement of rights or claims of New Holdings and its Subsidiaries, and letters of credit obtained in support thereof in the ordinary course of business;
(e)    existing Indebtedness of New Holdings or any of its Subsidiaries listed on Schedule 8.2 hereto including any extension or renewals or refinancing thereof, provided the principal amount thereof is not increased;
(f)    (i) any Indebtedness of any Person that becomes a Subsidiary in connection with a Permitted Acquisition after the Effective Date, (ii) any Indebtedness of any Person that is assumed by a Subsidiary in connection with an acquisition of assets by such Subsidiary in connection with a Permitted Acquisition after the Effective Date, and (iii) any Permitted Refinancing in respect of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that (x) in the case of clauses (i) and (ii) such Indebtedness exists at the time of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition, (y) the aggregate principal amount of all Indebtedness of Subsidiaries that are not Borrowers or Subsidiary Guarantors outstanding under this clause (f) shall not exceed $25,000,000 at any time and (z) no Group Member (other than such Person that becomes a Subsidiary of New Holdings or the Subsidiary, as the case may be, that so assumes such Person’s Indebtedness) shall guarantee or otherwise become liable for the payment of such Indebtedness;
(g)    [Reserved];
(h)    [Reserved];
(i)    Indebtedness consisting of promissory notes issued by New Holdings and its Subsidiaries to current or former directors, officers, employees, members of management or consultants of such person (or their respective estate, heirs, family members, spouse or former spouse) to finance the repurchase of shares of Parent permitted by Section 8.8;
(j)    (i) Indebtedness of New Holdings or any Subsidiary (including Capital Lease Obligations) incurred to finance the acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets (or the purchase of the Capital Stock of any Person owning such assets) in an amount not to exceed $25,000,000 at any time outstanding; provided that such Indebtedness is incurred prior to or within 365 days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Indebtedness arising out of sale-leaseback transactions permitted hereunder and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);
(k)    Cash Management Obligations and other Indebtedness of New Holdings and any Subsidiaries in respect of netting services, overdraft protections, employee credit card programs, automatic clearing house arrangements and other similar arrangements in each case in connection with deposit accounts;
(l)    unsecured Indebtedness arising from agreements of New Holdings and its Subsidiaries providing for seller financing, deferred purchase price, contingent liabilities in respect of any indemnification obligations, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with any Business Acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of New Holdings or any of its Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)), (ii) with respect to a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by New Holdings and its Subsidiaries in connection with such disposition and (iii) as of the date of incurrence of any Indebtedness under this clause (l), the Consolidated Total Net Leverage Ratio (determined (i) on a pro forma basis, after giving effect to the incurrence of such Indebtedness, and (ii) excluding the proceeds of such Indebtedness in the calculation of Unrestricted Cash) of the Borrowers and the Subsidiary Guarantors as of such date) is less than or equal to 6.25 to 1.00;
(m)    Indebtedness of New Holdings or any of its Subsidiaries consisting of (i) financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(n)    Indebtedness of New Holdings or any of its Subsidiaries incurred under and pursuant to the Term Loan Documents, and any Refinancing (as defined in the ABL/Term Loan Intercreditor Agreement) thereof to the extent not prohibited under the ABL/Term Loan Intercreditor Agreement; provided that the aggregate amount of Indebtedness incurred thereunder (inclusive of any unused commitments) shall not at any time exceed $1,560,000,000 at any time outstanding (which principal amount may be increased, in the case of any Refinancing, by any accrued but unpaid interest, fees and redemption premiums payable thereon under the terms of the Term Loan Documents and reasonable expenses incurred in connection therewith);
(o)    Indebtedness of New Holdings or any of its Subsidiaries in an aggregate amount outstanding not to exceed $10,000,000 at any time; provided, that to the extent such Indebtedness is secured, such Indebtedness is secured in compliance with Section 8.3(z); and
(p)    unsecured Indebtedness of New Holdings or any of its Subsidiaries in an aggregate principal amount not to exceed, at any time, the greater of (i) $50,000,000 and (ii) such amount that would not cause, after giving effect to the incurrence thereof, on a pro forma basis the Consolidated Total Leverage Ratio to exceed 5.50:1.00 as of the last day of the Test Period most recently ended; and
(q)    Indebtedness so long as immediately before and after giving effect thereto, the Payment Conditions shall be satisfied.
8.3    Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:
(a)    Liens for Taxes, assessments or other governmental charges not yet overdue by more than 30 days or not yet payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of New Holdings or the applicable Subsidiary, as the case may be, in accordance with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising by operation of law, in each case in the ordinary course of business in respect of obligations which are not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of New Holdings or the applicable Subsidiary, as the case may be, in accordance with GAAP;
(c)    pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation and/or securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to New Holdings or any Subsidiary;
(d)    (i) easements, right-of-way, zoning, other land use regulations and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which, in the aggregate do not materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of New Holdings and its Subsidiaries taken as a whole and (ii) any exceptions set forth in any title policies with respect to Mortgaged Properties;
(e)    Liens pursuant to the Loan Documents;
(f)    Liens on assets of entities or Persons which become Subsidiaries of New Holdings after the Effective Date; provided that such Liens exist at the time such entities or Persons become Subsidiaries and are not created in anticipation thereof;
(g)    Liens on documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;
(h)    Liens securing any Indebtedness permitted under Section 8.2(j); provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing, leasing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of New Holdings or any Subsidiary (other than proceeds and products thereof); provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender on customary terms;
(i)    existing Liens described in Schedule 8.3 and renewals thereof; provided that no such Lien is spread to cover any additional property after the Effective Date other than proceeds and products thereof and that the amount secured thereby is not increased;
(j)    Liens securing arrangements permitted by the first proviso contained in Section 8.10;
(k)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(l)    Liens securing Indebtedness owing to any Borrower or any Subsidiary Guarantor under Section 8.2(b);
(m)    any Lien existing on any property or asset prior to the acquisition thereof by New Holdings or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary (including in connection with any acquisition permitted under Section 8.7); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of New Holdings or any Subsidiary (other than proceeds or products thereof) and other than after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(n)    Liens securing Indebtedness incurred pursuant to Section 8.2(n); provided that such Liens are at all times subject to the ABL/Term Loan Intercreditor Agreement;
(o)    Liens securing any Permitted Refinancing permitted under Section 8.2; provided that such security interests shall not apply to any property or assets that were not collateral for the Indebtedness being refinanced;
(p)    Liens on assets or property securing obligations of New Holdings or any Subsidiary incurred in the ordinary course of business in an aggregate amount not to exceed $10,000,000 at any time;
(q)    Liens on assets or property securing judgments for the payment of money not constituting an Event of Default under Section 9(h);
(r)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of New Holdings or any of its Subsidiaries;
(s)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking or other financial institution arising as a matter of law or granted in the ordinary course of business and under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; provided that, in the case of this clause (ii), unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;
(t)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 8.7(c), 8.7(k), 8.7(r), 8.7(t) or 8.7(u) to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 8.6, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(u)    purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into by New Holdings or any of its Subsidiaries in the ordinary course of business;
(v)    any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense arrangement (including software and other technology licenses) entered into by New Holdings or any of its Subsidiaries in the ordinary course of its business and which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;
(w)    [Reserved];
(x)    Liens solely on any cash earnest money deposits made by New Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;
(y)    Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder; and
(z)    Liens on assets or property securing Indebtedness of New Holdings or any Subsidiary incurred pursuant to Section 8.2(o); provided that the Liens securing such Indebtedness are subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement which shall be customary for transactions of this type and otherwise on terms and conditions reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).
8.4    Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:
(a)    guarantees by New Holdings or any Subsidiaries of obligations to third parties made in the ordinary course of business in connection with relocation of employees of New Holdings or any of its Subsidiaries;
(b)    guarantees by New Holdings and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $30,000,000 at any one time;
(c)    existing Contingent Obligations described in Schedule 8.4 including any extensions or renewals thereof;
(d)    Contingent Obligations of New Holdings or any of its Subsidiaries in respect of any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than any such contracts, arrangements or transactions entered into by New Holdings or any of its Subsidiaries for speculative purposes;
(e)    Contingent Obligations of any Subsidiary Guarantor pursuant to the Guarantee and Collateral Agreement;
(f)    guarantees by New Holdings and its Subsidiaries of (i) Indebtedness of New Holdings and its Subsidiaries permitted under Section 8.2 (other than clause (f) thereof) and (ii) obligations (other than Indebtedness) of New Holdings and its Subsidiaries not prohibited hereunder; provided that (i) any guarantee by New Holdings or a Subsidiary of Indebtedness of a Subsidiary that is not a Borrower or Subsidiary Guarantor shall only be permitted to the extent permitted by Section 8.7(b) and (ii) with respect to any guarantee by a Borrower or a Subsidiary Guarantor, if the Indebtedness so guaranteed is subordinated in right of payment to the Obligations, such guarantee shall be subordinated in right of payment to the guarantee of the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being guaranteed;
(g)    [Reserved]; and
(h)    guarantees by New Holdings or any Subsidiary of Indebtedness permitted under Section 8.2(f), so long as such guarantee is Indebtedness that is permitted by the terms of such Section.
8.5    Prohibition of Fundamental Changes. Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of Intermediate Holdings or any of its Subsidiaries), or transfer all or substantially all of its assets to any Person that is not a Borrower or a Subsidiary Guarantor, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any business other than business conducted or proposed to be conducted by New Holdings and its Subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, including without limitation in broadcasting and other media businesses, except for (a) the transactions otherwise permitted pursuant to Sections 8.6 and 8.7; provided that New Holdings may not merge, consolidate or amalgamate with any Person unless New Holdings is the continuing or surviving Person, (b) the liquidation or dissolution of any Subsidiary if New Holdings determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders, (c)(i) any Subsidiary may merge, amalgamate or consolidate with or into any other Subsidiary (provided that in any such transaction involving a Borrower or Subsidiary Guarantor, a Borrower or Subsidiary Guarantor must be the continuing or surviving Person) and (ii) New Holdings or any Subsidiary may change its legal form if New Holdings determines in good faith that such action is in the best interest of New Holdings and its Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Borrower or Subsidiary Guarantor will remain a Borrower or Subsidiary Guarantor, as applicable, unless such Borrower or Subsidiary Guarantor is otherwise permitted to cease being a Borrower or Subsidiary Guarantor, as applicable, hereunder), (d) any Subsidiary may transfer or dispose of any or all of its assets to New Holdings or to another Subsidiary (upon voluntary liquidation or otherwise); provided that if the transferor in such a transaction is a Borrower or Subsidiary Guarantor, then (i) the transferee or assignee must be a Subsidiary Guarantor or a Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary that is not a Borrower or Subsidiary Guarantor in accordance with Sections 8.2 and 8.7 respectively or pursuant to a disposition permitted by Section 8.6 and (e) the Restructuring Transactions.
8.6    Prohibition on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired except:
(a)    the sale or other disposition by New Holdings or any of its Subsidiaries of any personal property that, in the reasonable judgment of New Holdings, has become uneconomic, obsolete or worn out or no longer used or useful in the conduct of the business of New Holdings or any Subsidiaries, and which is disposed of in the ordinary course of business;
(b)    sales of inventory by New Holdings or any of its Subsidiaries made in the ordinary course of business;
(c)    any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or Subsidiary Guarantor that is a wholly-owned Domestic Subsidiary of New Holdings (including by way of merging such Subsidiary into a Borrower or Subsidiary Guarantor that is a wholly-owned Domestic Subsidiary of New Holdings or into New Holdings) or make any investment permitted by Section 8.7, and any Subsidiary may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock of any Subsidiary to New Holdings, to a wholly-owned Borrower or Subsidiary Guarantor that is a Domestic Subsidiary of New Holdings or to any other Subsidiary to the extent such transfer constitutes an investment permitted by Section 8.7; provided that in either case such transfer shall not cause such wholly-owned Borrower or Subsidiary Guarantor that is a Domestic Subsidiary to become a Foreign Subsidiary and provided further that no such transaction may be effected if it would result in the transfer of any assets of, or any Capital Stock of, a Subsidiary to another Subsidiary whose Capital Stock has not been pledged to the Administrative Agent or which has pledged a lesser percentage of its Capital Stock to the Administrative Agent than was pledged by the transferor Subsidiary unless, in any such case, after giving effect to such transaction, the Capital Stock of such other Subsidiary is not required to be pledged under the definition of Guarantee and Collateral Agreement or under Section 7.10(b);
(d)    any Foreign Subsidiary of New Holdings may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to New Holdings or a wholly-owned Subsidiary and any Foreign Subsidiary of New Holdings may sell or otherwise dispose of, or part control of any or all of, the Capital Stock of, or other equity interests in, any Foreign Subsidiary of New Holdings to a wholly-owned Subsidiary; provided that in either case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;
(e)    the sale or other disposition by New Holdings or any of its Subsidiaries of other assets consummated after the Effective Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) with respect to the sale or other disposition of Broadcast Assets, if the consideration for such sale or other disposition exceeds $10,000,000, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents (provided that to the extent the consideration for all such sales or other dispositions made in reliance on this clause (e) of Broadcast Assets for which the consideration was $10,000,000 or less exceeds $50,000,000 in the aggregate, the consideration for any sale or other disposition of a Broadcast Asset made thereafter in reliance on this clause (e) shall consist of at least 75% in cash and Cash Equivalents) and (iii) with respect to the sale or other disposition of assets that are not Broadcast Assets (“Non-Broadcast Assets”), to the extent the aggregate consideration for all such sales or other dispositions of Non-Broadcast Assets made in reliance on this clause (e) exceeds $25,000,000 in the aggregate, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents;
(f)    the one-time sale or other disposition by New Holdings or any of its Subsidiaries of a Non-Broadcast Asset, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) the Consolidated EBITDA of New Holdings and its Subsidiaries generated by such Non-Broadcast Asset for the Test Period most recently ended represents less than 5% of the Consolidated EBITDA of New Holdings and its Subsidiaries for such Test Period, (iii) [reserved] and (iv) substantially concurrently with the consummation of such sale or other disposition, the Borrower Agent shall provide the Administrative Agent with a certificate of a Responsible Officer certifying that such sale or other disposition is being effected pursuant to this clause (f) and that such sale or other disposition complies with the provisions of this clause (f);
(g)    the sale or other disposition by New Holdings or any of its Subsidiaries (or a Divestiture Trust which holds assets) of (x) Stations (and related Broadcast Assets) listed on Schedule 8.6(g) or (y) Stations (and related Broadcast Assets) or other assets acquired in any acquisition permitted under Section 8.7, in each case to the extent such sale or other disposition is required by applicable law or rule, regulation or order of the FCC; provided that (except in the case of dispositions to a Divestiture Trust) (i) any such sale or other disposition shall be made for fair value on an arms’ length basis and (ii) if the consideration for such sale or other disposition exceeds $15,000,000, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents;
(h)    dispositions by New Holdings or any of its Subsidiaries of past due accounts receivable in connection with the collection, write down or compromise thereof;
(i)    leases, subleases, or sublicenses of property by New Holdings or any of its Subsidiaries, and dispositions of Intellectual Property by New Holdings or any of its Subsidiaries in the ordinary course of business, in each case that do not materially interfere with the business of New Holdings and its Subsidiaries, and dispositions of Intellectual Property under a research or development agreement in which the other party receives a license to Intellectual Property that results from such agreement;
(j)    transfers by New Holdings or any of its Subsidiaries of property subject to any casualty event, including any condemnation, taking or similar event and any destruction, damage or any other casualty loss;
(k)    dispositions by New Holdings or any of its Subsidiaries in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of New Holdings or any of its Subsidiaries, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;
(l)    sales by New Holdings or any of its Subsidiaries of immaterial non-core assets acquired in connection with a Business Acquisition which are not used in the business of New Holdings and its Subsidiaries;
(m)    any disposition by New Holdings or any of its Subsidiaries of real property to a Governmental Authority as a result of a condemnation of such real property;
(n)    exclusive or non-exclusive licenses or similar agreements entered into by New Holdings or any of its Subsidiaries in respect of Intellectual Property;
(o)    (i) any Non-Significant Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary that is not a Loan Party (including by way of merging such Non-Significant Subsidiary into another Subsidiary), (ii) any Broadcast License Subsidiary may transfer a FCC License to another Broadcast License Subsidiary, and (iii) any Borrower or any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of assets to a Subsidiary that is not a Loan Party; provided, that the aggregate fair market value (as determined in good faith by New Holdings) of all assets sold, leased, transferred or otherwise disposed of in reliance on clause (o)(iii) shall not exceed $10,000,000 in any fiscal year of New Holdings;
(p)    (p)    the sale of the real property owned by DC Radio Assets, LLC and located at 7115 Greentree Road, Bethesda, Maryland; provided that (i) such sale shall be made for fair value on an arm’s-length basis and (ii) the consideration for such sale consists of at least 75% in cash and Cash Equivalents;
(q)    substantially concurrent sales, transfers and other dispositions by New Holdings or any of its Subsidiaries of business assets (other than Accounts) to the extent the assets provided by New Holdings or the applicable Subsidiary, as the case may be, are exchanged substantially simultaneously for business assets of comparable or greater usefulness to the business of the Borrowers, provided that (i) no more than 30% of any consideration given by New Holdings or its Subsidiaries for such asset swap consists of cash or Cash Equivalents and (ii) New Holdings or such Subsidiary receives consideration at least equal to the fair market value (as determined in good faith by New Holdings) of the assets sold, transferred or otherwise disposed of (each such asset swap, a “Permitted Asset Swap”);
(r)    to the extent constituting dispositions, mergers, consolidations and liquidations permitted by Section 8.5, Restricted Payments permitted by Section 8.8, Investments permitted by Section 8.7 (other than Section 8.7(i)) and Liens permitted by Section 8.3;
(s)    dispositions by New Holdings or any of its Subsidiaries of cash and Cash Equivalents;
(t)    dispositions by New Holdings or any of its Subsidiaries of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(u)    the unwinding by New Holdings or any of its Subsidiaries of any Swap Agreement in accordance with its terms;
(v)    terminations of leases, subleases, licenses and sublicenses by New Holdings or any of its Subsidiaries in the ordinary course of business;
(w)    sale leasebacks by New Holdings or any of its Subsidiaries permitted by Section 8.10;
(x)    [Reserved];
(y)    the sale by New Holdings or any of its Subsidiaries of the real property and assets listed on Schedule 8.6(y); provided that (i) such sale shall be made for fair value on an arm’s-length basis, (ii) the consideration for such sale consists of at least 75% in cash and Cash Equivalents and (iii) at the time of such sale (other than any such sale made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such sale;
(z)    any disposition, assignment or writedown by New Holdings or any of its Subsidiaries of the Gleiser Note;
(aa)    sales and other dispositions contemplated by the Restructuring Transactions; and
(bb)    sales, transfers or dispositions so long as immediately before and after giving effect thereto, the Payment Conditions shall be satisfied.
8.7    Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)    (i) loans or advances by New Holdings or any of its Subsidiaries in respect of intercompany accounts attributable to the operation of the Borrowers’ cash management system and (ii) loans or advances by New Holdings or any of its Subsidiaries to a Borrower or Subsidiary Guarantor (or a Subsidiary that would be a Borrower or Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Borrower or Subsidiary Guarantor);
(b)    Investments by New Holdings and its Subsidiaries in Subsidiaries of New Holdings that are not Borrowers or Subsidiary Guarantors; provided that at all times the aggregate amount of all such Investments at any time outstanding, together with any guarantees by New Holdings and its Subsidiaries of Indebtedness of a Subsidiary that is not a Borrower or Subsidiary Guarantor, shall not exceed $10,000,000;
(c)    Investments by New Holdings and the Subsidiaries, not otherwise described in this Section 8.7, in Borrowers or in Subsidiary Guarantors (or a Subsidiary that would be a Borrower or Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Borrower or Subsidiary Guarantor) that otherwise are not prohibited under the terms of this Agreement;
(d)    any Subsidiary of New Holdings may make Investments in New Holdings (by way of capital contribution or otherwise);
(e)    New Holdings and its Subsidiaries may invest in, acquire and hold (i) Cash Equivalents and cash and (ii) other cash equivalents invested in or held with any financial institutions to the extent such amounts under this clause (ii) do not exceed $5,000,000 per individual institution and $25,000,000 in the aggregate at any one time;
(f)    New Holdings or any of its Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of New Holdings or any such Subsidiary not to exceed $10,000,000 in the aggregate at any one time;
(g)    New Holdings or any of its Subsidiaries may make payroll advances in the ordinary course of business;
(h)    New Holdings or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause shall prevent New Holdings or any Subsidiary from offering such concessionary trade terms, or from receiving such investments or any other investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);
(i)    New Holdings and its Subsidiaries may make Investments in connection with Asset Sales permitted by Section 8.6(e), (f) or (g) or to which the Required Lenders consent;
(j)    existing Investments described in Schedule 8.7;
(k)    New Holdings and its Subsidiaries may in a single transaction or series of related transactions, make acquisitions (by merger, purchase, lease (including any lease that contains up-front payments and/or buyout options) or otherwise) of any business, division or line of business or all or substantially all of the outstanding Capital Stock of any corporation or other entity (other than any director’s qualifying shares or any options for equity interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) or any Station and Broadcast Assets related thereto as long as (i) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (provided that this clause (i) shall not apply with respect to any acquisition made pursuant to a legally binding commitment entered into at a time when no Default existed or would result from the making of such acquisition), (ii) as of the date of such acquisition, the Consolidated First Lien Net Leverage Ratio (determined on a pro forma basis, after giving effect to such acquisition and any incurrence of Indebtedness in connection therewith (but excluding the proceeds of any such Indebtedness in the calculation of Unrestricted Cash)) is less than or equal to the greater of (A) the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended fiscal quarter and (B) 5.00 to 1.00, (iii) all actions required to be taken with respect to any acquired assets or acquired or newly formed Subsidiary under Section 7.10 shall be taken substantially simultaneously with consummation of such acquisition (or such longer period of time as provided under Section 7.10 or as the Administrative Agent shall agree), (iv) any such newly acquired Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 8.2 and (v) with respect to any such acquisition that involves aggregate consideration in excess of $20,000,000, the Borrower Agent has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (i) through (iv) above, together with all relevant financial information for the Person or assets to be acquired; provided that the aggregate consideration (whether cash or property, as valued in good faith by the board of directors of New Holdings) given by New Holdings and its Subsidiaries for all acquisitions consummated after the Effective Date in reliance on this clause (k) shall not exceed $75,000,000;
(l)    (i) Investments by New Holdings and any Subsidiaries in any business, division, line of business or Person acquired pursuant to a Permitted Acquisition so long as the conditions to the making of any Permitted Acquisition set forth in Section 8.7(k) are satisfied mutatis mutandis with respect to the making of such Investment and (ii) Investments of any Person in existence at the time such Person becomes a Subsidiary pursuant to a Business Acquisition (provided that such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary);
(m)    New Holdings and its Subsidiaries may make loans or advances to, or acquisitions or other Investments in, other Persons (exclusive of Persons which are, or become, Foreign Subsidiaries) that constitute or are in connection with joint ventures, provided (i) the amount of such Investments shall not exceed in the aggregate $30,000,000 at any time outstanding for Investments made with cash or Cash Equivalents and $20,000,000 at any time outstanding for other Investments and (ii) any such joint venture formed or acquired after the Effective Date shall comply with Section 7.10(d);
(n)    New Holdings and its Subsidiaries may make loans or advances to, or other Investments in, or otherwise transfer funds (including by way of repayment of loans or advances) to, Foreign Subsidiaries; provided the amount of such Investments shall not exceed in the aggregate $5,000,000 at any time outstanding;
(o)    New Holdings or any of its Subsidiaries may acquire obligations of one or more directors, officers, employees, members or management or consultants of any of New Holdings or its Subsidiaries in connection with such person’s acquisition of shares of the Parent, so long as no cash is actually advanced by New Holdings or any of its Subsidiaries to such persons in connection with the acquisition of any such obligations;
(p)    New Holdings and its Subsidiaries may acquire assets constituting a Permitted Reinvestment with the Net Proceeds from Asset Sales in accordance with the reinvestment rights provided under Section 4.6(b) of the Term Loan Credit Agreement;
(q)    New Holdings and its Subsidiaries may acquire assets under a Permitted Asset Swap;
(r)    New Holdings and its Subsidiaries may make Investments so long as immediately before and after making such Investment, the Payment Conditions shall be satisfied;
(s)    New Holdings and its Subsidiaries may consummate the transactions contemplated by the Merlin Asset Purchase Agreement;
(t)    New Holdings and its Subsidiaries may make Investments to the extent the consideration paid therefor consists solely of (i) Capital Stock, which is not Disqualified Stock, of the Parent or (ii) the Net Proceeds of any substantially concurrent issuance of Capital Stock, which is not Disqualified Stock, by Parent (other than any issuance the proceeds of which have been applied for Restricted Payments under Section 8.8(c) or Section 8.8(h) or have been applied for prepayments of Indebtedness under Section 8.15(b)(iii)); provided that, (x) immediately before and after making such Investment, no Default or Event of Default shall have occurred and be continuing, (y) in the case of clause (ii) in respect of an issuance by Parent, the proceeds thereof have been contributed by Parent in cash as common equity to New Holdings or such Subsidiary and (z) in the case of clause (ii), such issuance is to a Person other than a Group Member;
(u)    New Holdings and its Subsidiaries may make other Investments not to exceed at any time outstanding, together with all other Investments made in reliance on this clause (u), $50,000,000;
(v)    [Reserved]; and
(w)    New Holdings and its Subsidiaries may make the Investments contemplated by the Restructuring Transactions.
For purposes of calculating the amount of any Investment, such amount shall equal (x) the amount actually invested less (y) any repayments, interest, returns, profits, dividends, distributions, income and similar amounts actually received in cash from such Investment (from dispositions or otherwise) (which amount referred to in this clause (y) shall not exceed the amount of such Investment at the time such Investment was made). The amount of any consideration paid for any Investment consisting of the provision of services or the transfer of non-cash assets shall be equal to the fair market value of such services or non-cash assets, as the case may be, as determined by New Holdings in good faith.
8.8    Limitation on Restricted Payments. Declare or make any dividends or distributions on any Capital Stock of any Group Member, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of New Holdings or any of its Subsidiaries (all of the foregoing being referred to herein as “Restricted Payments”); except that:
(a)    (i) any Group Member may declare or pay dividends to any Borrower or any Subsidiary Guarantor, (ii) any Group Member that is not a Loan Party may declare or pay dividends to any other Group Member that is not a Loan Party and (iii) any Subsidiary may declare and pay dividends ratably with respect to its Capital Stock;
(b)    so long as no Default or Event of Default then exists or would result therefrom, New Holdings may make Restricted Payments in an amount not to exceed $10,000,000 in the aggregate in any fiscal year of New Holdings;
(c)    so long as no Default or Event of Default then exists or would result therefrom, New Holdings may, or may pay dividends or make distributions to Intermediate Holdings (who shall in turn make a dividend or distribution to Parent in such amount received from New Holdings) to permit Parent to (and which are used by Parent to), purchase its common stock or common stock options from former officers or employees of Parent, Intermediate Holdings or any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments made after the Effective Date under this clause (c), together with the aggregate amount of payments made after the Effective Date under Section 8.8(d), shall not exceed $5,000,000 in the aggregate in any fiscal year of New Holdings (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any fiscal year of New Holdings); provided further that such amount in any fiscal year may be increased by an amount not to exceed (i) the Net Proceeds from the sale of Capital Stock (other than Disqualified Stock) of Parent to any employee, member or the board of directors or consultant of any Group Member that occurs after the Effective Date, solely to the extent such Net Proceeds (x) have been contributed by Parent in cash as common equity to New Holdings and (y) have not been (A) applied for Investments under Section 8.7(t) or Restricted Payments under Section 8.8(h) or (B) applied to make a prepayment of Indebtedness under Section 8.15(b)(iii); plus (ii) the cash proceeds of key man life insurance policies received by New Holdings or its Subsidiaries after the Effective Date; less (iii) the amount of any payments previously made with the cash proceeds described in clauses (i) and (ii);
(d)    so long as no Default or Event of Default then exists or would result therefrom, New Holdings may, or may pay dividends or make distributions to Intermediate Holdings (who shall in turn make a dividend or distribution to Parent in such amount received from New Holdings) to permit Parent to (and which are used by Parent to), make payments and/or net shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto, make payments in respect of or purchase restricted stock units and similar stock based awards thereunder and to settle employees’ and directors’ federal, state and income tax liabilities (if any) related thereto, provided that the aggregate amount of such payments made by New Holdings under this clause (d) after the Effective Date, together with the aggregate amount of payments made under Section 8.8(c) after the Effective Date, shall not exceed $5,000,000 in any fiscal year of New Holdings (with unused amounts in any fiscal year of New Holdings being carried over to succeeding fiscal years subject to a maximum of $10,000,000 in any fiscal year);
(e)    [Reserved];
(f)    so long as no Default or Event of Default then exists or would result therefrom, any Group Member may make dividends or distributions within 60 days after the date of declaration thereof, if at the date of declaration, such payment would have complied with provisions of this Agreement;
(g)    so long as no Default or Event of Default then exists or would result therefrom, New Holdings and its Subsidiaries may, directly (in the case of New Holdings) or indirectly (in the case of any Subsidiaries), make distributions to Intermediate Holdings (who shall in turn make a dividend or distribution to Parent in such amount received from New Holdings) to permit Parent to make (and which are used by Parent to make) cash payments in lieu of the issuance of fractional shares or interests in connection with the exercise of warrants, options or other rights or securities convertible into or exchangeable for Capital Stock of Parent; provided that any such cash payment shall not be for the purpose of evading the limitations of this covenant;
(h)    New Holdings may redeem, repurchase, retire or acquire any Capital Stock of Parent in exchange for, or out of the Net Proceeds of, the substantially concurrent sale or issuance (other than to any Group Member) of Capital Stock (other than any Disqualified Stock) of Parent, solely to the extent such Net Proceeds (i) have been contributed by Parent in cash as common equity to New Holdings and (ii) have not been (A) applied for Restricted Payments under Section 8.8(c) or applied for Investments under Section 8.7(t) or (B) applied to a prepayment of Indebtedness under Section 8.15(b)(iii);
(i)    [Reserved];
(j)    New Holdings and its Subsidiaries may make the Restricted Payments contemplated by the Restructuring Transactions; and
(k)    New Holdings may pay dividends or make distributions, directly or indirectly, to Intermediate Holdings or Parent (i) that are used by Intermediate Holdings or Parent, as applicable, to pay corporate overhead expenses incurred in the ordinary course of business (provided, that, with respect to Parent, (x) such corporate overhead expenses  do not relate solely to, and were not incurred solely in connection with, Parent’s ownership of any Person other than  Intermediate Holdings and its Subsidiaries and (y) to the extent Parent owns Capital Stock in any Person other than Intermediate Holdings and its Subsidiaries, the amount of such dividends and distributions made to Parent for corporate overhead expenses shall not exceed the portion of such corporate overhead expenses allocated to Intermediate Holdings and its Subsidiaries (as determined by Parent in good faith)) and (ii) that are used by Intermediate Holdings or Parent, as applicable, to pay, or to distribute to Parent’s direct or indirect parent, amounts required for Intermediate Holdings or Parent or such direct or indirect parent of Parent, as applicable, to pay federal, state and local income Taxes imposed directly on Intermediate Holdings, Parent, or such direct or indirect parent of Parent, to the extent such Taxes are attributable to the income of New Holdings and its Subsidiaries (including, without limitation, by virtue of Intermediate Holdings, Parent or such direct or indirect parent of Parent being the common parent of a consolidated or combined Tax group of which New Holdings and/or its Subsidiaries are members); provided that the amount of any such dividends or distributions (plus any Taxes payable directly by New Holdings and its Subsidiaries) shall not exceed the amount of such Taxes that would have been payable directly by New Holdings and/or its Subsidiaries had New Holdings been the common parent of a separate Tax group that included only New Holdings and its Subsidiaries.
(l)    New Holdings and its Subsidiaries may make any Restricted Payment so long as, as of the date of such Restricted Payment and after giving effect thereto, the Payment Conditions shall be satisfied.
8.9    Transactions with Affiliates. Enter into after the Effective Date any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than any Borrower or any Subsidiary Guarantor) except (a) for transactions which are otherwise not prohibited under this Agreement and which are upon fair and reasonable terms no less favorable in any material respect to such Borrower or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, (b) [reserved], (c) the reasonable and customary fees payable to the directors of the Group Members and reimbursement of reasonable out-of-pocket costs of the directors of the Group Members, (d) the payment of reasonable and customary indemnities to the directors, officers and employees of the Group Members in the ordinary course of business, (e) as permitted under Section 8.2(b), Section 8.3(l), Sections 8.4(a) and (f), Section 8.5 (other than clause (a) thereof), Sections 8.6(c), (d), and (o), Sections 8.7(c), (d), (n), and (o) and Section 8.8, (f) for the Restructuring Transactions or (g) as set forth on Schedule 8.9.
8.10    Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property which has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, provided that New Holdings or any of its Subsidiaries may enter into such arrangements covering property with an aggregate fair market value not exceeding $150,000,000 during the term of this Agreement if the Net Proceeds from such sale leaseback arrangements are applied to the prepayment of Term Loans in accordance with the provisions of Section 4.6(b) of the Term Loan Credit Agreement; provided further, that the Reinvestment Rights provided in Section 4.6(b) of the Term Loan Credit Agreement shall not be available with respect to such Net Proceeds.
8.11    Fiscal Year. Permit the fiscal year for financial reporting purposes of the Borrowers to end on a day other than December 31, unless the Borrower Agent shall have given at least 45 days prior written notice to the Administrative Agent.
8.12    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits (other than a dollar limit, provided that such dollar limit is sufficient in amount to allow at all times the Liens to secure the Obligations) the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents (and any agreement governing any Permitted Refinancing in respect of the Loans, so long as any such prohibition or limitation contained in such refinancing agreement is not materially less favorable to the Lenders that that which exists as of the Effective Date), (b) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (d) pursuant to applicable law, (e) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be), (f) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale or sale-leaseback of any property permitted under this Agreement, (g) documents, agreements or constituent documents governing joint ventures, (h) any agreement in effect at the time a Subsidiary becomes a Subsidiary as long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (i) agreements permitted under Section 8.10, (j) restrictions arising in connection with cash or other deposits permitted under Sections 8.3 and 8.7 and limited to such cash or deposits and (k) customary non-assignment provisions in contracts entered into in the ordinary course of business.
8.13    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, New Holdings or any other Subsidiary, (b) make loans or advances to, or other Investments in, New Holdings or any other Subsidiary or (c) transfer any of its assets to New Holdings or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents (or any agreement governing any Permitted Refinancing in respect of the Loans, so long as any such restriction contained in such refinancing agreement is not materially less favorable to the Lenders than that which exists as of the Effective Date), (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or all or substantially all of the assets of such Subsidiary, (iii) applicable law, (iv) restrictions in effect on the Effective Date contained in the agreements governing the Indebtedness in effect on the Effective Date and in any agreements governing any refinancing thereof if such restrictions are no more restrictive than those contained in the agreements as in effect on the Effective Date governing the Indebtedness being renewed, extended or refinanced, (v) customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by New Holdings or any of its Subsidiaries, in each case entered into in the ordinary course of business, (vi) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, (vii) Liens permitted under Section 8.3 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens; (viii) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by New Holdings and outstanding on such date as long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (ix) any customary restriction on cash or other deposits imposed under agreements entered into in the ordinary course of business or net worth provisions in leases and other agreements entered into in the ordinary course of business, (x) provisions with respect to dividends, the disposition or distribution of assets or property in joint venture agreements, license agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; (xi) restrictions on deposits imposed under contracts entered into in the ordinary course of business; and (xii) any restrictions under any Indebtedness permitted by Section 8.2 if such restrictions are no more restrictive to New Holdings and its Subsidiaries than those contained under this Agreement.
8.14    FCC Licenses. Cause any of the FCC Licenses to be held at any time by any Person other than New Holdings or any of its wholly-owned Subsidiaries that are Domestic Subsidiaries (with an exception for those Stations held in a Divestiture Trust pursuant to rule, regulation or order of the FCC).
8.15    Certain Payments of Indebtedness. (a) Make any payment in violation of any of the subordination provisions of any Subordinated Indebtedness or any payment of regularly scheduled interest or principal on any Subordinated Indebtedness at any time after the occurrence and during the continuation of an Event of Default under Section 9(a); or (b) make any payment or prepayment (including payments as a result of acceleration thereof) on any Subordinated Indebtedness or redeem or otherwise acquire, purchase or defease any Subordinated Indebtedness, except that (i) any Group Member may make any such payment in connection with any refinancing of any Subordinated Indebtedness permitted pursuant to the terms hereof; (ii) any Group Member may make (x) payments in respect of regularly scheduled interest or principal in respect of Subordinated Indebtedness, and any other mandatory prepayments as and when due and (y) other payments or prepayments in respect of any Subordinated Indebtedness, so long as, as of the date of such payment, after giving effect to prepayment of any Subordinated Indebtedness and any Indebtedness incurred in connection with such prepayment, the Payment Conditions shall be satisfied; (iii) any Group Member may prepay any Subordinated Indebtedness out of the Net Proceeds of the substantially concurrent sale or issuance (other than to any Group Member) of Capital Stock (other than any Disqualified Stock) of Parent, solely to the extent such Net Proceeds (x) have been contributed by Parent in cash as common equity to New Holdings and (y) have not been applied for Restricted Payments under Section 8.8(c) or 8.8(h) or applied for Investments under Section 8.7(t); (iv) New Holdings and its Subsidiaries may convert or exchange all or any portion of any Subordinated Indebtedness to Capital Stock (other than Disqualified Stock) of Parent and (v) (A) any Loan Party may make payments in respect of Indebtedness owing to another Loan Party, (B) any Subsidiary that is not a Loan Party may make payments in respect of Indebtedness owing to any Loan Party and (C) any Subsidiary that is not a Loan Party may make payments in respect of Indebtedness owing to any other Subsidiary that is not a Loan Party.
8.16    Amendment of Material Documents. Amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to (a) its certificate of incorporation, by-laws or other organizational documents, (b) any indenture, credit agreement or other document entered into to evidence or govern the terms of any Indebtedness identified on Schedule 8.2 or permitted to be created, incurred or assumed pursuant to Section 8.2 and, in each case, any indenture, credit agreement or other document entered into with respect to any extension, renewal, replacement or refinancing thereof or (c) any document entered into to evidence or govern the terms of any Preferred Stock, in each case except for any such amendment, modification or waiver that, (i) would not, in any material respect, adversely affect the interests of the Lenders and (ii) would otherwise not be prohibited hereunder. For purposes of clarification, any amendment, modification, waiver, consent or change to or in respect of this Agreement and the other Loan Documents shall be governed solely by Section 11.1.
8.17    Restrictions on Intermediate Holdings. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, permit Intermediate Holdings to (a) own any material property other than the Capital Stock in New Holdings and cash and Cash Equivalents received from distributions from New Holdings permitted by Section 8.8, (b) have any material liabilities other than (i) obligations under the Loan Documents, Term Loan Documents, documents evidencing the Restructuring Transactions and contracts and agreements (including with respect to indemnities) with its officers, directors, consultants and employees relating to their employment, services or directorships, (ii) tax liabilities in the ordinary course of business and (iii) corporate, administrative and operating expenses incurred in the ordinary course of business or (c) engage in any business other than (i) owning the Capital Stock in New Holdings, and activities incidental or related thereto and (ii) performing its obligations under the Loan Documents, Term Loan Documents, documents evidencing the Restructuring Transactions and contracts and agreements (including with respect to indemnities) with its officers, directors, consultants and employees relating to their employment, services or directorships.
8.18    Financial Covenant
(a)    During the continuance of any Compliance Event, subject to clause (b) below, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00:1.00, tested immediately upon the occurrence of a Compliance Event and as of the last day of the most recent Test Period during the continuance of a Compliance Event.
(b)    Notwithstanding anything to the contrary contained in Section 9, in the event of any Event of Default occurring as a result of a breach of the covenant set forth in Section 8.18(a), until the expiration of the tenth day after the date on which the financial statements are required to be delivered pursuant to Section 7.1(a) or (b), as applicable, with respect to any fiscal quarter hereunder, Intermediate Holdings may issue equity (provided such equity issuance does not result in a Change in Control and constitutes common equity or which is not Disqualified Stock) and contribute the net cash proceeds received therefrom to the capital of New Holdings as cash common equity (a “Specified Equity Contribution”)) in order to remediate any Event of Default that has occurred with respect to Section 8.18(a) for such fiscal quarter. Upon receipt of such Specified Equity Contribution in accordance with the immediately preceding sentence, the amount of the proceeds thereof shall, solely for the purposes (and subject to the limitations) hereinafter described in this Section 8.18(b), increase Consolidated EBITDA with respect to such applicable fiscal quarter (and any subsequent period of four consecutive fiscal quarters that includes such fiscal quarter) and if, after giving effect to such increase in Consolidated EBITDA, New Holdings and its Subsidiaries shall then be in compliance with the requirements of Section 8.18(a), New Holdings shall be deemed to have satisfied the requirements set forth therein as of the relevant four fiscal quarter period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default that had occurred shall be deemed cured for purposes of this Agreement; provided that such net cash proceeds (i) are actually received by New Holdings (through a capital contribution of such proceeds by Intermediate Holdings to New Holdings) no later than ten days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 8.18(a) for such period. The parties hereto acknowledge that a given Specified Equity Contribution may not be counted as having been made in more than one fiscal quarter. The parties hereby acknowledge that this Section 8.18(b) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 8.18(a) and shall not be included for purposes of determining pricing, fees or any financial ratio-based conditions (including, without limitation, compliance with any covenant or condition other than Section 8.18(a) itself which requires a determination of whether the financial covenant in Section 8.18(a) is satisfied, whether or not same would otherwise be applicable) or any baskets with respect to the covenants or conditions contained in this Agreement. There shall be no pro forma or other reduction in Indebtedness with the proceeds of any Specified Equity Contribution (including by way of netting) for purposes of determining compliance with Section 8.18(a) in the fiscal quarter in which a Specified Equity Contribution is made; provided that such Specified Equity Contribution may reduce Indebtedness in a subsequent fiscal quarter.
(i)    In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure set forth in Section 8.18(b) is made. In addition, any reduction in Indebtedness (or increase in cash for netting purposes) with the proceeds of any Specified Equity Contribution made pursuant to Section 8.18(b) shall be ignored for purposes of determining compliance with the covenant set forth in Section 8.18(a), except for determinations, including increases in cash for netting purposes, made pursuant to Section 8.18(a) for fiscal quarters after the respective fiscal quarter in which such Event of Default is remediated by such Specified Equity Contribution.
(ii)    There shall be no more than five cures under Section 8.18(a) from the date hereof through the Latest Maturity Date.
(iii)    If notice has been delivered to the Administrative Agent of a Specified Equity Contribution (such notice to be delivered on or prior to the date on which the applicable financial statements are required to be delivered and containing reasonable detail on the terms and conditions of the Specified Equity Contribution), then from the last day of the fiscal quarter related to such cure notice until the required date for receipt of the Specified Equity Contribution, no Default or Event of Default shall have occurred under the Loan Documents with respect to any default under Section 8.18(a) for which such cure notice was delivered unless the fifteen day period set forth in clause (a) above has expired without the Specified Equity Contribution having been received; provided that until the occurrence of the satisfaction of the conditions in Section 6.2 and the receipt of such Specified Equity Contribution, no Lender shall be obligated to make any Revolving Loan, no Swing Line Loans shall be made and no Issuing Bank shall issue any Letter of Credit.
8.19    Prohibition on Division/Series Transactions. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Section 8 or any other provision in this Agreement or any other Loan Document, (a) no Loan Party shall enter into (or agree to enter into) any Division/Series Transaction, or permit any of its Subsidiaries to enter into (or agree to enter into), any Division/Series Transaction and (b) none of the provisions in this Section 8 nor any other provision in this Agreement nor any other Loan Document, shall be deemed to permit any Division/Series Transaction, in the case of each of preceding clauses (a) and/or (b), without the prior written consent of the Lenders obtained in compliance with Section 11.1.
SECTION 9.    EVENTS OF DEFAULT.
Upon the occurrence of any of the following events:
(a)    The Borrowers shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or (ii) pay any interest on any Loan or any other amount payable hereunder or under the Engagement Letter within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
(b)    Any representation or warranty made or deemed made by any Loan Party in any Loan Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
(c)    Any Loan Party shall default in the observance or performance of any agreement contained in Section 2.6, 7.7(a), 7.10(c) (solely with respect to real properties owned by the Loan Parties on the Effective Date) or Section 8 of this Agreement; provided, that an Event of Default under Section 8.18(a) is subject to cure pursuant to Section 8.18(b); or
(d)    Any Loan Party shall (i) fail to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 7.2(h) within three Business Days of the date such Borrowing Base Certificate is required to be delivered, (ii) default in the observance or performance of (i) Section 7.10(c) (with respect to real properties acquired by the Loan Parties after the Effective Date) and such default shall continue unremedied for a period of 10 days after the earlier of (x) a Responsible Officer obtaining knowledge of such default or (y) written notice thereof from the Administrative Agent to the Borrower Agent or (ii) any other agreement contained in any Loan Document, and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower Agent; or
(e)    Intermediate Holdings or any of its Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans and any intercompany debt) or in the payment of any Contingent Obligation (other than in respect of the Loans or any intercompany debt) in respect of Indebtedness, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or such Contingent Obligation was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation in respect of Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired, provided that the aggregate principal amount of all such Indebtedness and Contingent Obligations (without duplication of any Indebtedness and Contingent Obligations in respect thereof) which would then become due or payable as described in this Section 9(e) would equal or exceed $35,000,000; or
(f)    (i) Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or a material portion of its assets, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Intermediate Holdings or any of its Subsidiaries (other than any Non-Significant Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    (i) A Reportable Event shall have occurred; (ii) any Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (iii) a non-exempt Prohibited Transaction shall have occurred with respect to any Plan; (iv) any Loan Party or any ERISA Affiliate shall have failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or a required contribution to a Multiemployer Plan, in either case whether or not waived; (v) a determination shall have been made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) any Loan Party or any ERISA Affiliate shall have incurred any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (vii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Loan Party or ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (viii) any Loan Party or any ERISA Affiliate shall have received from the sponsor of a Multiemployer Plan a determination that such Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions if any, would result in a Material Adverse Effect; or
(h)    One or more judgments or decrees shall be entered against Intermediate Holdings or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $35,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or
(i)    Except as contemplated by this Agreement or as provided in Section 11.1, the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing; or
(j)    Except as contemplated by this Agreement or as provided in Section 11.1, any Grantor (as defined in the Guarantee and Collateral Agreement) shall breach any covenant or agreement contained in the Guarantee and Collateral Agreement with the effect that the Guarantee and Collateral Agreement shall cease to be in full force and effect or the Lien granted thereby shall cease to be a Lien with the priority purported to be created thereby, in each case other than with respect to items of Collateral not exceeding $2,500,000 in the aggregate or any Loan Party shall assert in writing that the Guarantee and Collateral Agreement is no longer in full force and or effect or the Lien granted by the Guarantee and Collateral Agreement is no longer of the priority purported to be created thereby; or
(k)    A Change in Control shall occur; or
(l)    The loss, revocation or suspension of, or any material impairment in the ability to use, any one or more FCC Licenses with respect to any Station of New Holdings or any Subsidiary generating collective Broadcast Cash Flow equal to or greater than 15% of the total Broadcast Cash Flow of the Borrowers and the Subsidiary Guarantors;
then, and in any such event, (a) if such event is an Event of Default with respect to a Borrower specified in clause (i) or (ii) of paragraph (f) above, automatically and immediately the Commitments hereunder shall terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable; and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, take any or all of the following actions (i) by notice to the Borrower Agent, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate and (ii) (x) by notice to the Borrower Agent declare all or a portion of the Loans of all Lenders hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and such Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable (including all LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), (y) by notice to the Borrower Agent, require that the Borrowers Cash Collateralize the LC Obligations in an amount equal to 103% of the LC Exposure and (z) subject to the terms of the ABL/Term Loan Intercreditor Agreement, enforce all Liens and security interests created pursuant to and in accordance with the Security Documents. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
SECTION 10.    THE ADMINISTRATIVE AGENT
10.1    Authorization and Action. (a) Each Lender and Issuing Bank hereby irrevocably appoints DBNY and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)     As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to New Holdings, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Notwithstanding anything herein to the contrary, in each instance where discretionary rights or powers conferred upon the Administrative Agent may be exercised or refrained from being exercised, the Administrative Agent shall have the absolute right, in its sole discretion, to consult with, or seek the affirmative or negative vote from, the Required Lenders or, if otherwise applicable, the Lenders, and it may do so pursuant to a negative notice or otherwise.

(c)    The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(d)    The Administrative Agent shall not be (i) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent or (ii) required to take any enforcement action against a Loan Party or any other obligor outside of the United States.

(e)     In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(f)     The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties.

The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement and the other Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(g)     In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any of the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)to file and prove a claim for Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 4.7, 4.10, 4.18, 4.20 and 11.5) allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 11.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(h)     The provisions of this Section 10.1 are solely for the benefit of the Administrative Agent, each Issuing Bank and the Lenders, and, except solely to the extent of any Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of New Holdings or any Subsidiary shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
10.2    Administrative Agent’s Reliance, Indemnification, Etc.. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)     Neither the Administrative Agent, nor any Swing Line Lender nor Issuing Bank shall be deemed to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower Agent or a Lender, and neither the Administrative Agent, nor any Swing Line Lender nor Issuing Bank shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c)     Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 11.6, (ii) may rely on the Register to the extent set forth in Section 11.6(d), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(d)     Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent, (ii) the Administrative Agent (x) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (y) shall not be liable for any information contained in any Report, (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports, (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in breach of its obligations hereunder.
(e)     The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Persons. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Person or (ii) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Person.

10.3    Posting of Communications. (a) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)     Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)     THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)     Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)     Each of the Lenders agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)     Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(g)    The Borrowers hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Borrowers hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of materials and/or information provided by or on behalf of the Loan Parties  under the Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.” The Borrowers agree that (i) any Loan Documents and notifications of changes of terms of the Loan Documents (including term sheets) and (ii) any materials delivered pursuant to Section 7.1 will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.
10.4    The Administrative Agent Individually. The Person serving as the Administrative Agent shall, to the extent applicable, have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender and may exercise the same as though it were not the Administrative Agent. The terms “Lenders”, “Required Lenders”, “Super Majority Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, if applicable, the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders and/or Super Majority Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, New Holdings, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.
10.5    Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower Agent, and the Required Lenders may remove the Administrative Agent for any reason upon 20 days’ prior written notice to the Administrative Agent and the Borrower Agent, in each case whether or not a successor Administrative Agent has been appointed. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with the approval of the Borrower Agent (which approval shall not be unreasonably withheld or delayed and not required if an Event of Default has occurred and is continuing). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case (whether a resignation or a removal), such appointment shall be subject to the prior written approval of the Borrower Agent (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring or removed Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents. Prior to any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the retiring or removed Administrative Agent shall, in the event that a successor Administrative Agent is being appointed at the time of such resignation or removal, take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. A retiring or removed Administrative Agent shall, in the event that a successor Administrative Agent is not appointed at the time of such resignation or removal, take all actions reasonably requested by the Borrower Agent or the Required Lenders (for a reasonable period of time, not to exceed 60 days) (including providing the Borrower Agent and the Required Lenders with a copy of the Register and other documents and information in the possession of the resigning or removed Administrative Agent that is reasonably requested by the Required Lenders or the Borrower Agent) in connection with (x) in the case of the Required Lenders, the Required Lenders’ performance of the duties and obligations of the Administrative Agent under the Loan Documents and (y) in the case of the Borrowers, the Borrowers’ obligation to make payments directly to the Lenders and provide notices and information directly to the Lenders.
(b)     Notwithstanding paragraph (a) of this Section 10.5, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment (x) within 30 days after the retiring Administrative Agent gives notice of its intent to resign or (y) within 20 days after the removed Administrative Agent receives notice of its removal, as applicable, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower Agent or the Required Lenders may give notice of the effectiveness of the removal of the Administrative Agent to the Administrative Agent and the Borrower Agent, as applicable, whereupon, on the date of effectiveness of such resignation or removal stated in such notice, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case solely until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 4.20 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the effectiveness of such resignation or retirement); provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 11.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.
(c)    Any resignation by the Administrative Agent in accordance with the provisions hereunder shall also constitute its resignation as an Issuing Bank and the Swing Line Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swing Line Loans hereunder and (y) shall maintain all of its rights as an Issuing Bank or Swing Line Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swing Line Loans made by it, prior to the date of such resignation, so long as such Letters of Credit or LC Obligations or Swing Line Loans remain outstanding and not otherwise Cash Collateralized in accordance with the terms herein.

10.6    Acknowledgements of Lenders. (a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning New Holdings and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
10.7    Collateral Matters. (a) Except with respect to the exercise of setoff rights in accordance with Section 11.7(b) or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.
(b)     [Reserved]

(c)     The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.3(h). The Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing any document, financing statement, Mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Borrowers.
10.8    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent (or its sub-agents as designated) shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent (or its sub-agents as designated) shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1 of this Agreement), (iv) the Administrative Agent (or its sub-agents as designated) on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
10.9    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

(i)    none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

(c)    The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
10.10    Indemnification. The Lenders severally agree to indemnify the Arranger, the Documentation Agent, the Administrative Agent, the Swing Line Lender, each Issuing Bank and each of their respective Related Parties (each an “Administrative Indemnitee”) (in each case, in their respective capacities as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so)), ratably (determined at the time such indemnity is sought) according to the respective outstanding principal amounts of the Loans and obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Administrative Indemnitee in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Administrative Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Indemnitee’s gross negligence or willful misconduct. The agreements contained in this Section 10.10 shall survive the payment of the Notes and all other amounts payable hereunder.
SECTION 11.    MISCELLANEOUS
11.1    Amendments and Waivers. No Loan Document or any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 11.1. Except as expressly set forth in this Agreement, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except pursuant to a document in writing entered into by the Required Lenders and the Loan Parties that are party hereto or thereto, as applicable; provided, however, that (subject to Section 4.22) with respect to any Defaulting Lender):
(a)    no such waiver and no such amendment, supplement or modification shall (i) directly or indirectly release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement or (ii) change the definition of “Required Lenders” or “Super Majority Lenders”, in each case, without the written consent of all Lenders;
(b)    no such waiver and no such amendment, supplement or modification shall (i) increase the Commitment of any Lender without the written consent of such Lender (ii) extend the scheduled maturity of any Loan or LC Disbursement or scheduled installment of any Loan or LC Disbursement or reduce any scheduled installment of any Loan or reduce the principal amount thereof, or reduce the rate (provided that only the consent of the Required Lenders shall be necessary to amend the default rate provided in Section 4.7(c) or to waive any obligation of the Borrowers to pay interest at such default rate) or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder, in each case without the written consent of each Lender directly and adversely affected thereby, (iii) amend, modify or waive any provision of this Section 11.1 or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document, in each case, without the written consent of all Lenders, (iii) amend, modify or waive Section 4.16(a), (b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, (v) change the definition of the term “Borrowing Base”, or any component definition thereof, the effect of which would increase amounts available to be borrowed without the written consent of the Super Majority Lenders (it being understood that the establishment, modification or elimination of Reserves by the Administrative Agent in accordance with the terms hereof will not be deemed to require the consent of any Lender), (vi) amend, modify or waive Section 6.5 of the Guarantee and Collateral Agreement with respect to the priority of payments set forth therein without the written consent of each Lender directly and adversely affected thereby and (vii) subordinate the Liens granted to the Administrative Agent on behalf of the Secured Parties on the ABL Priority Collateral without the written consent of all Lenders; provided that, subject to clause (d) below, any such waiver, amendment, supplement or modification may be made without the consent of the Required Lenders if such waiver, amendment, supplement or modification otherwise satisfies the requirements of this clause (b);
(c)    [Reserved];
(d)    no such waiver and no such amendment, supplement, modification or consent shall adversely affect the rights or duties of the Administrative Agent, the Swing Line Lender or any Issuing Bank under this Agreement or any other Loan Document without the written consent of the Administrative Agent, the Swing Line Lender or such Issuing Bank, as the case may be; and
(e)    this Agreement and the other Loan Documents may be amended solely with the consent of the Administrative Agent to effectuate an Incremental Amendment or to establish an Extension permitted by Section 4.24.
Any such waiver and any such amendment, supplement or modification described in this Section 11.1 shall apply equally to each of the Lenders and shall be binding upon each Loan Party, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.
In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, the Borrowers may, at their sole expense and effort, upon notice from the Borrower Agent to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) (a) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (c) the Borrowers or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.6(d) and (d) such assignee has consented to the Proposed Change and (ii) substantially concurrently with satisfaction of the requirements set forth in clause (i) of this proviso, such Non-Consenting Lender shall be deemed to have assigned and delegated its interests, rights and obligations under this Agreement and such Non-Consenting Lender shall not be required to execute the Assignment and Assumption in connection therewith.
11.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand on a Business Day during recipient’s normal business hours, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent on a Business Day and received during recipient’s normal business hours with confirmation of receipt received, addressed as follows in the case of each Loan Party and the Administrative Agent, and as set forth on its signature page hereto in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:
In the case of the Borrower Agent

or any Borrower:	Cumulus Media New Holdings Inc. 3280 Peachtree Road, N.W., Suite 2200 Atlanta, GA 30305 Attention: General Counsel Telecopy: (404) 260-6877 Email: Richard.denning@cumulus.com
In the case of the Borrower Agent

or any Borrower, with copies to:	Jones Day 1420 Peachtree Street, N.E., Suite 800 Atlanta, GA 30309-3053 Attention: William B. Rowland Email: wbrowland@jonesday.com
and
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, GA 30309-3053
Attention: Todd Roach
Email: troach@jonesday.com

The Administrative Agent:	Deutsche Bank AG New York Branch 5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention: Sara Pelton
Telecopy: (904)746-4860
Email: Sara.Pelton@db.com and Agency.transactions@db.com
In the case of the Administrative

Agent, with copies to:	Deutsche Bank
Leveraged Debt Capital Markets
60 Wall Street
New York, NY 10005
Attention: Michael Strobel
Email: michael-p.strobel@db.com

and
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attention: Eliza McDougall
Telecopy: (212) 819-2590
Email: emcdougall@whitease.com
provided that the failure to provide the copies of notices to the Borrower Agent or any Borrower provided for in this Section 11.2 shall not result in any liability to the Administrative Agent, the Swing Line Lender, any Issuing Bank or any Lender.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Sections 4.3, 4.5 and 4.6 unless otherwise agreed by the Administrative Agent and the applicable Lenders. The Administrative Agent or the Borrower Agent (and behalf of itself and the Borrowers) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that any such notice or communication described in clauses (i) or (ii) not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
11.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Loan Documents, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the making of the Loans and other extensions of credit hereunder.
11.5    Payment of Expenses. The Borrowers agree:
(a)    to pay or reimburse the Administrative Agent, the Arranger, the Lenders, the Swing Line Lender, each Issuing Bank and each of their respective Affiliates for all of their reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of, any amendment, supplement or modification to, or any waiver of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) reasonable costs and expenses of consultants in connection with collateral audits collateral field examinations and the preparation of Reports based thereon, and the Administrative Agent’s standard charges for examination activities, (ii) all reasonable out-of-pocket costs and expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) the reasonable fees and disbursements (including filing and recording fees and expenses) of counsel to each of the Administrative Agent and the Lenders (which shall be limited to (x) one primary counsel, one FCC counsel and, if necessary, one local counsel to the Administrative Agent in any relevant jurisdiction and expenses attributable to processing primary assignments and (y) one primary counsel, one FCC counsel and, if necessary, one local counsel in any relevant jurisdiction to the Lenders (taken as a whole) and, solely in case of any actual or perceived conflict of interest, one additional counsel to the affected Lenders taken as a whole);
(b)    to pay or reimburse the Lenders, the Arranger, the Administrative Agent, the Swing Line Lender and each Issuing Bank for all their reasonable out-of-pocket costs and expenses incurred in connection with, and to pay, indemnify, and hold the Arranger, the Documentation Agent, the Administrative Agent, the Lenders, the Swing Line Lender and each Issuing Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Loan Document and any such other documents or any workout or restructuring of the Loan Documents, limited in the case of legal fees and expenses to out-of-pocket costs, fees, disbursements and other charges of (i) one primary counsel, FCC counsel and one local counsel in any relevant jurisdiction for the Administrative Agent and (ii) one primary counsel, FCC counsel and one local counsel in any relevant jurisdiction for the Arranger, the Lenders, the Swing Line Lender and each Issuing Bank taken as a whole (and, solely in case of any actual or perceived conflict of interest, one additional counsel to the affected Lenders taken as a whole) incurred in connection with the foregoing and in connection with advising the Administrative Agent, the Arranger, the Lenders, the Swing Line Lender and each Issuing Bank with respect to their respective rights and responsibilities under this Agreement, the other Loan Documents and the documentation relating thereto.
(c)    to pay, indemnify, and to hold the Administrative Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying similar fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and any such other documents; and
(d)    to pay, indemnify, and hold the Arranger, the Documentation Agent, the Administrative Agent, the Swing Line Lender, each Issuing Bank, each Lender and each of their respective Related Parties (each an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable experts’ and consultants’ fees and limited in the case of legal fees and expenses to the reasonable fees and disbursements of (i) one primary counsel, one FCC counsel and, if necessary, one local counsel in each appropriate jurisdiction for the Administrative Agent and its Related Parties (taken as a whole) and (ii) one primary counsel, one FCC counsel and one local counsel in any relevant jurisdiction for all other Indemnitees taken as a whole (and, solely in the case of any actual or perceived conflict of interest where the Indemnitee affected by such conflict of interest informs the Borrower Agent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee) and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against any Indemnitee (x) arising out of or in connection with any actual or threatened investigation, litigation or proceeding related to this Agreement, the other Loan Documents, the Loans, the Letters of Credit or any of the other transactions contemplated hereby or thereby, whether or not any Indemnitee is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties, in each case to the extent required under Environmental Laws, or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution, performance, delivery, enforcement or administration, of this Agreement or the other Loan Documents (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrowers shall have no obligation hereunder to any Indemnitee (x) with respect to indemnified liabilities to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of, or (other than in the case of the Arranger, the Documentation Agent, the Administrative Agent and each of their respective its Related Parties) material breach by, such Indemnitee, (y) under this Section 11.5 for any Taxes other than Other Taxes or Taxes derived from a non-Tax claim or (z) with respect to indemnified liabilities arising out of a dispute solely between Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, an arranger a swing line lender or letter of credit issuer, or any similar roles under any Loan Document, and other than any claims not involving an act or omission by New Holdings or any of its Affiliates (other than any such indemnified liabilities asserted against any Indemnitee in its capacity, or in fulfilling its role, as an agent or similar role for the Loans). All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
11.6    Successors and Assigns; Participations; Purchasing Lenders.
(a)    This Agreement shall be binding upon and inure to the benefit of Intermediate Holdings, the Borrowers, the Lenders and the Administrative Agent, all future holders of the Loans, Commitments and/or related Revolving Exposure, and their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights and obligations hereunder except in accordance with this Section.
(b)    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Lender Affiliates (other than any Person that is not an Eligible Assignee) (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any participating interest of such Lender in any Letter of Credit, any Commitment of such Lender and/or any other interest of such Lender hereunder (including for the purposes of this Section 11.6(b), its LC Exposure and Swing Line Exposure) and under the other Loan Documents. Notwithstanding anything to the contrary in the immediately preceding sentence, each Lender shall have the right to sell one or more participations in all or any part of its Loans, Commitments, related Revolving Exposure and/or any other Obligations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan, Commitment, related Revolving Exposure and/or other obligation for all purposes under this Agreement and the other Loan Documents and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to Section 11.1(b) and (2) directly affects such Participant. The Borrowers agree that if amounts outstanding under this Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Loan; provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), as provided in Section 11.7. The Borrowers also agree that each Participant shall be entitled to the benefits of, and shall be subject to the limitations of, Sections 4.17, 4.18, 4.19 and 4.20 with respect to its participation in the Loans, Commitments and/or other related Revolving Exposure outstanding from time to time; provided that no Participant shall be entitled to receive (i) any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred or (ii) the benefits of Section 4.20 unless such Participant complies with Section 4.20(g) as if it were a Lender (it being understood that the documentation required under Section 4.20(g) shall be delivered to the participating Lender). Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit, Commitments and/or other obligations under this Agreement (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan, Letter of Credit or Note is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(c)    Any Lender may, in the ordinary course of its business and in accordance with applicable law, with the prior written consent (not to be unreasonably withheld or delayed) of:
(i)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of a Loan, a Commitment and/or other Revolving Exposure to a Lender, a Lender Affiliate or an Approved Fund;
(ii)    (1) each Issuing Bank; provided that no consent of the Issuing Banks shall be required for (x) any assignment not related to Commitments or Revolving Exposure or (y) an assignment of all or a portion of a Loan to a Lender, a Lender Affiliate or an Approved Fund and (2) each Swing Line Lender at the time of such assignment; provided that no consent of the Swing Line Lender shall be required for (x) any assignment not relating to Swing Line Commitments, Swing Line Exposure, Commitments or Revolving Exposure or (y) an assignment of all or a portion of a Loan to a Lender, a Lender Affiliate or an Approved Fund; and
(iii)    the Borrower Agent; provided that (A) (i) no consent of the Borrower Agent shall be required for an assignment to a Lender, a Lender Affiliate or an Approved Fund or (ii) if an Event of Default under Section 9(a) or (f) has occurred and is continuing and (B) the Borrower Agent shall be deemed to have consented to any assignment unless the Borrower Agent has objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, sell to any Eligible Assignee (an “Assignee”), all or any part of its rights and obligations under this Agreement, the Notes and the other Loan Documents pursuant to an Assignment and Assumption executed by such Assignee, such assigning Lender (except as otherwise permitted by Section 4.22 and Section 11.1) and, to the extent their consent is required, the Borrower Agent and the Administrative Agent, and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that (A) each such sale pursuant to this Section 11.6(c) of less than all of a Lender’s rights and obligations (I) to a Person which is not then a Lender, a Lender Affiliate or an Approved Fund shall be of Loans, Commitments and/or other Revolving Exposure, as applicable, of not less than $1,000,000 and (II) to a Person which is then a Lender, a Lender Affiliate or an Approved Fund may be in any amount and (B) each Assignee shall comply with the provisions of Section 4.20 hereof; provided, further that the foregoing shall not prohibit a Lender from selling participating interests in accordance with Section 11.6(a) in all or any portion of its Loans, Commitments and/or other Revolving Exposure (without duplication). For purposes of clause (A) of the first proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with the Loans, Commitments and/or other Revolving Exposure as set forth therein and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.17, 4.18, 4.19, 4.20 and 11.5). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Pro Rata Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this Agreement.
Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible Assignee or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee or enforcing the list of Disqualified Lenders.
If any assignment or participation is made to any Disqualified Lender, the Borrowers may, at their sole expense and effort, upon notice from the Borrower Agent to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Loans, Commitments and/or other Revolving Exposure held by such Disqualified Lender, prepay such Loans, Commitments and/or other Revolving Exposure by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, Commitments and/or other Revolving Exposure, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Borrower Agent, the Administrative Agent or any Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a Disqualified Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(d)    The Administrative Agent acting on behalf of and as agent for the Borrowers, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest) of Loans, Commitments and/or other Revolving Exposure of, each Lender. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans, Commitments and/or other Revolving Exposure recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower Agent, any Issuing Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Upon its receipt of an Assignment and Assumption executed by an assigning Lender, an Assignee and any other party required to executed such Assignment and Assumption pursuant to this Section 11.6, together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (x) in the case of an assignee which is already a Lender or is an Affiliate or Approved Fund of a Lender or a Person under common management with a Lender or (y) if waived by the Administrative Agent in its sole discretion), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower Agent. The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about New Holdings and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(e)    The Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee or to any pledgee referred to in Section 11.6(f) or to any direct or indirect contractual counterparty in swap agreements such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by confidentiality provisions at least as restrictive as those of Section 11.15) any and all financial information in such Lender’s possession concerning New Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of New Holdings and its Subsidiaries and Affiliates prior to becoming a party to this Agreement; provided that no such information shall be provided by any Lender to any Disqualified Lender.
(f)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans, Notes, Commitments and/or other Revolving Exposure relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment (i) by a Lender of any Loan, Note, Commitment and/or other Revolving Exposure to any Federal Reserve Bank or central bank having jurisdiction over such lender in accordance with applicable law and (ii) by a Lender Affiliate which is a fund to its trustee in support of its obligations to its trustee; provided that any transfer of Loans, Notes, Commitments and/or other Revolving Exposure upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this Section 11.6.
(g)    The Borrowers, upon receipt by the Borrower Agent of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.
11.7    Adjustments; Set-off.
(a)    Except as otherwise expressly set forth in this Agreement (including Sections 4.23, 4.24 and 11.6), if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of any of its Loans, the Protective Advances or LC Disbursements, or in each case, interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s Loans, the Protective Advances or LC Disbursements, or in each case, interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans, interests in Protective Advances and/or LC Disbursements, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loans, interests in Protective Advances and/or LC Disbursements may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Borrower Agent notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.
(b)    Upon the occurrence of an Event of Default specified in Section 9(a) or Section 9(f), the Administrative Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Borrowers, any such notice being hereby waived by the Borrowers, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Borrower or any part thereof in such amounts as the Administrative Agent or such Lender may elect, on account of the liabilities of the Borrowers hereunder and under the other Loan Documents and claims of every nature and description of the Administrative Agent or such Lender against the Borrowers in any currency, whether arising hereunder, or otherwise, under any other Loan Document as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Borrower Agent (and in the case of a setoff made by a Lender, the Administrative Agent) promptly of any such setoff made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent or such Lender may have.
11.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
11.9    Integration. Except for matters set forth in this Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.
11.10    GOVERNING LAW; NO THIRD PARTY RIGHTS. (a) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE OR OTHER LOAN DOCUMENT, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SECTION 11.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.
(b)    EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, NOTWITHSTANDING THE GOVERNING LAW PROVISIONS OF ANY APPLICABLE LOAN DOCUMENT, ANY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT BY ANY SECURED PARTY RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE COLLATERAL OR THE CONSUMMATION OR ADMINISTRATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

11.11    SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(i)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND THE APPELLATE COURTS FROM ANY THEREOF;
(ii)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(iii)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;
(iv)    AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SUE ANY LOAN PARTY IN ANY OTHER JURISDICTION;
(v)    WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES; PROVIDED, HOWEVER, THAT NOTHING CONTAINED IN THIS CLAUSE (v) SHALL LIMIT OR IMPAIR THE BORROWERS’ INDEMNIFICATION OR REIMBURSEMENT OBLIGATIONS UNDER SECTION 11.5 IN RESPECT OF ANY THIRD PARTY CLAIMS ALLEGING SUCH SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES; AND
(vi)    EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (a) ABOVE.
11.12    Acknowledgements. Each of Intermediate Holdings and each of the Borrowers hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    none of the Administrative Agent, the Arranger, the Documentation Agent or any Lender has any fiduciary relationship to any Loan Party, and the relationship between the Administrative Agent, the Arranger, the Documentation Agent and the Lenders, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor; and
(c)    no joint venture exists among the Lenders or among any Loan Parties and the Lenders.
11.13    Releases of Guarantees and Liens.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) and the Administrative Agent hereby agrees to take any action requested by the Borrower Agent having the effect of releasing or evidencing the release of any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.
(b)    At such time as the Loans and the other obligations under the Loan Documents (other than contingent indemnity obligations not due and payable) shall have been paid in full in cash, the Collateral shall be released from the Liens created by the Guarantee and Collateral Agreement, and the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Guarantee and Collateral Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.
11.14    Joint and Several Liability. Each of the Borrowers shall be jointly and severally liable with the other Borrowers for the Obligations. Each Borrower acknowledges that it is a co-borrower hereunder and is jointly and severally liable under this Agreement and the other Loan Documents. Any payment made by a Borrower in respect of Obligations owing by one or more Borrowers shall be deemed a payment of such Obligations by and on behalf of all Borrowers. All Loans, Swing Line Loans and Letters of Credit deemed to be (i) in the case of Loans (including Swing Line Loans), extended to or on behalf of any Borrower shall be deemed to be Loans or Swing Line Loans (as applicable) extended for or on behalf of each of the Borrowers and (ii) in the case of Letters of Credit, issued by or on behalf of any Borrower shall be deemed to be Letters of Credit issued by or on behalf of each of the Borrowers.
Each Borrower agrees that the joint and several liability of the Borrowers provided for in this Section 11.14 shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which the other Borrowers may hereafter agree (other than an agreement signed by the Administrative Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatsoever with the other Borrowers or with any other Person, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each Borrower is direct and unconditional as to all Obligations, and may be enforced without requiring the Administrative Agent or any Lender first to resort to any other right, remedy or security. Except to the extent otherwise provided herein, each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Notes, this Agreement or any other Loan Document and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other person or any Collateral.

Each Borrower hereby irrevocably waives and releases each other Borrower from all “claims” (as defined in Section 101(5) of the Bankruptcy Code) to which such Borrower is or would be entitled by virtue of the provisions of the first paragraph of this Section 11.14 or the performance of such Borrower’s obligations thereunder with respect to any right of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), reimbursement, contribution, exoneration or similar right, or indemnity, or any right of recourse to security for any Obligations.

11.15    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below) provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) subject to an agreement to comply with confidentiality provisions at least as restrictive as those of this Section, to any actual or prospective Transferee or any pledgee referred to in Section 11.6(f) or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its Affiliates or to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than in violation of this Section 11.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (it being understood that any rating agency to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, unless prohibited by applicable law or court order, such Lender or the Administrative Agent shall use reasonable efforts to notify the Borrower Agent of any disclosure pursuant to clauses (d) or (e). For the purposes of this Section, “Information” means all information received from any Loan Party relating to New Holdings, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about any Borrower and its Affiliates and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
11.16    Usury Savings. Notwithstanding any other provision herein, the aggregate interest rate charged hereunder, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if and when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers. As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
11.17    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.18    Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers and each other Loan Party, which information includes the name and address of the Borrowers and each other Loan Party and other information that will allow such Lender to identify the Borrowers and each other Loan Party in accordance with the Act.

11.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

11.20    Conditional Restrictions on Parent . As a condition to the Borrowers’ providing financial statements of Parent and its consolidated Subsidiaries (in lieu of the financial statements of New Holdings and its consolidated Subsidiaries) pursuant to the second to last paragraph of Section 7.1, Parent hereby agrees that at all times during any fiscal period with respect to which financial statements provided under Section 7.1(a) or (b) are in respect of Parent and its consolidated Subsidiaries, Parent will not (a) own any material property other than (x) the Capital Stock in Intermediate Holdings, (y) cash and Cash Equivalents received from distributions from Intermediate Holdings permitted by Section 8.8, and (z) tax refunds, insurance payments and settlements that in each case are promptly contributed to New Holdings, (b) have any material liabilities other than (i)  under documents evidencing the Restructuring Transactions and contracts and agreements (including with respect to indemnities, employee and director benefit plans, stock compensation plans and restricted stock plans) with its and its Subsidiaries’ officers, directors, consultants and employees relating to their employment, services or directorships, (ii) tax liabilities in the ordinary course of business and (iii) corporate overhead expenses incurred in the ordinary course of business (including expenses relating to insurance) or (c) engage in any business other than (i) owning the Capital Stock in Intermediate Holdings, and activities incidental or related thereto, (ii) activities related to maintaining its listing as a public company on any applicable exchange and (iii) performing its obligations under documents evidencing the Restructuring Transactions and contracts and agreements (including with respect to indemnities, employee and director benefit plans, stock compensation plans and restricted stock plans) with its and its Subsidiaries’ officers, directors, consultants and employees relating to their employment, services or directorships.

11.21    Secured Swap Agreements and Secured Cash Management Agreements. At any time prior to or within 30 days after any Loan Party enters into any Swap Agreement or Cash Management Agreement, if the applicable Loan Party and counterparty desire that the monetary obligations in respect of such Swap Agreement or the Cash Management Obligations in respect of such Cash Management Agreement be treated as an “Obligation” hereunder with rights in respect of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in the applicable Security Documents, the Borrower Agent and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, may notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) that (x) such Swap Agreement is to be a “Secured Swap Agreement” (a “Secured Swap Agreement”) or (y) such Cash Management Agreement is to be a “Secured Cash Management Agreement” (a “Secured Cash Management Agreement”), so long as the following conditions are satisfied:

(a)in the case of a Swap Agreement, such Swap Agreement is entered into with a Qualified Counterparty;

(b)in the case of a Cash Management Agreement, such Cash Management Agreement is with a counterparty that is the Administrative Agent, an Arranger or a Lender or an Affiliate of the Administrative Agent, the Arranger or a Lender; and

(c)in the case of all such agreements, the obligations of the Loan Parties thereunder have not been designated as “Obligations” under and as defined in the Term Loan Credit Agreement.

Until such time as the Borrower Agent and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, deliver (and the Administrative Agent acknowledges (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) such notice as described above, such Swap Agreement or Cash Management Agreement shall not constitute a Secured Swap Agreement or Secured Cash Management Agreement, as the case may be. The parties hereto understand and agree that the provisions of this Section 11.21 are made for the benefit of the Administrative Agent, the Arranger, each Lender and their respective Affiliates, which become parties to Secured Swap Agreements or Secured Cash Management Agreements, as applicable, and agree that any amendments or modifications to the provisions of this Section 11.21 shall not be effective with respect to any Secured Swap Agreement or Secured Cash Management Agreement, as the case may be, entered into prior to the date of the respective amendment or modification of this Section 11.21 (without the written consent of the relevant parties thereto). The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Secured Swap Agreement and/or Secured Cash Management Agreement, and the Administrative Agent shall be entitled in all cases to rely on the applicable notice provided by the Borrower Agent and the applicable counterparty to such Swap Agreement or Cash Management Agreement as set forth above. No Secured Party that obtains the benefits of the guarantee set forth in the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender, an Issuing Bank, the Swing Line Lender or the Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AMERICAS 94977503

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS:	CUMULUS MEDIA NEW HOLDINGS INC.
By:
Name: Richard S. Denning
Title: Senior Vice President, Secretary and General Counsel

1

AMERICAS 94977503

BORROWERS:
CONSOLIDATED IP COMPANY LLC
BROADCAST SOFTWARE INTERNATIONAL LLC
INCENTREV-RADIO HALF OFF LLC
CUMULUS INTERMEDIATE HOLDINGS LLC
INCENTREV LLC
CUMULUS NETWORK HOLDINGS LLC
CUMULUS RADIO LLC
LA RADIO, LLC
KLOS-FM RADIO ASSETS, LLC
DETROIT RADIO, LLC
DC RADIO ASSETS, LLC
CHICAGO FM RADIO ASSETS, LLC
CHICAGO RADIO ASSETS, LLC
ATLANTA RADIO, LLC
MINNEAPOLIS RADIO ASSETS, LLC
NY RADIO ASSETS, LLC
RADIO ASSETS, LLC
SAN FRANCISCO RADIO ASSETS, LLC
WBAP-KSCS ASSETS, LLC
WPLJ RADIO, LLC
WESTWOOD ONE, LLC
CMP SUSQUEHANNA RADIO HOLDINGS LLC
CUMULUS BROADCASTING LLC
DIAL COMMUNICATIONS GLOBAL MEDIA, LLC
RADIO NETWORKS, LLC
WESTWOOD ONE RADIO NETWOKS, LLC
CMP SUSQUEHANNA LLC
CATALYST MEDIA, LLC
SUSQUEHANNA PFALTZGRAFF LLC
CMP KC LLC
SUSQUEHANNA MEDIA LLC
SUSQUEHANNA RADIO LLC
KLIF BROADCASTING, LLC
RADIO METROPLEX, LLC

By:
Name: Richard S. Denning
Title: Senior Vice President, Secretary and General Counsel

[Signature Page to ABL Credit Agreement]

INTERMEDIATE HOLDINGS:	CUMULUS MEDIA INTERMEDIATE INC.
By:
Name: Richard S. Denning
Title: Senior Vice President, Secretary and General Counsel

[Signature Page to ABL Credit Agreement]

PARENT:	CUMULUS MEDIA INC.

By:
Name: Richard S. Denning
Title: Senior Vice President, Secretary and General Counsel

[Signature Page to ABL Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Issuing Bank, Swing Line Lender and a Lender By:
Name: Frank Fazio
Title: Managing Director
By:
Name: Alicia Schug
Title: Vice President

[Signature Page to ABL Credit Agreement]

FIFTH THIRD BANK,
as a Lender

By:
Name: David G Fuller
Title: Managing Director

[Signature Page to ABL Credit Agreement]